As filed with the Securities and Exchange Commission on March 30, 2026
Registration No. 333-293872

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOSTON SCIENTIFIC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	04-2695240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

300 Boston Scientific Way
Marlborough, Massachusetts, 01752
(508) 683-4000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Vance R. Brown
Senior Vice President, General Counsel and Corporate Secretary
Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts, 01752
(508) 683-4000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Clare O’Brien, Esq. Derrick Lott, Esq. Richard Alsop, Esq. Allen Overy Shearman Sterling US LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000	Johanna Roberts Executive Vice President, General Counsel and Secretary Penumbra, Inc. One Penumbra Place Alameda, California 94502 (510) 748-3200	Alan Denenburg, Esq. Michael Diz, Esq. Davis Polk & Wardwell LLP 900 Middlefield Road Redwood City, CA 94063 (650) 752-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described herein.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in the accompanying proxy statement/prospectus is not complete and may be changed. A registration statement relating to the shares of Boston Scientific Corporation common stock to be issued in the merger described herein has been filed with the Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. The accompanying proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 30, 2026
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
[           ], 2026
Dear Stockholder of Penumbra, Inc.:
On behalf of the Board of Directors of Penumbra, Inc., which we refer to as “Penumbra,” we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed transaction between Penumbra and Boston Scientific Corporation, which we refer to as “Boston Scientific.” We are requesting that you take certain actions as a holder, which we refer to as a “Penumbra Stockholder,” of common stock, par value $0.001 per share, of Penumbra, which we refer to as “Penumbra Shares.”
The Board of Directors of Penumbra and Boston Scientific have each unanimously approved an agreement that provides for the acquisition by Boston Scientific of Penumbra in a cash and stock transaction. Pursuant to the Agreement and Plan of Merger, dated as of January 14, 2026, among Boston Scientific, Pinehurst Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific, which we refer to as “Merger Sub,” and Penumbra, which (as the same may be amended from time to time) we refer to as the “Merger Agreement,” Merger Sub will merge with and into Penumbra, which we refer to as the “Merger,” with Penumbra surviving as a wholly owned subsidiary of Boston Scientific.
Boston Scientific and Penumbra have a shared commitment to innovation and clinical excellence to help advance patient care. The proposed Merger is an exciting opportunity that we believe will enable us to accelerate access to our innovations and help more patients, physicians and hospitals globally. By combining Penumbra’s advanced technology and dedicated employees with Boston Scientific’s global reach, our goal is to expand access to our products all over the world.
In the Merger, at the effective time of the Merger, which we refer to as the “Effective Time”, each issued and outstanding Penumbra Share (but excluding (i) shares held by Penumbra in treasury or owned by any direct or indirect wholly owned Penumbra Subsidiary and each share owned by Merger Sub, Boston Scientific or any direct or indirect wholly owned subsidiary of Boston Scientific immediately prior to the Effective Time, which we refer to as “Cancelled Shares”, and (ii) shares outstanding immediately prior to the Effective Time and held by a holder or beneficial holder that or who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL”, and such shares as “Dissenting Shares”), will, subject to the proration provisions of the Merger Agreement, be cancelled and will be converted automatically into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in the Merger Agreement, the following consideration (collectively with, if applicable, cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable pursuant to the Merger Agreement, the “Merger Consideration”), in each case, without interest:
(i)
for each Penumbra Share with respect to which an election, which we refer to as a “Stock Election”, to receive shares of Boston Scientific common stock, par value $0.01 per share, which we refer to as “Boston Scientific Shares”, has been effectively made and not revoked, 3.8721 validly issued, fully paid and non-assessable Boston Scientific Shares, which we refer to as the “Stock Consideration”;

(ii)
for each Penumbra Share with respect to which an election to receive cash, which we refer to as a “Cash Election”, has been effectively made and not revoked, $374.00 in cash, without interest, which we refer to as the “Cash Consideration”; and

(iii)
for each Penumbra Share other than a Penumbra Share as to which a Stock Election or a Cash Election has been effectively made and not revoked, the right to receive such Merger Consideration as is determined in accordance with the proration mechanism set forth in the Merger Agreement and more fully described in the accompanying proxy statement/prospectus.

The election right for Penumbra Stockholders will be subject to proration in accordance with the terms of the Merger Agreement and as more fully described in the accompanying proxy statement/prospectus, which is applicable in the event the Cash Consideration is undersubscribed or oversubscribed. The Merger Agreement provides that the total number of Penumbra Shares that will be entitled to receive the Cash Consideration pursuant to the preceding paragraph will be equal to 73.26% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares), and the total number of Penumbra Shares that will be entitled to receive the Stock Consideration pursuant to the preceding paragraph will be equal to 26.74% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares), in each case, rounded to the nearest whole number. In the event of proration, Penumbra Stockholders might receive a portion of their Merger Consideration in a form they did not elect. No fractional Boston Scientific Shares will be issued in the Merger, and Penumbra Stockholders will receive cash in lieu of any fractional Boston Scientific Shares to which they otherwise would have been entitled, in accordance with the terms and conditions of the Merger Agreement.
At the announcement of the transactions contemplated by the Merger Agreement, which we refer to as the “Transactions,” the parties valued the Merger Consideration at $374.00 per Penumbra Share based on the ability of a Penumbra Stockholder to elect either $374.00 in cash per Penumbra Share or 3.8721 Boston Scientific Shares per Penumbra Share (valued at $374.00 per Penumbra Share based on the volume weighted average price of $96.59 per Boston Scientific Share over the last 10 trading days ending on and including January 13, 2026, two trading days before the public announcement of the Transactions), subject to proration. Although the Cash Consideration is fixed at $374.00 in cash per Penumbra Share, the value of the Stock Consideration will fluctuate with the market price of Boston Scientific Shares, and the values of the Cash Consideration and the Stock Consideration at the completion of the Merger may not be the same. Accordingly, the value of the Stock Consideration at the time of completion of the Merger could be greater than, less than or the same as the value of the Cash Consideration. On March 27, 2026, the latest practicable date prior to the date of this proxy statement/prospectus, the value of the Stock Consideration was $267.83 per Penumbra Share, based on the closing trading price of Boston Scientific Shares on such date as reported on the New York Stock Exchange. We urge you to obtain current market quotations of Boston Scientific Shares (trading symbol “BSX”) prior to making your Cash Election or Stock Election.
Based on the number of Penumbra Shares outstanding as of March 27, 2026, the last practicable trading day before the date of the accompanying proxy statement/prospectus, Boston Scientific is expected to issue approximately 43,866,267 Boston Scientific Shares in the aggregate in the Merger, with former Penumbra Stockholders owning, in the aggregate, approximately 2.87% of the Boston Scientific Shares immediately following the Merger (without giving effect to any Boston Scientific Shares held by Penumbra Stockholders prior to the Merger).
The special meeting of Penumbra Stockholders, which we refer to as the “Special Meeting”, will be held on May 6, 2026, at 10:00 a.m. Pacific Time in building 1310 on Penumbra’s campus at One Penumbra Place, Alameda, CA 94502. At the Special Meeting, we will ask the Penumbra Stockholders to approve the Merger and other related business. Information about the Special Meeting and the Merger is contained in the accompanying proxy statement/prospectus. In particular, see “Risk Factors” beginning on page 35. We urge you to read the accompanying proxy statement/prospectus carefully and in its entirety.
The Special Meeting will be held solely in person and there will not be a live webcast. If you plan to attend the Special Meeting, please note that attendance will be limited to Penumbra Stockholders as of the record date for the Special Meeting, which we refer to as the “Record Date.” Each Penumbra Stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Penumbra Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Special Meeting. You may contact Penumbra Investor Relations at investors@penumbrainc.com to obtain directions to the Special Meeting.
Whether or not you plan to attend the Special Meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting “AGAINST” the Merger.
Our Board of Directors unanimously recommends that Penumbra Stockholders vote “FOR” each of the proposals to be considered at the Special Meeting.
Adam Elsesser
Chairman and Chief Executive Officer
Penumbra, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated [      ], 2026 and is first being mailed on or about [      ], 2026.

Penumbra, Inc.
One Penumbra Place
Alameda, California 94502
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2026
To the Stockholders of Penumbra, Inc.:
On January 14, 2026, Penumbra, Inc., which we refer to as “Penumbra,” Boston Scientific Corporation, which we refer to as “Boston Scientific,” and Pinehurst Merger Sub, Inc., which we refer to as “Merger Sub,” entered into an Agreement and Plan of Merger, which (as the same may be amended from time to time) we refer to as the “Merger Agreement,” a copy of which is attached as Annex A to the accompanying proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting, which we refer to as the “Special Meeting,” of holders of common stock, par value $0.001 per share, of Penumbra, which we refer to as “Penumbra Shares,” will be held will be held on May 6, 2026, at 10:00 a.m. Pacific Time in building 1310 on Penumbra’s campus at One Penumbra Place, Alameda, CA 94502. We are pleased to notify you of and invite you to attend the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on the following matters:
•
Proposal to approve and adopt the Merger Agreement, which we refer to as the “Merger Proposal”;

•
Proposal to approve, on a non-binding, advisory basis, the compensation that Penumbra’s named executive officers will or may be eligible to receive in connection with the Merger, which we refer to as the “Advisory Compensation Proposal”; and

•
Proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Penumbra Stockholders, which we refer to as the “Adjournment Proposal.”

The board of directors of Penumbra has fixed the close of business on March 26, 2026 as the record date for the Special Meeting, which we refer to as the “Record Date.” Only holders of record of Penumbra Shares as of the close of business on the Record Date are entitled to notice of, to attend and to vote at, the Special Meeting or any adjournment or postponement thereof.
The Special Meeting will be held solely in person and there will not be a live webcast. If you plan to attend the Special Meeting, please note that attendance will be limited to Penumbra Stockholders as of the Record Date. Each Penumbra Stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Penumbra Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Special Meeting. You may contact Penumbra Investor Relations at investors@penumbrainc.com to obtain directions to the Special Meeting.
The board of directors of Penumbra unanimously recommends that Penumbra Stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Under Delaware law, Penumbra Stockholders who do not vote in favor of the Merger Proposal will have the right to seek appraisal and obtain payment in cash for the fair value of their Penumbra Shares, as determined by the Court of Chancery of the State of Delaware, if the Merger is completed, but only if they strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in

“Appraisal Rights” beginning on page 22 of the accompanying proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is attached as Annex C to the accompanying proxy statement/prospectus.
Your vote is important.   We cannot complete the transactions contemplated by the Merger Agreement unless Penumbra Stockholders approve the Merger Proposal. The affirmative vote of the holders of a majority of the issued and outstanding Penumbra Shares entitled to vote on the Merger Agreement is required to approve the Merger Proposal.
Each copy of the proxy statement/prospectus mailed to Penumbra Stockholders is accompanied by a form of proxy card with instructions for voting.
Whether or not you plan to attend the Special Meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee. Even if you have voted by proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held in the name of a bank, broker, trustee or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record holder in order to be entitled to vote in person at the Special Meeting.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Innisfree, Penumbra’s proxy solicitor, at:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833
By Order of the Board of Directors of Penumbra, Inc.
Adam Elsesser Chairman and Chief Executive Officer Penumbra, Inc.

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Boston Scientific Corporation and Penumbra, Inc. from other documents that Boston Scientific and Penumbra have filed with the U.S. Securities and Exchange Commission and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 223 of this proxy statement/prospectus. This information is available for you to review, without charge, through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Penumbra, Inc., without charge, by telephone or written request directed to:
Attention: Secretary
Penumbra, Inc.
One Penumbra Place
Alameda, California 94502
investors@penumbrainc.com
(510) 748-3200
You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Boston Scientific Corporation, without charge, by telephone or written request directed to:
Attention: Investor Relations
Boston Scientific Corporation
300 Boston Scientific Way
Mailstop M405
Marlborough, MA 01752
BSXInvestorRelations@bsci.com
(508) 683-4000
In order for you to receive timely delivery of the documents in advance of the special meeting of Penumbra, Inc. stockholders to be held on May 6, 2026, your request for such information must be received no later than five business days prior to the date of the special meeting, by April 29, 2026.
The proxy statement/prospectus is also available in the Investor Relations section of Penumbra, Inc.’s website at https://www.penumbrainc.com/investors/sec-filings/. The information on Penumbra, Inc.’s website is not part of this proxy statement/prospectus. References to Penumbra, Inc.’s website in this proxy statement/prospectus are intended to serve as textual references only.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Boston Scientific (File No. 333-293872), constitutes a prospectus of Boston Scientific under Section 5 of the Securities Act, with respect to the Boston Scientific Shares to be issued to Penumbra Stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Penumbra under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the Special Meeting at which Penumbra Stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement.
Boston Scientific has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Boston Scientific, and Penumbra has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Penumbra.
Boston Scientific and Penumbra have not authorized anyone to provide you with information that is different from or in addition to that contained in or incorporated by reference into this proxy statement/prospectus. Boston Scientific and Penumbra do not take any responsibility for, or provide any assurance as to the reliability of, any other information others may give you. This proxy statement/prospectus is dated [       ], 2026, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Penumbra Stockholders nor the issuance by Boston Scientific of Boston Scientific Shares pursuant to the Merger Agreement will create any implication to the contrary.
All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars, unless otherwise indicated. Additionally, unless otherwise indicated or as the context otherwise requires:
•
“Adjournment Proposal” refers to the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Penumbra Stockholders;

•
“Advisory Compensation Proposal” refers to the proposal to approve, on a non-binding, advisory basis, the compensation that Penumbra’s named executive officers will or may be eligible to receive in connection with the Merger;

•
“Boston Scientific” refers to Boston Scientific Corporation, a Delaware corporation;

•
“Boston Scientific Board” refers to the board of directors of Boston Scientific;

•
“Boston Scientific By-Laws” refers to the Amended and Restated By-Laws of Boston Scientific, effective as of May 9, 2024;

•
“Boston Scientific Charter” refers to the Third Restated Certificate of Incorporation of Boston Scientific;

•
“Boston Scientific Common Stock” refers to common stock, par value $0.01 per share, of Boston Scientific;

•
“Boston Scientific Group” refers to Boston Scientific and each subsidiary of Boston Scientific;

•
“Boston Scientific Shares” refers to shares of Boston Scientific Common Stock;

•
“Boston Scientific Stock Price” refers to the average of the volume weighted averages of the trading prices of Boston Scientific Shares on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Boston Scientific and Penumbra in good faith) on each of the ten consecutive trading days ending on the trading day that is two trading days prior to the Closing Date;

•
“Boston Scientific Stockholder” refers to a holder of Boston Scientific Shares;

•
“Cancelled Shares” refers, collectively, to Penumbra Shares (a) held by Penumbra in treasury, (b) owned by any direct or indirect wholly owned Penumbra Subsidiary, and (c) owned by Merger Sub, Boston Scientific or any direct or indirect wholly owned subsidiary of Boston Scientific immediately prior to the Effective Time;

•
“Cash Consideration” refers to $374.00 in cash;

•
“Cash Election” refers to an election to receive the Cash Consideration;

•
“Cash Election Share” refers to each Penumbra Share with respect to which a Cash Election has been effectively made and not revoked or changed;

•
“Certificate of Merger” refers to a certificate of merger with respect to the Merger;

•
“Closing” refers to the closing of the Merger;

•
“Closing Date” refers to the date on which Closing occurs;

•
“Code” refers to the Internal Revenue Code of 1986, as amended;

•
“DGCL” refers to the General Corporation Law of the State of Delaware, as amended;

•
“Dissenting Shares” refers to Penumbra Shares outstanding immediately prior to the Effective Time and held by a holder or beneficial holder that or who is entitled to demand and has properly demanded appraisal for such Penumbra Shares in accordance with, and that or who complies in all respects with, Section 262;

•
“DOJ” refers to the Department of Justice;

•
“Effective Time” refers to the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Boston Scientific and Penumbra and specified in the Certificate of Merger in accordance with the DGCL;

•
“Equity Award Cash Consideration” refers to $274.00 in cash, without interest;

•
“Equity Award Consideration” refers, collectively, to the Equity Award Cash Consideration and a number of Boston Scientific Shares equal to the Equity Award Stock Consideration;

•
“Equity Award Consideration Value” refers to the sum of (i) the Equity Award Cash Consideration and (ii) the product of (a) the Equity Award Stock Consideration and (b) the Boston Scientific Stock Price;

•
“Equity Award Stock Consideration” refers to 1.0353 Boston Scientific Shares;

•
“Excess Option Cost” refers to the amount, if any, by which the Option Cost exceeds the Option Cash Consideration payable with respect to a Penumbra Option;

•
“Excess RSU Cost” refers to the amount, if any, by which the RSU Cost exceeds the Equity Award Cash Consideration payable with respect to a Penumbra Accelerated RSU;

•
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•
“Exchange Agent” refers to Boston Scientific’s approved bank or approved trust company;

•
“Excluded Shares” refers, collectively, to the Cancelled Shares and the Dissenting Shares;

•
“FTC” refers to the Federal Trade Commission;

•
“GAAP” refers to U.S. generally accepted accounting principles;

•
“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

•
“Initial Outside Date” refers to January 14, 2027;

•
“Merger” refers to the merger of Merger Sub with and into Penumbra, with the separate corporate existence of Merger Sub thereupon ceasing and Penumbra continuing as the Surviving Corporation in the Merger and a wholly owned Subsidiary of Boston Scientific;

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of January 14, 2026, by and among Boston Scientific, Merger Sub and Penumbra, as it may be amended from time to time;

•
“Merger Proposal” refers to the proposal to approve and adopt the Merger Agreement and the Transactions, including the Merger;

•
“Merger Sub” refers to Pinehurst Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Boston Scientific;

•
“Non-Election Share” refers to a Penumbra Share other than a Stock Election Share or a Cash Election Share;

•
“NYSE” refers to the New York Stock Exchange, the exchange on which Boston Scientific Shares trade under the symbol “BSX” and on which Penumbra Shares trade under the symbol “PEN”;

•
“Option Cash Consideration” refers to an amount in cash equal to the Equity Award Cash Consideration;

•
“Option Cost” refers to the per share exercise price of a Penumbra Option, together with any deductions and withholdings under applicable tax laws;

•
“Outside Date” refers to the Initial Outside Date or, if either Boston Scientific or Penumbra extends the Initial Outside Date in accordance with the terms of the Merger Agreement, to such date as extended;

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“Penumbra” refers to Penumbra, Inc., a Delaware corporation;

•
“Penumbra Accelerated RSU” refers to each Penumbra RSU which is outstanding as of and immediately prior to the Effective Time that (i) was granted prior to January 1, 2026, (ii) was granted in respect of a performance period ending prior to January 1, 2026 (other than under any sales incentive plan), (iii) is vested but not yet settled as of immediately prior to the Effective Time, (iv) by its terms becomes vested in all respects as a result of the occurrence of the Closing or (v) is held by a non-employee member of the Penumbra Board or a specified officer of Penumbra;

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“Penumbra Board” refers to the board of directors of Penumbra;

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“Penumbra Bylaws” refers to the Third Amended and Restated Bylaws of Penumbra;

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“Penumbra Charter” refers to the Amended and Restated Certificate of Incorporation of Penumbra;

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“Penumbra Common Stock” refers to common stock, par value $0.001 per share, of Penumbra;

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“Penumbra Equity Awards” refers to, collectively, all Penumbra Options and Penumbra RSUs;

•
“Penumbra ESPP” refers to Penumbra’s Employee Stock Purchase Plan, as amended from time to time;

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“Penumbra Group” refers to Penumbra and each Penumbra Subsidiary;

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“Penumbra Option” refers to each outstanding and unexercised option to purchase Penumbra Shares granted prior to the Effective Time under any Penumbra Stock Plan (other than any option granted under the Penumbra ESPP);

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“Penumbra RSU” refers to each restricted stock unit award offered under any Penumbra Stock Plan;

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“Penumbra Shares” refers to shares of Penumbra Common Stock;

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“Penumbra Stock Plans” refers collectively to Penumbra’s 2005 Stock Plan, Penumbra’s 2011 Equity Incentive Plan, Penumbra’s Amended and Restated 2014 Equity Incentive Plan, and the Penumbra ESPP, each as amended from time to time;

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“Penumbra Stockholder” refers to a holder of Penumbra Shares;

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“Penumbra Stockholder Approval” refers to the affirmative vote of the holders of a majority of the issued and outstanding Penumbra Shares entitled to vote thereon to adopt the Merger Agreement;

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“Penumbra Subsidiary” refers to a subsidiary of Penumbra;

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“PWP” refers to Perella Weinberg Partners LP;

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“RSU Cost” refers, to the extent the Equity Award Consideration payable and issuable in respect of a Penumbra Accelerated RSU is subject to deduction and withholding under applicable tax laws, to the aggregate amount of such deductions and withholdings;

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“SEC” refers to the U.S. Securities and Exchange Commission;

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“Section 262” refers to Section 262 of the DGCL;

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“Securities Act” refers to the Securities Act of 1933, as amended;

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“Special Meeting” refers to the special meeting (including any adjournments or postponements thereof) of Penumbra Stockholders to vote on the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal;

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“Stock Consideration” refers to 3.8721 validly issued, fully paid and non-assessable Boston Scientific Shares;

•
“Stock Election” refers to an election to receive the Stock Consideration;

•
“Stock Election Share” refers to each Penumbra Share with respect to which a Stock Election has been effectively made and not revoked or changed;

•
“Surviving Corporation” refers to the surviving corporation in the Merger, whereby the separate corporate existence of Merger Sub will cease, and Penumbra will continue as and wholly owned subsidiary of Boston Scientific; and

•
“Transactions” refers to the Merger and the other transactions contemplated by the Merger Agreement.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 223 of this proxy statement/prospectus.
Q:
Why am I receiving this proxy statement/prospectus and proxy card?

A:
On January 14, 2026, Penumbra, Boston Scientific and Merger Sub entered into the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Penumbra, with Penumbra continuing as the Surviving Corporation and a wholly owned subsidiary of Boston Scientific.

To complete the Merger, among other things, the Merger Agreement must be adopted by the affirmative vote of the holders of a majority of the issued and outstanding Penumbra Shares entitled to vote thereon. Penumbra is holding the Special Meeting to obtain the Penumbra Stockholder Approval. Information about the Special Meeting, the Merger, the Merger Agreement and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.
This proxy statement/prospectus constitutes both a proxy statement of Penumbra and a prospectus of Boston Scientific. It is a proxy statement because the Penumbra Board is soliciting proxies from Penumbra Stockholders. It is a prospectus because Boston Scientific will issue Boston Scientific Shares in the Merger.
This proxy statement/prospectus includes important information about the Merger, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the Special Meeting. Penumbra Stockholders should read this information carefully and in its entirety. The enclosed voting materials allow Penumbra Stockholders to vote their Penumbra Shares without attending the Special Meeting.
Q:
What am I being asked to vote on at the Special Meeting?

A:
At the Special Meeting, Penumbra Stockholders will be asked to consider and vote on the following proposals:

•
The Merger Proposal:   Adoption of the Merger Agreement;

•
The Advisory Compensation Proposal:   Approval, by an advisory (non-binding) vote, of the compensation that Penumbra’s named executive officers will or may be eligible to receive in connection with the Merger; and

•
The Adjournment Proposal:   Approval of the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Penumbra Stockholders.

In order to complete the Merger, among other things, Penumbra Stockholders must approve the Merger Proposal. None of the approvals of the Advisory Compensation Proposal or the Adjournment Proposal are conditions to the obligations of Penumbra or Boston Scientific to complete the Merger.
Q:
Does my vote matter?

A:
Yes. The Merger cannot be completed unless the Merger Agreement is adopted by Penumbra Stockholders holding a majority of the issued and outstanding Penumbra Shares entitled to vote thereon at the Special Meeting. If you do not vote, it will be more difficult for Penumbra to obtain the necessary quorum to hold its Special Meeting. In addition, if you fail to submit a proxy or vote at the Special Meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the Merger Proposal. The Penumbra Board unanimously recommends that stockholders vote “FOR” the Merger Proposal.
Q:
What is the vote required to approve each proposal at the Special Meeting?

A:
Proposal 1: Merger Proposal:   Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Penumbra Shares entitled to vote at the Special Meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Proposal 2: Advisory Compensation Proposal:   Approval of the Advisory Compensation Proposal on an advisory (non-binding) basis requires the affirmative vote of the holders of a majority of the votes cast by the Penumbra Stockholders present or represented by proxy and entitled to vote at the Special Meeting. If you mark “ABSTAIN” on your proxy, it will not count as a vote cast and therefore, will have no effect on the Advisory Compensation Proposal. If you fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Advisory Compensation Proposal, it will not count as a vote cast and therefore, will have no effect on the Advisory Compensation Proposal. The approval of the Advisory Compensation Proposal by Penumbra Stockholders is not a condition to the completion of the Merger. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Penumbra or Boston Scientific.
Proposal 3: Adjournment Proposal:   Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by the Penumbra Stockholders present or represented by proxy and entitled to vote at the Special Meeting. If you mark “ABSTAIN” on your proxy, it will not count as a vote cast and therefore, will have no effect on the Adjournment Proposal. If you fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Adjournment Proposal, it will not count as a vote cast and therefore, will have no effect on the Adjournment Proposal.
See “The Special Meeting — Record Date and Quorum” and “The Special Meeting — Vote Required; Treatment of Abstentions and Failure to Vote” beginning on pages 44 and 45 of this proxy statement/prospectus.
Q:
How does the Penumbra Board recommend that I vote at the Special Meeting?

A:
The Penumbra Board unanimously recommends that Penumbra Stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For information regarding the Penumbra Board’s reasons for approving the Merger Agreement and the other Transactions, see “The Merger Agreement — The Penumbra Board’s Recommendation; Penumbra Adverse Recommendation Change” beginning on page 99 of this proxy statement/prospectus.

In considering the recommendations of the Penumbra Board, Penumbra Stockholders should be aware that Penumbra directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Penumbra Stockholders generally. For a more complete description of these interests, see the information provided in “The Merger — Interests of Penumbra’s Directors and Executive Officers in the Merger” beginning on page 22 of this proxy statement/prospectus.
Q:
What factors did the Penumbra Board consider in connection with the Merger?

A:
In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other Transactions, and to recommend that Penumbra Stockholders adopt the Merger Agreement, the Penumbra Board evaluated the Merger Agreement, the Merger and the other Transactions in consultation with Penumbra’s management, as well as Penumbra’s financial and legal advisors, and considered a number of factors, including positive factors and anticipated benefits of the Merger as well as potential risks and potentially negative factors concerning the Merger. Please see “The Merger — Penumbra’s Reasons for the Merger; Recommendation of the Penumbra Board,” beginning on page 63 of this proxy statement/prospectus for a discussion of the factors considered by the Penumbra Board.
Q:
Will the Penumbra Board be required to submit the Merger Proposal to Penumbra Stockholders even if the Penumbra Board has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Special Meeting, Penumbra is required to submit the Merger Proposal to Penumbra Stockholders even if the Penumbra Board has withdrawn or modified its recommendation. For more information, please see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 108 of this proxy statement/prospectus.

Q:
What will I receive in exchange for my Penumbra Shares if the Merger is completed?

A:
If the Merger is completed, at the Effective Time, each Penumbra Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will, subject to the proration provisions of the Merger Agreement, be cancelled and will be converted automatically into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in the Merger Agreement, the following consideration (collectively with, if applicable, cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable pursuant to the Merger Agreement, the “Merger Consideration”), in each case, without interest:

(i)
for each Stock Election Share, 3.8721 validly issued, fully paid and non-assessable Boston Scientific Shares;

(ii)
for each Cash Election Share, $374.00 in cash, without interest; and

(iii)
for each Non-Election Share, the right to receive such Merger Consideration as is determined in accordance with the proration mechanism set forth in the Merger Agreement.

The election right for Penumbra Stockholders will be subject to proration in accordance with the terms of the Merger Agreement and as more fully described in the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration,” which is applicable in the event the Cash Consideration is undersubscribed or oversubscribed. The Merger Agreement provides that the total number of Penumbra Shares that will be entitled to receive the Cash Consideration pursuant to the preceding paragraph will be equal to 73.26% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), and the total number of Penumbra Shares that will be entitled to receive the Stock Consideration pursuant to the preceding paragraph will be equal to 26.74% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), in each case, rounded to the nearest whole number. In the event of proration, Penumbra Stockholders might receive a portion of their Merger Consideration in a form they did not elect. No fractional Boston Scientific Shares will be issued in the Merger, and Penumbra Stockholders will receive cash in lieu of any fractional Boston Scientific Shares to which they otherwise would have been entitled, in accordance with the terms and conditions of the Merger Agreement.
You may elect a different form of Merger Consideration for each Penumbra Share you own. You may elect to receive (i) solely the Cash Consideration for each Penumbra Share you own, (ii) solely the Stock Consideration for each Penumbra Share you own or (iii) if you own more than one Penumbra Share, a combination of the Cash Consideration for a selected number of Penumbra Shares you own and the Stock Consideration for the remaining number of Penumbra Shares you own. Whether you receive your elected form of Merger Consideration for each Penumbra Share you own will depend on the election(s) of other Penumbra Stockholders and the proration mechanism referenced in the immediately preceding paragraph. For example, if you elect to receive solely the Cash Consideration for each Penumbra Share you own or solely the Stock Consideration for each Penumbra Share you own, and all other Penumbra Stockholders make the same election, the Merger Consideration you receive will vary to the maximum extent possible compared to your original election. In such instance, you would receive the Cash Consideration for 73.26% of your Penumbra Shares and the Stock Consideration for 26.74% of your Penumbra Shares, in each case, rounding Penumbra Shares to the nearest whole number. The following examples illustrate the proration mechanism in the case of an oversubscription or an undersubscription of the Cash Consideration (both if you elect solely the oversubscribed form of Merger Consideration for each Penumbra Share you own and if you elect a combination of the Cash Consideration and the Stock Consideration for your Penumbra Shares). Note that for illustrative purposes, the following examples (i) assume a total of 39,229,670 Penumbra Shares issued and outstanding as of January 12, 2026, and (ii) do not round Penumbra Shares to the nearest whole number.
•
If you own 1,000 Penumbra Shares and elect to receive solely the Cash Consideration for each Penumbra Share you own, and:

•
80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for 915.75 of your Penumbra Shares and the Stock Consideration for 84.25 of your Penumbra Shares; or

•
80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for all of your Penumbra Shares and will not receive the Stock Consideration for any of your Penumbra Shares.

•
If you own 1,000 Penumbra Shares and elect to receive solely the Stock Consideration for each Penumbra Share you own, and:

•
80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for all of your Penumbra Shares and will not receive the Cash Consideration for any of your Penumbra Shares; or

•
80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for 334.25 of your Penumbra Shares and the Cash Consideration for 665.75 of your Penumbra Shares.

•
If you own 1,000 Penumbra Shares and elect to receive the Cash Consideration for 500 Penumbra Shares you own and the Stock Consideration for 500 Penumbra Shares you own, and:

•
80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for 457.875 of your Penumbra Shares and the Stock Consideration for 542.125 of your Penumbra Shares; or

•
80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for 832.8750 of your Penumbra Shares and the Stock Consideration for 167.125 of your Penumbra Shares.

•
If you own 1,000 Penumbra Shares and fail to make an election with respect to each Penumbra Share you own, and:

•
80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for all of your Penumbra Shares and will not receive the Cash Consideration for any of your Penumbra Shares; or

•
80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for all of your Penumbra Shares and will not receive the Stock Consideration for any of your Penumbra Shares.

For more information, please see the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration.”
Q:
What is the value of the Merger Consideration?

A:
At the announcement of the Transactions, the parties valued the Merger Consideration at $374.00 per Penumbra Share based on the ability of a Penumbra Stockholder to elect either $374.00 in cash per Penumbra Share or 3.8721 Boston Scientific Shares per Penumbra Share (valued at $374.00 per Penumbra Share based on the volume weighted average price of $96.59 per Boston Scientific Share over the last 10 trading days ending on and including January 13, 2026, two trading days before the public announcement of the Transactions), subject to proration.

Although the Cash Consideration is fixed at $374.00 in cash per Penumbra Share, the value of the Stock Consideration will fluctuate with the market price of Boston Scientific Shares, and the values of the Cash Consideration and the Stock Consideration at the completion of the Merger may not be the same. Accordingly, the value of the Stock Consideration at the time of completion of the Merger could be greater than, less than or the same as the value of the Cash Consideration. On March 27, 2026, the latest practicable date prior to the date of this proxy statement/prospectus, the value of the Stock Consideration was $267.83 per Penumbra Share, based on the closing trading price of Boston Scientific Shares on such date as reported on the NYSE.
We urge you to obtain current market quotations of Boston Scientific Shares (trading symbol “BSX”) prior to making your Cash Election or Stock Election.
Q:
What happens if I am entitled to receive a fraction of a Boston Scientific Share as part of the Merger Consideration?

A:
If the aggregate number of Boston Scientific Shares that you are entitled to receive as part of the Merger Consideration includes a fraction of a Boston Scientific Share, you will receive cash in lieu of that fractional Boston Scientific Share. See “The Merger Agreement — Merger Consideration” beginning on page 84 of this proxy statement/prospectus.

Q:
How do I make an election to receive cash or Boston Scientific Shares for my Penumbra Shares?

A:
An election form (an “Election Form”), including a letter of transmittal and related instructions, will initially be mailed not less than twenty business days prior to the anticipated Election Deadline (or on such other date as Boston Scientific and Penumbra shall mutually agree, the “Election Form Mailing Date”) to each Penumbra Stockholder as of the close of business on the fifth business day prior to the Election Form Mailing Date (such date, the “Election Form Record Date”). The Election Form will allow Penumbra Stockholders to specify: (i) the number of such Penumbra Stockholder’s Penumbra Shares with respect to which to make a Cash Election; and (ii) the number of such Penumbra Stockholder’s Penumbra Shares with respect to which to make a Stock Election. Any Penumbra Shares (other than Excluded Shares) with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the date that is five business days prior to Boston Scientific’s good faith estimate of the Closing Date (or such other time and date as Boston Scientific and Penumbra will agree, the “Election Deadline”), will be deemed to be Non-Election Shares. Penumbra and Boston Scientific will issue a press release announcing the date of the Election Deadline at least five business days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and Penumbra and Boston Scientific will promptly announce any such delay and, when determined, the rescheduled Election Deadline.

Penumbra Stockholders wishing to make an election must properly complete and deliver to the Exchange Agent an Election Form by the Election Deadline, accompanied by duly executed transmittal materials included in the Election Form, along with, if their Penumbra Shares are not held in book-entry form (such Penumbra Shares represented by book-entry, the “Book-Entry Shares”), any certificates that represent Penumbra Shares (the “Certificates”). The Election Form will also include delivery instructions with respect to Book-Entry Shares. The Election Form will be provided to Penumbra Stockholders in a separate mailing and is not being provided with this proxy statement/prospectus.
Further, any election shall have been effective only if the Exchange Agent shall have actually received a properly completed Election Form (including any required letter of transmittal, any Certificates and any other documents required by the Election Form), by the Election Deadline. If any election is not properly made with respect to any Penumbra Shares, such election shall be deemed to be not in effect, and the Penumbra Shares covered by such election will be deemed to be Non-Election Shares, unless a proper election is thereafter timely made.
Penumbra Stockholders who do not make an election will be treated as having elected to receive Cash Consideration or Stock Consideration in accordance with the proration methodology in the merger agreement, which is described in the section titled “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration.”
Q:
Can I change my election as to the form of Merger Consideration?

A:
Yes. You can change your election as to the form of Merger Consideration you wish to receive by submitting a new Election Form to the Exchange Agent or, if applicable, by withdrawing your stock certificate(s), or effective affidavit(s) of loss in lieu of stock certificate(s), previously deposited with the Exchange Agent. For a new Election Form to be effective, the Exchange Agent must receive your new Election Form before the Election Deadline.

Q:
What happens if I fail to make a valid election as to whether to receive cash or stock?

A:
If you do not return a properly completed Election Form by the Election Deadline (accompanied by duly executed transmittal materials included in the Election Form), together with, if applicable, stock certificate(s) to which the Election Form relates or effective affidavit(s) of loss in lieu of stock certificate(s), your Penumbra Shares will be considered “Non-Election Shares” and will be converted into the right to receive the Merger Consideration according to the proration procedures set forth in the Merger Agreement.

Q:
Will I receive the form of Merger Consideration I elect?

A:
You may not receive the form of Merger Consideration that you elect with respect to some or all of your Penumbra Shares. The election right for Penumbra Stockholders will be subject to proration in accordance with the terms of the Merger Agreement, which is applicable in the event the Cash Consideration is undersubscribed or oversubscribed. Generally, the proration procedures provide that in the event either the Cash Consideration or the Stock Consideration is undersubscribed, Non-Election Shares will be allocated to the undersubscribed form of Merger Consideration before Penumbra Shares electing the oversubscribed form of Merger Consideration will be allocated to the undersubscribed form of Merger Consideration. Accordingly, although electing one form of Merger Consideration will not guarantee you will receive that form of Merger Consideration for all of your Penumbra Shares, in the event proration is necessary, Cash Election Shares and Stock Election Shares, as applicable, will be allocated the undersubscribed form of consideration only after such consideration is allocated to Non-Election Shares.

For more information, please see the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration.”

Q:
Can I sell my Penumbra Shares after I make my election to receive cash or stock?

A:
Yes, but after an election is validly made with respect to your Penumbra Shares, you will not be able to transfer the Penumbra Shares unless you revoke your election before the Election Deadline by providing written notice to the Exchange Agent. In the time between the Election Deadline and the closing of the Merger, the trading price of Penumbra Shares or Boston Scientific Shares may change, and you might otherwise want to sell your Penumbra Shares to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your Merger Consideration depends on the completion date of the Merger, which is uncertain. The completion date of the Merger might be later than expected due to events not within the control of Boston Scientific or Penumbra, such as delays in obtaining regulatory approvals.

Q:
How will the Merger affect Penumbra Equity Awards?

A:
At the Effective Time:

Penumbra Options
•
Each outstanding and unexercised Penumbra Option, whether vested or unvested, with an exercise price per Penumbra Share that is less than the Equity Award Consideration Value, will be automatically cancelled and converted into the right to receive (i) the Option Cash Consideration, plus (ii) the Equity Award Stock Consideration.

•
The Option Cost will first reduce the Option Cash Consideration payable with respect to such Penumbra Option until such Option Cash Consideration is zero, and next, if the Option Cost is greater than the Excess Option Cost, the Equity Award Stock Consideration issuable with respect to such Penumbra Option will be reduced by a number of Boston Scientific Shares equal to (x) such Excess Option Cost divided by (y) the Boston Scientific Stock Price, rounded up to the nearest whole Boston Scientific Share.

Penumbra RSUs
•
Each Penumbra Accelerated RSU will, to the extent not vested, automatically vest and be cancelled and converted into the right to receive, subject to any RSU Cost, the Equity Award Consideration for each Penumbra Share underlying such Penumbra Accelerated RSU.

•
To the extent the Equity Award Consideration payable and issuable in respect of a Penumbra Accelerated RSU is subject to any RSU Cost, such RSU Cost will first reduce the Equity Award Cash Consideration payable with respect to such Penumbra Accelerated RSU until such Equity Award Cash Consideration is zero, and next, if the RSU Cost is greater than the Excess RSU Cost, the Equity Award Stock Consideration issuable with respect to such Penumbra Accelerated RSU will be reduced by a number of Boston Scientific Shares equal to (x) such Excess RSU Cost divided by (y) the Boston Scientific Stock Price, rounded up to the nearest whole Boston Scientific Share.

•
Each outstanding Penumbra RSU (including any Penumbra RSU not yet formally granted that relates to an outstanding award under a sales incentive plan) that is not a Penumbra Accelerated RSU will be deemed outstanding immediately prior to the Effective Time and any applicable performance condition for any incomplete performance periods will be reasonably assessed based on actual performance through the Effective Time, be assumed by Boston Scientific and converted into a restricted stock unit award denominated in Boston Scientific Shares (a “Converted RSU”) based on a specified conversion ratio.

See “The Merger Agreement — Treatment of Penumbra Options and Penumbra RSUs” beginning on page 87 of this proxy statement/prospectus.

Q:
How will the Merger affect the Penumbra ESPP?

A:
Subject to the consummation of the Merger, the Penumbra ESPP will terminate effective immediately prior to the Effective Time. The Penumbra ESPP will be frozen and suspended at the end of the “offering period” in progress as of January 15, 2026, and following January 15, 2026, until the Effective Time, no new offering periods will be commenced under the Penumbra ESPP, no new participants will be permitted to commence participation in the Penumbra ESPP, and no current participants will be permitted to effectuate changes to their elections or contributions to the Penumbra ESPP.

See “The Merger Agreement — Treatment of the Penumbra ESPP” beginning on page 88 of this proxy statement/prospectus.
Q:
What will happen to Penumbra as a result of the Merger?

A:
If the Merger is completed, Merger Sub will be merged with and into Penumbra, with Penumbra surviving as a wholly owned subsidiary of Boston Scientific. As a result of the Merger, Penumbra will no longer be a publicly held company. Following the Merger, Penumbra Shares will be delisted from the NYSE and deregistered under the Exchange Act.

Q:
What equity stake will Penumbra Stockholders hold in Boston Scientific immediately following the Merger?

A:
Based on the number of issued and outstanding Boston Scientific Shares and the number of issued and outstanding Penumbra Shares as of March 27, 2026, the last practicable trading day before the date of this proxy statement/prospectus, Penumbra Stockholders immediately prior to the closing of the Merger are expected to hold, in the aggregate, approximately 2.87% of the issued and outstanding Boston Scientific Shares immediately following the closing of the Merger (including Boston Scientific Shares received in respect of Penumbra Equity Awards and without giving effect to any Boston Scientific Shares held by Penumbra Stockholders prior to the Merger).

Q:
When do you expect the Merger to be completed?

A:
Boston Scientific and Penumbra currently expect the Merger to close in 2026. However, neither Boston Scientific nor Penumbra can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Penumbra must first obtain the approval of Penumbra Stockholders for the Merger, and the parties must also obtain necessary regulatory clearance and satisfy certain other closing conditions.

Q:
What are the material United States federal income tax consequences of the Merger to Penumbra Stockholders?

A:
The exchange of Penumbra Shares by a Penumbra Stockholder for cash and Boston Scientific Shares in the Merger will be a taxable transaction for United States (“U.S.”) federal income tax purposes. Accordingly, any Penumbra Stockholder that is a U.S. Holder (as defined in the section of this proxy statement/prospectus captioned “Summary — Material U.S. Federal Income Tax Consequences of the Merger”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the amount of cash (including any cash received in lieu of any fractional Boston Scientific Shares) and the fair market value as of the Effective Time of the Merger of the Boston Scientific Shares received in the Merger and (ii) the U.S. Holder’s adjusted tax basis in the Penumbra Shares exchanged in the Merger.

Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in Penumbra Shares immediately prior to the Merger is more than one year. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.
A U.S. Holder will have a tax basis in the Boston Scientific Shares received in the Merger equal to the fair market value of such shares as of the Effective Time of the Merger. A U.S. Holder’s holding period for Boston Scientific Shares received in exchange for Penumbra Shares in the Merger will begin on the date immediately following the Closing Date.
A Non-U.S. Holder (as defined in the section of this proxy statement/prospectus captioned “Summary — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Penumbra Shares for cash and Boston Scientific Shares in the Merger unless such Non-U.S. Holder has certain connections to the U.S. as described in “Material U.S. Federal Income Tax Consequences of the Merger — Non-U.S. Holders.” A Non-U.S. Holder may be subject to backup withholding with respect to payments made pursuant to the Merger unless such Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption.
Each Penumbra Stockholder should consult its own tax advisor to determine the particular tax consequences of the Merger to such stockholder in light of such Penumbra Stockholder’s particular circumstances.
Q:
Who can vote at the Special Meeting?

A:
All Penumbra Stockholders of record as of the close of business on March 26, 2026, the record date for the Special Meeting (the “Record Date”) are entitled to receive notice of, to attend and to vote at, the Special Meeting, or any postponement or adjournment of the Special Meeting scheduled in accordance with Delaware law. Attendance at the Special Meeting is not required to vote. See below and “The Special Meeting — Proxies” beginning on page 46 of this proxy statement/prospectus for instructions on how to vote your Penumbra Shares without attending the Special Meeting.

Q:
When and where is the Special Meeting?

A:
The Special Meeting will be held on May 6, 2026, at 10:00 a.m. Pacific Time in building 1310 on Penumbra’s campus at One Penumbra Place, Alameda, CA 94502. You may contact Penumbra Investor Relations at investors@penumbrainc.com to obtain directions to the Special Meeting. Information on how to vote in person at the Special Meeting is discussed below. The Special Meeting will be held solely in person and there will not be a live webcast. If you plan to attend the Special Meeting, please note that attendance will be limited to Penumbra Stockholders as of the Record Date. Each Penumbra Stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Penumbra Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Special Meeting.

Even if you plan to attend and vote at the Special Meeting, Penumbra recommends that you vote your Penumbra Shares in advance so that your vote will be counted if you later decide not to or become unable to attend the Special Meeting. For additional information about the Special Meeting, see “The Special Meeting” beginning on page 44 of this proxy statement/prospectus.
Q:
Why am I being asked to consider and vote on the Advisory Compensation Proposal?

A:
Under the rules of the SEC, Penumbra is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Penumbra’s named executive officers that is based on or otherwise relates to the Merger.

Q:
What happens if Penumbra Stockholders do not approve, by non-binding, advisory vote, the Advisory Compensation Proposal?

A:
The vote on the Advisory Compensation Proposal is separate and apart from the vote to approve the other proposals being presented at the Special Meeting. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding upon Penumbra or Boston Scientific or affect their obligation to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, the Merger-related compensation will be paid to Penumbra’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the Penumbra Stockholders do not approve the Advisory Compensation Proposal.

Q:
Do any of Penumbra’s directors or executive officers have interests in the Merger that may differ from those of Penumbra Stockholders?

A:
Penumbra’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of Penumbra Stockholders generally. The members of the Penumbra Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that Penumbra Stockholders adopt the Merger Agreement. For a description of these interests, see “The Merger — Interests of Penumbra’s Directors and Executive Officers in the Merger” beginning on page 75 of this proxy statement/prospectus.

Q:
What is the difference between holding Penumbra Shares as a stockholder of record and as a beneficial owner?

A:
If your Penumbra Shares are registered directly in your name with the transfer agent of Penumbra, Equiniti Group, you are considered the stockholder of record with respect to those Penumbra Shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Penumbra or to a third party to vote at the Special Meeting.

If your Penumbra Shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of Penumbra Shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those Penumbra Shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your Penumbra Shares. You should follow the instructions provided by them to vote your Penumbra Shares. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your Penumbra Shares in person at the Special Meeting unless you request and obtain a valid proxy from your bank, broker, trustee or other nominee.
Q:
If my Penumbra Shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those Penumbra Shares for me?

A:
If you hold your Penumbra Shares in a stock brokerage account or if your Penumbra Shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), your bank, trustee, brokerage firm or other nominee will be permitted to vote your Penumbra Shares only if you instruct your bank, trustee, brokerage firm or other nominee how to vote your Penumbra Shares. You should follow the procedures provided by your bank, trustee, brokerage firm or other nominee regarding the voting of your Penumbra Shares. Please note that you may not vote Penumbra Shares held in “street name” by returning a proxy card directly to Penumbra or by voting at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, trustee, brokerage firm or other nominee. Brokers who hold Penumbra Shares may not give a proxy to Penumbra to vote those Penumbra Shares on any of the proposals without specific instructions from their customers.

In accordance with the rules of the NYSE, banks, trustees, brokerage firms and other nominees who hold Penumbra Shares in “street name” for their customers have authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, trustees, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters. All proposals to be voted on at the Special Meeting will be “non-routine” matters. As a result, absent specific voting instructions from the beneficial owner of such Penumbra Shares, banks, brokerage firms and other nominees are not empowered to vote those Penumbra Shares.
A so-called “broker non-vote” results when banks, brokerage firms, trustees and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of those Penumbra Shares. Broker non-votes count toward a quorum only if at least one proposal is presented with respect to which the bank, brokerage firm, trustee or other nominee has discretionary authority. All proposals to be voted on at the Special Meeting will be “non-routine” matters, and, therefore, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting. The effect of not instructing your broker how you wish your Penumbra

Shares to be voted will be the same as a vote “AGAINST” the Merger Proposal but will not have an effect on the Adjournment Proposal or the Advisory Compensation Proposal.
Q:
How many votes do I have?

A:
Each Penumbra Stockholder is entitled to one vote for each Penumbra Share held of record by that Penumbra Stockholder as of the Record Date. As of the close of business on the Record Date, there were 39,324,084 outstanding Penumbra Shares.

Q:
What constitutes a quorum for the Special Meeting?

A:
Holders of a majority of the total number of issued Penumbra Shares as of the Record Date and entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting to constitute a quorum for the transaction of business at the Special Meeting. If you fail to submit a proxy or to vote at the Special Meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your Penumbra Shares will not be counted towards a quorum. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote as soon as possible. If you hold Penumbra Shares, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your Penumbra Shares may be represented at your meeting. If you hold Penumbra Shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:
How can I vote my Penumbra Shares while in attendance at the Special Meeting?

A:
Record holders:   Penumbra Shares held directly in your name as the holder of record of Penumbra Shares may be voted at the Special Meeting. If you choose to vote your Penumbra Shares at the Special Meeting in person, come to the Special Meeting and we will give you a ballot when you arrive.

Penumbra Shares in “street name”:   If your Penumbra Shares are held in “street name,” you may not vote your Penumbra Shares in person at the Special Meeting unless you request and obtain a valid proxy from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Even if you plan to attend and vote at the Special Meeting in person, Penumbra recommends that you vote your Penumbra Shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Special Meeting.
Additional information on attending the Special Meeting can be found in “The Special Meeting” on page 44 of this proxy statement/prospectus.
Q:
How can I vote my Penumbra Shares without attending the Special Meeting?

A:
Whether you hold your Penumbra Shares directly as the holder of record of Penumbra Shares or beneficially in “street name,” you may direct your vote by proxy without attending the Special Meeting and we encourage you to do so.

If you are a Penumbra Stockholder of record, you can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold Penumbra Shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
If you intend to submit your proxy by telephone or via the internet, you must do so by 11:59 p.m. Eastern Time on the day before the Special Meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Special Meeting.

Additional information on voting procedures can be found in “The Special Meeting” beginning on page 44 of this proxy statement/prospectus.
Q:
How can I change or revoke my vote?

A:
If you are a holder of record of Penumbra Shares, you may revoke your proxy at any time before it is voted by:

•
submitting a written notice of revocation to Penumbra’s corporate secretary at c/o Secretary, Penumbra, Inc., One Penumbra Place, Alameda, California 94502;

•
granting a subsequently dated proxy;

•
voting by telephone or the internet at a later time, before 11:59 p.m. Eastern Time on the day before the Special Meeting; or

•
attending and voting your Penumbra Shares at the Special Meeting in person. To vote in person, come to the Special Meeting and we will give you a ballot when you arrive. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you hold your Penumbra Shares through a bank, broker, trustee or other nominee, you may change your vote by:
•
contacting your bank, broker, trustee or other nominee; or

•
attending and voting your Penumbra Shares at the Special Meeting in person. However, since you are not the stockholder of record, you may not vote your Penumbra Shares in person at the Special Meeting unless you request and obtain a valid proxy from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions. Simply attending the Special Meeting will not, by itself, revoke your proxy.

Q:
Are Penumbra Stockholders entitled to appraisal rights?

A:
Yes, Penumbra Stockholders who do not vote in favor of the Merger Proposal will have the right to seek appraisal and obtain payment in cash for the fair value of their Penumbra Shares, as determined by the Court of Chancery of the State of Delaware (the “Court of Chancery”), if the Merger is completed, but only if they strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in “Appraisal Rights” beginning on page 129 of this proxy statement/prospectus.

A copy of Section 262 is attached as Annex C to this proxy statement/prospectus.
Q:
What should I do if I receive more than one set of voting materials?

A:
If you hold Penumbra Shares in “street name” and also directly as a record holder or otherwise or if you hold Penumbra Shares in more than one brokerage account, you may receive more than one set of voting materials relating to the Special Meeting.

Record holders:   For Penumbra Shares held directly, please complete, sign, date and return each proxy card you receive (or cast your vote by telephone or internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your Penumbra Shares are voted.
Penumbra Shares in “street name”:   If you hold your Penumbra Shares in “street name” through one or more banks, brokerage firms or other nominees, you should follow the procedures provided by each bank, brokerage firm or other nominee to vote your Penumbra Shares.

Q:
What happens if I sell my Penumbra Shares before the Special Meeting?

A:
The Record Date is earlier than both the date of the Special Meeting and the Effective Time. If you transfer your Penumbra Shares after the Record Date but before the Special Meeting, you will, unless you grant the transferee a proxy, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your Penumbra Shares. In order to receive the Merger Consideration, you must hold your Penumbra Shares immediately prior to the Effective Time.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
To assist in the solicitation of proxies, Penumbra has retained Innisfree M&A Incorporated, for a fee of $50,000 plus a success fee of $25,000 upon approval of the Merger Proposal and reimbursement of out-of-pocket expenses for its services. Penumbra may also request banks, brokers, trustees and other intermediaries holding Penumbra Shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse those record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Penumbra. No additional compensation will be paid to Penumbra’s directors, officers or employees for solicitation.

Q:
Should I send in my stock certificates now?

A:
No, please do NOT return your stock certificate(s) with your proxy. You should submit your Penumbra stock certificates with your Election Form, which will be sent to you at a future time. Any Penumbra Stockholder who has not submitted their physical stock certificate(s) (affidavit(s) of loss in lieu of stock certificate(s)) with an Election Form will be sent materials after the Merger closes to effect the exchange of their Penumbra Shares for the Merger Consideration. See “The Merger Agreement — Merger Consideration” beginning on page 84 of this proxy statement/prospectus.

Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following the Special Meeting, Penumbra will file the voting results with the SEC on a Current Report on Form 8-K.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in “Risk Factors” beginning on page 35 of this proxy statement/prospectus.

You also should read and carefully consider the risk factors of Boston Scientific and Penumbra contained in the documents that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 223 of this proxy statement/prospectus.
Q:
What are the conditions to completion of the Merger?

A:
The obligations of Penumbra and Boston Scientific to complete the Merger are subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement, including (i) the approval of Penumbra Stockholders holding a majority of the voting power of the outstanding Penumbra Shares entitled to vote on the adoption of the Merger Agreement, (ii) the absence of any law or order that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger, (iii) (A) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a governmental authority not to consummate the Merger shall have expired or been terminated, and (B) all required consents, approvals, non-disapprovals and other authorizations of any governmental authority under the antitrust laws of certain other jurisdictions shall have been obtained, (iv) the effectiveness of the registration statement on Form S-4 filed by Boston

Scientific pursuant to which the Boston Scientific Shares to be issued as the Stock Consideration in the Merger are to be registered with the SEC and (v) the approval for listing on the NYSE of the Boston Scientific Shares to be issued as the Stock Consideration in the Merger. The obligation of each party to consummate the Merger is also conditioned upon (i) performance and compliance by the other party in all material respects with its pre-Closing agreements and covenants under the Merger Agreement, (ii) the accuracy of the representations and warranties of the other party as of the signing date and Closing (subject to customary materiality qualifiers) (iii) the absence of a material adverse effect on the other party and (iv) the delivery to the other party a certificate, dated the Closing Date and signed by a duly authorized officer of such party, certifying as to the satisfaction of certain conditions to consummate the Merger. The Merger is not subject to a financing condition.
For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 106 of this proxy statement/prospectus.
Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed, Penumbra Stockholders will not receive any consideration for their Penumbra Shares in connection with the Merger. Instead, Penumbra will remain an independent public company, Penumbra Shares will continue to be listed on the NYSE, and Boston Scientific will not complete the issuance of Boston Scientific Shares pursuant to the Merger Agreement.

In addition, upon termination of the Merger Agreement in accordance with its terms, under specified circumstances, Penumbra will be required to pay Boston Scientific a termination fee in an amount equal to $525 million, including if the Merger Agreement is validly terminated (A) by Boston Scientific or Penumbra because (1) the Effective Time has not occurred on or before the Outside Date (subject to certain exceptions), or (2) the Penumbra Stockholder Approval is not obtained at the Special Meeting, or (B) by Boston Scientific on account of an uncured or uncurable breach by Penumbra of any of its representations or warranties, or failure to perform any of its covenants or agreements, in the Merger Agreement, and if (1) at or prior to the termination date, an Acquisition Proposal (as defined in the section of this proxy statement/prospectus captioned “The Merger Agreement — The “No Shop” Period — No Solicitation of Other Offers”) has been publicly announced, disclosed or otherwise made public that remains outstanding and is not publicly withdrawn, in the case of the foregoing clause (A), as of five business days prior to the Special Meeting and, in the case of foregoing clause (B), the termination date, and (2) within 12 months of the termination date, Penumbra or any Penumbra Subsidiary enters into, or submits to Penumbra Stockholders for adoption, a definitive agreement with respect to an Acquisition Proposal or consummates any transaction that is the subject of an Acquisition Proposal, within two business days after the earliest to occur of the entry by Penumbra into the agreement with respect to an Acquisition Proposal, the submission of an agreement with respect to an Acquisition Proposal to Penumbra Stockholders for adoption or the consummation of any transaction that is the subject of an Acquisition Proposal (in each case involving more than 50% of Penumbra’s assets or Penumbra Shares).
The Merger Agreement also provides that Boston Scientific will be required to pay Penumbra a termination fee in an amount equal to $900 million upon termination of the Merger Agreement, if the Merger Agreement is validly terminated by Boston Scientific or Penumbra because (A) (subject to certain exceptions) the Effective Time has not occurred on or before the Outside Date, or (B) a governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order has become final and nonappealable, or if there will be adopted following the date of execution of the Merger Agreement any law that makes consummation of the Merger illegal or otherwise prohibited (solely to the extent the law or order giving rise to such termination right relates to a required regulatory approval or otherwise in connection with an antitrust law) and, in each case, at the time of such termination:
•
either (i) the No Governmental Order Closing Condition (as defined in the section of this proxy statement/prospectus captioned “Summary — Conditions to the Closing of the Merger”) has not been satisfied or waived (solely to the extent the law or order giving rise to such termination right relates to a required regulatory approval or otherwise in connection with an antitrust law) or (ii) the Regulatory Approvals Closing Condition (as defined in the section of this proxy statement/prospectus captioned “Summary — Conditions to the Closing of the Merger”) has not been satisfied or waived;
•
the Penumbra Stockholder Approval has been obtained; and

•
all of the other conditions to Boston Scientific’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that those conditions would have been capable of being satisfied if the Closing were to occur on such termination date).

For additional information, see “The Merger Agreement — Termination Fees and Expenses” beginning on page 109 of this proxy statement/prospectus.
Q:
Who can help answer any other questions I have?

A:
If you have any questions about the Merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Penumbra’s corporate secretary at c/o Secretary, Penumbra, Inc., One Penumbra Place, Alameda, California 94502, or by telephone at (510) 748-3200, or Innisfree, Penumbra’s proxy solicitor, at:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833

SUMMARY
This summary highlights selected information from this proxy statement/prospectus related to the Merger and the other Transactions and may not contain all of the information that is important to you. To understand the Transactions more fully and for a more complete description of the legal terms of the Transactions, you should carefully read and consider this entire proxy statement/prospectus and the annexes to this proxy statement/prospectus, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement/prospectus, as they contain important information about, among other things, the Transactions and how they affect you. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions under the caption “Where You Can Find More Information” beginning on page 223 of this proxy statement/prospectus. The Merger Agreement is attached as Annex A to this proxy statement/prospectus. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Transactions.
The Special Meeting (Page 44)
The Special Meeting will be held on May 6, 2026, at 10:00 a.m. Pacific Time in building 1310 on Penumbra’s campus at One Penumbra Place, Alameda, CA 94502. The Special Meeting will be held solely in person and there will not be a live webcast. If you plan to attend the Special Meeting, please note that attendance will be limited to Penumbra Stockholders as of the Record Date. Each Penumbra Stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Penumbra Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Special Meeting. You may contact Penumbra Investor Relations at investors@penumbrainc.com to obtain directions to the Special Meeting.
At the Special Meeting, Penumbra Stockholders will be asked to vote on the following matters:
•
approval of the Merger Proposal;

•
approval of the Advisory Compensation Proposal; and

•
approval of the Adjournment Proposal.

You may vote at the Special Meeting if you owned Penumbra Shares at the close of business on March 26, 2026. On that date, there were 39,324,084 Penumbra Shares outstanding, approximately 2.9% of which were owned and entitled to be voted by Penumbra directors and officers and their affiliates. Penumbra currently expects that Penumbra’s directors and executive officers will vote their shares in favor of the Merger and the other proposals to be considered at the Special Meeting, although none of them has entered into any agreements obligating them to do so.
The Merger Proposal will be approved if the holders of a majority of the issued and outstanding Penumbra Shares entitled to vote at the Special Meeting vote in favor of the Merger Proposal. The Advisory Compensation Proposal and the Adjournment Proposal will each be approved if a majority of the votes cast by Penumbra Stockholders present or represented by proxy and entitled to vote at the Special Meeting are voted in favor of that proposal. Each Penumbra Stockholder is entitled to cast one vote per Penumbra Share held as of the Record Date. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Special Meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Special Meeting or fail to instruct your bank, broke, trustee or other nominee how to vote with respect to the Advisory Compensation Proposal or Adjournment Proposal, it will not count as a vote cast and therefore, it will have no effect on such proposal.

The Merger (Page 51)
On January 14, 2026, Boston Scientific, Penumbra and Merger Sub entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Penumbra, with Penumbra continuing as the Surviving Corporation and a wholly owned subsidiary of Boston Scientific.
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.
Parties Involved in the Merger (Page 51)
Penumbra
Penumbra, Inc. is a Delaware corporation headquartered in Alameda, California. Penumbra, the world’s leading thrombectomy company, is focused on developing the most innovative technologies for challenging medical conditions such as ischemic stroke, venous thromboembolism such as pulmonary embolism, and acute limb ischemia. Its broad portfolio, which includes computer assisted vacuum thrombectomy (CAVT), centers on removing blood clots from head to toe with speed, safety and simplicity. By pioneering these innovations, it supports healthcare providers, hospitals and clinics in more than 100 countries, working to improve patient outcomes and quality of life. As of December 31, 2025, Penumbra had, on a consolidated basis, approximately $1.827 billion in total assets, total stockholders’ equity of approximately $1.428 billion and 39,229,670 issued and outstanding Penumbra Shares.
Penumbra’s principal executive offices are located at One Penumbra Place, Alameda, California 94502, and its telephone number at that address is (510) 748-3200. Penumbra’s website is www.penumbrainc.com. Information contained on Penumbra’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this proxy statement/prospectus. Penumbra has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.
Penumbra Shares are listed on the NYSE under the symbol “PEN.”
Boston Scientific
Boston Scientific Corporation is a Delaware corporation headquartered in Marlborough, Massachusetts. Boston Scientific transforms lives through innovative medical technologies that improve the health of patients around the world. As a global medical technology leader for more than 45 years, it advances science for life by providing a broad range of high-performance solutions that address unmet patient needs and reduce the cost of healthcare. Its portfolio of devices and therapies helps physicians diagnose and treat complex cardiovascular, respiratory, digestive, oncological, neurological and urological diseases and conditions.
Boston Scientific’s principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234, and its telephone number at that address is (508) 683-4000. Boston Scientific’s website is www.bostonscientific.com. Information contained on Boston Scientific’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this proxy statement/prospectus. Boston Scientific has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.
Boston Scientific Shares are listed on the NYSE under the symbol “BSX.”
Pinehurst Merger Sub, Inc.
Pinehurst Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific, is a Delaware corporation incorporated on January 13, 2026, for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234, and its telephone number at that address is (508) 683-4000.

Merger Consideration (Page 52)
Treatment of Penumbra Common Stock
At the Effective Time, each Penumbra Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will, subject to the proration provisions of the Merger Agreement, be cancelled and will be converted automatically into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in the Merger Agreement, the following consideration (collectively with, if applicable, cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable pursuant to the Merger Agreement), in each case, without interest:
•
for each Stock Election Share, 3.8721 validly issued, fully paid and non-assessable Boston Scientific Shares;

•
for each Cash Election Share, $374.00 in cash, without interest; and

•
for each Non-Election Share, the right to receive such Merger Consideration as is determined in accordance with the proration mechanism set forth in the Merger Agreement.

The election right for Penumbra Stockholders will be subject to proration in accordance with the terms of the Merger Agreement and as more fully described in the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration,” which is applicable in the event the Cash Consideration is undersubscribed or oversubscribed. The Merger Agreement provides that the total number of Penumbra Shares that will be entitled to receive the Cash Consideration pursuant to the preceding paragraph will be equal to 73.26% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), and the total number of Penumbra Shares that will be entitled to receive the Stock Consideration pursuant to the preceding paragraph will be equal to 26.74% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), in each case, rounded to the nearest whole number. In the event of proration, Penumbra Stockholders might receive a portion of their Merger Consideration in a form they did not elect. No fractional Boston Scientific Shares will be issued in the Merger, and Penumbra Stockholders will receive cash in lieu of any fractional Boston Scientific Shares to which they otherwise would have been entitled, in accordance with the terms and conditions of the Merger Agreement.
You may elect a different form of Merger Consideration for each Penumbra Share you own. You may elect to receive (i) solely the Cash Consideration for each Penumbra Share you own, (ii) solely the Stock Consideration for each Penumbra Share you own or (iii) if you own more than one Penumbra Share, a combination of the Cash Consideration for a selected number of Penumbra Shares you own and the Stock Consideration for the remaining number of Penumbra Shares you own. Whether you receive your elected form of Merger Consideration for each Penumbra Share you own will depend on the election(s) of other Penumbra Stockholders and the proration mechanism referenced in the immediately preceding paragraph. For example, if you elect to receive solely the Cash Consideration for each Penumbra Share you own or solely the Stock Consideration for each Penumbra Share you own, and all other Penumbra Stockholders make the same election, the Merger Consideration you receive will vary to the maximum extent possible compared to your original election. In such instance, you would receive the Cash Consideration for 73.26% of your Penumbra Shares and the Stock Consideration for 26.74% of your Penumbra Shares, in each case, rounding Penumbra Shares to the nearest whole number. The following examples illustrate the proration mechanism in the case of an oversubscription or an undersubscription of the Cash Consideration (both if you elect solely the oversubscribed form of Merger Consideration for each Penumbra Share you own and if you elect a combination of the Cash Consideration and the Stock Consideration for your Penumbra Shares). Note that for illustrative purposes, the following examples (i) assume a total of 39,229,670 Penumbra Shares issued and outstanding as of January 12, 2026, and (ii) do not round Penumbra Shares to the nearest whole number.
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If you own 1,000 Penumbra Shares and elect to receive solely the Cash Consideration for each Penumbra Share you own, and:

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80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding

Penumbra Shares do not make an election, you will receive the Cash Consideration for 915.75 of your Penumbra Shares and the Stock Consideration for 84.25 of your Penumbra Shares; or
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80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for all of your Penumbra Shares and will not receive the Stock Consideration for any of your Penumbra Shares.

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If you own 1,000 Penumbra Shares and elect to receive solely the Stock Consideration for each Penumbra Share you own, and:

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80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for all of your Penumbra Shares and will not receive the Cash Consideration for any of your Penumbra Shares; or

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80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for 334.25 of your Penumbra Shares and the Cash Consideration for 665.75 of your Penumbra Shares.

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If you own 1,000 Penumbra Shares and elect to receive the Cash Consideration for 500 Penumbra Shares you own and the Stock Consideration for 500 Penumbra Shares you own, and:

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80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for 457.875 of your Penumbra Shares and the Stock Consideration for 542.125 of your Penumbra Shares; or

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80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for 832.8750 of your Penumbra Shares and the Stock Consideration for 167.125 of your Penumbra Shares.

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If you own 1,000 Penumbra Shares and fail to make an election with respect to each Penumbra Share you own, and:

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80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for all of your Penumbra Shares and will not receive the Cash Consideration for any of your Penumbra Shares; or

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80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for all of your Penumbra Shares and will not receive the Stock Consideration for any of your Penumbra Shares.

At the announcement of the Transactions, the parties valued the Merger Consideration at $374.00 per Penumbra Share based on the ability of a Penumbra Stockholder to elect either $374.00 in cash per Penumbra Share or 3.8721 Boston Scientific Shares per Penumbra Share (valued at $374.00 per Penumbra Share based on the volume weighted average price of $96.59 per Boston Scientific Share over the last 10 trading days ending on and including January 13, 2026, two trading days before the public announcement of the Transactions), subject to proration. Although the Cash Consideration is fixed at $374.00 in cash per Penumbra Share, the value of the Stock Consideration will fluctuate with the market price of Boston Scientific Shares, and the values of the Cash Consideration and the Stock Consideration at the completion of the Merger may not be the same. Accordingly, the value of the Stock Consideration at the time of completion of the Merger could be greater than, less than or the same as the value of the Cash Consideration. On

March 27, 2026, the latest practicable date prior to the date of this proxy statement/prospectus, the value of the Stock Consideration was $267.83 per Penumbra Share, based on the closing trading price of Boston Scientific Shares on such date as reported on the NYSE. We urge you to obtain current market quotations of Boston Scientific Shares (trading symbol “BSX”) prior to making your Cash Election or Stock Election.
Based on the number of Penumbra Shares outstanding as of March 27, 2026, the last practicable trading day before the date of this proxy statement/prospectus, Boston Scientific is expected to issue approximately 43,866,267 Boston Scientific Shares in the aggregate in the Merger, with former Penumbra Stockholders owning, in the aggregate, approximately 2.87% of the Boston Scientific Shares immediately following the Merger (without giving effect to any Boston Scientific Shares held by Penumbra Stockholders prior to the Merger).
For more information, please see the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration.”
Election Mechanics
Penumbra Stockholders may elect to receive (i) solely the Cash Consideration, (ii) solely the Stock Consideration or (iii) if the Penumbra Stockholder owns more than one share, a combination of the Cash Consideration for a selected number of shares and the Stock Consideration for the remaining number of shares. The election will be subject to the election of other Penumbra Stockholders and the proration mechanism described in the section titled “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration.”
An Election Form, including a letter of transmittal and related instructions, will initially be mailed not less than twenty business days prior to the anticipated Election Deadline (or on such other date as Boston Scientific and Penumbra shall mutually agree) to each Penumbra Stockholder as of the close of business on the Election Form Record Date. The Election Form will allow Penumbra Stockholders to specify: (i) the number of such Penumbra Stockholder’s Penumbra Shares with respect to which to make a Cash Election; and (ii) the number of such Penumbra Stockholder’s Penumbra Shares with respect to which to make a Stock Election. Any Penumbra Shares (other than Excluded Shares) with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before the Election Deadline will be deemed to be Non-Election Shares. Penumbra and Boston Scientific will issue a press release announcing the date of the Election Deadline at least five business days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and Penumbra and Boston Scientific will promptly announce any such delay and, when determined, the rescheduled Election Deadline.
Penumbra Stockholders wishing to make an election must properly complete and deliver to the Exchange Agent an Election Form by the Election Deadline, accompanied by duly executed transmittal materials included in the Election Form, along with, if their Penumbra Shares are not Book-Entry Shares, any Certificates. The Election Form will also include delivery instructions with respect to Book-Entry Shares. The Election Form will be provided to Penumbra Stockholders in a separate mailing and is not being provided with this proxy statement/prospectus.
Further, any election shall have been effective only if the Exchange Agent shall have actually received a properly completed Election Form (including any required letter of transmittal, any Certificates and any other documents required by the Election Form), by the Election Deadline. If any election is not properly made with respect to any Penumbra Shares, such election shall be deemed to be not in effect, and the Penumbra Shares covered by such election will be deemed to be Non-Election Shares, unless a proper election is thereafter timely made.

Penumbra Stockholders who do not make an election will be treated as having elected to receive Cash Consideration or Stock Consideration in accordance with the proration methodology in the Merger Agreement, which is described in the section titled “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration.”
Treatment of Penumbra Options and Penumbra RSUs (Page 55)
The Merger Agreement provides that, at the Effective Time, subject to all applicable federal, state and local tax withholding requirements:
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each outstanding and unexercised Penumbra Option, whether vested or unvested, with an exercise price per Penumbra Share that is less than the Equity Award Consideration Value, will be automatically cancelled and converted into the right to receive (i) the Option Cash Consideration, plus (ii) the Equity Award Stock Consideration;

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the Option Cost will first reduce the Option Cash Consideration payable with respect to such Penumbra Option until such Option Cash Consideration is zero, and next, if the Option Cost is greater than the Excess Option Cost, the Equity Award Stock Consideration issuable with respect to such Penumbra Option will be reduced by a number of Boston Scientific Shares equal to (x) such Excess Option Cost divided by (y) the Boston Scientific Stock Price, rounded up to the nearest whole Boston Scientific Share;

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each Penumbra Accelerated RSU will, to the extent not vested, automatically vest and be cancelled and converted into the right to receive, subject to any reduction of any RSU Cost, the Equity Award Consideration for each Penumbra Share underlying such Penumbra Accelerated RSU;

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to the extent the Equity Award Consideration payable and issuable in respect of a Penumbra Accelerated RSU is subject to any RSU Cost, such RSU Cost will first reduce the Equity Award Cash Consideration payable with respect to such Penumbra Accelerated RSU until such Equity Award Cash Consideration is zero, and next, if the RSU Cost is greater than the Excess RSU Cost, the Equity Award Stock Consideration issuable with respect to such Penumbra Accelerated RSU will be reduced by a number of Boston Scientific Shares equal to (x) such Excess RSU Cost divided by (y) the Boston Scientific Stock Price, rounded up to the nearest whole Boston Scientific Share; and

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each outstanding Penumbra RSU (including any Penumbra RSU not yet formally granted that relates to an outstanding award under a sales incentive plan) that is not a Penumbra Accelerated RSU will be deemed outstanding immediately prior to the Effective Time and any applicable performance condition for any incomplete performance periods will be reasonably assessed based on actual performance through the Effective Time, be assumed by Boston Scientific and converted into a Converted RSU, based on a specified conversion ratio.

Treatment of the Penumbra ESPP (Page 55)
Subject to the consummation of the Merger, the Penumbra ESPP will terminate effective immediately prior to the Effective Time. The Penumbra ESPP will be frozen and suspended at the end of the “offering period” in progress as of January 15, 2026, and following January 15, 2026, until the Effective Time, no new offering periods will be commenced under the Penumbra ESPP, no new participants will be permitted to commence participation in the Penumbra ESPP, and no current participants will be permitted to effectuate changes to their elections or contributions to the Penumbra ESPP.
Penumbra’s Reasons for the Merger; Recommendation of the Penumbra Board (Page 63)
After careful consideration, the Penumbra Board has unanimously determined that the Merger and the other Transactions to be consummated by Penumbra are advisable to, fair to, and in the best interests of Penumbra and the Penumbra Stockholders and unanimously approved the Merger Agreement. The Penumbra Board unanimously recommends that Penumbra Stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
For a more detailed discussion of the Penumbra Board’s recommendation, see “The Merger Agreement — The Penumbra Board’s Recommendation; Penumbra Adverse Recommendation Change” beginning on page 99 of this proxy statement/prospectus.

Opinion of Penumbra’s Financial Advisor — Perella Weinberg Partners LP (Page 67)
Penumbra retained PWP as financial advisor to the Penumbra Board in connection with the Transactions. In connection with this engagement, the Penumbra Board requested that PWP evaluate the fairness, from a financial point of view, to the holders of outstanding shares of Penumbra Common Stock (other than holders of Excluded Shares) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement. On January 14, 2026, PWP rendered to the Penumbra Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 14, 2026 that, as of such date, and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Penumbra Common Stock (other than Excluded Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of PWP’s written opinion, dated January 14, 2026, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PWP in preparing its opinion, is attached as Annex B and is incorporated herein by reference. PWP’s financial advisory services and opinion were provided for the information and assistance of the Penumbra Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions and PWP’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, of the Merger Consideration to be received by the holders of shares of Penumbra Common Stock (other than Excluded Shares) in the Merger pursuant to the Merger Agreement. PWP’s opinion did not address any other term or aspect of the Merger Agreement or the Transactions and does not constitute a recommendation to any stockholder of Penumbra or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transactions or any other matter.
The full text of PWP’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PWP in preparing its opinion.
For more information, please see the section of this proxy statement/prospectus captioned “The Merger — Opinion of Penumbra’s Financial Advisor — Perella Weinberg Partners LP” beginning on page 67 of this proxy statement/prospectus.
Interests of Penumbra’s Directors and Executive Officers in the Merger (Page 75)
Directors and executive officers of Penumbra may have interests in the Merger that are different from, or in addition to, those of Penumbra Stockholders generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the Merger Agreement, and continued indemnification and directors’ and officers’ liability insurance. In addition, as of the date of this proxy statement/prospectus, it is anticipated that Adam Elsesser will join the Boston Scientific Board upon Closing. Prior to and following the Closing, certain of Penumbra’s other executive officers may have discussions with and may enter into agreements with Boston Scientific or the Surviving Corporation, their subsidiaries or their respective affiliates regarding service with, or the right to purchase or participate in the equity of, Boston Scientific, the Surviving Corporation or one or more of its affiliates. The Penumbra Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending the adoption of the Merger Agreement and the approval of the Advisory Compensation Proposal. See “The Merger — Interests of Penumbra’s Directors and Executive Officers in the Merger” beginning on page 75 of this proxy statement/prospectus for a more detailed description of these interests.
Appraisal Rights (Page 78)
Under the DGCL, if the Merger is completed, Penumbra Stockholders of record who do not vote in favor of the Merger Proposal and who otherwise properly exercise and perfect their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their Penumbra Shares, in lieu of receiving the Merger Consideration. The “fair value” could be higher or lower than, or the same as, the Merger Consideration. The relevant provisions of the DGCL are included as Annex C to this proxy statement/prospectus. Penumbra Stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, Penumbra Stockholders who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal. Boston Scientific Stockholders are not entitled to appraisal of their Boston Scientific Shares or dissenters’ rights with respect to the Merger in connection with the Merger under Delaware law. For a more complete description of Penumbra Stockholders’ appraisal rights, see “Appraisal Rights” beginning on page 78 of this proxy statement/prospectus.
Accounting Treatment (Page 78)
Boston Scientific prepares its financial statements in accordance with GAAP. The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. Boston Scientific will be treated as the acquirer for accounting purposes and will record the identifiable assets acquired and liabilities assumed from Penumbra at their respective fair values as of the closing date of the Merger. The excess of the purchase price over the fair value of the identifiable net assets acquired will be recorded as goodwill.
Material U.S. Federal Income Tax Consequences of the Merger (Page 78)
The exchange of Penumbra Shares by a Penumbra Stockholder for cash and Boston Scientific Shares in the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, any Penumbra Stockholder that is a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the amount of cash (including any cash received in lieu of any fractional Boston Scientific Shares) and the fair market value as of the Effective Time of the Merger of the Boston Scientific Shares received in the Merger and (ii) the U.S. Holder’s adjusted tax basis in the Penumbra Shares exchanged in the Merger.
Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in Penumbra Shares immediately prior to the Merger is more than one year. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.
A U.S. Holder will have a tax basis in the Boston Scientific Shares received in the Merger equal to the fair market value of such shares as of the Effective Time of the Merger. A U.S. Holder’s holding period for Boston Scientific Shares received in exchange for Penumbra Shares in the Merger will begin on the date immediately following the Closing Date.
A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of Penumbra Shares for cash and Boston Scientific Shares in the Merger unless such Non-U.S. Holder has certain connections to the U.S. as described in “Material U.S. Federal Income Tax Consequences of the Merger — Non-U.S. Holders.” A Non-U.S. Holder may be subject to backup withholding with respect to payments made pursuant to the Merger unless such Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption.
Each Penumbra Stockholder should consult its own tax advisor to determine the particular tax consequences of the Merger to such stockholder in light of such Penumbra Stockholder’s particular circumstances.
For purposes of this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Penumbra Shares that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the U.S.;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state therein or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (i) that is subject to the primary supervision of a court within the U.S. and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this proxy statement/prospectus, the term “Non-U.S. Holder” means a beneficial owner of Penumbra Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
For a more detailed description of the U.S. federal income tax consequences of the Merger, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78 of this proxy statement/prospectus.
Financing of the Merger (Page 79)
Boston Scientific’s obligation to complete the Merger is not conditioned upon its obtaining financing for the Merger. Boston Scientific anticipates that approximately $11 billion will be required to pay the aggregate Cash Consideration payable in connection with the Merger and to pay fees and expenses relating to the Merger and the other Transactions.
Boston Scientific intends to fund the aggregate Cash Consideration payable in connection with the Merger with a combination of (i) existing cash resources; (ii) third party debt financing, which may include issuances under Boston Scientific’s commercial paper program; and (iii) proceeds from the issuance of one or more senior unsecured debt securities. In connection with the Merger, on February 26, 2026, Boston Scientific entered into the following agreements with Wells Fargo Bank, National Association and the other lenders party thereto: (1) a 364-day revolving credit facility, in an aggregate principal amount of up to $2.0 billion; (2) a 364-day delayed draw term loan facility in an aggregate principal amount of up to $1.0 billion, which may be drawn to fund the Merger at Closing; (3) a 364-day delayed draw term loan facility in an aggregate principal amount of up to $5.0 billion, which may be drawn to fund the Merger at Closing and, if so drawn, shall be repaid or refinanced with the proceeds of any issuance of senior unsecured debt securities referenced above; and (4) the refinancing of Boston Scientific’s existing $2,750,000,000 revolving credit agreement, dated as of May 10, 2021, by and among Boston Scientific, Wells Fargo Bank, National Association as administrative agent, and the lenders party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Revolving Credit Agreement”), pursuant to which the Existing Revolving Credit Agreement was refinanced to, among other things, increase the aggregate revolving credit commitments from $2.75 billion to $3.0 billion and extend the maturity to February 26, 2031. Each of the Existing Revolving Credit Agreement and the 364-day revolving credit facility provide backing for Boston Scientific’s commercial paper program, and outstanding commercial paper backed by either facility will directly reduce borrowing capacity under such facility.
For more information, see “The Merger — Financing of the Merger” beginning on page 79 of this proxy statement/prospectus.
Listing of Boston Scientific Common Stock (Page 79)
The Boston Scientific Shares to be issued in the Transaction will be listed for trading on the NYSE.
Delisting and Deregistration of Penumbra Common Stock (Page 79)
If the Transactions are completed, Penumbra Shares will be delisted from the NYSE and deregistered under the Exchange Act, and Penumbra will no longer be required to file periodic reports with the SEC with respect to the Penumbra Shares.
Comparison of Stockholder Rights (Page 79)
The rights of Penumbra Stockholders are governed by the Penumbra Charter, the Penumbra Bylaws and the DGCL. To the extent you receive any stock consideration in the Merger, your rights as a stockholder of Boston Scientific will be governed by the Boston Scientific Charter, the Boston Scientific By-Laws and the DGCL. Your rights under the Penumbra Charter and Penumbra Bylaws will differ in some respects from your rights under Boston Scientific Charter and Boston Scientific By-Laws. For more detailed information regarding a comparison of your rights as a Penumbra Stockholder and as a Boston Scientific Stockholder, see “Comparison of Stockholder Rights” beginning on page 120 of this proxy statement/prospectus.

Timing of the Merger (Page 80)
The Transactions are currently expected to be completed in 2026. Neither Penumbra nor Boston Scientific can predict, however, the actual date on which the Transactions will be completed, or if the Merger will be completed at all, because completion of the Merger is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.
See “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 106 of this proxy statement/prospectus.
Regulatory Approvals Required for the Merger (Page 80)
HSR Act and U.S. Antitrust Law Matters
The Merger is subject to the provisions of the HSR Act and cannot be completed until Penumbra and Boston Scientific each files a notification and report form under the HSR Act with the DOJ and the FTC, and the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any agreement with the DOJ or the FTC not to complete the Merger has expired or been terminated. Penumbra, Boston Scientific and Merger Sub have agreed in the Merger Agreement to make an appropriate filing of all notification and report forms as required by the HSR Act within twenty business days after the date of the Merger Agreement (unless a different date is agreed to by the parties).
Penumbra and Boston Scientific each filed a notification and report form under the HSR Act with the DOJ and the FTC on February 13, 2026. On March 16, 2026, Penumbra and Boston Scientific each received a Second Request (as defined in the section of this proxy statement/prospectus captioned “The Merger — Regulatory Approvals Required for the Merger”) from the FTC in connection with the FTC’s review of the Merger. The issuance of the Second Request extends the waiting period under the HSR Act until 30 days after both Penumbra and Boston Scientific have substantially complied with the Second Request, unless the waiting period is extended voluntarily by the parties or terminated earlier by the FTC. Penumbra and Boston Scientific expect to promptly respond to the Second Request and to continue to work cooperatively with the FTC in its review of the Merger.
Non-U.S. Antitrust Law and Foreign Investment Law Matters
Subject to a pending referral at the parties’ request, the Merger is expected to be subject to clearance or approval under the competition laws of the European Union. In addition, the Merger is subject to clearance or approval under the competition laws and the foreign investment laws of certain other non-U.S. jurisdictions. The Merger cannot be completed until Penumbra and Boston Scientific obtain clearance or approval to consummate the Merger, or applicable waiting periods have expired or been terminated, in each such non-U.S. jurisdiction. Penumbra and Boston Scientific have agreed in the Merger Agreement to initiate the appropriate steps towards filing of all notification filings, forms or submissions as required by the antitrust, competition or foreign investment laws of each such non-U.S. jurisdiction no later than 50 calendar days (except as otherwise agreed between Penumbra and Boston Scientific) following the date of the Merger Agreement (and in any event prior to the expiration of any applicable legal deadline).
Boston Scientific, Merger Sub and Penumbra have agreed to use their reasonable best efforts to take all actions that are necessary, appropriate or desirable to obtain all regulatory approvals required to complete the Transactions, subject to certain limitations as set forth in the Merger Agreement. Under and subject to the terms and conditions of the Merger Agreement, Boston Scientific has agreed to (i) pay Penumbra a termination fee in an amount equal to $900 million in the event the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances relating to the failure to obtain required antitrust approvals or clearances, (ii) litigate in the event the Merger is challenged and (iii) if necessary, divest assets and/or accept certain non-divestiture remedies with respect to businesses, properties or assets that generated up to $300 million in revenue for the year ending December 31, 2025, as further described in the section of this proxy statement/prospectus captioned “The Merger Agreement — Regulatory Filings.”
Although Boston Scientific and Penumbra expect that all required regulatory clearances and approvals will be obtained, neither Boston Scientific nor Penumbra can assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements or limitations on the completion of the Merger, including the requirement to divest assets, license or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement, or that a challenge to the Merger on antitrust grounds or other regulatory grounds will not be made, or if such challenge is made, what the result will be. For a more complete summary of the required regulatory approvals and other conditions to the completion of the Merger, see the section titled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 80 of this proxy statement/prospectus and the section titled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 106 of this proxy statement/prospectus.
The SEC
In connection with the Merger Proposal, Boston Scientific has filed a Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of Boston Scientific Shares to be issued as the Stock Consideration in the Merger will be registered with the SEC.
The NYSE
Under the terms of the Merger Agreement, it is a condition to the consummation of the Merger that the Boston Scientific Shares to be issued as the Stock Consideration in the Merger be approved for listing on the NYSE, subject to official notice of issuance.
The “No Shop” Period — No Solicitation of Other Offers (Page 97)
Under the Merger Agreement, prior to the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, Penumbra agrees that it will not and will cause each Penumbra Subsidiary and any of the officers, directors or employees of it or any Penumbra Subsidiary not to, and will instruct the other representatives of Penumbra not to, directly or indirectly, among other things, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquires, or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal, (iii) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal, or (iv) execute or enter into any Acquisition Agreement (as defined in the section of this proxy statement/prospectus captioned “The Merger Agreement — The Penumbra Board’s Recommendation; Penumbra Adverse Recommendation Change”), subject to a customary “fiduciary out” provision that allows Penumbra, under certain specified circumstances, prior to receipt of the Penumbra Stockholder Approval, to furnish information to, or engage in negotiations or discussions with, any third party that has made a bona fide Acquisition Proposal that did not result from a material breach of Penumbra’s no solicitation obligations set forth in the Merger Agreement if, and only if, Penumbra complies with certain notice and other requirements and the Penumbra Board (x) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined in the section of this proxy statement/prospectus captioned “The Merger Agreement — The “No Shop” Period — No Solicitation of Other Offers”) and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. For more information, please see the sections of this proxy statement/prospectus captioned “The Merger Agreement — The “No Shop” Period — No Solicitation of Other Offers.”
Notwithstanding the foregoing restrictions, prior to the receipt of the Penumbra Stockholder Approval, the Penumbra Board may effect an Adverse Recommendation Change (as defined in the section of this proxy statement/prospectus captioned “The Merger Agreement — The Penumbra Board’s Recommendation; Penumbra Adverse Recommendation Change”) and cause Penumbra to terminate the Merger Agreement by written notice to Boston Scientific of such termination in order to enter into, or cause a Penumbra Subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal (subject to the payment of the Penumbra Termination Fee (as defined in the section of this proxy statement/prospectus captioned

“Summary — Termination Fees and Expenses”) in accordance with the terms of the Merger Agreement), if (x) Penumbra receives a written Acquisition Proposal that did not result from a breach of Penumbra’s no solicitation obligations in the Merger Agreement that the Penumbra Board determines in good faith (after consultation with its outside legal counsel and outside financial advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (y) may effect an Adverse Recommendation Change if an Intervening Event (as defined in the section of this proxy statement/prospectus captioned “The Merger Agreement — The “No Shop” Period — No Solicitation of Other Offers”) occurs and as a result thereof the Penumbra Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; subject, in each case, to compliance with the terms and conditions of the Merger Agreement. For more information, please see the section of this proxy statement/prospectus captioned “The Merger Agreement — The “No Shop” Period — No Solicitation of Other Offers.”
If Penumbra terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, Penumbra must pay the Penumbra Termination Fee to Boston Scientific. For more information, please see the section of this proxy statement/prospectus captioned “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees and Expenses” beginning on pages 108 and 109 of this proxy statement/prospectus.
Conditions to the Closing of the Merger (Page 106)
The respective obligations of Boston Scientific, Merger Sub and Penumbra to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable law) of the following conditions:
•
the Penumbra Stockholder Approval must have been obtained;

•
no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger (the “No Governmental Order Closing Condition”);

•
any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a governmental authority not to consummate the Merger must have expired or been terminated (the “HSR Closing Condition”);

•
all required consents, approvals, non-disapprovals and other authorizations of any governmental authority under the antitrust laws of certain other jurisdictions must have been obtained (together with the HSR Closing Condition, the “Regulatory Approvals Closing Condition”);

•
the Form S-4 must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order; and

•
the Boston Scientific Shares to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

Additionally, the obligations of Boston Scientific and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
the accuracy of certain representations and warranties provided by Penumbra in the Merger Agreement as of the date of the Merger Agreement and the Closing Date (except to the extent such representations and warranties were, by their terms, made as of a specified date, in which case their accuracy is to be assessed as of such specified date), in each case, subject to certain qualifications and materiality thresholds;

•
Penumbra must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

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since the date of the Merger Agreement, there must not have occurred a Penumbra Material Adverse Effect (as defined in the section of this proxy statement/prospectus below captioned “The Merger Agreement — Representations and Warranties”); and

•
Penumbra will have delivered to Boston Scientific a certificate, dated the Closing Date and signed by a duly authorized officer of Penumbra, certifying as to the satisfaction of certain conditions to consummate the Merger.

The obligations of Penumbra to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
the accuracy of certain representations and warranties provided by Boston Scientific and Merger Sub in the Merger Agreement as of the date of the Merger Agreement and the Closing Date (except to the extent such representations and warranties were, by their terms, made as of a specified date, in which case their accuracy is to be assessed as of such specified date), in each case, subject to certain qualifications and materiality thresholds;

•
each of Boston Scientific and Merger Sub must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•
since the date of the Merger Agreement, there must not have occurred a Boston Scientific Material Adverse Effect (as defined in the section of this proxy statement/prospectus below captioned “The Merger Agreement — Representations and Warranties”); and

•
Boston Scientific will have delivered to Penumbra a certificate, dated the Closing Date and signed by a duly authorized officer of Boston Scientific, certifying as to the satisfaction of certain conditions to consummate the Merger.

For more information, please see the section of this proxy statement/prospectus captioned “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 106 of this proxy statement/prospectus.
Termination of the Merger Agreement (Page 108)
Boston Scientific and Penumbra have certain customary rights to terminate the Merger Agreement under certain circumstances, including:
•
by mutual written consent of Boston Scientific and Penumbra;

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by either Boston Scientific or Penumbra:

•
if the Effective Time has not occurred on or before the Initial Outside Date; provided, that if on the Initial Outside Date (or, if the Initial Outside Date has been extended in accordance with the terms of the Merger Agreement, if on the then-scheduled Outside Date, as applicable) any of the conditions pertaining to the No Governmental Order Closing Condition (to the extent relating to matters in connection with the Regulatory Approvals Closing Condition or any antitrust law) or the Regulatory Approvals Closing Condition have not been satisfied but all other conditions to the Merger have been satisfied or waived (or will then be capable of being satisfied if the Closing were to take place on such date), then either Boston Scientific or Penumbra may, by written notice to the other party, extend the Initial Outside Date in successive three-month increments until no later than January 14, 2028; provided, that the right to terminate the Merger Agreement in accordance with the foregoing will not be available to any party whose failure to fulfill any agreements and covenants under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

•
if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order has become final and nonappealable, or if there has been adopted following January 14, 2026 any law that makes consummation of the Merger illegal or otherwise prohibited; provided, that the party seeking to terminate the Merger Agreement pursuant to the foregoing has fulfilled its obligations under the regulatory filings covenant of the Merger Agreement; and
•
if the Merger Agreement fails to receive the Penumbra Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof at which a vote is taken on the Merger);

•
by Boston Scientific:

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if, prior to Penumbra’s receipt of the Penumbra Stockholder Approval, the Penumbra Board will have effected, and not withdrawn at least five business days prior to the Special Meeting, an Adverse Recommendation Change; and

•
if Penumbra has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Penumbra’s representations and warranties or Penumbra’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) 30 calendar days after written notice thereof is given by Boston Scientific to Penumbra and (B) the Outside Date; provided, however, that Boston Scientific will not have the right to terminate the Merger Agreement pursuant to the foregoing if Boston Scientific is then in breach of any of its representations or warranties or Boston Scientific or Merger Sub is then in breach of its covenants or agreements under the Merger Agreement such that either of the conditions to the Merger related to the accuracy of Boston Scientific’s representations and warranties, or Boston Scientific’s or Merger Sub’s performance of covenants and agreements, is not satisfied or capable of being satisfied by the Outside Date; or

•
by Penumbra:

•
at any time prior to receipt of the Penumbra Stockholder Approval, if the Penumbra Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the terms and conditions of the Merger Agreement; provided that (i) Penumbra will not have breached (other than a de minimis breach) its no solicitation obligations set forth in the Merger Agreement and (ii) prior to or substantially concurrently with, and as a condition to the effectiveness of, such termination Penumbra pays to Boston Scientific the Penumbra Termination Fee; and

•
if Boston Scientific has breached any of its representations or warranties, or Boston Scientific or Merger Sub has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Boston Scientific’s or Merger Sub’s representations and warranties, or Boston Scientific’s or Merger Sub’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) 30 calendar days after written notice thereof is given by Penumbra to Boston Scientific and (B) the Outside Date; provided, however, that Penumbra will not have the right to terminate the Merger Agreement pursuant to the foregoing if Penumbra is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that either of the conditions to the Merger related to the accuracy of Penumbra’s representations and warranties, or Penumbra’s performance of covenants and agreements, is not satisfied or capable of being satisfied by the Outside Date.

Termination Fees and Expenses (Page 109)
Under some circumstances, Penumbra will be required to pay Boston Scientific $525 million (the “Penumbra Termination Fee”) upon or following the termination of the Merger Agreement, and under certain circumstances Boston Scientific will be required to pay Penumbra $900 million (the “Boston Scientific Termination Fee”) following the termination of the Merger Agreement. For more information, please see the section of this proxy statement/prospectus captioned “The Merger Agreement — Termination Fees and Expenses” beginning on page 109 of this proxy statement/prospectus.

Legal Proceedings Regarding the Merger (Page 82)
To the knowledge of the Penumbra management team, there are not any lawsuits or other legal proceedings currently pending or contemplated against Penumbra relating to the Merger. As of March 30, 2026, Penumbra and Boston Scientific have received three demand letters from purported Penumbra Stockholders (the “Demand Letters”), which generally allege that the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 filed with the SEC by Boston Scientific on February 27, 2026 contains disclosure deficiencies in violation of U.S. federal securities laws. The Demand Letters seek corrective disclosures in the proxy statement/prospectus in advance of the Special Meeting.
Penumbra and Boston Scientific believe that the disclosures in this proxy statement/prospectus comply fully with applicable law. It is possible that additional or similar demand letters may be received by Penumbra, the Penumbra Board, Boston Scientific and/or the Boston Scientific Board, and/or that complaints may be filed alleging similar or additional deficiencies between the date of this proxy statement/prospectus and consummation of the Merger. If any such additional demand letters are received or any complaints are filed, absent new or different allegations that are material, Penumbra and/or Boston Scientific will not necessarily disclose such demand letters or complaints.
For more information, please see the section of this proxy statement/prospectus captioned “The Merger — Legal Proceedings Regarding the Merger” beginning on page 82 of this proxy statement/prospectus.
Risk Factors (Page 35)
In addition to the other information included in, incorporated by reference in, or found in the annexes attached to, this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33, in deciding how to vote for the proposals to be considered at the Special Meeting, you should carefully consider the factors described in “Risk Factors” beginning on page 35 of this proxy statement/prospectus. These risks include the following:
Risks Related to the Merger
•
Because the Stock Consideration is based on a fixed exchange ratio (which will not be adjusted for stock price changes) of 3.8721 Boston Scientific Shares for each Penumbra Share and the market price of Boston Scientific Shares has fluctuated and will continue to fluctuate, Penumbra Stockholders who elect to receive the Stock Consideration cannot be sure of the value of the Stock Consideration they will receive.

•
Penumbra Stockholders may receive a form of Merger Consideration different from what they elect.

•
Completion of the Merger is subject to the conditions contained in the Merger Agreement and if these conditions are not satisfied or waived, the Merger will not be completed.

•
Regulatory approval may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

•
Penumbra’s directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a Penumbra Stockholder more generally.

•
The Merger Agreement limits Penumbra’s ability to pursue alternatives to the Merger and may discourage other companies from trying to acquire Penumbra.

•
The fairness opinion delivered by PWP will not reflect changes in circumstances between the date of the Merger Agreement and the completion of the Merger.

•
Uncertainty associated with Penumbra’s agreement to be acquired by Boston Scientific could have an adverse effect on Penumbra’s business.

•
Failure to complete the Merger could negatively affect the stock price and the future business and financial results of Penumbra.

•
Boston Scientific intends to obtain financing in connection with the Transactions and cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

•
Completion of the Transactions may trigger change in control provisions in certain agreements to which Penumbra is a party.

•
Lawsuits may in the future be filed against Penumbra, its directors, Boston Scientific, and/or Merger Sub challenging the Transactions or any one of them, and an adverse ruling in any such lawsuit may prevent completing the Transactions or completing the Transactions within the expected timeframe and/or result in substantial costs to Boston Scientific and Penumbra.

•
If you make an election with respect to your Penumbra Shares, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

•
Each party is subject to contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.

•
After the Transactions, Penumbra Stockholders will have a significantly lower ownership and voting interest in Boston Scientific than they currently have in Penumbra and will exercise less influence over management.

•
Penumbra Stockholders will be forfeiting all rights with respect to their Penumbra Shares other than the right to receive the Merger Consideration, including the right to participate directly in any earnings or future growth of Penumbra.

Risks Related to Boston Scientific After Completion of the Merger
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Boston Scientific may fail to realize all of the anticipated benefits of the Merger or those benefits may take longer to realize than expected.

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Boston Scientific will incur direct and indirect costs as a result of the Merger.

•
Uncertainties associated with the Merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Risks Related to Boston Scientific Common Stock
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Boston Scientific Common Stock has rights different from Penumbra Common Stock.

•
The market price of Boston Scientific Shares after the Transactions are completed may be affected by factors different from those affecting Penumbra Shares before the Transactions are completed. The market price of Boston Scientific Shares may fluctuate and may be volatile.

•
The issuance of Boston Scientific Shares in connection with the Merger will cause dilution to existing Boston Scientific Stockholders, which could have the effect of depressing the market price of Boston Scientific Shares.

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Boston Scientific does not intend to pay cash dividends on Boston Scientific Shares for the foreseeable future.

•
Anti-takeover provisions could adversely affect Boston Scientific’s stockholders.

See “Where You Can Find More Information” beginning on page 223 for more information about the documents incorporated by reference in this proxy statement/prospectus. Additional risks and uncertainties not presently known to Boston Scientific or Penumbra or that are not currently believed to be important also may adversely affect the Transactions and Boston Scientific following the Transactions.

COMPARATIVE MARKET PRICE DATA
Boston Scientific Shares are listed for trading on the NYSE under the symbol “BSX” and Penumbra Shares are listed for trading on the NYSE under the symbol “PEN.” The following table presents the closing trading prices of Boston Scientific Shares and Penumbra Shares, as reported on the NYSE on: January 14, 2026, the last full trading day prior to the public announcement of the Merger Agreement; and March 27, 2026, the latest practicable date prior to the date of this proxy statement/prospectus:
The table also presents the equivalent value of the Stock Consideration per Penumbra Share on those dates:
	Boston Scientific Closing Price	Penumbra Closing Price	Equivalent value of the Stock Consideration Per Penumbra Share(1)
January 14, 2026	$93.74	$313.43	$362.97
March 27, 2026	$69.17	$335.10	$267.83

(1)
Reflects the equivalent value of the Stock Consideration per Penumbra Share, calculated by multiplying (a) the closing trading price of Boston Scientific Shares as of the specified date by (b) the exchange ratio of 3.8721 Boston Scientific Shares per Penumbra Share.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Penumbra Stockholders in determining whether to approve the Merger Agreement because the value of the Merger Consideration will fluctuate based on the market price of Boston Scientific Shares. As a result, Penumbra Stockholders are urged to obtain current market quotations for Boston Scientific Shares and Penumbra Shares and to review carefully the other information contained in (or incorporated by reference into) this proxy statement/prospectus in considering whether to approve the Merger Proposal. The market prices of Boston Scientific Shares and Penumbra Shares will fluctuate between the date of this proxy statement/prospectus and the date of completion of the Merger. No assurance can be given concerning the market prices of Boston Scientific Shares or Penumbra Shares before or after the Effective Time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents that are incorporated into this proxy statement/prospectus by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words. These forward-looking statements are based on the beliefs, assumptions and estimates of Boston Scientific and Penumbra using information available to them at the time and are not intended to be guarantees of future events or performance. These forward-looking statements include, among other things, statements regarding the financial and business impact of the Transactions and anticipated benefits of the Transactions, the closing of the Transactions and the timing thereof, the ability to obtain required regulatory and stockholder approvals, the possibility that competing offers will be made, potential litigation relating to the Transactions, business plans and strategy, product launches and product performance and impact, clinical programs, and expected financial results. If Boston Scientific’s and Penumbra’s underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by their forward-looking statements. These factors, in some cases, have affected and in the future (together with other factors) could affect the ability of Boston Scientific and Penumbra to implement its respective business strategies and may cause actual results to differ materially from those contemplated by the statements expressed in this proxy statement/prospectus and the documents that are incorporated into this proxy statement/prospectus by reference. As a result, readers are cautioned not to place undue reliance on any of Boston Scientific’s and Penumbra’s forward-looking statements.
In addition to the risk factors described under “Risk Factors” beginning on page 35, factors that may cause such differences include, among other things:
•
economic conditions, including the impact of foreign currency fluctuations;

•
future U.S. and global political, competitive, reimbursement and regulatory conditions, including changing trade and tariff policies;

•
geopolitical events;

•
manufacturing, distribution and supply chain disruptions and cost increases;

•
disruptions caused by cybersecurity events;

•
disruptions caused by public health emergencies or extreme weather or other climate change-related events;

•
labor shortages and increases in labor costs;

•
variations in outcomes of ongoing and future clinical trials and market studies;

•
new product introductions;

•
expected procedural volumes;

•
the closing and integration of acquisitions, including the ability to achieve the anticipated benefits of the Transactions and successfully integrate Boston Scientific’s and Penumbra’s operations;

•
business disruptions (including disruptions in relationships with employees, customers or suppliers) following the announcement and/or closing of the Transactions;

•
demographic trends;

•
intellectual property;

•
litigation;

•
regulatory and stockholder approvals;

•
financial market conditions; and

•
future business decisions made by Boston Scientific, Penumbra and their respective competitors.

All of these factors are difficult or impossible to predict accurately and many of them are beyond the control of Boston Scientific and Penumbra. For a further list and description of these and other important risks and uncertainties that may affect each of Boston Scientific’s and Penumbra’s businesses and future operations, see Part I, Item 1A — Risk Factors in Boston Scientific’s and Penumbra’s respective most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference in this proxy statement/prospectus and may be updated in Part II, Item 1A — Risk Factors in Quarterly Reports on Form 10-Q each company has filed or will file hereafter. See “Where You Can Find More Information” on page 223. Boston Scientific and Penumbra each disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements, except as required by securities and other applicable laws. This cautionary statement is applicable to all forward-looking statements contained in this proxy statement/prospectus and the documents that are incorporated into this proxy statement/prospectus by reference.

RISK FACTORS
In addition to the other information included in, incorporated by reference in, or found in the annexes attached to, this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33, you should carefully consider the following risk factors in deciding how to vote for the proposals to be considered at the Special Meeting. See “Where You Can Find More Information” beginning on page 223 for more information about the documents incorporated by reference in this proxy statement/prospectus. Additional risks and uncertainties not presently known to Boston Scientific or Penumbra or that are not currently believed to be important also may adversely affect the Transactions and Boston Scientific following the Transactions.
Risks Related to the Merger
Because the Stock Consideration is based on a fixed exchange ratio (which will not be adjusted for stock price changes) of 3.8721 Boston Scientific Shares for each Penumbra Share and the market price of Boston Scientific Shares has fluctuated and will continue to fluctuate, Penumbra Stockholders who elect to receive the Stock Consideration cannot be sure of the value of the Stock Consideration they will receive.
Upon the Effective Time, each Stock Election Share will, subject to the proration provisions of the Merger Agreement, be cancelled and will be converted automatically into the right to receive 3.8721 validly issued, fully paid and non-assessable Boston Scientific Shares. The market price of Boston Scientific Shares at the Effective Time may vary significantly from the market price of Boston Scientific Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus and the date of the Special Meeting. Because the Stock Consideration is based on a fixed exchange ratio, the value of the Stock Consideration that Penumbra Stockholders who elect to receive the Stock Consideration will receive upon completion of the Merger may be higher or lower than the value of the Stock Consideration on such earlier dates. Accordingly, Penumbra Stockholders who elect to receive the Stock Consideration will not know or be able to calculate at the time of the Special Meeting the market value of the Stock Consideration they will receive upon completion of the Merger. If the market value of Boston Scientific Shares falls between the date of this proxy statement/prospectus and the time the Stock Consideration is actually received, the value of the Stock Consideration received may be less than the value of the Stock Consideration such Penumbra Stockholder may anticipate receiving.
Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Boston Scientific’s and Penumbra’s respective businesses, operations and prospects, market assessments of the likelihood that the Merger will be completed, the timing of the Merger, regulatory considerations and other risk factors set forth or incorporated by reference in this proxy statement/prospectus. Many of these factors are beyond Boston Scientific’s and Penumbra’s control.
You are urged to obtain current market quotations for Boston Scientific Shares and for Penumbra Shares.
Penumbra Stockholders may receive a form of Merger Consideration different from what they elect.
The election right for Penumbra Stockholders will be subject to proration in accordance with the terms of the Merger Agreement, which is applicable in the event the Cash Consideration is undersubscribed or oversubscribed. The Merger Agreement provides that the total number of Penumbra Shares that will be entitled to receive the Cash Consideration will be equal to 73.26% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), and the total number of Penumbra Shares that will be entitled to receive the Stock Consideration will be equal to 26.74% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), in each case, rounded to the nearest whole number.
As a result, if the Cash Consideration is undersubscribed or oversubscribed, then adjustments will be made to the Merger Consideration to be paid to Penumbra Stockholders to proportionately reduce the Cash Consideration or the Stock Consideration, as applicable, received by such Penumbra Stockholders in the manner described in “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration” beginning on page 84 of this proxy statement/prospectus.

Thus, Penumbra Stockholders might receive a portion of their Merger Consideration in a form they did not elect. In addition, if the aggregate Merger Consideration to be paid to any Penumbra Stockholder would result in such Penumbra Stockholder receiving a fractional Boston Scientific Share, cash will be paid in lieu of such fractional Boston Scientific Share.
Completion of the Merger is subject to the conditions contained in the Merger Agreement and if these conditions are not satisfied or waived, the Merger will not be completed.
The obligations of Boston Scientific and Penumbra to complete the Merger are subject to the satisfaction or waiver of a number of conditions, including, among others, the adoption of the Merger Agreement by Penumbra Stockholders by the affirmative vote of at least a majority of the issued and outstanding Penumbra Shares, the expiration or termination of the waiting period under the HSR Act, and the receipt of clearances or approvals under (or the expiration or termination of applicable waiting periods under) the antitrust, competition or foreign investment laws of certain non-U.S. jurisdictions. For a more complete summary of the required regulatory approvals and other conditions to the completion of the Merger, see the section titled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 80 of this proxy statement/prospectus and the section titled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 106 of this proxy statement/prospectus.
Although Boston Scientific and Penumbra have agreed in the Merger Agreement to use their reasonable best efforts to complete the Merger as promptly as practicable (including, in the case of Boston Scientific, agreeing to (i) litigate in the event the Merger is challenged and (ii) if necessary, divest assets and/or accept certain non-divestiture remedies with respect to businesses, properties or assets that generated up to $300 million in revenue for the year ending December 31, 2025, as further described in the section of this proxy statement/prospectus captioned “The Merger Agreement — Regulatory Filings”), many of the closing conditions are not within Boston Scientific’s or Penumbra’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to January 14, 2027, which deadline may be extended to January 14, 2028 under certain circumstances, it is possible that the Merger Agreement will be terminated. The failure to satisfy all of the required conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. There can be no assurance that the closing conditions will be satisfied or waived or that the Merger will be completed. For a more detailed description, see the Risk Factor titled — “Failure to complete the Merger could negatively affect the stock price and the future business and financial results of Penumbra” beginning on page 38 of this proxy statement/prospectus.
In addition, any waiver of the closing conditions may not require resolicitation of Penumbra Stockholders, in which case the parties will have the discretion to complete the Merger and the Transactions without seeking further approval of Penumbra Stockholders.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the Merger may be completed, any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger must have expired or been terminated. The obligations of Boston Scientific and Penumbra to complete the Merger are also subject to the receipt of clearances or approvals under (or the expiration or termination of applicable waiting periods under) the antitrust, competition or foreign investment laws of certain non-U.S. jurisdictions. Under the Merger Agreement, Boston Scientific and Penumbra have agreed to use their reasonable best efforts to obtain regulatory approvals, consents and clearances (including, in the case of Boston Scientific, agreeing to (i) litigate in the event the Merger is challenged and (ii) if necessary, divest assets and/or accept certain non-divestiture remedies with respect to businesses, properties or assets that generated up to $300 million in revenue for the year ending December 31, 2025, as further described in the section of this proxy statement/prospectus captioned “The Merger Agreement — Regulatory Filings”), and therefore may be required to comply with conditions, terms, obligations or restrictions imposed by governmental authorities. There can be no assurance that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Merger or imposing additional material costs on or materially limiting the revenues of Boston Scientific following the completion of the Merger. In addition, neither Boston Scientific nor Penumbra can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Merger.
Penumbra’s directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a Penumbra Stockholder more generally.
When considering the recommendation of the Penumbra Board that Penumbra Stockholders approve the Merger Proposal and the Advisory Compensation Proposal, Penumbra Stockholders should be aware that directors and executive officers of Penumbra have certain interests in the Merger that may be different from, or in addition to, the interests of Penumbra Stockholders more generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the Merger Agreement, and continued indemnification and directors’ and officers’ liability insurance. In addition, as of the date of this proxy statement/prospectus, it is anticipated that Adam Elsesser will join the Boston Scientific Board upon Closing. Prior to and following the Closing, certain of Penumbra’s other executive officers may have discussions with and may enter into agreements with Boston Scientific or the Surviving Corporation, their subsidiaries or their respective affiliates regarding service with, or the right to purchase or participate in the equity of, Boston Scientific, the Surviving Corporation or one or more of its affiliates. See the section titled “The Merger — Interests of Penumbra’s Directors and Executive Officers in the Merger” beginning on page 75 of this proxy statement/prospectus for a more detailed description of these interests. The Penumbra Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the consummation of the Merger, and in recommending that Penumbra Stockholders vote in favor of the Merger Agreement proposal.
For more information, see “The Merger — Interests of Penumbra’s Directors and Executive Officers in the Merger” beginning on page 75 of this proxy statement/prospectus.
The Merger Agreement limits Penumbra’s ability to pursue alternatives to the Merger and may discourage other companies from trying to acquire Penumbra.
The Merger Agreement contains provisions that make it more difficult for Penumbra to sell its business to a party other than Boston Scientific. These provisions include a general prohibition on Penumbra soliciting any company takeover proposal or offer for a competing transaction. In addition, upon termination of the Merger Agreement, Penumbra is required to pay Boston Scientific a termination fee of $525 million if the Merger Agreement is terminated in certain circumstances including Penumbra entering into a definitive agreement with respect to a superior proposal or an adverse recommendation change.
The fairness opinion delivered by PWP will not reflect changes in circumstances between the date of the Merger Agreement and the completion of the Merger.
The opinion delivered by PWP, Penumbra’s financial advisor, addresses the fairness of the aggregate Merger Consideration to be received by Penumbra Stockholders, from a financial point of view, to such holders only as of the date that the Merger Agreement was executed. The Penumbra board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus and Penumbra does not anticipate asking its financial advisor to update its opinion prior to the Closing. Changes in the operations and prospects of Boston Scientific or Penumbra, general market and economic conditions and other factors that may be beyond their control, and on which the fairness opinion was based, may alter the value of Boston Scientific or Penumbra or the prices of Boston Scientific Shares or Penumbra Shares by the time the Merger is completed.
The opinion delivered by PWP is included as Annex B to this proxy statement/prospectus. For a description of the opinion and a summary of the material financial analysis performed in connection with rendering such opinion, please refer to “The Merger — Opinion of Penumbra’s Financial Advisor — Perella Weinberg Partners LP” beginning on page 67 of this proxy statement/prospectus.

Uncertainty associated with Penumbra’s agreement to be acquired by Boston Scientific could have an adverse effect on Penumbra’s business.
Uncertainty about the effect of the Merger Agreement and the Merger on Penumbra’s customers, employees, suppliers, vendors, and business partners may have an adverse effect on Penumbra’s business and operations that may be material to Penumbra. For example, Penumbra’s employees may experience uncertainty about their roles following the Merger. There can be no assurance Penumbra will be able to attract and retain key talent, including senior leaders, engineers, salespeople, and others to the same extent that Penumbra has previously been able to attract and retain employees. Any loss or distraction of such employees could have a material adverse effect on Penumbra’s business and operations. In addition, Penumbra has diverted, and will continue to divert, significant management attention and resources towards the completion of the Merger, which could materially adversely affect Penumbra’s business and results of operations.
Moreover, Penumbra’s customers may experience uncertainty associated with the Merger, including with respect to possible changes to our products, technology or policies. Similarly, Penumbra’s suppliers, vendors, business partners and distribution channels may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Penumbra. Uncertainty may cause customers to refrain from purchasing Penumbra’s products and to instead purchase our competitors’ products, and suppliers, vendors and business partners may seek to change existing business relationships, which could result in an adverse effect on Penumbra’s business, results of operations and financial condition in a way that may be material to Penumbra.
Pursuant to the terms of the Merger Agreement, until the Merger becomes effective or the Merger Agreement is terminated, Penumbra is subject to certain restrictions on the conduct of its business, including in certain cases restrictions on Penumbra’s ability to enter into certain material contracts, acquire or dispose of assets outside of the ordinary course of business, incur indebtedness or make unbudgeted capital expenditures. These restrictions may prevent Penumbra from taking actions with respect to its business that Penumbra may consider advantageous, and result in Penumbra’s inability to respond effectively to competitive pressures and industry developments and may otherwise harm its business and results of operations.
Failure to complete the Merger could negatively affect the stock price and the future business and financial results of Penumbra.
If the Merger is not completed for any reason, including as a result of Penumbra Stockholders failing to approve the Merger Agreement proposal, the ongoing business of Penumbra may be adversely affected and, without realizing any of the benefits of having completed the Merger, Penumbra could be subject to a number of negative consequences, including the following:
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Penumbra may experience negative reactions from the financial markets, including negative impacts on its stock price;

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Penumbra may experience negative reactions from its customers and suppliers;

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Penumbra may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;

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Penumbra will have incurred, and will continue to incur, significant non-recurring costs in connection with the Merger that it may be unable to recover;

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the Merger Agreement places certain restrictions on the conduct of Penumbra’s business prior to completion of the Merger, the waiver of which is subject to the consent of Boston Scientific (not to be unreasonably withheld, conditioned or delayed), which may prevent Penumbra from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Merger that may be beneficial to Penumbra; and

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matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by Penumbra management, which could otherwise be devoted to day-to-day operations and other opportunities that may be beneficial to Penumbra as an independent company.

In addition, upon termination of the Merger Agreement, under certain circumstances, Penumbra is required to pay Boston Scientific a termination fee of $525 million, including in the event of Penumbra entering into an Acquisition Agreement with respect to a superior proposal or an adverse recommendation change. Finally, Penumbra could be subject to litigation related to any failure to complete the Merger or related to any proceeding commenced against Penumbra to perform its obligations under the Merger Agreement. If the Merger is not completed, any of these risks may materialize and may adversely affect Penumbra’s businesses, financial condition, financial results and stock price.
Boston Scientific intends to obtain financing in connection with the Transactions and cannot guarantee that it will be able to obtain such financing on favorable terms or at all.
Boston Scientific’s obligation to complete the Merger is not conditioned upon its obtaining financing for the Merger. Boston Scientific anticipates that approximately $11 billion will be required to pay the aggregate Cash Consideration payable in connection with the Merger and to pay fees and expenses relating to the Merger and the other Transactions.
Boston Scientific intends to fund the aggregate Cash Consideration payable in connection with the Merger with a combination of (i) existing cash resources; (ii) third party debt financing, which may include issuances under Boston Scientific’s commercial paper program; and (iii) proceeds from the issuance of one or more senior unsecured debt securities. In connection with the Merger, on February 26, 2026, Boston Scientific entered into the following agreements with Wells Fargo Bank, National Association and the other lenders party thereto: (1) a 364-day revolving credit facility, in an aggregate principal amount of up to $2.0 billion; (2) a 364-day delayed draw term loan facility in an aggregate principal amount of up to $1.0 billion, which may be drawn to fund the Merger at Closing; (3) a 364-day delayed draw term loan facility in an aggregate principal amount of up to $5.0 billion, which may be drawn to fund the Merger at Closing and, if so drawn, shall be repaid or refinanced with the proceeds of any issuance of senior unsecured debt securities referenced above; and (4) the refinancing of Boston Scientific’s Existing Revolving Credit Agreement, pursuant to which the Existing Revolving Credit Agreement was refinanced to, among other things, increase the aggregate revolving credit commitments from $2.75 billion to $3.0 billion and extend the maturity to February 26, 2031. Each of the Existing Revolving Credit Agreement and the 364-day revolving credit facility provide backing for Boston Scientific’s commercial paper program, and outstanding commercial paper backed by either facility will directly reduce borrowing capacity under such facility.
The funding of these facilities are subject to customary terms and conditions precedent for such borrowing as set forth in the debt commitment letter, including, among others, (i) that the Merger shall have been consummated substantially concurrently with the funding under such facilities substantially in accordance with the terms of the Merger Agreement, (ii) the absence of a material adverse effect of Boston Scientific and its subsidiaries since December 31, 2024 and (iii) the absence of certain events of default. There is a risk that these conditions will not be satisfied and the financing may not be available when required. In the event that the financing contemplated by the debt commitment letter and the other debt facilities described above are not available, there is a risk that alternative financing may not be available on acceptable terms, in a timely manner or at all. See “The Merger — Financing of the Merger” beginning on page 79 of this proxy statement/prospectus for more information.
Completion of the Transactions may trigger change in control provisions in certain agreements to which Penumbra is a party.
The completion of the Transactions may trigger change in control provisions in certain agreements to which Penumbra is a party. If Penumbra and Boston Scientific are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Penumbra and Boston Scientific are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Penumbra or Boston Scientific.

Lawsuits may in the future be filed against Penumbra, its directors, Boston Scientific, and/or Merger Sub challenging the Transactions or any one of them, and an adverse ruling in any such lawsuit may prevent completing the Transactions or completing the Transactions within the expected timeframe and/or result in substantial costs to Boston Scientific and Penumbra.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Boston Scientific’s and Penumbra’s respective liquidity and financial condition.
Further, one of the conditions to the completion of the Transactions is that no injunction or law by any governmental entity of competent jurisdiction will be in effect that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions. As such, if an injunction prohibiting the consummation of the Transactions is obtained, that injunction may prevent the Transactions from becoming effective or from becoming effective within the expected timeframe.
If you make an election with respect to your Penumbra Shares, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.
If you are a Penumbra Stockholder and want to make a valid Cash Election or Stock Election, you will be required to deliver your Certificates (unless your shares are Book-Entry Shares, in which case you should follow the instructions set forth in the Election Form), and a properly completed and signed Election Form, accompanied by duly executed transmittal materials included in the Election Form, to the Exchange Agent. Because the actual election deadline is not currently known, Penumbra and Boston Scientific will issue a press release announcing the date of the election deadline at least five business days, but no more than twenty business days, before that deadline. For further details on the determination of the election deadline, see “The Merger Agreement — Merger Consideration — Election Procedures” beginning on page 86 of this proxy statement/prospectus. The election deadline will be on or before 5:00 p.m., New York City time, on the date that is five business days prior to Boston Scientific’s good faith estimate of the Closing Date (or such other time and date as Boston Scientific and Penumbra will agree). You will not be able to sell any Penumbra Shares that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the Exchange Agent. If you do not revoke your election, you will not be able to liquidate your investment in Penumbra Shares for any reason until you receive cash and/or Boston Scientific Shares in the Merger. In the time between the election deadline and the Closing, the trading price of Boston Scientific Shares or Penumbra Shares may decrease, and you might otherwise want to sell your Penumbra Shares to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your Merger Consideration will depend on the Closing Date, which is uncertain. The Closing Date might be later than expected due to unforeseen events.
Each party is subject to contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.
Under the terms of the Merger Agreement, Penumbra is subject to certain restrictions on the conduct of its business prior to completing the Merger which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect Penumbra’s business and operations prior to the completion of the Merger.
Boston Scientific is subject to a more limited set of restrictions on the conduct of its business prior to completing the Merger which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to amend its organizational documents, pay dividends or distributions (subject to certain exceptions, including for regular quarterly cash dividends in the ordinary course consistent with past practice), or split, combine, or reclassify Boston Scientific Shares. Such limitations could adversely affect Boston Scientific’s business and operations prior to the completion of the Merger.
Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Merger.

In addition, subject to certain exceptions, Penumbra has agreed to use reasonable best efforts to carry on its business in the ordinary course and, to the extent consistent therewith, to use reasonable best efforts to preserve substantially intact Penumbra’s current business organizations, to keep available the services of Penumbra’s current officers and employees and to preserve Penumbra’s relationships with significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with Penumbra, in each case, during the period between the date of the Merger Agreement and the Closing Date.
For further discussion, see “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 93 of this proxy statement/prospectus.
After the Transactions, Penumbra Stockholders will have a significantly lower ownership and voting interest in Boston Scientific than they currently have in Penumbra and will exercise less influence over management.
Based on the number of Penumbra Shares as of March 27, 2026, and the number of Boston Scientific Shares as of March 27, 2026, it is expected that, immediately after completion of the Transactions, former Penumbra Stockholders will own approximately 2.87% of the outstanding Boston Scientific Shares. Consequently, former Penumbra Stockholders will have less influence over the management and policies of Boston Scientific than they currently have over the management and policies of Penumbra.
Penumbra Stockholders will be forfeiting all rights with respect to their Penumbra Shares other than the right to receive the Merger Consideration, including the right to participate directly in any earnings or future growth of Penumbra.
If the Merger is completed, Penumbra Stockholders will cease to have any equity interest in Penumbra and will not participate in its earnings or any future growth, except indirectly through ownership of the Boston Scientific Shares received as part of the Merger Consideration.
Risks Related to Boston Scientific After Completion of the Merger
Boston Scientific may fail to realize all of the anticipated benefits of the Merger or those benefits may take longer to realize than expected.
Boston Scientific believes that there are significant benefits and synergies that may be realized through leveraging the products, scale and combined businesses of Boston Scientific and Penumbra. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The anticipated benefits of the Merger will depend, in part, on Boston Scientific and Penumbra’s ability to integrate the operations and business of Penumbra into Boston Scientific’s existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners. The full benefits of the Merger, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Merger could adversely affect Boston Scientific’s results of operations or cash flows, cause dilution to the earnings per share of Boston Scientific, decrease or delay any accretive effect of the Merger and negatively impact the price of Boston Scientific Shares.
In addition, Boston Scientific will be required to devote significant attention and resources prior to the Closing to prepare for the post-Closing integration and operation of the Surviving Corporation and, following the Closing, to successfully align the business practices and operations of Boston Scientific and Penumbra. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the Merger.
Boston Scientific will incur direct and indirect costs as a result of the Merger.
Boston Scientific will incur substantial expenses in connection with and as a result of completing the Merger, and, following the completion of the Merger, Boston Scientific expects to incur additional expenses in connection with combining the businesses and operations of Boston Scientific and Penumbra. Factors beyond Boston Scientific’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the Transactions could adversely affect Boston Scientific’s business, regardless of whether the Merger is completed.
Uncertainties associated with the Merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.
Boston Scientific and Penumbra are dependent on the experience and knowledge of their officers and other key employees to execute their business plans. Each company’s success until the Merger and the Surviving Corporation’s success after completion of the Merger will depend in part upon the ability of Boston Scientific and Penumbra to retain key management personnel and other key employees. Current and prospective employees of Boston Scientific and Penumbra may experience uncertainty about their roles within the combined company following the Merger, which may have an adverse effect on the ability of each of Boston Scientific and Penumbra to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Boston Scientific and Penumbra to the same extent that Boston Scientific and Penumbra have previously been able to attract or retain their own employees.
Risks Related to Boston Scientific Common Stock
Boston Scientific Common Stock has rights different from Penumbra Common Stock.
As a result of the Transactions, Penumbra Stockholders will no longer be Penumbra Stockholders. Former Penumbra Stockholders who receive stock consideration will become Boston Scientific Stockholders, and their rights as stockholders will be governed by the terms of Boston Scientific’s governing corporate documents. See the section titled “Comparison of Stockholders Rights” for a discussion of the different rights associated with Boston Scientific Common Stock.
The market price of Boston Scientific Shares after the Transactions are completed may be affected by factors different from those affecting Penumbra Shares before the Transactions are completed. The market price of Boston Scientific Shares may fluctuate and may be volatile.
Upon completion of the Transactions, Penumbra Stockholders who receive the Stock Consideration will become Boston Scientific Stockholders. Boston Scientific’s business differs in important respects from that of Penumbra, and accordingly, the market price of Boston Scientific Shares after the completion of the Transactions may be affected by factors different from those currently affecting the market prices of Boston Scientific Shares and Penumbra Shares, respectively. As a result, the market price of Boston Scientific Shares may fluctuate significantly following completion of the Transactions and Penumbra Stockholders could lose the value of their investment in Boston Scientific Shares. For a discussion of the businesses of Boston Scientific and Penumbra and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
In addition, if former Penumbra Stockholders or any other holders of Boston Scientific Shares sell substantial amounts of Boston Scientific Shares in the public market following consummation of the transactions, this could depress the market price of Boston Scientific Shares.
The issuance of Boston Scientific Shares in connection with the Merger will cause dilution to existing Boston Scientific Stockholders, which could have the effect of depressing the market price of Boston Scientific Shares.
In connection with the completion of the Merger, based on the number of Penumbra Shares as of March 27, 2026, and the number of outstanding Penumbra equity awards currently estimated to be payable in Boston Scientific Shares at the Closing, Boston Scientific will issue approximately 43,866,267 Boston Scientific Shares. The issuance of these new Boston Scientific Shares will cause dilution to current Boston Scientific Stockholders and could have the effect of depressing the market price of Boston Scientific Shares.

Boston Scientific does not intend to pay cash dividends on Boston Scientific Shares for the foreseeable future.
Boston Scientific has not historically paid cash dividends on Boston Scientific Shares and currently does not intend to pay cash dividends on Boston Scientific Shares. As a result, you may only receive a return on your investment in Boston Scientific Shares if the trading price of your Boston Scientific Shares increases.
Anti-takeover provisions could adversely affect Boston Scientific’s stockholders.
Provisions of Delaware law and of the Boston Scientific Charter and the Boston Scientific By-Laws could make it more difficult for a third party to acquire control of Boston Scientific or have the effect of discouraging a third party from attempting to acquire control of Boston Scientific. For example, Boston Scientific is subject to Section 203 of the DGCL, which would make it more difficult for another party to acquire Boston Scientific without the approval of the Boston Scientific Board. For additional information concerning these provisions, see “Description of Boston Scientific’s Capital Stock.”
Other Risks of Boston Scientific and Penumbra
In addition to the risks described above, Boston Scientific and Penumbra are, and will continue to be, subject to the risks described in Boston Scientific’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and Penumbra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as may be updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING
This section contains information for Penumbra Stockholders about the Special Meeting that Penumbra has called for Penumbra Stockholders to consider and vote on the Merger Proposal and other related matters. This proxy statement/prospectus is accompanied by a notice of the Special Meeting, and a form of proxy card that the Penumbra Board is soliciting for use by Penumbra Stockholders at the Special Meeting and at any adjournments or postponements of the Special Meeting.
Date, Time and Place of the Meeting
The Special Meeting will be held on May 6, 2026, at 10:00 a.m. Pacific Time in building 1310 on Penumbra’s campus at One Penumbra Place, Alameda, CA 94502. You may contact Penumbra Investor Relations at investors@penumbrainc.com to obtain directions to the Special Meeting. The Special Meeting will be held solely in person and there will not be a live webcast.
Each Penumbra Stockholder who attends the Special Meeting may be asked to present valid photo identification, such as a driver’s license or passport. Penumbra Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Special Meeting.
Only Penumbra Stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend and to vote at, the Special Meeting or any adjournment or postponement thereof. Please note, however, that if your Penumbra Shares are held in the name of a bank, broker, trustee or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from the Penumbra Stockholder of record in order to be entitled to vote in person at the Special Meeting.
Matters to be Considered
At the Special Meeting, Penumbra Stockholders will be asked to consider and vote on the following proposals:
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the Merger Proposal;

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the Advisory Compensation Proposal; and

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the Adjournment Proposal.

Recommendation of the Penumbra Board
The Penumbra Board recommends that you vote “FOR” the Merger Proposal and “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. See “The Merger Agreement — The Penumbra Board’s Recommendation; Penumbra Adverse Recommendation Change” beginning on page 99 for a more detailed discussion of the Penumbra Board’s recommendation.
Record Date and Quorum
The Penumbra Board has fixed the close of business on March 26, 2026 as the Record Date for determination of Penumbra Stockholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 39,324,084 Penumbra Shares outstanding.
Holders of a majority of the total number of issued Penumbra Shares as of the Record Date and entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting to constitute a quorum for the transaction of business at the Special Meeting. If you fail to submit a proxy or to vote at the Special Meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your Penumbra Shares will not be counted towards a quorum. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum.
In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed. If the Special Meeting is postponed or adjourned, it will not affect the ability of holders of record of Penumbra Shares as of the Record Date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new Record Date is set for an adjourned meeting, a new quorum will be required to be established.
At the Special Meeting, each Penumbra Share is entitled to one vote on all matters properly submitted to Penumbra Stockholders.
As of the Record Date, Penumbra’s directors and executive officers and their affiliates owned and were entitled to vote approximately 1,139,118 Penumbra Shares, representing approximately 2.9% of the outstanding Penumbra Shares. We currently expect that Penumbra’s directors and executive officers will vote their shares in favor of the Merger Proposal and the other proposals to be considered at the Special Meeting, although none of them has entered into any agreements obligating them to do so.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. All proposals to be voted on at the Special Meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting. If your bank, broker, trustee or other nominee holds your Penumbra Shares in “street name,” such entity will vote your Penumbra Shares only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
Proposal 1: Merger Proposal:
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Vote required:   Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Penumbra Shares entitled to vote at the Special Meeting.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Special Meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Proposal 2: Advisory Compensation Proposal:
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Vote required:   Approval of the Advisory Compensation Proposal on an advisory (non-binding) basis requires the affirmative vote of the holders of a majority of the votes cast by Penumbra Stockholders present or represented by proxy and entitled to vote at the Special Meeting.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Special Meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Advisory Compensation Proposal, it will not count as a vote cast and therefore, will have no effect on the approval, on an advisory (non-binding) basis, of the Advisory Compensation Proposal.

Proposal 3: Adjournment Proposal:
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Vote required:   Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority votes cast by holders of Penumbra Shares present or represented by proxy and entitled to vote at the Special Meeting.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Special Meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Adjournment Proposal, it will not count as a vote cast, and therefore will have no effect on the Adjournment Proposal.

Attending the Special Meeting
The Special Meeting will be held on May 6, 2026, at 10:00 a.m. Pacific Time in building 1310 on Penumbra’s campus at One Penumbra Place, Alameda, CA 94502, where Penumbra Stockholders will be able to attend the Special Meeting, submit questions and vote in person. The Special Meeting will be held solely in person and there will not be a live webcast. You may contact Penumbra Investor Relations at investors@penumbrainc.com to obtain directions to the Special Meeting.
You are entitled to attend the Special Meeting only if you were a Penumbra Stockholder of record as of the close of business on the Record Date, or you held your Penumbra Shares beneficially in the name of a bank, broker, trustee or other nominee as of the Record Date, or you hold a valid proxy for the Special Meeting. Each Penumbra Stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Penumbra Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Special Meeting.
You may ask questions during the Special Meeting if you attend in person. To ensure the Special Meeting is conducted in a manner that is fair to all Penumbra Stockholders, Penumbra may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. Penumbra reserves the right to edit or reject questions it deems inappropriate or not relevant to the Special Meeting’s limited purpose. Pursuant to the Penumbra Bylaws, the chairperson of the Penumbra Board will have the right and authority to prescribe such rules and regulations for the conduct of the Special Meeting.
Proxies
A Penumbra Stockholder may vote by proxy or at the Special Meeting in person. If you hold your Penumbra Shares in your name as a holder of record, to submit a proxy, you, as a Penumbra Stockholder, may use one of the following methods:
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By telephone:   by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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Through the internet:   by visiting the website indicated on the accompanying proxy card and following the instructions.

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By mail:   by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the internet, you must do so by 11:59 p.m. Eastern Time on the day before the Special Meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Special Meeting.
Penumbra requests that Penumbra Stockholders vote by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to Penumbra as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the Penumbra Shares represented by it will be voted at the Special Meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
If a holder’s Penumbra Shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Special Meeting in person. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares in person at the Special Meeting because you may subsequently revoke your proxy.

Penumbra Shares Held in Street Name
If your Penumbra Shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your Penumbra Shares. Your bank, broker, trustee or other nominee will vote your Penumbra Shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee. To vote in person at the Special Meeting, you must obtain a valid proxy from your bank, broker, trustee or other nominee.
You may not vote Penumbra Shares held in a brokerage or other account in “street name” by returning a proxy card directly to Penumbra.
Further, banks, brokers, trustees or other nominees who hold Penumbra Shares on behalf of their customers may not give a proxy to Penumbra to vote those Penumbra Shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Special Meeting, including the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.
Revocability of Proxies
If you are a holder of record of Penumbra Shares, you may revoke your proxy at any time before it is voted by:
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submitting a written notice of revocation to Penumbra’s corporate secretary at c/o Secretary, Penumbra, Inc., One Penumbra Place, Alameda, California 94502;

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granting a subsequently dated proxy;

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voting by telephone or the internet at a later time, before 11:59 p.m. Eastern Time on the day before the Special Meeting; or

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attending and voting your Penumbra Shares at the Special Meeting in person. To vote in person, come to the Special Meeting and we will give you a ballot when you arrive. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you hold your Penumbra Shares through a bank, broker, trustee or other nominee, you may change your vote by:
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contacting your bank, broker, trustee or other nominee; or

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attending and voting your Penumbra Shares at the Special Meeting in person. However, since you are not the stockholder of record, you may not vote your Penumbra Shares in person at the Special Meeting unless you request and obtain a valid proxy from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions. Simply attending the Special Meeting will not, by itself, revoke your proxy.

A revocation or later-dated proxy received by Penumbra after the vote will not affect the vote. If the Special Meeting is postponed or adjourned, it will not affect the ability of Penumbra Stockholders of record as of the Record Date to exercise their voting rights or to revoke any previously granted proxy using the methods described above; however, if a new Record Date is set for an adjourned meeting, a new quorum will be required to be established.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to Penumbra Stockholders residing at the same address, unless such Penumbra Stockholders have notified Penumbra of their desire to receive multiple copies of the proxy statement/prospectus.
Penumbra will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any Penumbra Stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Penumbra’s Investor Relations at (925) 826-7933 or Innisfree, Penumbra’s proxy solicitor, at:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833
Solicitation of Proxies
To assist in the solicitation of proxies, Penumbra has retained Innisfree M&A Incorporated, for a fee of $50,000 plus a success fee of $25,000 upon approval of the Merger Proposal and reimbursement of out-of-pocket expenses for its services. Penumbra may also request banks, brokers, trustees and other intermediaries holding Penumbra Shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Penumbra. No additional compensation will be paid to Penumbra’s directors, officers or employees for solicitation.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Special Meeting or would like additional copies of this proxy statement/prospectus, please contact Penumbra’s Investor Relations at (925) 826-7933 or Innisfree, Penumbra’s proxy solicitor, at:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833

PENUMBRA PROPOSALS
Proposal 1: The Merger Proposal
Penumbra is asking Penumbra Stockholders to approve and adopt the Merger Agreement and the Transactions, including the Merger. Penumbra Stockholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Penumbra Board unanimously determined that the Merger and the other Transactions to be consummated by Penumbra are advisable to, fair to, and in the best interests of, Penumbra and the Penumbra Stockholders, unanimously approved the Merger Agreement and resolved that the adoption of the Merger Agreement be recommended to the stockholders of Penumbra. See “The Merger Agreement — The Penumbra Board’s Recommendation; Penumbra Adverse Recommendation Change” beginning on page 99 of this proxy statement/prospectus for a more detailed discussion of the Penumbra Board’s recommendation.
THE PENUMBRA BOARD UNANIMOUSLY RECOMMENDS THAT PENUMBRA STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.
Proposal 2: The Advisory Compensation Proposal
Overview
Penumbra is providing Penumbra Stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by Penumbra to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger as disclosed in the section titled “The Merger — Interests of Penumbra’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Penumbra’s Named Executive,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (referred to as the “golden parachute” compensation), as required by Section 14A of the Exchange Act.
Through this proposal, Penumbra is asking Penumbra Stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Penumbra’s named executive officers will or may be eligible to receive in connection with the merger as described in the sections of this proxy statement/prospectus referred to above.
You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement/prospectus referred to above. The Penumbra Board unanimously recommends that Penumbra Stockholders approve the following resolution:
“RESOLVED, that the stockholders of Penumbra approve, solely on an advisory, non-binding basis, the golden parachute compensation that will or may be paid or become payable to Penumbra’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger — Interests of Penumbra’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Penumbra’s Named Executive Officers,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.”
Vote Required for Approval
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote to approve the Merger Proposal and/or the Adjournment Proposal and vote not to approve the Advisory Compensation Proposal, and vice versa. The approval of the Advisory Compensation Proposal by Penumbra Stockholders is not a condition to the completion of the Merger. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Penumbra or Boston Scientific. Accordingly, if the Merger Proposal is approved and the Merger is completed, the merger-related compensation may be paid to Penumbra’s named executive officers to the extent payable in accordance with the terms of the applicable employment agreements and other compensation agreements and arrangements even if Penumbra Stockholders fail to approve the advisory vote regarding the Advisory Compensation Proposal.
The Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by the Penumbra Stockholders present or represented by proxy and entitled to vote at the Special Meeting. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal (assuming a quorum is present).
THE PENUMBRA BOARD UNANIMOUSLY RECOMMENDS THAT PENUMBRA STOCKHOLDERS VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL
Proposal 3: The Adjournment Proposal
The Special Meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Penumbra Stockholders.
If, at the Special Meeting, the number of Penumbra Shares present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, Penumbra intends to move to adjourn or postpone the Special Meeting in order to enable the Penumbra Board to solicit additional proxies for approval of the Merger Proposal. In that event, Penumbra will ask Penumbra Stockholders to vote on the Adjournment Proposal, but not the Merger Proposal or the Advisory Compensation Proposal.
In this proposal, Penumbra is asking Penumbra Stockholders to authorize the holder of any proxy solicited by the Penumbra Board on a discretionary basis to vote in favor of adjourning the Special Meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Penumbra Stockholders who have previously voted. Pursuant to the DGCL, the Special Meeting may be adjourned without new notice being given, so long as the new date, time and place of the reconvened Special Meeting are announced at the Special Meeting at which the adjournment is taken, and any business may be transacted at the reconvened Special Meeting that might have been transacted on the original date of the Special Meeting. Pursuant to the DGCL, if, however, the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. The approval of the adjournment proposal by Penumbra Stockholders is not a condition to completion of the Merger; however, pursuant to the Merger Agreement, Penumbra may not adjourn the Special Meeting without the prior written consent of Boston Scientific and the Special Meeting may not be adjourned to a date later than the fifth business say preceding the Outside Date or for more than twenty business days in the aggregate from the originally scheduled date of the Special Meeting.
THE PENUMBRA BOARD UNANIMOUSLY RECOMMENDS THAT PENUMBRA STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER
Parties Involved in the Merger
Penumbra
Penumbra, Inc. is a Delaware corporation headquartered in Alameda, California. Penumbra, the world’s leading thrombectomy company, is focused on developing the most innovative technologies for challenging medical conditions such as ischemic stroke, venous thromboembolism such as pulmonary embolism, and acute limb ischemia. Its broad portfolio, which includes computer assisted vacuum thrombectomy (CAVT), centers on removing blood clots from head to toe with speed, safety and simplicity. By pioneering these innovations, it supports healthcare providers, hospitals and clinics in more than 100 countries, working to improve patient outcomes and quality of life. As of December 31, 2025, Penumbra had, on a consolidated basis, approximately $1.827 billion in total assets, total stockholders’ equity of approximately $1.428 billion and 39,229,670 issued and outstanding Penumbra Shares.
Penumbra’s principal executive offices are located at One Penumbra Place, Alameda, California 94502, and its telephone number at that address is (510) 748-3200. Penumbra’s website is www.penumbrainc.com. Information contained on Penumbra’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this proxy statement/prospectus. Penumbra has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.
Penumbra Shares are listed on the NYSE under the symbol “PEN.”
Boston Scientific
Boston Scientific Corporation is a Delaware corporation headquartered in Marlborough, Massachusetts. Boston Scientific transforms lives through innovative medical technologies that improve the health of patients around the world. As a global medical technology leader for more than 45 years, it advances science for life by providing a broad range of high-performance solutions that address unmet patient needs and reduce the cost of healthcare. Its portfolio of devices and therapies helps physicians diagnose and treat complex cardiovascular, respiratory, digestive, oncological, neurological and urological diseases and conditions.
Boston Scientific’s principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234, and its telephone number at that address is (508) 683-4000. Boston Scientific’s website is www.bostonscientific.com. Information contained on Boston Scientific’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this proxy statement/prospectus. Boston Scientific has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.
Boston Scientific Shares are listed on the NYSE under the symbol “BSX.”
Pinehurst Merger Sub, Inc.
Pinehurst Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific, is a Delaware corporation incorporated on January 13, 2026, for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234, and its telephone number at that address is (508) 683-4000.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Penumbra, with the separate corporate existence of Merger Sub thereupon ceasing and Penumbra continuing as the Surviving Corporation and a wholly owned subsidiary of Boston Scientific. As a result of the Merger, Penumbra Shares will no longer be publicly traded, and will be delisted from the NYSE. In addition, the Penumbra Shares will be deregistered under the Exchange Act, and Penumbra will no longer file periodic reports under the Exchange Act with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such other date and time agreed upon by Penumbra and Boston Scientific and specified in the certificate of merger).
Merger Consideration
Treatment of Penumbra Common Stock
At the Effective Time, each Penumbra Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will, subject to the proration provisions of the Merger Agreement, be cancelled and will be converted automatically into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in the Merger Agreement, the following consideration (collectively with, if applicable, cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable pursuant to the Merger Agreement), in each case, without interest:
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for each Stock Election Share, 3.8721 validly issued, fully paid and non-assessable Boston Scientific Shares;

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for each Cash Election Share, $374.00 in cash, without interest; and

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for each Non-Election Share, the right to receive such Merger Consideration as is determined in accordance with the proration mechanism set forth in the Merger Agreement.

The election right for Penumbra Stockholders will be subject to proration in accordance with the terms of the Merger Agreement and as more fully described in the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration,” which is applicable in the event the Cash Consideration is undersubscribed or oversubscribed. The Merger Agreement provides that the total number of Penumbra Shares that will be entitled to receive the Cash Consideration pursuant to the preceding paragraph will be equal to 73.26% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), and the total number of Penumbra Shares that will be entitled to receive the Stock Consideration pursuant to the preceding paragraph will be equal to 26.74% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), in each case, rounded to the nearest whole number. In the event of proration, Penumbra Stockholders might receive a portion of their Merger Consideration in a form they did not elect. No fractional Boston Scientific Shares will be issued in the Merger, and Penumbra Stockholders will receive cash in lieu of any fractional Boston Scientific Shares to which they otherwise would have been entitled, in accordance with the terms and conditions of the Merger Agreement.
You may elect a different form of Merger Consideration for each Penumbra Share you own. You may elect to receive (i) solely the Cash Consideration for each Penumbra Share you own, (ii) solely the Stock Consideration for each Penumbra Share you own or (iii) if you own more than one Penumbra Share, a combination of the Cash Consideration for a selected number of Penumbra Shares you own and the Stock Consideration for the remaining number of Penumbra Shares you own. Whether you receive your elected form of Merger Consideration for each Penumbra Share you own will depend on the election(s) of other Penumbra Stockholders and the proration mechanism referenced in the immediately preceding paragraph. For example, if you elect to receive solely the Cash Consideration for each Penumbra Share you own or solely the Stock Consideration for each Penumbra Share you own, and all other Penumbra Stockholders make the same election, the Merger Consideration you receive will vary to the maximum extent possible compared to your original election. In such instance, you would receive the Cash Consideration for 73.26% of your Penumbra Shares and the Stock Consideration for 26.74% of your Penumbra Shares, in each case, rounding Penumbra Shares to the nearest whole number. The following examples illustrate the proration mechanism in the case of an oversubscription or an undersubscription of the Cash Consideration (both if you elect solely the oversubscribed form of Merger Consideration for each Penumbra Share you own and if you elect a combination of the Cash Consideration and the Stock Consideration for your Penumbra Shares). Note that for illustrative purposes, the following examples (i) assume a total of 39,229,670 Penumbra Shares issued and outstanding as of January 12, 2026, and (ii) do not round Penumbra Shares to the nearest whole number.

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If you own 1,000 Penumbra Shares and elect to receive solely the Cash Consideration for each Penumbra Share you own, and:

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80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for 915.75 of your Penumbra Shares and the Stock Consideration for 84.25 of your Penumbra Shares; or

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80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for all of your Penumbra Shares and will not receive the Stock Consideration for any of your Penumbra Shares.

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If you own 1,000 Penumbra Shares and elect to receive solely the Stock Consideration for each Penumbra Share you own, and:

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80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for all of your Penumbra Shares and will not receive the Cash Consideration for any of your Penumbra Shares; or

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80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for 334.25 of your Penumbra Shares and the Cash Consideration for 665.75 of your Penumbra Shares.

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If you own 1,000 Penumbra Shares and elect to receive the Cash Consideration for 500 Penumbra Shares you own and the Stock Consideration for 500 Penumbra Shares you own, and:

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80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for 457.875 of your Penumbra Shares and the Stock Consideration for 542.125 of your Penumbra Shares; or

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80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for 832.8750 of your Penumbra Shares and the Stock Consideration for 167.125 of your Penumbra Shares.

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If you own 1,000 Penumbra Shares and fail to make an election with respect to each Penumbra Share you own, and:

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80% of the outstanding Penumbra Shares elect to receive the Cash Consideration, 15% of the outstanding Penumbra Shares elect to receive the Stock Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Stock Consideration for all of your Penumbra Shares and will not receive the Cash Consideration for any of your Penumbra Shares; or

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80% of the outstanding Penumbra Shares elect to receive the Stock Consideration, 15% of the outstanding Penumbra Shares elect to receive the Cash Consideration and 5% of the outstanding Penumbra Shares do not make an election, you will receive the Cash Consideration for all of your Penumbra Shares and will not receive the Stock Consideration for any of your Penumbra Shares.

At the announcement of the Transactions, the parties valued the Merger Consideration at $374.00 per Penumbra Share based on the ability of a Penumbra Stockholder to elect either $374.00 in cash per Penumbra Share or 3.8721 Boston Scientific Shares per Penumbra Share (valued at $374.00 per Penumbra Share based on the volume weighted average price of $96.59 per Boston Scientific Share over the last 10 trading days ending on and including January 13, 2026, two trading days before the public announcement of the

Transactions), subject to proration. Although the Cash Consideration is fixed at $374.00 in cash per Penumbra Share, the value of the Stock Consideration will fluctuate with the market price of Boston Scientific Shares, and the values of the Cash Consideration and the Stock Consideration at the completion of the Merger may not be the same. Accordingly, the value of the Stock Consideration at the time of completion of the Merger could be greater than, less than or the same as the value of the Cash Consideration. On March 27, 2026, the latest practicable date prior to the date of this proxy statement/prospectus, the value of the Stock Consideration was $267.83 per Penumbra Share, based on the closing trading price of Boston Scientific Shares on such date as reported on the NYSE. We urge you to obtain current market quotations of Boston Scientific Shares (trading symbol “BSX”) prior to making your Cash Election or Stock Election.
Based on the number of Penumbra Shares outstanding as of March 27, 2026, the last practicable trading day before the date of this proxy statement/prospectus, Boston Scientific is expected to issue approximately 43,866,267 Boston Scientific Shares in the aggregate in the Merger, with former Penumbra Stockholders owning, in the aggregate, approximately 2.87% of the Boston Scientific Shares immediately following the Merger (without giving effect to any Boston Scientific Shares held by Penumbra Stockholders prior to the Merger).
For more information, please see the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration.”
Election Mechanics
Penumbra Stockholders may elect to receive (i) solely the Cash Consideration, (ii) solely the Stock Consideration or (iii) if the Penumbra Stockholder owns more than one share, a combination of the Cash Consideration for a selected number of shares and the Stock Consideration for the remaining number of shares. The election will be subject to the election of other Penumbra Stockholders and the proration mechanism described in the section titled “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration.”
An Election Form, including a letter of transmittal and related instructions, will initially be mailed not less than twenty business days prior to the anticipated Election Deadline (or on such other date as Boston Scientific and Penumbra shall mutually agree) to each Penumbra Stockholder as of the close of business on the Election Form Record Date. The Election Form will allow Penumbra Stockholders to specify: (i) the number of such Penumbra Stockholder’s Penumbra Shares with respect to which to make a Cash Election; and (ii) the number of such Penumbra Stockholder’s Penumbra Shares with respect to which to make a Stock Election. Any Penumbra Shares (other than Excluded Shares) with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before the Election Deadline will be deemed to be Non-Election Shares. Penumbra and Boston Scientific will issue a press release announcing the date of the Election Deadline at least five business days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and Penumbra and Boston Scientific will promptly announce any such delay and, when determined, the rescheduled Election Deadline.
Penumbra Stockholders wishing to make an election must properly complete and deliver to the Exchange Agent an Election Form by the Election Deadline, accompanied by duly executed transmittal materials included in the Election Form, along with, if their Penumbra Shares are not Book-Entry Shares, any Certificates. The Election Form will also include delivery instructions with respect to Book-Entry Shares. The Election Form will be provided to Penumbra Stockholders in a separate mailing and is not being provided with this proxy statement/prospectus.
Further, any election shall have been effective only if the Exchange Agent shall have actually received a properly completed Election Form (including any required letter of transmittal, any Certificates and any other documents required by the Election Form), by the Election Deadline. If any election is not properly made with respect to any Penumbra Shares, such election shall be deemed to be not in effect, and the Penumbra Shares covered by such election will be deemed to be Non-Election Shares, unless a proper election is thereafter timely made.

Penumbra Stockholders who do not make an election will be treated as having elected to receive Cash Consideration or Stock Consideration in accordance with the proration methodology in the Merger Agreement, which is described in the section titled “The Merger Agreement — Merger Consideration — Proration and Allocation of the Merger Consideration.”
Treatment of Penumbra Options and Penumbra RSUs
The Merger Agreement provides that, at the Effective Time, subject to all applicable federal, state and local tax withholding requirements:
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each outstanding and unexercised Penumbra Option, whether vested or unvested, with an exercise price per Penumbra Share that is less than the Equity Award Consideration Value, will be automatically cancelled and converted into the right to receive (i) the Option Cash Consideration, plus (ii) the Equity Award Stock Consideration;

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the Option Cost will first reduce the Option Cash Consideration payable with respect to such Penumbra Option until such Option Cash Consideration is zero, and next, if the Option Cost is greater than the Excess Option Cost, the Equity Award Stock Consideration issuable with respect to such Penumbra Option will be reduced by a number of Boston Scientific Shares equal to (x) such Excess Option Cost divided by (y) the Boston Scientific Stock Price, rounded up to the nearest whole Boston Scientific Share;

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each Penumbra Accelerated RSU will, to the extent not vested, automatically vest and be cancelled and converted into the right to receive, subject to any reduction of any RSU Cost, the Equity Award Consideration for each Penumbra Share underlying such Penumbra Accelerated RSU;

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to the extent the Equity Award Consideration payable and issuable in respect of a Penumbra Accelerated RSU is subject to any RSU Cost, such RSU Cost will first reduce the Equity Award Cash Consideration payable with respect to such Penumbra Accelerated RSU until such Equity Award Cash Consideration is zero, and next, if the RSU Cost is greater than the Excess RSU Cost, the Equity Award Stock Consideration issuable with respect to such Penumbra Accelerated RSU will be reduced by a number of Boston Scientific Shares equal to (x) such Excess RSU Cost divided by (y) the Boston Scientific Stock Price, rounded up to the nearest whole Boston Scientific Share; and

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each outstanding Penumbra RSU (including any Penumbra RSU not yet formally granted that relates to an outstanding award under a sales incentive plan) that is not a Penumbra Accelerated RSU will be deemed outstanding immediately prior to the Effective Time and any applicable performance condition for any incomplete performance periods will be reasonably assessed based on actual performance through the Effective Time, be assumed by Boston Scientific and converted into a Converted RSU, based on a specified conversion ratio.

Treatment of the Penumbra ESPP
Subject to the consummation of the Merger, the Penumbra ESPP will terminate effective immediately prior to the Effective Time. The Penumbra ESPP will be frozen and suspended at the end of the “offering period” in progress as of January 15, 2026, and following January 15, 2026, until the Effective Time, no new offering periods will be commenced under the Penumbra ESPP, no new participants will be permitted to commence participation in the Penumbra ESPP, and no current participants will be permitted to effectuate changes to their elections or contributions to the Penumbra ESPP.
Terms of the Merger
See “The Merger Agreement” beginning on page 83 of this proxy statement/prospectus for additional and more detailed information regarding the legal documents that govern the Merger, including the conditions to completion of the Merger and the provisions for terminating or amending the Merger Agreement.

Background of the Merger
The following is a summary of events, meetings and discussions that are relevant to the decision of the Penumbra Board to approve the Merger Agreement and recommend that the Penumbra Stockholders adopt the Merger Agreement.
From time to time, Penumbra’s executives speak with executives of other medical technology companies regarding their respective businesses and industry developments. For example, Adam Elsesser, Penumbra’s Chairman and Chief Executive Officer, and Michael F. Mahoney, Boston Scientific’s Chairman and Chief Executive Officer, attended a dinner along with other industry leaders on January 14, 2025, in connection with the J.P. Morgan Healthcare Conference, during which they discussed industry dynamics and their respective backgrounds and businesses. At such time, there was no discussion of any potential transaction between Boston Scientific and Penumbra. On January 14, 2025, Penumbra’s stock closed at $252.89 per Penumbra Share.
In late October 2025, Penumbra presented landmark STORM-PE trial data at the Transcatheter Cardiovascular Therapeutics Conference. On October 28, 2025, while attending the conference, Mr. Elsesser and Dr. Arani Bose, Penumbra’s co-founder and a member of the Penumbra Board, had an informal, unscheduled discussion with Joseph M. Fitzgerald, Boston Scientific’s Executive Vice President and Group President, Cardiovascular. During such conversation, they discussed the trajectory of both respective businesses, and Mr. Fitzgerald expressed his opinion that Penumbra could be an ideal strategic fit for Boston Scientific, but at such time, there was no discussion of any potential transaction between Boston Scientific and Penumbra. On October 28, 2025, Penumbra’s stock closed at $235.50 per Penumbra Share.
In addition, in late October 2025, a fellow industry executive made a personal introductory connection between Mr. Elsesser and the Chief Executive Officer of Company A, a large publicly-traded healthcare company in the medical technology industry. This introduction led to a call between Mr. Elsesser and Company A’s CEO, on November 11, 2025. During the call, they discussed their respective backgrounds, as well as dynamics and recent activity in their respective businesses and across the broader industry, and Company A’s CEO also shared the general business priorities of Company A. Company A’s CEO did not make a proposal during the call nor did he suggest that Company A would be making a proposal to Penumbra with respect to any transaction in the future, and Mr. Elsesser interpreted this discussion to mean Company A was not interested in pursuing an acquisition of Penumbra in the near-term. Since this call, neither the Chief Executive Officer nor any other representative of Company A has contacted Mr. Elsesser to request a follow-up discussion, nor has Company A made a proposal to Penumbra with respect to any transaction.
On December 8, 2025, a senior business development executive of Boston Scientific had a phone conversation with a representative of PWP, whom Boston Scientific was aware had a historical relationship with Penumbra senior management, about the industry landscape and Penumbra’s business momentum, including the recent release of STORM-PE data, and the late October discussion between Mr. Fitzgerald and Mr. Elsesser. During such conversation, the representative of PWP and the executive of Boston Scientific discussed the possibility of arranging a conversation between Messrs. Mahoney and Elsesser as a follow up to the conversation between Messrs. Elsesser and Fitzgerald.
On December 10, 2025, Messrs. Mahoney and Elsesser scheduled a dinner meeting in Boston, Massachusetts for December 15, 2025.
On December 15, 2025, Messrs. Mahoney and Elsesser met for their scheduled dinner in Boston, where Mr. Elsesser discussed Penumbra’s history, including the evolution of Penumbra’s vascular business and potential new opportunities in its neuro business. Mr. Mahoney discussed the evolution of Boston Scientific’s business over the course of his thirteen years as its CEO, and expressed an interest in Boston Scientific exploring a potential acquisition of Penumbra, noting that Boston Scientific would need to better understand Penumbra’s product portfolio and financial outlook before proceeding with any such transaction. Mr. Elsesser expressed that the Penumbra Board could potentially be open to a strategic transaction with Boston Scientific, but that in considering such a strategic transaction, he would expect the Penumbra Board to prioritize value, transaction certainty and the preservation of Penumbra’s culture of innovation. Mr. Mahoney indicated that any transaction would likely involve a mix of cash consideration and stock consideration in order to drive alignment and shared long-term value creation. Messrs. Mahoney and Elsesser then agreed that, subject to the parties first entering into a mutually acceptable mutual nondisclosure agreement and, in the case of Mr. Elsesser, discussions with the Penumbra Board, executives of Boston Scientific would meet with executives of Penumbra to discuss Penumbra’s business and financial results so that Boston Scientific could consider whether to submit a preliminary non-binding proposal to acquire Penumbra on a more-informed basis for consideration by the Penumbra Board.
On December 16, 2025, Messrs. Mahoney and Elsesser, as a follow up to the matters discussed at their dinner the previous evening, discussed next steps, including the need to negotiate and execute a mutual nondisclosure agreement and arrange for the time of and likely participants in a Penumbra management presentation on December 22, 2025.
From December 17, 2025 to December 19, 2025, Penumbra and Boston Scientific negotiated the terms of a mutual nondisclosure agreement, and on December 19, 2025, the parties entered into a mutual nondisclosure agreement, which included a customary, mutual standstill provision, which standstill would not prevent Boston Scientific from making a private proposal to the Penumbra Board and would terminate upon Penumbra’s entry into a definitive acquisition agreement for an alternative transaction and the occurrence of certain other customary events. Thereafter, until the execution of the Merger Agreement the parties engaged in due diligence with respect to both Penumbra and Boston Scientific.
On December 19, 2025, at a meeting of the Penumbra Board, Mr. Elsesser provided the Penumbra Board with a summary of his and Penumbra’s recent communications with Boston Scientific, noting that, if the Penumbra Board was in favor of exploring the potential transaction, Penumbra executives would provide Boston Scientific with a management presentation on December 22, 2025. Mr. Elsesser provided the Penumbra Board with a high-level overview of potential considerations for a possible transaction that he had discussed with Mr. Mahoney at their dinner meeting, and the Penumbra Board discussed with Mr. Elsesser potential benefits to Penumbra and the Penumbra Stockholders of a strategic transaction with Boston Scientific. The Penumbra Board then authorized Penumbra’s management to continue discussions with Boston Scientific relating to a potential transaction.
Later on December 19, 2025, Mr. Elsesser confirmed with a senior business development executive of Boston Scientific the agenda for the management presentation scheduled for December 22, 2025.
On December 22, 2025, Mr. Elsesser provided a management presentation by videoconference to Mr. Mahoney, Mr. Fitzgerald, and certain other executives of Boston Scientific, including a description of Penumbra’s product portfolio, business dynamics, and medium-term financial outlook for the business through fiscal year 2028 (the “Medium-Term Outlook”). Johanna Roberts, Penumbra’s Executive Vice President and General Counsel, and a representative of PWP were also present.
The next day, at the request of Boston Scientific, a follow-up management session on certain key topics requested by Boston Scientific was held by videoconference between Mr. Elsesser and executives of Boston Scientific, with a representative of PWP also present.
On December 24, 2025, Mr. Mahoney communicated with Mr. Elsesser that he expected to provide feedback to Penumbra early the following week.
On December 29, 2025, at the request of Mr. Mahoney, Messrs. Mahoney and Elsesser met via conference call, at which time Mr. Mahoney stated to Mr. Elsesser that Boston Scientific intended to submit a written preliminary non-binding proposal to Penumbra, and summarized the terms that would be included in the proposal. Mr. Mahoney further noted key areas of further diligence, including a review of potential synergies, and Messrs. Mahoney and Elsesser discussed potential timing for a potential transaction.
Later on December 29, 2025, Boston Scientific delivered a written preliminary non-binding proposal for an acquisition of Penumbra at a value of $365 per Penumbra Share, comprised of $274 per Penumbra Share in cash consideration and a fixed number of Boston Scientific Shares having a value at the time of signing of a definitive agreement equal to $91, based on a fixed exchange ratio over a specified measurement period. The letter also stated that Boston Scientific’s proposal would not be subject to approval of Boston Scientific Stockholders or any financing contingency, and that Boston Scientific was prepared to (i) pay a reverse termination fee equal to 5% of the aggregate equity value payable in the transaction in the event the parties are unable to obtain regulatory clearances for the proposed transaction on or prior to the date that is twenty-four months following execution of a definitive transaction agreement, (ii) commit to litigate in the event the transaction is challenged by regulatory authorities and (iii) if necessary, divest assets that generated revenue of up to $250 million in fiscal year 2025. On December 29, 2025, Penumbra’s stock closed at $314.89 per Penumbra Share.
On December 30, 2025, the Penumbra Board held a meeting, with members of Penumbra’s senior management and, at the invitation of the Penumbra Board, representatives of PWP and Davis Polk & Wardwell LLP (“Davis Polk”), Penumbra’s outside counsel, in attendance. Mr. Elsesser reviewed with the Penumbra Board the recent discussions with representatives of Boston Scientific, and discussed with the Penumbra Board the terms of the written preliminary non-binding proposal submitted by Boston Scientific on December 29, 2025. Representatives of Davis Polk reviewed with the Penumbra Board its fiduciary duties in considering a strategic business combination transaction, as well as other legal considerations in considering a strategic transaction, including the regulatory process that would be required before a business combination could be completed. At the request of the Penumbra Board, representatives of PWP provided a preliminary illustrative financial analysis of an acquisition transaction involving Penumbra. The Penumbra Board then discussed, together with its advisors, the likelihood of either a financial sponsor or another strategic buyer being able and willing to make a proposal that would be competitive with that submitted by Boston Scientific. Following discussion, it was the Penumbra Board’s judgment that the terms of Boston Scientific’s proposal were not sufficiently attractive for the Penumbra Board to transact, and that Boston Scientific would need to improve its purchase price per Penumbra Share and the contractual commitments it would be willing to make to obtain the regulatory clearances that would be required to complete the transaction. The Penumbra Board also determined that because Boston Scientific Shares were an attractive form of consideration, Penumbra should request that the price be paid half in cash and half in Boston Scientific Shares. The Penumbra Board then authorized Penumbra’s management and PWP to continue discussions with Boston Scientific with a view towards improving Boston Scientific’s proposal while the Penumbra Board continued to evaluate its strategic alternatives, including the alternative of remaining an independent company. The Penumbra Board also concluded that, at least for the time being, the risks of soliciting additional bids, including the risk of further management distraction and of leaks in a sector with a history of leaks, outweighed the reasonable potential benefits.
On December 30, 2025, Mr. Elsesser contacted Mr. Mahoney and conveyed to Mr. Mahoney the Penumbra Board’s feedback on Boston Scientific’s written preliminary non-binding proposal. Mr. Mahoney indicated to Mr. Elsesser that he and his team would consider Penumbra’s feedback.
On December 31, 2025, at Mr. Mahoney’s request, Messrs. Mahoney and Elsesser met via conference call, at which meeting Mr. Mahoney indicated to Mr. Elsesser that Boston Scientific would be submitting a revised, written preliminary non-binding proposal for an acquisition of Penumbra, and summarized the terms that would be included in the revised proposal. Messrs. Mahoney and Elsesser also discussed timing considerations and the mutual due diligence reviews that would need to be completed before any definitive transaction agreement could be signed.
Later on December 31, 2025, Boston Scientific delivered a revised, written preliminary non-binding proposal proposing an acquisition of Penumbra at a value of $370 per Penumbra Share, comprised of $270 per Penumbra Share in cash consideration and a fixed number of Boston Scientific Shares having a value at the time of signing of a definitive agreement equal to $100, based on a fixed exchange ratio over a specified measurement period. The letter also stated that Boston Scientific was prepared to (i) pay a reverse termination fee equal to $885 million (approximately 6% of the aggregate estimated equity value payable in the transaction) in the event the parties are unable to obtain regulatory clearances for the proposed transaction on or prior to the date that is twenty-four months following execution of a definitive transaction agreement, (ii) commit to litigate in the event the transaction is challenged by regulatory authorities and (iii) if necessary, divest assets that generated revenue of up to $300 million based on fiscal year 2025 numbers. The letter also revised Boston Scientific’s proposal to require a 21-day period whereby Penumbra would negotiate a strategic transaction exclusively with Boston Scientific, and to require that Penumbra would agree to pay Boston Scientific a termination fee equal to $553 million (approximately 3.75% of the aggregate estimated equity value payable in the transaction) if, following entry into a definitive transaction agreement, the Penumbra Board changes its recommendation in favor of the transaction or terminates the definitive transaction agreement with Boston Scientific to enter into an agreement with a third party in respect of a competing superior transaction. On December 31, 2025, Penumbra’s stock closed at $310.91 per Penumbra Share.
On January 2, 2026, the Penumbra Board held a meeting, with members of Penumbra’s senior management and, at the invitation of the Penumbra Board, representatives of PWP and Davis Polk also in attendance. Mr. Elsesser reviewed with the Penumbra Board management’s discussions with representatives of Boston Scientific, and discussed with the Penumbra Board the terms of the revised, written non-binding proposal submitted by Boston Scientific on December 31, 2025. At the request of the Penumbra Board, representatives of PWP provided a preliminary illustrative financial analysis of Boston Scientific’s revised $370 per Penumbra Share proposal, based on a preliminary version of Penumbra’s long-range plan. The Penumbra Board discussed, together with its advisors, the potential likelihood of a strategic transaction with an alternative counterparty and potentially seeking alternative proposals, including whether financial sponsors and/or other strategic buyers would be likely to make a superior proposal relative to Boston Scientific’s revised, written non-binding proposal at this time, as well as the increased likelihood of a potential leak that would result from contacting other potential parties, and the potential adverse impact on Boston Scientific’s proposal should a leak occur. Penumbra’s management then reviewed with the Penumbra Board a preliminary version of Penumbra’s long-range financial plan, noting that Penumbra’s management was continuing to verify certain expense assumptions. A representative of Davis Polk reviewed with the Penumbra Board its fiduciary duties in considering a strategic business combination transaction. Following discussion, the Penumbra Board authorized Penumbra’s management and PWP to continue discussions with Boston Scientific while the Penumbra Board continued to evaluate Penumbra’s strategic alternatives, with a view towards continuing to improve the terms of Boston Scientific’s proposal, including seeking to increase the price per Penumbra Share payable by Boston Scientific, reducing the termination fee that would be payable by Penumbra in certain circumstances and avoiding any requirement to exclusively negotiate with Boston Scientific to maintain flexibility if a competing proposal emerged. The Board also concluded that, in light of the attractiveness and strategic benefits of Boston Scientific’s revised proposal, the Penumbra Board’s assessment that it would be unlikely that any other acquirer would make an offer superior to Boston Scientific’s revised proposal at this time, and the heightened chance of a leak in the event other potential acquisition bids were solicited and the risks to Boston Scientific’s proposal if such a leak were to occur, it was in the best interests of Penumbra and its stockholders to not solicit other potential offers at this time.
Later on January 2, 2026, Messrs. Mahoney and Elsesser met via conference call, and Mr. Elsesser conveyed to Mr. Mahoney the Penumbra Board’s feedback on Boston Scientific’s revised proposal. Messrs. Mahoney and Elsesser also discussed the approach to their mutual due diligence reviews, including in respect of Penumbra’s employees, if the process were to continue. On January 2, 2026, Penumbra’s stock closed at $309.42.
On January 3, 2026, at Mr. Mahoney’s request, Messrs. Mahoney and Elsesser met again via conference call, at which point Mr. Mahoney indicated again, on a preliminary and non-binding basis, that Boston Scientific would be willing to revise its proposal to increase its purchase price to $374 per Penumbra Share, reduce the termination fee payable by Penumbra to approximately 3.5% of the aggregate purchase price payable in the transaction and remove its requirement for exclusivity, but that he would recommend to the Boston Scientific Board that this be Boston Scientific’s “best and final” proposal. Because the Penumbra Board viewed Boston Scientific Shares as an attractive form of consideration for Penumbra Stockholders, Messrs. Mahoney and Elsesser also discussed potentially allowing Penumbra Stockholders to elect the form of consideration to be received for their Penumbra Shares, subject to proration as the number of Boston Scientific Shares available as part of the aggregate consideration would be capped. In addition, Messrs. Mahoney and Elsesser also discussed that, if the Merger Agreement permitted Penumbra Stockholders to elect the form of their consideration in the Merger, Mr. Elsesser consider electing to receive the Merger Consideration with respect to his Penumbra Shares entirely in the form of Boston Scientific Shares, subject to proration, and Boston Scientific’s desire to disclose Mr. Elsesser’s intended election in the press release announcing the parties’ entry into the Merger Agreement, in order to highlight Mr. Elsesser’s commitment to and confidence in the merits of the proposed transaction. Mr. Mahoney also noted that Boston Scientific might propose that Mr. Elsesser join the Boston Scientific Board if the proposed transaction were to be completed.

On January 5, 2026, the Penumbra Board held a meeting, with members of Penumbra’s senior management and, at the invitation of the Penumbra Board, representatives of PWP and Davis Polk, in attendance. Mr. Elsesser provided the Penumbra Board with a summary of the status of negotiations between Penumbra and Boston Scientific, including the terms of the revised proposal conveyed to him orally by Mr. Mahoney on January 3, 2026. Following discussion, the Penumbra Board determined, in light of the attractiveness of the proposal, it was in the best interests of Penumbra Stockholders to seek expeditiously to sign definitive documentation for the proposed transaction. Mr. Elsesser also noted that he and Mr. Mahoney had discussed potentially allowing Penumbra Stockholders to elect the form of consideration to be received for their Penumbra Shares, subject to proration, and that, to evidence his commitment to and confidence in the merits of the proposed transaction if one were approved, that he elect to receive Boston Scientific Shares for all his Penumbra Shares, subject to proration. The Penumbra Board was supportive of both these proposals. Mr. Elsesser further noted that Mr. Mahoney had mentioned the possibility of Mr. Elsesser joining the Boston Scientific Board if the proposed transaction were completed, and expressed to the Penumbra Board his willingness to do so, should the Penumbra Board believe it was in the best interests of Penumbra and the Penumbra Stockholders. A representative of Davis Polk then reviewed with the Penumbra Board its fiduciary duties in considering the proposed transaction with Boston Scientific. As part of such discussion, Surbhi Sarna, a member of the Penumbra Board, noted for the other Penumbra Board members in connection with the Penumbra Board’s review and discussion of the proposed transaction certain prior employment and ongoing business relationships she had with Boston Scientific. Following discussion, including input from representatives of Davis Polk, the Penumbra Board determined that such relationships would not disqualify Ms. Sarna from participating in discussions regarding the proposed transaction. Penumbra management then discussed Penumbra’s long-range financial plan, noting that management was in the process of finalizing its projections and would submit the final projections through fiscal year 2035 to the Penumbra Board for approval to provide to PWP for use in its financial analysis of Penumbra and the proposed transaction with Boston Scientific. Following discussion, the Penumbra Board authorized management to continue to pursue the proposed transaction on the terms Mr. Elsesser discussed with Mr. Mahoney and that were presented at the meeting, and to provide Boston Scientific with access to due diligence information in furtherance of such a transaction. Also at this meeting, the Penumbra Board formally approved engaging PWP as Penumbra’s financial advisor and Davis Polk as Penumbra’s outside counsel with respect to a potential change in control transaction, as well as the terms of their respective engagements. The Penumbra Board selected PWP and Davis Polk due to their respective reputations and experience in the medical technology sector, their respective expertise and qualifications in transactions of this nature, and their respective deep familiarity with Penumbra and the industry in which it operates.
Later on January 5, 2026, Mr. Mahoney communicated to Mr. Elsesser that the Boston Scientific Board was supportive of the proposal Mr. Mahoney had discussed with Mr. Elsesser on January 3, 2026, and subsequently, Boston Scientific delivered a revised, written preliminary non-binding proposal that contained terms consistent with the revised proposal orally conveyed by Mr. Mahoney to Mr. Elsesser on January 3, 2026, and discussed with the Penumbra Board, proposing an acquisition of Penumbra at a value of $374 per Penumbra Share, comprised of $274 per Penumbra Share in cash consideration and a fixed number of Boston Scientific Shares having a value at the time of signing of a definitive agreement equal to $100, based on a fixed exchange ratio over a specified measurement period. The proposal also reflected the inclusion of the previously discussed cash/stock election mechanisms. The letter also increased the absolute value Boston Scientific was prepared to pay as a reverse termination fee to $900 million (approximately 6% of the aggregate estimated equity value payable in the transaction) in the event the parties are unable to obtain regulatory clearances for the proposed transaction on or prior to the date that is twenty-four months following execution of a definitive transaction agreement, and reduced the termination fee that would be payable by Penumbra to $525 million (or approximately 3.5% of the total estimated equity value in the transaction) if the definitive transaction agreement were terminated by Boston Scientific following a change by the Penumbra Board of its recommendation in favor of the transaction with Boston Scientific or Penumbra were to terminate the definitive transaction agreement with Boston Scientific to enter into an agreement with a third party in respect of a competing superior transaction. Further, the revised proposal removed the requirement for exclusive negotiations that had been included in Boston Scientific’s December 31st proposal.
Also on January 5, 2026, PWP sent to Boston Scientific a proposed “clean team” confidentiality agreement drafted by Davis Polk to govern the treatment of competitively sensitive due diligence information. The parties negotiated the terms of this agreement and executed it on January 6, 2026.

Also on January 5, 2026, Penumbra provided access to Boston Scientific and its advisors to an electronic data room containing Penumbra due diligence information. From January 7, 2026 through January 14, 2026, each of Boston Scientific and Penumbra and their respective advisors engaged in a series of due diligence and “reverse” due diligence discussions regarding aspects of each other’s businesses.
On January 7, 2026, representatives of Allen Overy Shearman Sterling US LLP (“A&O Shearman”), Boston Scientific’s outside counsel, delivered an initial draft of the Merger Agreement to Davis Polk. Thereafter, the parties negotiated the terms of the Merger Agreement and related documents.
On January 8, 2026, Penumbra’s management made immaterial updates to the forecasted results for 2026 included in the Medium-Term Outlook (the “2026 Forecast Updates”) that reflected further visibility into Penumbra’s results for the fourth quarter of 2025, but which were otherwise materially consistent with (and were made available to Boston Scientific as an update to) the Medium-Term Outlook that had previously been provided to Boston Scientific.
On January 9, 2026, representatives of Davis Polk and A&O Shearman met by conference call to discuss Penumbra’s preliminary feedback to Boston Scientific’s January 7, 2026 draft of the Merger Agreement.
Also on January 9, 2026, executives of Boston Scientific held a meeting via conference call with Mr. Elsesser to discuss employee matters relevant to the potential transaction. No discussions or commitments for post-closing employment or compensation with respect to members of Penumbra’s management were held or made by Boston Scientific at such time, and no Penumbra executive was presented with proposed terms regarding their post-closing employment with Boston Scientific or Penumbra, other than Boston Scientific’s expressed desire that Mr. Elsesser become a member of the Boston Scientific Board if the proposed transaction were to be completed.
On January 11, 2026, the Penumbra Board held a meeting, with members of Penumbra’s senior management and, at the invitation of the Penumbra Board, representatives of PWP and Davis Polk in attendance. Members of Penumbra management reviewed with the Penumbra Board management’s long-range financial plan through fiscal year 2035, which was materially consistent with the preliminary version discussed with the Penumbra Board in its January 2nd and January 5th meetings and reflected the 2026 Forecast Updates. Following discussion, the Penumbra Board approved management’s long-range financial plan, which was materially consistent with the Medium-Term Outlook that had been provided to Boston Scientific, for use in the strategic process and by PWP for purposes of its financial analysis of Penumbra and the proposed transaction with Boston Scientific, as more fully described in the section entitled “— Certain Financial Projections.” A representative of Davis Polk reviewed the Penumbra Board’s fiduciary duties in the context of considering a potential strategic acquisition transaction with Boston Scientific. The Penumbra Board then reviewed with Penumbra management and representatives of PWP the status of discussions with Boston Scientific and the extensive due diligence completed by Boston Scientific and “reverse” due diligence completed by Penumbra. Mr. Elsesser reiterated to the Penumbra Board that Boston Scientific had expressed a desire for him to join the Boston Scientific Board following the closing of the proposed transaction. Mr. Elsesser reiterated to the Penumbra Board his willingness to do so, should the Penumbra Board believe it was in the best interests of Penumbra and the Penumbra Stockholders. Mr. Elsesser also reminded the Penumbra Board that Boston Scientific had requested that he consider electing to receive the Merger Consideration with respect to his Penumbra Shares entirely in the form of Boston Scientific Shares, subject to proration, which he said he would be willing to do if the Penumbra Board believed that was desirable. Following discussion, the Penumbra Board concluded that it would be in the best interests of Penumbra and the Penumbra Stockholders for Mr. Elsesser to join the Boston Scientific Board and to elect to receive the Merger Consideration with respect to his Penumbra Shares entirely in the form of Boston Scientific Shares, subject to proration. A representative of PWP then presented to the Penumbra Board a preliminary illustrative financial analysis of Boston Scientific’s revised $374 per Penumbra Share proposal, which utilized Penumbra’s long-range financial plan approved by the Penumbra Board earlier in the meeting. Penumbra Board then discussed, together with management and its advisors, Penumbra’s strategic alternatives, including other potential counterparties, and the alternative of remaining a stand-alone company and pursuing Penumbra’s long-range financial plan, including reasons why a strategic transaction with an alternative counterparty, including a financial sponsor and the most likely strategic buyers, was unlikely to be feasible, and the risks of leaks that would potentially result from outreach to such parties and likely damage to Boston Scientific’s current proposal should a leak occur. Representatives of Davis Polk then provided the members of the Penumbra Board with an update on the status and proposed terms and conditions of the Merger Agreement, including the proposed cash/stock election mechanisms and the provisions relating to regulatory undertakings, transaction protection and Boston Scientific’s proposal for the treatment of Penumbra’s equity incentive awards in the proposed transaction, all of which were still under negotiation between the parties and their advisors.
Following discussion, the Penumbra Board determined that Boston Scientific was not likely to further increase its $374 per Penumbra Share proposal and that a termination fee equal to 3.50% of Penumbra’s fully diluted equity value as of the time of the execution of the Merger Agreement would not be preclusive of receiving a topping bid following announcement of a transaction and determined to accept such amounts in order to focus the negotiations on the open points in the Merger Agreement, including those relating to Boston Scientific’s regulatory undertakings.
On January 13, 2026, an attorney at A&O Shearman not involved in the potential transaction was contacted by a member of a media outlet soliciting information or comment on a rumored transaction between Boston Scientific and Penumbra. Subsequent to this, representatives of Boston Scientific discussed these rumors with a representative of PWP and reiterated Boston Scientific’s continued commitment to the transaction. On January 13, 2026, Penumbra’s stock closed at $300.97 per Penumbra Share.
On January 14, 2026, representatives of PWP, on behalf of Penumbra, and Boston Scientific discussed and agreed upon the measurement period over which the stock portion of the Merger Consideration would be calculated, such that Penumbra Stockholders would have the right to elect to receive $374.00 in cash or 3.8721 Boston Scientific Shares (valued at $374.00 based on the volume weighted average price of Boston Scientific Common Stock over the last 10 trading days ending January 13, 2026), subject to proration, so that the total transaction consideration would be paid approximately 73% in cash and approximately 27% in Boston Scientific Common Shares.
Later on January 14, 2026, Davis Polk and A&O Shearman negotiated the remaining unresolved points in the draft Merger Agreement and finalized the Merger Agreement and disclosure letter delivered by each of Penumbra and Boston Scientific.
Still later on January 14, 2026, the Penumbra Board met, with members of Penumbra’s senior management present, and, at the invitation of the Penumbra Board, representatives of PWP and Davis Polk. A representative of Davis Polk reviewed the Penumbra Board’s fiduciary duties in the context of considering the proposed transaction between Boston Scientific and Penumbra. Penumbra management updated the members of the Penumbra Board on the status of the proposed transaction with Boston Scientific and noted that rumors had been circulating in the public markets about Penumbra potentially entering into a strategic transaction with Boston Scientific. Penumbra management further updated the Penumbra Board that the due diligence and reverse due diligence reviews regarding the proposed transaction with Boston Scientific were complete, and that Penumbra and Boston Scientific had negotiated and finalized the proposed Merger Agreement with respect to the proposed Merger. It was the Penumbra Board’s judgment that the rumors circulating in the public markets about Penumbra potentially entering into a strategic transaction provided further reason for the Penumbra Board to move quickly towards execution of a definitive transaction agreement with Boston Scientific. A representative of PWP then referred the Penumbra Board to PWP’s relationship disclosure letter, dated January 5, 2026, which was shared with the Penumbra Board prior to the meeting regarding its relationships with Penumbra and Boston Scientific, noting that, except in connection with PWP’s engagement as financial advisor to Penumbra in connection with the proposed transaction with Boston Scientific and in connection with PWP’s engagement as an advisor to Penumbra in connection with a share repurchase program in 2024, no material relationship existed between PWP or its affiliates, on the one hand, and Boston Scientific or Penumbra, on the other hand, pursuant to which PWP or its affiliates had in the past two years received or anticipated receiving compensation. A representative of PWP informed the Penumbra Board that Penumbra had not received any inbound indications of interest from other companies, including Company A, relating to any strategic transactions, and the Penumbra Board again discussed, together with the representatives of PWP, the likelihood of either a financial sponsor or another strategic buyer being able and willing to make a competitive proposal, concluding that an alternative proposal from another counterparty (whether a financial sponsor or strategic buyer) that would be competitive with the proposed transaction with Boston Scientific continued to be unlikely. Following discussion, the Penumbra Board concluded that, given the attractiveness of Boston Scientific’s proposal, the risks of soliciting additional bids, including the risk of further management distraction and the risk presented by rumors of takeover speculation of Penumbra, outweighed the reasonable potential benefits. At the request of the Penumbra Board, representatives of PWP reviewed with the Penumbra Board PWP’s financial analysis of the transaction, and rendered to the Penumbra Board its oral opinion, subsequently confirmed by delivery of a written opinion dated January 14, 2026, that, as of the date of such opinion, and based upon and subject to, among other things, the various assumptions and limitations discussed with the Penumbra Board, as of January 14, 2026, the right to receive at the election of the holders of shares of Penumbra Common Stock (other than Excluded Shares) and subject to certain limitations and proration procedures set forth in the Merger Agreement (as to which PWP expressed no opinion) the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “— Opinion of Penumbra’s Financial Advisor — Perella Weinberg Partners LP.” The written opinion delivered by PWP to the Penumbra Board is attached to this proxy statement/prospectus as Annex B. Representatives of Davis Polk then reviewed with the Penumbra Board the terms of the Merger Agreement, the final execution version of which had been previously distributed to the members of the Penumbra Board, along with the certificate of incorporation for the surviving company in the Merger and a substantially final version of the disclosure letter to be delivered by Penumbra.
Following additional discussion and consideration of the Merger Agreement and the Merger and the other Transactions, the Penumbra Board unanimously (i) determined that the Merger Agreement, the Merger and the other Transactions to be consummated by Penumbra pursuant to the Merger Agreement are advisable and fair to, and in the best interests of, Penumbra and the Penumbra Stockholders, (ii) duly authorized and approved the execution, delivery and performance by Penumbra of the Merger Agreement and the consummation by Penumbra of the Transactions to be consummated by Penumbra pursuant to the Merger Agreement, including the Merger, (iii) resolved, subject to certain circumstances set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the Penumbra Stockholders and (iv) directed that the adoption of the Meger Agreement be submitted to a vote of the Penumbra Stockholders.
Later on January 14, 2026, Penumbra and Boston Scientific executed the Merger Agreement.
On January 15, 2026, prior to the opening of the financial markets, Penumbra and Boston Scientific issued a joint press release announcing the execution of the Merger Agreement.
Penumbra’s Reasons for the Merger; Recommendation of the Penumbra Board
In evaluating the Merger Agreement and the Transactions, including the Merger, the Penumbra Board consulted with Penumbra’s senior management, representatives of Davis Polk, its outside legal counsel, and PWP, its financial advisor. In reaching its decision to approve the Merger Agreement, and in recommending that Penumbra Stockholders vote in favor of the adoption of the Merger Agreement, the Penumbra Board considered numerous positive factors relating to the Merger Agreement, the Merger and the other Transactions, including the following material factors (which factors are not necessarily presented in order of relative importance):
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Compelling Premium:   the fact that the implied value of the Merger Consideration of $374 per Penumbra Share (based on the volume weighted average of the trading prices of Boston Scientific Shares on the NYSE on each of the ten consecutive trading days ending on (and including) January 13, 2026):

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represented a 19% premium to the volume weighted average of the trading prices of Penumbra Shares on the NYSE on each of the 30 consecutive trading days ending on (and including) January 13, 2026, a 30% premium to the volume weighted average of the trading prices of Penumbra Shares on the NYSE on each of the 90 consecutive trading days ending on (and including) January 13, 2026 and a 15% premium to the highest trading price of Penumbra Shares over the 52-week period ending on (and including) January 13, 2026; and

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implies an enterprise valuation of Penumbra representing multiples of approximately 10.2 times Penumbra’s revenue in the twelve months ended December 31, 2025 and approximately 68.8 times Penumbra’s Adjusted EBITDA (as defined in the section of this proxy statement/prospectus captioned “The Merger — Certain Financial Projections”) in the twelve months ended December 31, 2025;
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Attractive Valuation:   the Penumbra Board’s belief that the Merger Consideration provides Penumbra Stockholders with attractive value for their Penumbra Shares based on, among other things, the current and historical market prices for Penumbra Shares, current industry conditions and the Penumbra Board’s familiarity with Penumbra’s business, operations, prospects, strategic, short- and long-term operating plans, assets and properties, liabilities and financial condition;

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Best Value Reasonably Available:   after its review, the Penumbra Board’s belief that the Merger Consideration represents the best value currently reasonably available to Penumbra Stockholders and represented the highest price that Boston Scientific was willing to pay, and does not prevent the Penumbra Board from, in certain circumstances, considering and responding to an unsolicited Acquisition Proposal made after the announcement of the entry into the Merger Agreement;

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Cash/Stock Election Mechanism:   the cash/stock election mechanism of the Merger Agreement, which offers Penumbra Stockholders the opportunity to elect to receive the Merger Consideration in cash or Boston Scientific Shares, subject to proration as provided in the Merger Agreement (so that the total transaction consideration is paid approximately 73% in cash and approximately 27% in Boston Scientific Shares);

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Certainty of Value of Cash Consideration; Attractiveness of Stock Consideration:   the fact that a substantial portion of the Merger Consideration consists of cash, which offers Penumbra Stockholders the opportunity to realize cash for the value of their Penumbra Shares with immediate certainty of value upon closing, while the Merger Consideration also includes a stock component with a fixed share ratio under the Merger Agreement, which would allow Penumbra Stockholders who receive the Stock Consideration in the Merger the opportunity to participate in the future growth and opportunities of the combined business and the anticipated pro forma impact of the Merger and otherwise benefit from the financial performance of Boston Scientific and potential appreciation in the value of Boston Scientific Shares following the Closing;

•
Opinion of PWP:   the oral opinion of PWP rendered to the Penumbra Board on January 14, 2026, which was subsequently confirmed by delivery of a written opinion dated January 14, 2026 which is attached to this proxy statement/prospectus as Annex B, that, as of the date of such opinion, and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the right to receive at the election of the holders of shares of Penumbra Common Stock (other than Excluded Shares) and subject to certain limitations and proration procedures set forth in the Merger Agreement (as to which PWP expressed no opinion) the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger Agreement — Opinion of Penumbra’s Financial Advisor — Perella Weinberg Partners LP;”

•
Negotiated Terms:   the Penumbra Board also considered the fact that the terms of the Merger were the result of arm’s length negotiations conducted by Penumbra at the direction of the Penumbra Board and with the assistance of an independent financial advisor and outside legal counsel, including the fact that Boston Scientific increased the proposed acquisition price from its December 29, 2025 proposal of $365 per Penumbra Share to the Merger Consideration of $374 per Penumbra Share (based on the volume weighted average of the trading prices of Boston Scientific Shares on the NYSE on each of the ten consecutive trading days ending on (and including) January 13, 2026) and its belief that, as a result of such negotiations, the Merger Consideration was the maximum price Boston Scientific was prepared to pay to acquire Penumbra and that further negotiations would have created a risk of causing Boston Scientific to abandon the Transactions altogether or materially delay the entry into a definitive transaction agreements with respect to the Transactions;

•
Potential Strategic Alternatives:   the Penumbra Board also considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives. As part of these evaluations, the Penumbra Board considered continuing to execute Penumbra’s strategy on a stand-alone basis, as well as pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to Penumbra Stockholders of those alternatives and the timing and likelihood of effecting such alternatives. After a thorough review of strategic alternatives and discussions with management and Penumbra’s financial and legal advisors, the Penumbra Board determined that the Merger Consideration is more favorable to Penumbra Stockholders than the potential value that might result from other available strategic options, including remaining independent on a stand-alone basis, taking into account execution risks as well as business, financial, industry, stock market, competitive and regulatory risks;
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Lack of Alternative Acquirers:   the Penumbra Board’s determination that no alternative party, including financial sponsors and strategic buyers, was likely to enter into a potential transaction at a comparable price, on the same timeline, and with the same likelihood of completion as the transaction proposed by Boston Scientific, even if Penumbra were to conduct an auction process or other solicitation of alternative acquisition proposals;

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Speed and Likelihood of Consummation:   the Penumbra Board considered the likelihood that the Merger would be consummated in a timely manner as a result of a number of factors, including:

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the absence of any financing condition in the Merger Agreement;

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the financial strength of Boston Scientific and its ability to fund the aggregate Merger Consideration;

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the business reputation and capabilities of Boston Scientific, including Boston Scientific’s track record of successfully completing merger and acquisition transactions;

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the commitment made by Boston Scientific to Penumbra to use reasonable best efforts to obtain required regulatory approvals and clearances, including to (i) commit to litigate in the event the Transactions are challenged and (ii) if necessary, divest assets and/or accept certain non-divestiture remedies with respect to businesses, properties or assets that generated revenue of up to $300 million based on fiscal year 2025 numbers; and

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the likelihood of satisfying the conditions to the consummation of the Merger, which the Penumbra Board believed were reasonable and customary for comparable transactions and limited in number and scope;

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Additional Transaction Terms:   the additional terms of the Merger Agreement, as more fully described under the caption of this proxy statement/prospectus entitled “The Merger Agreement,” including:

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the Penumbra Board’s ability to make an Adverse Recommendation Change or to terminate the Merger Agreement in order to accept a Superior Proposal, in each case, subject to certain conditions and limitations set forth in the Merger Agreement, including paying Boston Scientific the Penumbra Termination Fee upon termination of the Merger Agreement;

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the fact that the Penumbra Board believed that the Penumbra Termination Fee, which is approximately 3.50% of Penumbra’s fully diluted equity value implied by the Merger Consideration, is reasonable, within or lower than market averages for such fees payable in comparable transactions, and not preclusive of, or a substantial impediment to, a third party making an Acquisition Proposal;

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the fact that, in the event the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances relating to the failure to obtain required antitrust approvals or clearances, Boston Scientific will be required to pay Penumbra the Boston Scientific Termination Fee, subject to and in accordance with the terms of the Merger Agreement;

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Penumbra’s right to specific performance to prevent breaches by Boston Scientific of the Merger Agreement;

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the fact that the consummation of the Merger is subject to the adoption of the Merger Agreement by Penumbra Stockholders, who will have the opportunity to adopt or reject the Merger Agreement;

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the availability of appraisal rights under Section 262 of the DGCL to Penumbra Stockholders who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Section 262 of the DGCL which provides such holders with an opportunity to have the Court of Chancery determine the fair value of their Penumbra Shares, which may be determined to be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement;

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the initial outside date of January 14, 2027, with available extensions until January 14, 2028 (if necessary), as set forth in the Merger Agreement, relating to the failure to obtain required antitrust approvals or clearances, allowing for time that the Penumbra Board believed to be sufficient to complete the Merger; and

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the fact that, taken as a whole, the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights and fees of the parties, as finally negotiated are reasonable and customary for comparable transactions.

The Penumbra Board also considered potential risks related to the Merger but concluded that the anticipated benefits of the Merger were likely to substantially outweigh these risks. These potential risks include the following:
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the possibility that the Transactions may not be completed or may be unduly delayed for reasons beyond the control of Penumbra and/or Boston Scientific, including the potential length of the regulatory review process and the risk that applicable regulatory authorities, including the FTC, may seek to enjoin the Merger or otherwise impose conditions on Penumbra and/or Boston Scientific in order to obtain clearance for the Merger that could jeopardize or delay the completion of, or reduce or delay the anticipated benefits of, the Transactions;

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the fact that the Merger Agreement contains covenants prohibiting Penumbra from soliciting other potential Acquisition Proposals and restricting its ability to entertain other potential Acquisition Proposals unless certain conditions are satisfied. The Penumbra Board also considered the fact that the right afforded to Boston Scientific under the Merger Agreement to negotiate revised terms and conditions of the Merger Agreement in response to an Acquisition Proposal that the Penumbra Board determines in good faith is a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Penumbra;

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the fact that Penumbra may be required to pay a termination fee of $525 million (equal to approximately 3.50% of the transaction equity value) to Boston Scientific if the Merger Agreement is terminated under certain circumstances, including in connection with Penumbra accepting a Superior Proposal or due to the termination of the Merger Agreement by Boston Scientific following the Penumbra Board changing or withdrawing its recommendation in favor of the Merger;

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the potential effect of the public announcement of the Transactions on Penumbra’s employees, operations and business partners and stock price, as well as its ability to attract and retain key personnel while the Merger is pending;

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certain anticipated Merger-related costs that Penumbra expects to incur, including a number of non-recurring costs in connection with the Merger even if the Merger is not ultimately consummated;

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the possibility of Boston Scientific encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the time frames contemplated;

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the possibility of Boston Scientific encountering difficulties in successfully integrating Penumbra’s and Boston Scientific’s businesses, operations and workforce;

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the possible diversion of management attention and resources from the operation of Penumbra’s business or other strategic opportunities towards the completion of the Merger;

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the fact that receipt of the Merger Consideration would be taxable to Penumbra Stockholders that are treated as U.S. Holders for U.S. federal income tax purposes;

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the fact that the value of the Merger Consideration will fluctuate depending on the performance of Boston Scientific Shares prior to closing of the Merger;

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the fact that the Merger Agreement places certain restrictions on the conduct of Penumbra’s business prior to the completion of the Merger, which are customary for public company merger agreements, but which, subject to specific exceptions, could delay or prevent Penumbra from undertaking business opportunities that might arise or other actions it might otherwise take with respect to the operations of Penumbra absent the pending completion of the Merger;

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the potential for legal claims challenging the Merger;

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the possibility that the Merger Proposal will not be approved by Penumbra Stockholders; and

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the other risks described in “Risk Factors” beginning on page 35 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Penumbra Board is not intended to be exhaustive, but includes the material factors considered by the Penumbra Board. In reaching its decision to approve the Merger Agreement, the Merger, and the other Transactions, the Penumbra Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Penumbra Board considered all these factors as a whole, including through its discussions with Penumbra’s management and financial and legal advisors, in evaluating the Merger Agreement, the Merger, and the other Transactions.
For the reasons set forth above, the Penumbra Board unanimously (i) determined that the Merger Agreement, the Merger and the other Transactions to be consummated by Penumbra pursuant to the Merger Agreement are advisable and fair to, and in the best interests of, Penumbra and the Penumbra Stockholders, (ii) duly authorized and approved the execution, delivery and performance by Penumbra of the Merger Agreement and the consummation by Penumbra of the Transactions to be consummated by Penumbra pursuant to the Merger Agreement, including the Merger, (iii) resolved, subject to certain circumstances set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the Penumbra Stockholders and (iv) directed that the adoption of the Meger Agreement be submitted to a vote of the Penumbra Stockholders.
In considering the recommendation of the Penumbra Board, you should be aware that certain directors and executive officers of Penumbra may have interests in the Merger that are different from, or in addition to, interests of Penumbra Stockholders generally and may create potential conflicts of interest. The Penumbra Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the Merger and the other Transactions, and in recommending to Penumbra Stockholders that they vote in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. See “The Merger — Interests of Penumbra’s Directors and Executive Officers in the Merger” beginning on page 75 of this proxy statement/prospectus.
It should be noted that this explanation of the reasoning of the Penumbra Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” on page 33 of this proxy statement/prospectus.
For the reasons set forth above, the Penumbra Board recommends that Penumbra Stockholders vote “FOR” the Merger Proposal and “FOR” the other proposals to be considered at the Special Meeting.
Opinion of Penumbra’s Financial Advisor — Perella Weinberg Partners LP
Penumbra retained PWP to act as its financial advisor in connection with the Merger. The Penumbra Board selected PWP due to its reputation and experience in the medical technology sector and its expertise and qualifications in transactions of this nature. PWP, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions and other transactions as well as for corporate and other purposes.
On January 14, 2026, at the request of the Penumbra Board, PWP rendered its oral opinion, subsequently confirmed in writing, to the Penumbra Board, that, as of the date of such opinion, and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the right to receive at the election of the holders of shares of Penumbra Common Stock (other than Excluded Shares) and subject to certain limitations and proration procedures set forth in the Merger Agreement (as to which PWP expressed no opinion) the Merger Consideration in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of PWP’s written opinion, dated January 14, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations described in the opinion, is attached hereto as Annex B and is incorporated by reference herein.
For purposes of rendering its opinion, PWP, among other things:
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reviewed certain publicly available financial statements and other publicly available business and financial information with respect to Penumbra and Boston Scientific, including equity research analyst reports;

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reviewed certain internal financial statements, analyses and forecasts (such forecasts, the “Penumbra Forecasts”) and other internal financial information and operating data relating to the business of Penumbra, in each case, prepared by or at the direction of the management of Penumbra and approved for PWP’s use by management of Penumbra and the Penumbra Board (as set forth in the section entitled “— Certain Financial Projections”);

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discussed the past and current business, operations, financial condition and prospects of Penumbra and the combined company with senior management of Penumbra and the Penumbra Board;

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discussed the past and current business, operations, financial condition and prospects of Boston Scientific and the combined company with senior executives of Penumbra and Boston Scientific and the Penumbra Board;

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compared the financial performance of Penumbra and Boston Scientific with that of certain publicly-traded companies which PWP believed to be generally relevant;

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compared the financial terms of the Merger with the publicly available financial terms of certain transactions which PWP believed to be generally relevant;

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reviewed the historical trading prices for Penumbra Common Stock and Boston Scientific Common Stock;

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participated in discussions among representatives of Penumbra and Boston Scientific and their respective advisors;

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reviewed a draft of the Merger Agreement dated January 14, 2026; and

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conducted such other financial studies, analyses and investigations, and considered such other factors, as PWP deemed appropriate.

For purposes of its opinion, PWP assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by it (including information that was available from public sources) and further relied upon the assurances of management of Penumbra that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Penumbra Forecasts, PWP was advised by management of Penumbra and assumed, with the Penumbra Board’s consent, that the Penumbra Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Penumbra as to the future financial performance of Penumbra and the other matters covered thereby, and PWP expressed no view as to the reasonableness of the Penumbra Forecasts or the assumptions on which they were based. PWP was not provided with, and did not have access to, financial forecasts relating to Boston Scientific prepared by management of Boston Scientific. In arriving at its opinion, PWP did not make nor was provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Penumbra, Boston Scientific or any of their respective subsidiaries. PWP did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Penumbra, Boston Scientific or any other party. PWP did not evaluate the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters. See the section entitled “— Certain Financial Projections” for a description of the Penumbra Forecasts.
PWP assumed that the final Merger Agreement would not differ from the draft of the Merger Agreement that it reviewed in any respect material to its analysis or opinion. PWP also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to its analysis and its opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to its analysis and its opinion, and (iii) the Merger would be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to its analysis or its opinion. In addition, PWP assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that would be material to its analysis.
PWP’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) of the Merger Consideration to be received by such holders in the proposed Merger pursuant to the Merger Agreement. PWP was not asked to, and it did not, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger would be consummated. PWP did not express any opinion with respect to the allocation of the Merger Consideration among the holders of shares of Penumbra Common Stock. In addition, PWP expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. PWP did not express any opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of Penumbra. Nor did PWP express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. PWP’s opinion did not address any legal, tax, regulatory or accounting matters, as to which PWP understood Penumbra had received such advice as it deemed necessary from qualified professionals.
PWP’s opinion was for the information and assistance of the Penumbra Board in connection with, and for the purpose of its evaluation of, the Merger. PWP’s opinion is not intended to be and does not constitute a recommendation to any holder of shares of Penumbra Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. PWP expressed no opinion as to what the value of the Boston Scientific Common Stock actually will be when issued or the prices at which Penumbra Common Stock or Boston Scientific Common Stock will trade at any time, including following announcement or completion of the Merger. PWP’s opinion was necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect PWP’s opinion and the assumptions used in preparing it, and PWP does not have any obligation to update, revise, or reaffirm its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses performed by PWP and reviewed with the Penumbra Board in connection with PWP’s opinion and does not purport to be a complete description of the financial analyses performed by PWP. The order of analyses described below does not represent the relative importance or weight given to those analyses by PWP. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand PWP’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PWP’s financial analyses.
Selected Publicly Traded Company Comparison
PWP reviewed and compared certain financial information for Penumbra with corresponding financial information, ratios and public market multiples for seven publicly traded companies in the medical device industry with a market capitalization between $2.8 billion and $27.6 billion (the “Selected Publicly Traded Companies”). Although none of the Selected Publicly Traded Companies is identical to Penumbra, PWP selected these companies because they had publicly traded equity securities and were deemed to be similar to Penumbra in one or more respects, including operating in the medical device industry. PWP selected the companies used in the analysis on the basis of its experience and knowledge of companies in the industry and its professional judgement.
The seven publicly traded companies selected by PWP were:
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Glaukos Corporation;

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Insulet Corporation;

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TransMedics Group, Inc.;

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iRhythm Technologies, Inc.;

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DexCom, Inc.;

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Inspire Medical Systems, Inc.; and

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Masimo Corporation.

For Penumbra and each of the Selected Publicly Traded Companies, PWP calculated and compared financial information and various financial market multiples and ratios based on company filings for historical information as of January 13, 2026, the Penumbra Forecasts and Wall Street consensus third party research estimates from Capital IQ, FactSet and Wall Street analysts published prior to January 13, 2026.
Based on the multiples of enterprise value (“EV”) to calendar year 2026 estimated (“2026E”) revenue and 2027 estimated (“2027E”) revenue and EV to 2026E EBITDA, in each case, described above, PWP’s analysis of the various Selected Publicly Traded Companies and on professional judgments made by PWP, PWP (i) applied a range of multiples of 5.0x-7.0x to EV/2026E Revenue of Penumbra of $1,577 million based on Wall Street consensus third party research estimates to derive a range of implied values from $211 per share to $291 per share, compared to the implied value of the Merger Consideration of $374.00 per share to be received by the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement, (ii) applied a range of multiples of 4.0x-6.0x to EV/2027E Revenue of Penumbra of $1,792 million based on Wall Street consensus third party research estimates to derive a range of implied values from $193 per share to $284 per share, compared to the implied value of the Merger Consideration of $374.00 per share to be received by the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement, and (iii) applied a range of multiples of 20.0x-40.0x to EV/2026E EBITDA of Penumbra of $277 million based on Wall Street consensus third party research estimates to derive a range of implied values from $153 per share to $292 per share, compared to the implied value of the Merger Consideration of $374.00 per share to be received by the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement.
Although the Selected Publicly Traded Companies were used for comparison purposes, no business of any Selected Publicly Traded Company was either identical or directly comparable to Penumbra’s business. Accordingly, PWP’s comparison of the Selected Publicly Traded Companies and its analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the Selected Publicly Traded Companies.
Selected Precedent Transaction Analysis
Using publicly available information as of January 13, 2026, PWP reviewed the financial terms of selected precedent transactions (the “Selected Transactions”) involving companies that operated in, or were exposed to, the medical device industry. PWP selected these transactions in the exercise of its professional judgment and experience because PWP deemed them to be most similar in size, scope and impact on the industry to Penumbra or otherwise relevant to the Merger.

For each of the Selected Transactions, PWP calculated and compared the resulting EV in the transaction as a multiple of last twelve months (“LTM”) revenue at the announcement of the transaction, the next twelve months (“NTM”) revenues based on Wall Street consensus third party research estimates, and the NTM EBITDA based on Wall Street consensus third party research estimates. The following table lists the Selected Transactions:
Announcement Date	Target	Acquiror
January 6, 2025	Inari Medical, Inc.	Stryker Corporation
April 5, 2024	Shockwave Medical, Inc.	Johnson & Johnson
January 8, 2024	Axonics, Inc.	Boston Scientific
November 1, 2022	Abiomed, Inc.	Johnson & Johnson
January 6, 2022	Vocera Communications, Inc.	Stryker Corporation
October 6, 2021	Baylis Medical Company, Inc.	Boston Scientific
August 6, 2021	Intersect ENT, Inc.	Medtronic PLC
December 18, 2020	BioTelemetry, Inc.	Philips Healthcare N.V.
August 2, 2020	Varian Medical Systems, Inc.	Siemens Healthineers AG
November 4, 2019	Wright Medical Group N.V.	Stryker Corporation
November 20, 2018	BTG plc	Boston Scientific
June 28, 2017	The Spectranetics Corporation	Philips Healthcare N.V.
PWP observed that the median LTM EV/Revenue multiple (based on the deal values set forth above for the Selected Transactions was 8.5x, that the median NTM EV/Revenue multiple for the Selected Transactions was 7.2x, and that the median NTM EV/EBITDA multiple for the Selected Transactions was 28.7x.
Based on the multiples of LTM EV/Revenue, NTM EV/Revenue, and NTM EV/EBITDA described above, PWP’s analyses of the various Selected Transactions and on professional judgments made by PWP, PWP (i) applied a range of multiples of 7.0x to 10.0x to Penumbra’s 2025 LTM EV/Revenue of $1,404 million based on publicly filed financial statements and information provided by Penumbra management to derive a range of implied values of approximately $260 to $366 per share of Penumbra Common Stock, (ii) applied a range of multiples of 6.0x to 8.5x to Penumbra’s 2026E NTM EV/Revenue of $1,577 million based on Wall Street consensus third party research estimates to derive a range of implied values of approximately $251 to $350 per share of Penumbra Common Stock, and (iii) applied a range of multiples of 20.0x to 50.0x to Penumbra’s 2026E NTM EV/EBITDA of $277 million based on Wall Street consensus third party research estimates to derive a range of implied values of approximately $153 to $362 per share of Penumbra Common Stock. PWP compared these ranges to the implied value of the Merger Consideration of $374.00 per share to be received by the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement.
Although the Selected Transactions were used for comparison purposes, none of the Selected Transactions nor the companies involved in them was either identical or directly comparable to the Merger or Penumbra. Accordingly, PWP’s comparison of the Selected Transactions and its analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments.
Discounted Cash Flow Analysis
PWP conducted an illustrative discounted cash flow analysis for Penumbra based on the Penumbra Forecasts to derive a range of implied enterprise values for Penumbra by:
•
calculating the present value as of January 13, 2026 of the estimated standalone unlevered free cash flow that Penumbra could generate for the complete calendar years 2026 through 2035, as included in the Penumbra Forecasts, using discount rates ranging from 9.0% to 11.0%; and

•
adding the present value as of January 13, 2026 of the terminal value of Penumbra at the end of calendar year 2035 using perpetuity growth rates ranging from 3.5% to 4.5% and discount rates ranging from 9.0% to 11.0%.

PWP estimated the range of perpetuity growth rates utilizing its professional judgment and experience, taking into account market expectations regarding long-term real growth of gross domestic product and inflation.
PWP used discount rates ranging from 9.0% to 11.0%, which were derived from Penumbra’s weighted average cost of capital determined by the application of the capital asset pricing model based on PWP’s experience and professional judgment, and which took into account certain company-specific metrics, including Penumbra’s target capital structure, the cost of long-term debt, forecasted tax rate and predicted Barra beta, as well as certain financial metrics for the United States financial markets generally.
From the range of implied enterprise values, PWP derived a range of implied equity values for Penumbra. To calculate the implied equity value from the implied enterprise value, PWP added cash and cash equivalents and subtracted financing leases, in each case as provided by Penumbra management. PWP calculated implied values per share by dividing the implied equity values by the applicable diluted shares (based upon the number of issued and outstanding shares and other equity interests), based on information provided by Penumbra management, and using the treasury stock method for calculation of option dilution.
This analysis resulted in an implied per share equity value reference range for the Penumbra Common Stock of $255 to $420 per share. PWP compared this range to the implied value of the Merger Consideration of $374.00 per share to be received by the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement.
Summary of Additional Reference Information
PWP observed the following additional information that was not considered part of PWP’s financial analysis with respect to its opinion, but which were noted as reference data for the Penumbra Board:
Historical Stock Trading
PWP reviewed the closing prices of the Penumbra Common Stock on the NYSE for the 52 weeks ended on January 13, 2026. PWP observed that during such period, the intraday trading price of the Penumbra Common Stock ranged from $221 to $325 per share. PWP compared this range to the implied value of the Merger Consideration of $374.00 per share to be received by the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement.
Equity Research Analysts’ Price Targets
PWP also reviewed analyst price targets per share of Penumbra Common Stock prepared and published by 18 equity research analysts prior to January 13, 2026. The range of such price targets was $266 to $388 per share. PWP compared this range to the implied value of the Merger Consideration of $374.00 per share to be received by the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Penumbra Common Stock and these estimates are subject to uncertainties, including the future financial performance of Penumbra and future financial market conditions.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying PWP’s opinion. In arriving at its fairness determination, PWP considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, PWP made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Penumbra or the Merger.
PWP prepared the analyses described herein for purposes of providing its opinion to the Penumbra Board as to the fairness, from a financial point of view, as of the date of such opinion, of the Merger

Consideration to be received by the holders of shares of Penumbra Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. PWP’s analyses were based in part upon the Penumbra Forecasts and other third-party research analyst estimates, which are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by PWP’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of Penumbra, PWP or any other person assumes responsibility if future results are materially different from those forecasted by Penumbra management or third parties.
PWP has acted as financial advisor to Penumbra with respect to the Merger. Pursuant to the terms of the engagement letter between PWP and Penumbra, dated January 5, 2026, Penumbra agreed to pay PWP $5.0 million in cash, upon delivery by PWP of its opinion or the determination by PWP that it would not be able to deliver an opinion containing the conclusion sought by Penumbra in the context of the Merger. Penumbra also has agreed to pay PWP an additional fee, which is contingent upon consummation of the Merger, of approximately $109.6 million (following reduction by the opinion fee previously paid to PWP by Penumbra). PWP will also be entitled to receive a termination fee equal to a portion of any compensation that Penumbra may receive as a result of the termination of the Merger Agreement. In addition to the fees for professional services of PWP, Penumbra agreed to reimburse PWP for reasonable, documented, out-of-pocket expenses incurred in connection with the undertakings described in the engagement letter that may arise, and to indemnify PWP for certain liabilities and other items that may arise, out of its engagement by Penumbra.
PWP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.
Except in connection with PWP’s engagement as financial advisor to Penumbra in connection with the Merger and in connection with PWP’s engagement as an advisor to Penumbra in connection with a share repurchase program in 2024, during the two-year period prior to the date of PWP’s opinion, no material relationship existed between PWP or its affiliates, on the one hand, and Boston Scientific or Penumbra, on the other hand, pursuant to which PWP or its affiliates received or anticipated receiving compensation.
PWP and its affiliates in the future may provide investment banking and other financial services to Boston Scientific or its affiliates or equity holders and/or Penumbra and in the future may receive compensation for the rendering of these services. In the ordinary course of its business activities, PWP and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Penumbra, Boston Scientific or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger. The issuance of PWP’s opinion was approved by a fairness opinion committee of PWP.
Certain Financial Projections
Penumbra does not as a matter of course publicly disclose long term projections as to future performance, revenues, operating income, or other financial results. However, Penumbra management prepared the Penumbra Forecasts at the request of the Penumbra Board in the ordinary course of business, which were provided to and reviewed by the Penumbra Board and subsequently used in connection with the Penumbra Board’s analysis of the Transactions. The Penumbra Forecasts are included in this proxy statement/prospectus solely because (1) the Penumbra Forecasts were made available to PWP for use in its financial analyses in connection with rendering its opinion to the Penumbra Board as described in the section entitled “The Merger Agreement — Opinion of Penumbra’s Financial Advisor — Perella Weinberg Partners LP” and (2) the Penumbra Forecasts were made available to the Penumbra Board, including in connection with its consideration of the Transactions, and approved by the Penumbra Board for use by PWP in its financial analyses in connection with rendering its opinion to the Penumbra Board. Only the Penumbra Forecasts through 2028 (excluding Unlevered Free Cash Flow) were made available to Boston Scientific in connection with its consideration of the Transactions. The Penumbra Forecasts are not included in this proxy statement/prospectus to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to Penumbra Shares.
The Penumbra Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP.
The Penumbra Forecasts are forward-looking statements. Important factors that may affect actual results and cause the Penumbra Forecasts not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Although the Penumbra Forecasts are presented with numerical specificity, they reflect numerous estimates and assumptions made by Penumbra with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Penumbra’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Penumbra’s control. The Penumbra Forecasts reflect assumptions as to certain potential business decisions that are subject to change. Without limiting the generality of the foregoing, the Penumbra Forecasts include assumptions relating to revenue growth, expenses and certain cash flow and tax items. The Penumbra Forecasts cover several years and such information by its nature becomes less reliable with each successive year. The Penumbra Forecasts were prepared on a standalone basis without giving effect to the Merger. Furthermore, the Penumbra Forecasts do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context.
The inclusion of the Penumbra Forecasts should not be regarded as an indication that Penumbra, Boston Scientific, PWP, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Penumbra Forecasts herein should not be deemed an admission or representation by Penumbra or Boston Scientific that it views such Penumbra Forecasts as material information. The inclusion of the Penumbra Forecasts in this proxy statement/prospectus should not be regarded as an indication that the Penumbra Forecasts will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by Penumbra or any other person regarding the Penumbra Forecasts or Penumbra’s ultimate performance compared to such information. The Penumbra Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information about Penumbra contained in its public filings with the SEC. For additional information, see the section entitled “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Penumbra Forecasts, stockholders are cautioned not to place undue reliance on the Penumbra Forecasts.
The Penumbra Forecasts included in this document have been prepared by, and are solely the responsibility of, Penumbra’s management. Neither PricewaterhouseCoopers LLP, nor any other independent accountant, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Penumbra Forecasts Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Penumbra’s previously issued financial statements. It does not extend to the Penumbra Forecasts and should not be read to do so.
Some of the Penumbra Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or GAAP. The non-GAAP financial measures used in the Penumbra Forecasts were used by the Penumbra Board in connection with its evaluation of the Transactions and, at the direction of the Penumbra Board, by PWP for purposes of its financial analyses and opinion delivered to the Penumbra Board. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The following table presents the Penumbra Forecasts:
	($ in Millions)
	2026E(5)	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	$1,690	$2,039	$2,374	$2,734	$3,114	$3,507	$3,905	$4,297	$4,675	$5,025
Adjusted EBIT(1)	$318	$485	$653	$793	$944	$1,103	$1,268	$1,433	$1,572	$1,699
Adjusted EBITDA(2)	$337	$518	$692	$844	$1,007	$1,178	$1,352	$1,525	$1,668	$1,794
Adjusted EBITDA (Pre-SBC)(3)	$400	$580	$763	$926	$1,101	$1,283	$1,469	$1,654	$1,808	$1,945
Unlevered Free Cash Flow(4)	$108	$216	$336	$440	$556	$682	$814	$951	$1,070	$1,181

(1)
“Adjusted EBIT” is a non-GAAP financial measure calculated as net income adjusted to exclude non-operating items such as interest income, interest expense, and provision for (benefit from) income taxes, and other certain non-recurring items.

(2)
“Adjusted EBITDA” is a non-GAAP financial measure calculated as net income adjusted to exclude depreciation and amortization, non-operating items such as interest income, interest expense, and provision for (benefit from) income taxes, and other certain non-recurring items.

(3)
“Adjusted EBITDA (Pre-SBC)” is a non-GAAP financial measure calculated as net income adjusted to exclude depreciation and amortization, non-operating items such as interest income, interest expense, and provision for (benefit from) income taxes, other certain non-recurring items, and stock-based compensation expense.

(4)
“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated as Adjusted EBIT, minus provision for income taxes, plus depreciation and amortization, and minus capital expenditures and net increases in working capital.

(5)
The Penumbra Forecasts through 2028 representing Penumbra’s Medium-Term Outlook that were provided to Boston Scientific on December 22, 2025 reflected for 2026E (i) Revenue of $1,684, (ii) Adjusted EBIT of $313, (iii) Adjusted EBITDA of $341 and (iv) Adjusted EBITDA (Pre-SBC) of $393 (all in millions). Boston Scientific was provided with the 2026 Forecast Updates updating the 2026E amounts to be consistent with the amounts presented in the table above on January 8, 2026, as more fully described in the section entitled “— The Merger — Background of the Merger”.

The Penumbra Forecasts set forth above have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement/prospectus.
PENUMBRA DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PENUMBRA FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PENUMBRA FORECASTS ARE NO LONGER APPROPRIATE.
Interests of Penumbra’s Directors and Executive Officers in the Merger
In considering the recommendation of the Penumbra board that Penumbra Stockholders vote “FOR” the Merger Proposal and the Advisory Compensation Proposal, Penumbra Stockholders should be aware that the directors and executive officers of Penumbra may have interests in the Merger that are different from, or in addition to, those of Penumbra Stockholders generally.
These interests are described below. The Penumbra Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending the approval of the Merger Proposal and Advisory Compensation Proposal. The Merger will be a “change of control” for purposes of the Penumbra executive compensation plans and agreements described below.

For purposes of this disclosure, the named executive officers of Penumbra are Adam Elsesser, Chairman and Chief Executive Officer, Maggie Yuen, Chief Financial Officer, Johanna Roberts, Executive Vice President, General Counsel and Secretary, Shruthi Narayan, President, and Lambert Shiu, Chief Accounting Officer.
For purposes of this disclosure, Penumbra’s non-employee directors are: Arani Bose, M.D., Bridget O’Rourke, Harpreet Grewal, Janet Leeds, Surbhi Sarna and Thomas C. Wilder.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The relevant price per Penumbra Share is $354.58, which is the average closing price per Penumbra Share as reported on the NYSE over the first five business days following the first public announcement of the transaction on January 15, 2026.

•
The named executive officers will be terminated immediately following the Effective Time.

•
The Effective Time as referenced in this section occurs on March 30, 2026, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section.

•
The consummation of the Merger will constitute a “change in control” under the terms of the applicable plan or agreement.

•
These amounts do not attempt to forecast any additional equity award or compensation grants, issuances or forfeitures that may occur after the date hereof and prior to the consummation of the Merger.

The amounts indicated below are estimates based on multiple assumptions (including the assumptions described above) that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may occur before completion of the Transactions. Accordingly, the actual amounts received may differ materially from the estimates set forth below.
Treatment of Penumbra Options and Penumbra RSUs
All unvested Penumbra RSUs held by Penumbra’s executive officers and non-employee directors will vest immediately upon the Effective Time, subject to the award recipient’s continued service through the Effective Time. For further details regarding treatment of any Penumbra Equity Awards granted to Penumbra’s executive officers and non-employee directors following the date hereof, please see “— Treatment of Penumbra Options and Penumbra RSUs” beginning on page 55.
For an estimate of the amounts that would be payable to each of Penumbra’s named executive officers at the Effective Time, see the section entitled “— Quantification of Potential Payments and Benefits to Penumbra’s Named Executive Officers” beginning on page 77.
Treatment of the Penumbra ESPP
Subject to the consummation of the Merger, the Penumbra ESPP will terminate effective immediately prior to the Effective Time. The Penumbra ESPP will be frozen and suspended at the end of the “offering period” in progress as of January 15, 2026, and following January 15, 2026, until the Effective Time, no new offering periods will be commenced under the Penumbra ESPP, no new participants will be permitted to commence participation in the Penumbra ESPP, and no current participants will be permitted to effectuate changes to their elections or contributions to the Penumbra ESPP. Maggie Yuen, Chief Financial Officer, and Lambert Shiu, Chief Accounting Officer, are participants in the Penumbra ESPP.
280G Mitigation Actions
Prior to the closing of the Merger, Penumbra, in consultation with Boston Scientific, may implement measures intended to mitigate potential tax liabilities under Sections 280G and 4999 of the Code. No specific actions have been taken to date to mitigate the potential impact of Sections 280G and 4999 of the Code.

Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, the non-employee directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage for a period of six years following the consummation of the Merger under the director’s and officer’s liability insurance policies of Penumbra. For additional information with respect to the indemnification and insurance coverage, see the section of this proxy statement/prospectus entitled “— The Merger Agreement — Indemnification and Insurance.”
Board Membership; Arrangements with Boston Scientific and Executive Officers
As of the date of this proxy statement/prospectus, it is anticipated that Adam Elsesser will join the Boston Scientific Board upon Closing. Other than the foregoing, as of the date of this proxy statement/prospectus, none of Penumbra’s executive officers has entered into any agreement with Boston Scientific or any of its affiliates regarding service with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to and following the Closing, however, certain of Penumbra’s executive officers may have discussions with and may enter into agreements with Boston Scientific or the Surviving Corporation, their subsidiaries or their respective affiliates regarding service with, or the right to purchase or participate in the equity of, Boston Scientific, the Surviving Corporation or one or more of its affiliates.
Quantification of Potential Payments and Benefits to Penumbra’s Named Executive Officers
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that the Penumbra named executive officers could receive in connection with the Merger. Except as otherwise specifically noted, the disclosure below uses the relevant assumptions described above under “— Certain Assumptions.”
The amounts indicated below are estimates based on multiple assumptions (including the assumptions described above) that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may occur before completion of the Merger. Accordingly, the actual amounts received by our named executive officers may differ materially from the estimates set forth below.
Name	Cash ($)(1)	Equity Awards ($)(2)	Total ($)
Adam Elsesser	423,938	—	423,938
Shruthi Narayan	399,000	7,959,612	8,358,612
Johanna Roberts	399,000	5,642,786	6,041,786
Lambert Shiu	349,125	4,241,486	4,590,611
Maggie Yuen	399,000	4,791,085	5,190,085

(1)
Cash.   These amounts represent the potential cash severance payable to each named executive officer assuming an involuntary termination in an amount equal to six months’ base salary under the applicable severance plan, as permitted under the Merger Agreement.

(2)
Equity Awards.   These amounts reflect the potential value that each named executive officer could receive in connection with the accelerated vesting of unvested Penumbra RSUs. The Penumbra RSUs held by Penumbra’s named executive officers that are outstanding as of immediately prior to the Effective Time will fully vest at the Effective Time (and such vesting is therefore pursuant to a “single-trigger” arrangement). None of Penumbra’s named executive officers hold unvested Penumbra Options.

Employee Matters
For 12 months following the Effective Time (or, if shorter, an employee’s remaining period of employment), Boston Scientific will provide (or cause to provide) each employee of Penumbra and of each of the Penumbra Subsidiaries as of the Effective Time (each, a “Continuing Employee”): (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided by Penumbra or its subsidiaries to such Continuing Employee as of immediately prior to the Effective Time, (ii) incentive opportunities no less favorable in the aggregate than the incentive opportunities provided by Boston Scientific or its subsidiaries to similarly situated employees of Boston Scientific or its subsidiaries and (iii) employee benefits (including severance but excluding any employee share purchase plan) that are substantially comparable in the aggregate to the employee benefits provided either (A) by Penumbra or its subsidiaries to such Continuing Employees immediately prior to the Effective Time or (B) by Boston Scientific or its subsidiaries to similarly situated employees of Boston Scientific or its subsidiaries.
Director and Officer Indemnification
Under the Merger Agreement, certain indemnification and insurance rights exist in favor of Penumbra’s current and former directors and officers. See “The Merger Agreement — Indemnification and Insurance” beginning on page 101 for information about these rights.
Appraisal Rights
Under the DGCL, if the Merger is completed, record Penumbra Stockholders who do not vote in favor of the Merger Proposal and who otherwise properly exercise and perfect their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their Penumbra Shares, in lieu of receiving the Merger Consideration. The “fair value” could be higher or lower than, or the same as, the Merger Consideration. The relevant provisions of the DGCL are included as Annex C to this proxy statement/prospectus. Penumbra Stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, Penumbra Stockholders who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal. Boston Scientific Stockholders are not entitled to appraisal of their Boston Scientific Shares or dissenters’ rights with respect to the Merger in connection with the Merger under Delaware law. For a more complete description of Penumbra Stockholders’ appraisal rights, see “Appraisal Rights” beginning on page 129 of this proxy statement/prospectus.
Accounting Treatment
Boston Scientific prepares its financial statements in accordance with GAAP. The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. Boston Scientific will be treated as the acquirer for accounting purposes and will record the identifiable assets acquired and liabilities assumed from Penumbra at their respective fair values as of the closing date of the Merger. The excess of the purchase price over the fair value of the identifiable net assets acquired will be recorded as goodwill.
Material U.S. Federal Income Tax Consequences of the Merger
The exchange of Penumbra Shares by a Penumbra Stockholder for cash and Boston Scientific Shares in the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, any Penumbra Stockholder that is a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the amount of cash (including any cash received in lieu of any fractional Boston Scientific Shares) and the fair market value as of the Effective Time of the Merger of the Boston Scientific Shares received in the Merger and (ii) the U.S. Holder’s adjusted tax basis in the Penumbra Shares exchanged in the Merger.
Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Penumbra Common Stock immediately prior to the Merger is more than one year. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.
A U.S. Holder will have a tax basis in the Boston Scientific Shares received in the Merger equal to the fair market value of such shares as of the Effective Time of the Merger. A U.S. Holder’s holding period for Boston Scientific Shares received in exchange for Penumbra Shares in the Merger will begin on the date immediately following the Closing Date.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of Penumbra Shares for cash and Boston Scientific Shares in the Merger unless such Non-U.S. Holder has certain connections to the U.S. as described in “Material U.S. Federal Income Tax Consequences of the Merger — Non-U.S. Holders.” A Non-U.S. Holder may be subject to backup withholding with respect to payments made pursuant to the Merger unless such Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption.
Each Penumbra Stockholder should consult its own tax advisor to determine the particular tax consequences of the Merger to such stockholder in light of such Penumbra Stockholder’s particular circumstances.
For a more detailed description of the U.S. federal income tax consequences of the Merger, please see “Material U.S. Federal Income Tax Consequence of the Merger” beginning on page 112 of this proxy statement/prospectus.
Financing of the Merger
Boston Scientific’s obligation to complete the Merger is not conditioned upon its obtaining financing for the Merger. Boston Scientific anticipates that approximately $11 billion will be required to pay the aggregate Cash Consideration payable in connection with the Merger and to pay fees and expenses relating to the Merger and the other Transactions.
Boston Scientific intends to fund the aggregate Cash Consideration payable in connection with the Merger with a combination of: (i) existing cash resources; (ii) third party debt financing, which may include issuances under Boston Scientific’s commercial paper program; and (iii) proceeds from the issuance of one or more senior unsecured debt securities. In connection with the Merger, on February 26, 2026, Boston Scientific entered into the following agreements with Wells Fargo Bank, National Association and the other lenders party thereto: (1) a 364-day revolving credit facility, in an aggregate principal amount of up to $2.0 billion; (2) a 364-day delayed draw term loan facility in an aggregate principal amount of up to $1.0 billion, which may be drawn to fund the Merger at Closing; (3) a 364-day delayed draw term loan facility in an aggregate principal amount of up to $5.0 billion, which may be drawn to fund the Merger at Closing and, if so drawn, shall be repaid or refinanced with the proceeds of any issuance of senior unsecured debt securities referenced above; and (4) the refinancing of Boston Scientific’s Existing Revolving Credit Agreement, pursuant to which the Existing Revolving Credit Agreement was refinanced to, among other things, increase the aggregate revolving credit commitments from $2.75 billion to $3.0 billion and extend the maturity to February 26, 2031. Each of the Existing Revolving Credit Agreement and the 364-day revolving credit facility provide backing for Boston Scientific’s commercial paper program, and outstanding commercial paper backed by either facility will directly reduce borrowing capacity under such facility.
Listing of Boston Scientific Common Stock
Prior to the completion of the Merger, Boston Scientific has agreed to use its reasonable best efforts to cause the Boston Scientific Shares to be issued in connection with the Transaction to be approved for listing on the NYSE. The listing of the Boston Scientific Shares on the NYSE, subject to official notice of issuance, is also a condition to completion of the Transaction. For more detailed information, see “Description of Boston Scientific’s Capital Stock” beginning on page 116 of this proxy statement/prospectus.
Delisting and Deregistration of Penumbra Common Stock
If the Transaction is completed, Penumbra Shares will be delisted from the NYSE and deregistered under the Exchange Act, and Penumbra will no longer be required to file periodic reports with the SEC with respect to the Penumbra Shares.
For more detailed information, see “Description of Boston Scientific Capital Stock” beginning on page 116 of this proxy statement/prospectus.
Comparison of Stockholder Rights
The rights of Penumbra Stockholders are governed by Penumbra Charter, the Penumbra Bylaws and the DGCL. To the extent you receive any stock consideration in the Merger, your rights as a stockholder of

Boston Scientific Shares will be governed by the Boston Scientific Charter, the Boston Scientific By-Laws and the DGCL. Your rights under the Penumbra Charter and Penumbra Bylaws will differ in some respects from your rights under the Boston Scientific Charter and Boston Scientific By-Laws. For more detailed information regarding a comparison of your rights as a Penumbra Stockholder and as a Boston Scientific Stockholder, see “Comparison of Stockholder Rights” beginning on page 120 of this proxy statement/prospectus.
Timing of the Merger
The Transactions are currently expected to be completed in 2026. Neither Penumbra nor Boston Scientific can predict, however, the actual date on which the Transactions will be completed, or if the Merger will be completed at all, because completion of the Merger is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.
See “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 106 of this proxy statement/prospectus.
Regulatory Approvals Required for the Merger
HSR Act and U.S. Antitrust Law Matters
The Merger is subject to the provisions of the HSR Act and cannot be completed until Penumbra and Boston Scientific each files a notification and report form under the HSR Act with the DOJ and the FTC, and the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any agreement with the DOJ or the FTC not to complete the Merger has expired or been terminated. Penumbra, Boston Scientific and Merger Sub have agreed in the Merger Agreement to make an appropriate filing of all notification and report forms as required by the HSR Act within twenty business days after the date of the Merger Agreement (unless a different date is agreed to by the parties). The waiting period under the HSR Act applicable to the Merger is 30 calendar days following the parties’ filings of their respective HSR Act notification and report forms, unless the waiting period is terminated earlier or extended. If the DOJ or FTC issues a request for additional information and documentary materials (a “Second Request”), prior to the expiration of the initial waiting period, the parties must observe an additional waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier.
Penumbra and Boston Scientific each filed a notification and report form under the HSR Act with the DOJ and the FTC on February 13, 2026. On March 16, 2026, Penumbra and Boston Scientific each received a Second Request from the FTC in connection with the FTC’s review of the Merger. The issuance of the Second Request extends the waiting period under the HSR Act until 30 days after both Penumbra and Boston Scientific have substantially complied with the Second Request, unless the waiting period is extended voluntarily by the parties or terminated earlier by the FTC. Penumbra and Boston Scientific expect to promptly respond to the Second Request and to continue to work cooperatively with the FTC in its review of the Merger.
Non-U.S. Antitrust Law and Foreign Investment Law Matters
Subject to a pending referral at the parties’ request, the Merger is expected to be subject to clearance or approval under the competition laws of the European Union. In addition, the Merger is subject to clearance or approval under the competition laws and the foreign investment laws of certain other non-U.S. jurisdictions. The Merger cannot be completed until Penumbra and Boston Scientific obtain clearance or approval to consummate the Merger, or applicable waiting periods have expired or been terminated, in each such non-U.S. jurisdiction. Penumbra and Boston Scientific have agreed in the Merger Agreement to initiate the appropriate steps towards filing of all notification filings, forms or submissions as required by the antitrust, competition or foreign investment laws of each such non-U.S. jurisdiction no later than 50 calendar days (except as otherwise agreed between Penumbra and Boston Scientific) following the date of the Merger Agreement (and in any event prior to the expiration of any applicable legal deadline).

Boston Scientific, Merger Sub and Penumbra have agreed to use their reasonable best efforts to take all actions that are necessary, appropriate or desirable to obtain all regulatory approvals required to complete the Transactions, subject to certain limitations as set forth in the Merger Agreement. Under and subject to the terms and conditions of the Merger Agreement, Boston Scientific has agreed to (i) pay Penumbra a termination fee in an amount equal to $900 million in the event the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances relating to the failure to obtain required antitrust approvals or clearances, (ii) litigate in the event the Merger is challenged and (iii) if necessary, divest assets and/or accept certain non-divestiture remedies with respect to businesses, properties or assets that generated up to $300 million in revenue for the year ending December 31, 2025, as further described in the section of this proxy statement/prospectus captioned “The Merger Agreement — Regulatory Filings.”
Although Boston Scientific and Penumbra expect that all required regulatory clearances and approvals will be obtained, neither Boston Scientific nor Penumbra can assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements or limitations on the completion of the Merger, including the requirement to divest assets, license or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement, or that a challenge to the Merger on antitrust grounds or other regulatory grounds will not be made, or if such challenge is made, what the result will be. These conditions or changes could result in the conditions to the Merger not being satisfied. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval of the Merger Proposal by Penumbra Stockholders and the completion of the Merger.
At any time before or after the Effective Time, notwithstanding the expiration or termination of any waiting period, the DOJ, FTC or any state or foreign government or regulatory authority could take action under applicable antitrust, competition or foreign investment laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. In addition, private parties may seek to take legal action under applicable antitrust or competition laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals. Any of these potential actions could significantly impede, delay or even preclude the consummation of the Merger. Neither Boston Scientific nor Penumbra can be certain that a challenge to the Merger will not be made or that, if a challenge is made, Boston Scientific or Penumbra, as applicable, will prevail.
The SEC
In connection with the Merger Proposal, Boston Scientific has filed a Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of Boston Scientific Shares to be issued as the Stock Consideration in the Merger will be registered with the SEC.
The NYSE
Boston Scientific Shares are listed for trading on the NYSE under the symbol “BSX.” Penumbra Shares are listed on the NYSE under the symbol “PEN.”
Under the terms of the Merger Agreement, it is a condition to the consummation of the Merger that the Boston Scientific Shares to be issued as the Stock Consideration in the Merger be approved for listing on the NYSE, subject to official notice of issuance. Neither Boston Scientific nor Penumbra will be required to complete the Merger if such shares are not authorized for listing on the NYSE, subject to official notice of issuance.
Following the Effective Time, the Penumbra Shares currently listed on the NYSE will be delisted from such exchange and deregistered under the Exchange Act.

Legal Proceedings Regarding the Merger
To the knowledge of the Penumbra management team, there are not any lawsuits or other legal proceedings currently pending or contemplated against Penumbra relating to the Merger. As of March 30, 2026, Penumbra and Boston Scientific have received three Demand Letters, which generally allege that the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 filed with the SEC by Boston Scientific on February 27, 2026 contains disclosure deficiencies in violation of U.S. federal securities laws. The Demand Letters seek corrective disclosures in the proxy statement/prospectus in advance of the Special Meeting.
Penumbra and Boston Scientific believe that the disclosures in this proxy statement/prospectus comply fully with applicable law. It is possible that additional or similar demand letters may be received by Penumbra, the Penumbra Board, Boston Scientific and/or the Boston Scientific Board, and/or that complaints may be filed alleging similar or additional deficiencies between the date of this proxy statement/prospectus and consummation of the Merger. If any such additional demand letters are received or any complaints are filed, absent new or different allegations that are material, Penumbra and/or Boston Scientific will not necessarily disclose such demand letters or complaints.
Boston Scientific’s Dividend Policy
Boston Scientific did not pay cash dividends on Boston Scientific Shares in 2025, 2024 or 2023, and currently does not intend to pay cash dividends on Boston Scientific Shares. The declaration of any future dividends will be at the discretion of the Boston Scientific Board and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Boston Scientific and other factors deemed relevant by the Boston Scientific Board.

THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement/prospectus are not complete and are qualified in their entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and incorporated into this proxy statement/prospectus by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Penumbra, Boston Scientific and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules to the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk among Penumbra, Boston Scientific and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Except in the limited circumstances set forth in the Merger Agreement, stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Penumbra, Boston Scientific or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Penumbra, Boston Scientific and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Penumbra, Boston Scientific, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in Penumbra’s and Boston Scientific’s filings with the SEC regarding Penumbra, Boston Scientific, and their respective businesses.
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Penumbra. As a result of the Merger, (a) the separate corporate existence of Merger Sub will cease, and Penumbra will continue as the Surviving Corporation of the Merger and a wholly owned subsidiary of Boston Scientific and (b) the Merger will have the effects set forth in the Merger Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. At the Effective Time, all of the property, rights, privileges and powers of Penumbra and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of Penumbra and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. If the Merger is consummated, Penumbra securities will be delisted from the NYSE and deregistered under the Exchange Act, as promptly as practicable after the Effective Time.
At the Effective Time, the Penumbra Charter as in effect as of the Effective Time will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, as the second amended and restated certificate of incorporation of Penumbra, until thereafter amended as provided therein or by applicable law. Boston Scientific and Penumbra will take such actions reasonably necessary to cause the Penumbra Bylaws as in effect as of the Effective Time to be amended in their entirety pursuant to the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be “Penumbra, Inc.”), and such bylaws as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.
Unless otherwise designated by Boston Scientific, the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Boston Scientific as of the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Closing and Effective Time
Unless the Merger Agreement has been terminated in accordance with its terms, the Closing will take place by electronic exchange of the required Closing deliverables at 8:00 a.m. Eastern Time on the fifth business day after the satisfaction or written waiver (where permissible under applicable law) of all of the conditions to Closing set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible))), unless another time, date or place is agreed to in writing by Boston Scientific and Penumbra. The date on which the Closing occurs is referred to in the Merger Agreement as the Closing Date.
On the Closing Date, or on such other date as Boston Scientific and Penumbra may agree to in writing, Boston Scientific, Merger Sub and Penumbra will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger will become effective at the Effective Time.
Merger Consideration
Treatment of Penumbra Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Boston Scientific, Merger Sub, Penumbra or the holders of Penumbra Shares, each Penumbra Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will, subject to the proration provisions of the Merger Agreement, be cancelled and will be converted automatically into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in the Merger Agreement, the following consideration (collectively with, if applicable, cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable pursuant to the Merger Agreement), in each case, without interest:
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for each Stock Election Share, 3.8721 validly issued, fully paid and non-assessable Boston Scientific Shares;

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for each Cash Election Share, $374.00 in cash, without interest; and

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for each Non-Election Share, the right to receive such Merger Consideration as is determined in accordance with the proration mechanism set forth in the Merger Agreement.

Each Penumbra Share to be converted into the right to receive the Merger Consideration as provided in this section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration” will, at the Effective Time, no longer be outstanding and will be automatically cancelled and will cease to exist, and the holders of Certificates or Book-Entry Shares, which immediately prior to the Effective Time represented such Penumbra Shares, will, from and after the Effective Time, cease to have any rights with respect to such Penumbra Shares other than the right to receive, upon surrender or transfer of such Certificates or Book-Entry Shares in accordance with the terms of the section of this proxy statement/prospectus captioned “The Merger Agreement — Exchange and Payment Procedures,” the Merger Consideration.
Proration and Allocation of the Merger Consideration
The Merger Agreement provides that, notwithstanding anything in the Merger Agreement to the contrary, the total number of Penumbra Shares that shall be entitled to receive the Cash Consideration pursuant to the preceding section of this proxy statement/prospectus captioned “The Merger Agreement —  Merger Consideration — Penumbra Common Stock” will be equal to 73.26% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) (the “Maximum Cash Share Number”), and the total number of Penumbra Shares that shall be entitled to receive the Stock Consideration pursuant to the preceding section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration — Penumbra Common Stock” will be equal to 26.74% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), in each case, rounded to the nearest whole number.
Promptly after (and in any event no later than five business days after) the Effective Time, Boston Scientific will cause the Exchange Agent to effect the allocation among Penumbra Stockholders of rights to receive the Cash Consideration and the Stock Consideration as follows:
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if the aggregate number of Penumbra Shares with respect to which Cash Elections shall have been made (which for this purpose shall, subject to the terms of the section of this proxy statement/prospectus captioned “The Merger Agreement — Treatment of Treasury Shares, Boston Scientific-Owned Shares and Dissenting Shares — Dissenting Shares,” be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) equals or exceeds the Maximum Cash Share Number, then (A) all Stock Election Shares and Non-Election Shares will be converted into the right to receive the Stock Consideration, and (B) all Cash Election Shares of each holder of record of Penumbra Shares to be converted into the right to receive the Merger Consideration will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Maximum Cash Share Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with the terms of the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration — Treatment of Penumbra Common Stock,” whether fractions of Cash Election Shares will be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

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if the Cash Election Number is less than the Maximum Cash Share Number (the amount by which the Maximum Cash Share Number exceeds the Cash Election Number, the “Shortfall Number”), then all Cash Election Shares will be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares will be treated in the following manner:

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if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (1) the number of Non-Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with the terms of the section of this proxy statement/prospectus captioned “The Merger Agreement —  Merger Consideration — Treatment of Penumbra Common Stock,” whether fractions of Non-Election Shares will be rounded up or down), with the remaining number of such holder’s Non-Election Shares, if any, being converted into the right to receive the Stock Consideration; or

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if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares will be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with the terms of the section of this proxy statement/prospectus captioned “The Merger Agreement — Merger Consideration —  Treatment of Penumbra Common Stock,” whether fractions of Stock Election Shares will be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.
No Fractional Shares
Cash will be paid in lieu of fractional Boston Scientific Shares as described in the next sentence. Each Penumbra Stockholder or a holder of Penumbra Equity Awards who would otherwise have been entitled to receive a fraction of a Boston Scientific Share or Boston Scientific Shares shall receive in lieu of cash (rounded to the nearest cent) (x) equal to the product obtained by multiplying (i) the fractional share to which such person (after taking into account (A) all Certificates surrendered by such holder and all Book-Entry Shares or (B) in the case of holders of Penumbra Equity Awards, all Penumbra Shares that were subject to Penumbra Equity Awards that were formerly held by such holder and were converted into the right to receive the Stock Consideration) would otherwise be entitled, by (ii) the average of the volume weighted averages of the trading prices of Boston Scientific Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by parties in good faith) on each of the ten consecutive trading days ending on the trading day that is two trading days prior to the Closing Date or (y) pursuant to other to customary procedures and methodologies used by the Exchange Agent.
Election Procedures
An Election Form, including a letter of transmittal and related instructions, will initially be mailed not less than twenty business days prior to the anticipated Election Deadline (or on such other date as Boston Scientific and Penumbra shall mutually agree) to each Penumbra Stockholder as of the close of business on the Election Form Record Date. The Election Form will allow Penumbra Stockholders to specify: (i) the number of such Penumbra Stockholder’s Penumbra Shares with respect to which to make a Cash Election; and (ii) the number of such Penumbra Stockholder’s Penumbra Shares with respect to which to make a Stock Election. Any Penumbra Shares (other than Excluded Shares) with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before the Election Deadline will be deemed to be Non-Election Shares.
Penumbra Stockholders wishing to make an election must properly complete and deliver to the Exchange Agent an Election Form by the Election Deadline, accompanied by duly executed transmittal materials included in the Election Form, along with, if their Penumbra Shares are not Book-Entry Shares, any Certificates. The Election Form will also include delivery instructions with respect to Book-Entry Shares. The Election Form will be provided to Penumbra Stockholders in a separate mailing and is not being provided with this proxy statement/prospectus. Penumbra and Boston Scientific will issue a press release announcing the date of the Election Deadline at least five business days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and Penumbra and Boston Scientific will promptly announce any such delay and, when determined, the rescheduled Election Deadline.
Neither Boston Scientific nor Penumbra is making any recommendation as to the Merger Consideration. Each Penumbra Stockholder must make his or her own decision with respect to such election.
Any Election Form may be revoked or changed by the authorized person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Penumbra Shares represented by such Election Form shall become Non-Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Penumbra Shares prior to the Election Deadline. All elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that the Merger Agreement has been terminated in accordance with the terms hereof. If an election is revoked, any Certificates and other documents received by the Exchange Agent shall be promptly returned to the stockholder submitting the same to the Exchange Agent.
Dividends
Subject to applicable law, there will be paid to the holder of the Boston Scientific Shares issued in exchange for Certificates or Book-Entry Shares, without interest, (i) at the time of delivery of such Boston

Scientific Shares by the Exchange Agent, the amount of dividends or other distributions, if any, with a record date after the Effective Time before the time such Boston Scientific Shares were paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such delivery of such Boston Scientific Shares by the Exchange Agent, and a payment date subsequent to such delivery of such Boston Scientific Shares by the Exchange Agent, payable with respect to such Boston Scientific Shares.
Treatment of Treasury Shares, Boston Scientific-Owned Shares and Dissenting Shares
Treasury Shares and Boston Scientific-Owned Shares
At the Effective Time, by virtue of the Merger and without any action on the part of Boston Scientific, Merger Sub, Penumbra or the holders of Penumbra Shares, each Penumbra Share held in the treasury of Penumbra or owned by any direct or indirect wholly owned Penumbra Subsidiary and each Penumbra Share owned by Merger Sub, Boston Scientific or any direct or indirect wholly owned subsidiary of Boston Scientific immediately prior to the Effective Time will automatically be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto (collectively, “Cancelled Shares”).
Dissenting Shares
Notwithstanding anything in the Merger Agreement to the contrary, Penumbra Shares outstanding immediately prior to the Effective Time and held by a holder or beneficial holder that or who is entitled to demand and has properly demanded appraisal for such Penumbra Shares in accordance with, and that or who complies in all respects with, Section 262 (such Penumbra Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive only the payment provided by Section 262. If any such holder or beneficial holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262, then the right of such holder or beneficial holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Cash Consideration and will no longer be Dissenting Shares. Penumbra will give Boston Scientific prompt notice and copies of any demands received by Penumbra for appraisal of Penumbra Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Penumbra relating to rights to be paid the fair value of Dissenting Shares, and Boston Scientific will have the right to participate in and direct all negotiations and actions with respect to such demands. Penumbra will not, except with the prior written consent of Boston Scientific, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, approve any withdrawal of any such demands or agree to do any of the foregoing.
Treatment of Penumbra Options and Penumbra RSUs
The Merger Agreement provides that, at the Effective Time:
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each outstanding and unexercised Penumbra Option, whether vested or unvested, with an exercise price per Penumbra Share that is less than the Equity Award Consideration Value, will be automatically cancelled and converted into the right to receive (i) the Option Cash Consideration, plus (ii) the Equity Award Stock Consideration;

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the Option Cost will first reduce the Option Cash Consideration payable with respect to such Penumbra Option until such Option Cash Consideration is zero, and next, if the Option Cost is greater than the Excess Option Cost, the Equity Award Stock Consideration issuable with respect to such Penumbra Option will be reduced by a number of Boston Scientific Shares equal to (x) such Excess Option Cost divided by (y) the Boston Scientific Stock Price, rounded up to the nearest whole Boston Scientific Share;

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each Penumbra Accelerated RSU will, to the extent not vested, automatically vest and be cancelled and converted into the right to receive, subject to any reduction of any RSU Cost, the Equity Award Consideration for each Penumbra Share underlying such Penumbra Accelerated RSU;

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to the extent the Equity Award Consideration payable and issuable in respect of a Penumbra Accelerated RSU is subject to any RSU Cost, such RSU Cost will first reduce the Equity Award Cash Consideration payable with respect to such Penumbra Accelerated RSU until such Equity Award Cash Consideration is zero, and next, if the RSU Cost is greater than the Excess RSU Cost, the Equity Award Stock Consideration issuable with respect to such Penumbra Accelerated RSU will be reduced by a number of Boston Scientific Shares equal to (x) such Excess RSU Cost divided by (y) the Boston Scientific Stock Price, rounded up to the nearest whole Boston Scientific Share; and

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each outstanding Penumbra RSU (including any Penumbra RSU not yet formally granted that relates to an outstanding award under a sales incentive plan) that is not a Penumbra Accelerated RSU will be deemed outstanding immediately prior to the Effective Time and any applicable performance condition for any incomplete performance periods will be reasonably assessed based on actual performance through the Effective Time, be assumed by Boston Scientific and converted into a Converted RSU, based on a specified conversion ratio.

Treatment of the Penumbra ESPP
Subject to the consummation of the Merger, the Penumbra ESPP will terminate effective immediately prior to the Effective Time. The Penumbra ESPP will be frozen and suspended at the end of the “offering period” in progress as of January 15, 2026, and following January 15, 2026, until the Effective Time, no new offering periods will be commenced under the Penumbra ESPP, no new participants will be permitted to commence participation in the Penumbra ESPP, and no current participants will be permitted to effectuate changes to their elections or contributions to the Penumbra ESPP.
Exchange and Payment Procedures
The Merger Agreement provides that, prior to the Effective Time, Boston Scientific will appoint an Exchange Agent, and enter into an exchange agent agreement, in form and substance reasonably acceptable to Penumbra (the “Exchange Agent Agreement”), with such Exchange Agent for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration in accordance with the Merger Agreement. At or prior to the Effective Time, Boston Scientific will deposit with the Exchange Agent, for the benefit of Penumbra Stockholders (other than the holders of Excluded Shares), (x) evidence of shares in book-entry form representing the Boston Scientific Shares required to be issued in exchange for outstanding Penumbra Shares (other than the holders of Excluded Shares) and (y) cash in an amount sufficient to pay the aggregate Cash Consideration required to be paid in respect of the Penumbra Shares pursuant to the Merger Agreement (such evidence of shares in book-entry form and cash so deposited being hereinafter referred to as the “Exchange Fund”). The Exchange Fund will not be used for any other purpose. Any cash included in the Exchange Fund will be invested by the Exchange Agent as directed by Boston Scientific; provided, that such investments will be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., and that such investments will only be invested in the manner provided in the Exchange Agent Agreement. In the event the Exchange Fund is at any time insufficient to make the aggregate Merger Consideration payments contemplated by the Merger Agreement and the payment of any cash in lieu of any fractional Boston Scientific Shares or any dividends or other distributions payable, Boston Scientific will promptly deposit, or cause to be deposited, with the Exchange Agent such additional funds to ensure that the Exchange Fund, at all relevant times, is maintained at a level sufficient to make such payments. Any net profit resulting from, or interest or income produced by, such investments shall be the property of, and payable to, Boston Scientific.
As promptly as practicable after the Effective Time (and in any event, within three business days thereafter), Boston Scientific will cause the Exchange Agent to mail to each holder of record of a Certificate, the underlying Penumbra Shares of which were converted into the right to receive the Merger Consideration (and cash in lieu of any fractional Boston Scientific Shares) at the Effective Time pursuant to the Merger Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, and will otherwise be in customary form and have such other provisions as Boston Scientific or the Exchange Agent may reasonably specify; and (ii) instructions for effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Boston Scientific, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration (and cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable) for each Share formerly represented by such Certificates. Any Certificates so surrendered will then be cancelled. The Merger Consideration (and cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable) paid upon the surrender for exchange of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration (or cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable) is to be made to a person other than the person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the person requesting such payment will have paid any transfer or other taxes required by reason of the payment of the Merger Consideration (or cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable) to a person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Exchange Agent that such taxes either have been paid or are not payable. Any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Merger Consideration that such holder is entitled to receive pursuant to the Merger Agreement. Instead, each registered holder of one or more Book-Entry Shares will automatically upon the Effective Time be entitled to receive, and Boston Scientific will cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three business days thereafter), the Merger Consideration (and cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable) for each such Book-Entry Share. Payment of the Merger Consideration (or cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable) with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (or cash in lieu of any fractional Boston Scientific Shares and any dividends or other distributions payable) as contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties of Penumbra, Boston Scientific and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Penumbra are qualified as to “materiality” or “Penumbra Material Adverse Effect.” For purposes of the Merger Agreement, “Penumbra Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Penumbra Group, taken as a whole, or (b) a material adverse effect on, or prevents or materially delays, the ability of Penumbra to consummate the Transactions. However, in the case of clause (a), a Penumbra Material Adverse Effect will not be deemed to include any event, circumstance, change, condition, occurrence or effect to the extent resulting from or arising out of any of the following:
(i)
any event, circumstance, change, condition, occurrence or effect resulting from or relating to:

A.
a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency;

B.
changes generally affecting the industries (including seasonal fluctuations) in which the Penumbra Group operates in the U.S. or globally;

C.
any change or proposed change in accounting requirements, or principles required by GAAP,

or required by any change in or applicable laws or the interpretation or enforcement thereof after the date of the Merger Agreement;
D.
any disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, weather conditions or other natural disasters or the worsening of any of the foregoing;

E.
any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism (including cyberterrorism));

F.
the announcement of the execution of the Merger Agreement or the pendency of the Transactions; or

G.
compliance with the express terms of, or the taking of any action expressly required by, the Merger Agreement (including Penumbra operating in the ordinary course of business) or any action or omission requested or consented to in writing by Boston Scientific prior to taking such action, provided that, if the exceptions set forth in clauses (A), (B), (C), (D) or (E) above have a disproportionate impact on the Penumbra Group, taken as a whole, compared to other companies that operate in the industries in which the Penumbra Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Penumbra Material Adverse Effect has occurred solely to the extent of such disproportionate impact;
(ii)
any action brought by a Penumbra Stockholder or other persons against Penumbra or any of its directors, officers or representatives arising out of or relating to the Merger Agreement or the Transactions (the “Transaction Litigation”);

(iii)
any change in the trading price or trading volume of the Penumbra Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for Penumbra by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to Penumbra (provided that, except as otherwise provided in the definition of Penumbra Material Adverse Effect, the underlying cause of such change may be considered in determining whether there is a Penumbra Material Adverse Effect); or

(iv)
any failure to meet internal, public or other projections or forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (provided that, except as otherwise provided in the definition of Penumbra Material Adverse Effect, the underlying causes of such failure may be considered in determining whether there is a Penumbra Material Adverse Effect).

In the Merger Agreement, Penumbra has made customary representations and warranties to Boston Scientific and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and Penumbra’s disclosure schedule thereto. These representations and warranties relate to, among other things:
•
the due organization, valid existence, good standing, and authority and qualification to conduct business of Penumbra;

•
the Penumbra Charter and Penumbra Bylaws;

•
the ownership and capital structure of the Penumbra Group, and the absence of any outstanding obligations under any contract or otherwise of any member of the Penumbra Group: (i) to repurchase, redeem, or otherwise acquire any equity interests in any member of the Penumbra Group or any other person, (ii) granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity interests in any member of the Penumbra Group or any other person, or (iii) to provide funds to make of any investment (in the form of a loan, capital contribution or otherwise) in any member of the Penumbra Group or any other person;

•
the due organization, good standing, and authority and qualification to conduct business of each Penumbra Subsidiary;

•
Penumbra’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement against Penumbra;

•
the absence of, resulting from the execution and delivery of the Merger Agreement and the consummation of the Transactions to be consummated by Penumbra: (i) conflicts with the Penumbra Charter, the Penumbra Bylaws, and the organizational documents of each Penumbra Subsidiary, (ii) breaches of certain contracts and agreements, (iii) liens upon the Penumbra Group’s properties or assets and (iv) violations of applicable law;

•
required consents, regulatory filings and approvals in connection with the execution and delivery of the Merger Agreement and the consummation of the Transactions;

•
possession of all permits necessary to enable the Penumbra Group to conduct its business;

•
compliance with applicable laws;

•
(i) the preparation of Penumbra’s financial statements, including Penumbra’s maintenance of internal controls with respect to financial reporting and (ii) the preparation, compliance, accuracy and timely filing of or furnishing to the SEC all Penumbra SEC filings, including disclosure controls and procedures, and the absence of undisclosed liabilities;

•
since December 31, 2024, through the date of the Merger Agreement: (i) the absence of any Penumbra Material Adverse Effect; (ii) Penumbra’s operation in the ordinary course of business in all material respects (except in connection with the Transactions); and (iii) no member of the Penumbra Group’s having taking certain actions that, if taken after the date of the Merger Agreement, would violate the Merger Agreement;

•
the absence of litigation;

•
employee benefit plans;

•
labor and employment matters;

•
real property and title to assets;

•
tax matters;

•
the existence, enforceability and absence of material breach, material violation or default under specified categories of Penumbra’s material contracts;

•
insurance matters;

•
intellectual property matters;

•
data privacy matters;

•
anti-corruption laws, sanctions and similar rules and regulations;

•
regulatory matters;

•
products liability matters;

•
the absence of any transaction or legally binding contracts, arrangements, commitments or understandings between Penumbra or any Penumbra Subsidiaries, on the one hand, and any of Penumbra’s affiliates, on the other hand, that would be required to be disclosed by Penumbra under Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Transaction”);

•
the approval of the Merger Agreement and the Merger by the Penumbra Board, the Penumbra Board recommendation that Penumbra Stockholders adopt the Merger Agreement, and the vote required by Penumbra Stockholders to approve the Merger Agreement and consummate the Transactions;

•
the applicability of Section 203 of the DGCL and any other applicable takeover or anti-takeover laws to the execution of the Merger Agreement, the performance of the parties’ obligations thereunder or the consummation of the Transactions;

•
the receipt of PWP’s opinion by Penumbra and the substance of such opinion; and

•
payment of fees and expenses to any investment banker, broker or finder in connection with the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by Boston Scientific are qualified as to “materiality” or “Boston Scientific Material Adverse Effect.” For purposes of the Merger Agreement, “Boston Scientific Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of Boston Scientific Group, taken as a whole, or (b) a material adverse effect on, or prevents or materially delays, the ability of Boston Scientific to consummate the Transactions. However, in the case of clause (a), a Boston Scientific Material Adverse Effect will not be deemed to include any event, circumstance, change, condition, occurrence or effect to the extent resulting from or arising out of any of the following:
(i)
any event, circumstance, change, condition, occurrence or effect resulting from or relating to:

A.
a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency;

B.
changes generally affecting the industries (including seasonal fluctuations) in which Boston Scientific or any subsidiary of Boston Scientific operates in the U.S. or globally;

C.
any disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, weather conditions or other natural disasters or the worsening of any of the foregoing;

D.
any change or proposed change in accounting requirements, or principles required by GAAP, or required by any change in or applicable laws or the interpretation or enforcement thereof after the date of the Merger Agreement;

E.
any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism (including cyberterrorism));

F.
the announcement of the execution of the Merger Agreement or the pendency of the Transactions; or

G.
compliance with the express terms of, or the taking of any action expressly required by, the Merger Agreement (including Boston Scientific operating in the ordinary course of business) or any action or omission requested or consented to in writing by Penumbra prior to taking such action, provided that, if the exceptions set forth in clauses (A), (B), (C), (D) or (E) above have a disproportionate impact on the Boston Scientific Group, taken as a whole, compared to other companies that operate in the industries in which the Boston Scientific Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Boston Scientific Material Adverse Effect has occurred solely to the extent of such disproportionate impact; or
(ii)
any failure to meet internal or published projections or forecasts for any period or a decline in the price or trading volume of Boston Scientific Shares (provided that, except as otherwise provided in the definition of Boston Scientific Material Adverse Effect, the underlying causes of such failure or decline may be considered in determining whether there is a Boston Scientific Material Adverse Effect).

In the Merger Agreement, Boston Scientific has made customary representations and warranties to Penumbra that are subject, in some cases, to specified exceptions and qualifications contained in the Merger

Agreement and Boston Scientific’s disclosure schedule thereto. These representations and warranties relate to, among other things:
•
Boston Scientific Group’s due organization, valid existence, good standing, and authority and qualification to conduct business;

•
the Boston Scientific Charter and Boston Scientific By-Laws;

•
the ownership and capital structure of the Boston Scientific Group, and the absence of any outstanding obligations under any contract or otherwise of any member of the Boston Scientific: (i) to repurchase, redeem, or otherwise acquire any equity interests in any member of the Boston Scientific Group or any other person, (ii) granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity interests in any member of the Boston Scientific Group or any other person, or (iii) to provide funds to make of any investment (in the form of a loan, capital contribution or otherwise) in any member of the Boston Scientific Group or any other person;

•
Boston Scientific’s and Merger Sub’s corporate power and authority to execute and deliver the Merger Agreement and to perform their obligations thereunder, and the enforceability of the Merger Agreement against Boston Scientific and Merger Sub;

•
the absence of, resulting from the execution and delivery of the Merger Agreement and the consummation of the Transactions: (i) conflicts with Boston Scientific’s and Merger Sub’s organizational documents, (ii) breaches of certain contracts and agreements, (iii) liens upon Boston Scientific’s and Merger Sub’s properties or assets and (iv) violations of applicable law;

•
required consents, regulatory filings and approvals in connection with the execution and delivery of the Merger Agreement and the consummation of the Transactions;

•
no interested stockholders;

•
(i) the preparation of Boston Scientific’s financial statements, including Boston Scientific’s maintenance of internal controls with respect to financial reporting and (ii) the preparation, compliance, accuracy and timely filing of or furnishing to the SEC all Boston Scientific SEC filings, including disclosure controls and procedures, and the absence of undisclosed liabilities;

•
since December 31, 2024 through the date of the Merger Agreement: (i) the absence of any Boston Scientific Material Adverse Effect; (ii) Boston Scientific’s operation in the ordinary course of business in all material respects (except in connection with the Transactions); and (iii) no member of the Boston Scientific Group’s having taking certain actions that, if taken after the date of the Merger Agreement, would violate the Merger Agreement;

•
the absence of litigation;

•
operations of Merger Sub;

•
sufficiency of funds;

•
the approval of the Merger Agreement and consummation by Boston Scientific of the Transactions to be consummated by it, including the Merger and the issuance of Boston Scientific Shares, by the Boston Scientific Board; and

•
payment of fees to any investment banker, broker or finder in connection with the Merger Agreement.

Conduct of Business Pending the Merger
The Merger Agreement provides that, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable law or with the prior written consent of Boston Scientific (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated by any other provision of the Merger Agreement, or (iii) as set forth in Penumbra’s disclosure schedule thereto, Penumbra will, and will cause Penumbra’s subsidiaries to, use reasonable best efforts to conduct the businesses of the Penumbra Group only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to: (A) preserve substantially intact the business organization, material assets and material properties and business relations of the Penumbra Group, (B) keep available the services of Penumbra’s executive officers and key employees on commercially reasonable terms, (C) maintain in effect all material licenses, permits, consents, franchises and approvals and authorizations, and (D) maintain satisfactory relationships of the Penumbra Group with any persons with which the Penumbra Group has material business relations and with governmental authorities that have jurisdiction over its business and operations.
Except as expressly contemplated by any other provision of the Merger Agreement, as set forth in Penumbra’s disclosure schedule thereto or as required by applicable law, neither Penumbra nor any Penumbra Subsidiary will, during the Pre-Closing Period, do any of the following without the prior written consent of Boston Scientific (such consent not to be unreasonably withheld, conditioned or delayed):
•
amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents (including the Penumbra Charter and the Penumbra Bylaws);

•
issue, grant, sell, dispose of, encumber or authorize such issuance, grant, sale, disposition or encumbrance of, any equity interests of Penumbra or any Penumbra Subsidiary other than issuances (A) of any Penumbra RSUs (including Penumbra RSUs that were reserved for future insurance in connection with the Penumbra Stock Plans (other than the Penumbra ESPP) subject to the performance conditions (the “Performance Contingent RSUs”) and Penumbra RSUs under a sales incentive plan (the “SIP Awards”)) in the ordinary course pursuant to the Penumbra Stock Plans subject to the agreed upon budget set forth in the Penumbra disclosure schedule to the Merger Agreement, (B) of any Penumbra Shares upon the exercise or settlement of Penumbra Options or Penumbra RSUs (including Performance Contingent RSUs and SIP Awards) in accordance with the terms of those Penumbra Options or any Penumbra RSUs (including Performance Contingent RSUs and SIP Awards), as applicable, outstanding on the date of the Merger Agreement or issued (or modified) after the date of the Merger Agreement in accordance with the terms of the Merger Agreement, (C) pursuant to any offering period that is open as of the date of the Merger Agreement under the Penumbra ESPP, and (D) of any equity interest of any Penumbra Subsidiary to Penumbra or any other Penumbra Subsidiary;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any equity interests of Penumbra or any of the Penumbra Subsidiaries, except for dividends or other distributions by any direct or indirect wholly owned Penumbra Subsidiary to Penumbra or any other direct or indirect wholly owned Penumbra Subsidiary;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any equity interests of Penumbra or any of the Penumbra Subsidiaries in connection with any net exercise, net settlement or “sell to cover” transaction with respect to any Penumbra Options, or Penumbra RSUs (including Performance Contingent RSUs and SIP Awards), in accordance with their terms;

•
sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any lien on (other than a permitted lien under the Merger Agreement) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties, assets, licenses, operations, rights, businesses or interests therein (but not including any intellectual property owned by Penumbra or a Penumbra Subsidiary (“Owned Intellectual Property”) or material intellectual property that Penumbra or a Penumbra Subsidiary has licensed or is otherwise permitted to use (other than standard generally unmodified and commercially available shrink-wrap or off-the-shelf software that is licensed to Penumbra or any Penumbra Subsidiary under a non-exclusive license agreement (“Licensed Intellectual Property”)), except (A) as required by contracts or leases in force on the date of the Merger Agreement, (B) such dispositions of assets no longer used in the ordinary course of business of Penumbra’s or the applicable Penumbra Subsidiary’s business as conducted as of the date of the Merger Agreement, or (C) such dispositions among Penumbra and the Penumbra Subsidiaries;

•
acquire (including by amalgamation, merger, consolidation, or acquisition of equity interests or assets or any other business combination) (A) any company, corporation, partnership, other business organization (or any division thereof) or (B) any real property other than such acquisitions that do not exceed $20,000,000 individually or 50,000,000 in the aggregate;
•
(A) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than a Penumbra Subsidiary), or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than indebtedness incurred between Penumbra and any of its wholly owned subsidiaries or between any of such wholly owned subsidiary and guarantees by Penumbra on behalf of any Penumbra Subsidiary);

•
enter into, amend, waive (including any right thereunder), renew or voluntarily terminate (other than as a result of the expiration or non-renewal of any contract in accordance with its terms, as such terms are in effect on the date of the Merger Agreement) any material contract (or any other contract that would be deemed a material contract if it had been entered into or amended prior to the Effective Time) or any Penumbra lease (or any contract that would be deemed a Penumbra lease if it had been entered into or amended prior to the date of the Merger Agreement) other than in the ordinary course of business; provided that, for purposes of this paragraph, the phrase “other than in the ordinary course of business” will not be construed to permit (A) the entry into, amendment, waiver, renewal or termination of any material contract of the type described in the Merger Agreement or (B) the taking of any action prohibited by any other action described in this section;

•
enter into, amend, waive (including any right thereunder), renew or voluntarily terminate (other than as a result of the expiration of non-renewal of any contract in accordance with its terms, as such terms are in effect on the date of the Merger Agreement) any material contract (or any other contract that would be deemed a material contract if it had been entered into or amended prior to the date of the Merger Agreement) or any Penumbra lease (or any contract that would be deemed a Penumbra lease if it had been entered into or amended prior to the date of the Merger Agreement) subject to certain other provisions and exceptions set forth in the Merger Agreement;

•
authorize, or make any commitment with respect to, capital expenditures that (A) for the twelve-month period ended December 31, 2026, that in the aggregate exceed $65 million, and (B) for the twelve-month period ended December 31, 2027, that in the aggregate exceed $45 million;

•
except as otherwise required under any Penumbra employee benefit plan in effect as of the date of the Merger Agreement, (A) increase the cash compensation payable or to become payable to any employee or any non-employee director, consultant, vendor or other independent contractor of Penumbra or any Penumbra Subsidiary (the “Non-Employee Service Providers”) (other than in the ordinary course of business consistent with past practice, provided that the aggregate cost is less than or equal to 5% of such cash compensation in the aggregate on a calendar year basis), (B) grant or amend any retention, severance or termination pay to, or enter into any employment, bonus, incentive, equity, change of control or severance agreement with, any employee (or any individual who would be an employee if employed on the date of the Merger Agreement) or Non-Employee Service Provider, other than any standard offer letters entered into in the ordinary course of business with any newly-hired employee below the level of vice president (provided that such hiring is permitted by the terms of the Merger Agreement) and that provide for no more than six months’ severance, (C) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Penumbra employee benefit plan, (D) establish, adopt, enter into, terminate or materially amend any Penumbra employee benefit plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Penumbra employee benefit plan if it were in existence as of the date of the Merger Agreement, for the benefit of any employee or Non-Employee Service Provider provided that individually or in the aggregate, will not result in a material increase in costs to Penumbra or any Penumbra Subsidiary, (E) loan or advance any money or other property to any employee or Non-Employee Service Provider or (F) establish, adopt, enter into or amend any collective bargaining agreement or similar labor arrangement;

•
other than in the ordinary course of business below the level of vice president for any employee hire or terminate (other than for cause) the employment of any employee (or any individual who would be an employee if employed on the date of the Merger Agreement);

•
Exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction, achievement of performance or vesting of any equity or equity-based awards as a result of the Merger, except as expressly provided in the Merger Agreement;

•
(A) initiate settle or propose to settle any action, other than (1) settlements for monetary damages (net of insurance proceeds) involving not more than $5 million in the aggregate and that do not (x) require any material actions or impose any material restrictions or ongoing royalty or other future payment obligations on the business or operations of the Penumbra Group, or after the date of the Merger Agreement, Boston Scientific or its subsidiaries or (y) include the admission of wrongdoing by any member of the Penumbra Group and (2) Transaction Litigation or (B) settle (or propose to settle) any investigation or inquiry by any governmental authority, including by entering into any consent decree or other similar agreement;

•
(A) change Penumbra’s financial accounting policies or procedures in effect as of December 31, 2024, other than as required by law or GAAP or (B) write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business or (2) as may be required by law or GAAP, as approved by Penumbra’s independent public accountants;

•
adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Penumbra, any of the Penumbra Subsidiaries;

•
(A) change or adopt (or file a request to change or adopt) any material method of tax accounting or any annual tax accounting period, (B) make, change or rescind any material tax election, (C) file any material tax return relating to Penumbra or any of the Penumbra Subsidiaries that has been prepared in a manner that is inconsistent with past practices, as applicable, (D) settle or compromise any claim, investigation, audit or controversy relating to material taxes, (E) surrender any right to claim a material tax refund, (F) file any material amended tax return, (G) enter into any closing agreement with respect to any material tax or (H) waive or extend the statute of limitations with respect to any material tax return other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business;

•
(A) abandon, disclaim, fail to prosecute, maintain or enforce, dedicate to the public, allow to lapse, sell, assign, transfer, encumber or incur any lien (other than permitted liens under the Merger Agreement) on, any Owned Intellectual Property or Licensed Intellectual Property, except (1) as required by contracts in force on as of the date of the Merger Agreement or (2) such assignments, transfers or other dispositions among Penumbra and Penumbra Subsidiaries; (B) license or sublicense any intellectual property to any third party, other than non-exclusive licenses or non-exclusive sublicenses granted to customers or service providers in the ordinary course of business; or (C) disclose any trade secrets or confidential information to any person, other than representatives of Penumbra or a Penumbra Subsidiary that are subject to appropriate confidentiality and non-disclosure obligations, in each case in the ordinary course of business, or other than to Boston Scientific or any of its affiliates in connection with the Transactions;

•
enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

•
agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Except as expressly contemplated by any other provision of the Merger Agreement, as set forth in the Boston Scientific disclosure schedule of the Merger Agreement thereto or as required by applicable law, neither Boston Scientific nor any subsidiary of Boston Scientific will, during the Pre-Closing Period, do any of the following without the prior written consent of Penumbra (such consent not to be unreasonably withheld, conditioned or delayed):
•
amend or otherwise change the Boston Scientific Charter or the Boston Scientific By-Laws or the equivalent organizational documents of Merger Sub in a manner that would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of the Transactions;

•
adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Boston Scientific or Merger Sub;

•
declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its subsidiaries to Boston Scientific or another wholly-owned subsidiary of Boston Scientific; or

•
agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Without limiting the foregoing, nothing contained in the Merger Agreement will give Boston Scientific or Penumbra, directly or indirectly, the right to control or direct the operations of Penumbra or Boston Scientific, as applicable, prior to the Closing. Prior to the Closing, each party will exercise, consistent with and subject to the terms and conditions of the Merger Agreement, control and supervision over such matters.
The “No Shop” Period — No Solicitation of Other Offers
For purposes of this proxy statement/prospectus and the Merger Agreement, subject to certain exceptions contained in the Merger Agreement:
•
“Acquisition Proposal” means any proposal or offer from any person or group (other than Boston Scientific or any of its subsidiaries) relating to, in a single transaction or series of related transactions: (A) any direct or indirect acquisition of (1) more than 20% of the assets (whether based on the fair market value, revenue generation or net income) of the Penumbra Group, taken as a whole, including in any such case through the acquisition of one or more Penumbra Subsidiaries owning such assets, or (2) more than 20% of the outstanding Penumbra Shares (or any equity interests convertible into, or exchangeable for, such Penumbra Shares); (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group beneficially owning 20% or more of the outstanding Penumbra Shares; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving Penumbra which would result in any person or group, (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Penumbra Shares or 20% of the voting power of the surviving entity in a merger involving Penumbra or the resulting direct or indirect parent of Penumbra or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power);

•
“Intervening Event” means any material event, circumstance, change, effect, development or condition that (a) was not known by the Penumbra Board prior to the date of the Merger Agreement or, if known, the consequences of which were not reasonably foreseeable by the Penumbra Board as of the date of the Merger Agreement and (b) does not relate to an Acquisition Proposal; and

•
“Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Boston Scientific or any of its subsidiaries) after the date of the Merger Agreement that (A) would result in such person or group (or in the case of a direct merger between such person and Penumbra, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Penumbra Group, taken as a whole, (B) is on terms that the Penumbra Board determines in good faith (after receiving the advice of its outside financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the stockholders from a financial point of view than the Merger and the other Transactions (taking into account any bona fide proposed amendment or modification proposed by Boston Scientific pursuant to the Merger Agreement) and (C) the Penumbra Board determines (after receiving the advice of its outside financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.

Whenever the term “group” is used in the above definitions, it will have the definition set forth in Rule 13d-3 of the Exchange Act.
Subject to certain exceptions contained in the Merger Agreement, Penumbra will, and will cause the subsidiaries of Penumbra to, and will instruct (and use its reasonable best efforts to cause) the representatives of Penumbra to:
(i)
immediately cease and cause to be terminated any solicitation, discussion or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, expression of interest, proposal, discussion, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal;

(ii)
within two business days after the date of the Merger Agreement, request (and will use its reasonable best efforts to cause) the prompt return or destruction of all confidential information of Penumbra previously furnished to any such person that executed a confidentiality agreement with Penumbra since the date that is twelve months prior to the date of the Merger Agreement in connection with its consideration of an Acquisition Proposal; and

(iii)
immediately terminate all access to any physical and electronic data room containing confidential information of Penumbra granted to any such person, its affiliates or representatives in connection with its consideration of an Acquisition Proposal.

Subject to certain exceptions contained in the Merger Agreement, during the Pre-Closing Period, Penumbra agrees that it will not and will cause each Penumbra Subsidiary and any of the officers, directors or employees of it or any Penumbra Subsidiary not to, and will instruct the other representatives of Penumbra not to, directly or indirectly,
(i)
solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to an Acquisition Proposal;

(ii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal, except to notify such person of the existence of applicable restrictions contained in the Merger Agreement and to clarify the terms of any such Acquisition Proposal;

(iii)
otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal; or

(iv)
execute or enter into any Acquisition Agreement;

provided that, notwithstanding the foregoing, Penumbra may grant a waiver, amendment or release under any confidentiality or standstill agreement existing as of the date of the Merger Agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to Penumbra or the Penumbra Board (or any committee thereof) so long as (A) the Penumbra Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (B) Penumbra promptly (and in any event within one calendar day) following the determination of the Penumbra Board as required by the foregoing clause (A) notifies Boston Scientific of any such waiver, amendment or release; provided, further, that, prior to the receipt of the Penumbra Stockholder Approval, nothing contained in accordance with the terms of the no solicitation provisions of the Merger Agreement will prevent Penumbra or the Penumbra Board (or any committee thereof), from furnishing information to, or engaging in negotiations or discussions with, any person that has made a bona fide written Acquisition Proposal, which Acquisition Proposal did not result from a breach (other than a de minimis breach) in accordance with the terms of the no solicitation provisions of the Merger Agreement, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) above (except that Penumbra or its representatives may notify any person of the existence of the applicable no solicitation provisions of the Merger Agreement and may clarify the terms of any such Acquisition Proposal), (1) the Penumbra Board (x) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is reasonably likely to result in, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (2) Penumbra provides written notice to Boston Scientific of the determination referenced in subclause (1) above promptly (and in any event within one calendar day of such determination), and (3) Penumbra receives or has received from such person an executed acceptable confidentiality agreement. Penumbra will deliver to Boston Scientific a copy of any executed acceptable confidentiality agreement promptly (and in any event within one calendar day) following its execution. Penumbra will provide to Boston Scientific any non-public information concerning Penumbra or any of the Penumbra Subsidiaries provided by Penumbra or any Penumbra Subsidiary to any person entering into an acceptable confidentiality agreement pursuant to the applicable no solicitation provisions of the Merger Agreement that has not been previously provided to Boston Scientific prior to or substantially concurrently with the time it is provided to such person.
Penumbra will promptly (and in any event within one calendar day after delivery to Penumbra) (i) provide Boston Scientific written notice of (A) the receipt of any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Penumbra, any Penumbra Subsidiary or any representatives of Penumbra concerning an Acquisition Proposal and (ii) disclose to Boston Scientific the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, offer, proposal or request). Penumbra will, promptly upon receipt or delivery thereof (and in any event within one calendar day), provide Boston Scientific (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements (including schedules and exhibits thereto (which may be redacted to the extent necessary to protect the confidential information of the person making such Acquisition Proposal)) relating to such Acquisition Proposal, in each case exchanged between Penumbra or any of its representatives, on the one hand, and the person making such Acquisition Proposal or any of its representatives, on the other hand. Penumbra will, in person or by telephone, keep Boston Scientific reasonably informed on a reasonably prompt basis (and in any event within one calendar day of any material development) of the status and details (including with respect to any change in price, any change in the amount or form of consideration or any other material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. Penumbra will promptly, and in any event within one calendar day, following a determination by the Penumbra Board (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Boston Scientific of such determination.
The Penumbra Board’s Recommendation; Penumbra Adverse Recommendation Change
As described above, and subject to the provisions described below, the Penumbra Board has made the recommendation that Penumbra Stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Penumbra Board will not effect an Adverse Recommendation Change except as described below.
Except as expressly set forth in the applicable no solicitation provisions of the Merger Agreement, during the Pre-Closing Period, neither Penumbra nor the Penumbra Board (or any committee thereof), as applicable, will, and neither will publicly propose to take any of the following actions (any such action, other than those set forth in clause (iii) below, an “Adverse Recommendation Change”):
(i)
withhold, withdraw or qualify (or modify in a manner adverse to Boston Scientific or Merger Sub) the recommendation of the Penumbra Board to vote for the proposal to adopt the Merger Agreement;

(ii)
approve, recommend or otherwise declare advisable any Acquisition Proposal;

(iii)
enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an acceptable confidentiality agreement entered into in accordance with the terms of the Merger Agreement)

regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal (an “Acquisition Agreement”);
(iv)
submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Penumbra;

(v)
if an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), refuse to affirm publicly the recommendation of the Penumbra Board following any reasonable written request by Boston Scientific to provide such reaffirmation within 10 business days after Boston Scientific’s written request therefor (provided that Penumbra will not be required to make more than two such reaffirmations with respect to any Acquisition Proposal);

(vi)
refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within 10 business days after the commencement thereof; or

(vii)
authorize, commit, resolve or agree to take any such actions;

provided, that, neither (A) the determination by Penumbra in accordance with the Merger Agreement that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal pursuant to and in compliance with the Merger Agreement, nor (B) the delivery by Penumbra of the notice with respect to an Acquisition Proposal required by the Merger Agreement will constitute an Adverse Recommendation Change.
Notwithstanding anything in the Merger Agreement to the contrary, prior to the receipt of the Penumbra Stockholder Approval, the Penumbra Board (i) may effect an Adverse Recommendation Change and cause Penumbra to terminate the Merger Agreement (by written notice to Boston Scientific of such termination) in order to enter into, or cause a Penumbra Subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal (subject to the payment of the Penumbra Termination Fee), if Penumbra receives a written Acquisition Proposal that did not result from a breach (other than a de minimis breach) of the no solicitation provisions of the Merger Agreement that the Penumbra Board determines in good faith (after consultation with its outside legal counsel and outside financial advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (ii) may effect an Adverse Recommendation Change if an Intervening Event occurs and as a result thereof the Penumbra Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, in each case, that:
•
prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating the Merger Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal as permitted by the Merger Agreement (including, in the case of termination of the Merger Agreement, subject to the payment of the Penumbra Termination Fee), (A) Penumbra has notified Boston Scientific in writing that it intends to effect an Adverse Recommendation Change (which notice will not constitute an Adverse Recommendation Change) or terminate the Merger Agreement to enter into such an Acquisition Agreement with respect to a Superior Proposal in accordance with its terms, (B) Penumbra has provided Boston Scientific a summary of the material terms and conditions of such Acquisition Proposal, which will include (at a minimum) the identity of the person making, and an unredacted copy of, such Superior Proposal, (C) if requested to do so by Boston Scientific, for a period of four calendar days following delivery of such notice, Penumbra will have discussed and negotiated in good faith, and will have made the representatives of Penumbra reasonably available to discuss and negotiate in good faith, with Boston Scientific and its representatives, any bona fide proposed modifications to the terms and conditions of the Merger Agreement and (D) no earlier than the end of such four-calendar-day period, the Penumbra Board (after consultation with its outside legal counsel and outside financial advisor), will have determined in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement proposed by Boston Scientific during such four — calendar-day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or to terminate the Merger Agreement to enter into an Acquisition

Agreement in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice under the Merger Agreement will require a new notice to Boston Scientific as provided above, but with respect to any such subsequent notices references herein to a “four-calendar-day period” will be deemed to be references to a “two-business-day period”); and
•
prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) Penumbra has notified Boston Scientific in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Boston Scientific, for a period of four calendar days following delivery of such notice, Penumbra will have discussed and negotiated in good faith, and will have made the representatives of Penumbra reasonably available to discuss and negotiate in good faith, with Boston Scientific and its representatives any bona fide proposed modifications to the terms and conditions of the Merger Agreement and (C) no earlier than the end of such four-calendar-day period, the Penumbra Board will have determined in good faith, after considering the terms of any such proposed amendment or modification to the Merger Agreement proposed by Boston Scientific during such four-calendar-day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Penumbra Board’s fiduciary duties under applicable law.

Indemnification and Insurance
From and after the Effective Time, the Surviving Corporation and its subsidiaries will, and Boston Scientific will cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of Penumbra and the Penumbra Subsidiaries under the Penumbra Charter and Penumbra Bylaws (or equivalent organizational documents) and any and all indemnification agreements between Penumbra or any Penumbra Subsidiary and any of their respective present or former directors and officers (and any person who becomes a director or officer of Penumbra or any such Penumbra Subsidiary prior to the Effective Time) (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation or bylaws, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period will continue until the disposition of such action or resolution of such claim.
For a period of six years after the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of Penumbra or any Penumbra Subsidiary, occurring on or before the Effective Time, and to the fullest extent permitted by law, the Surviving Corporation will pay all expenses of each Indemnified Party in advance of the final disposition of any such action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such Indemnified Party is not entitled to indemnification described in this paragraph. In the event of any such action, (i) subject to the undertaking described in the previous sentence, the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received, (ii) neither Boston Scientific nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any pending or threatened action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action or such Indemnified Party otherwise consents and (iii) Boston Scientific and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither

Boston Scientific nor the Surviving Corporation will be liable for any settlement effected without the Surviving Corporation’s written consent (which consent will not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim will continue until the disposition of such claim. The rights of each Indemnified Party under the indemnification provisions of the Merger Agreement will be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of Penumbra and the Surviving Corporation or any of their subsidiaries, or under any law or under any indemnification agreement of any Indemnified Party with Penumbra or any Penumbra Subsidiary.
The Surviving Corporation will either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Penumbra’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by Penumbra; provided that the Surviving Corporation may substitute such policies with policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by Penumbra for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Boston Scientific or the Surviving Corporation will be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.
In the event the Surviving Corporation or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the proper provision will be made so that the successors and assigns of the Surviving Corporation, as the case may be, will succeed to the obligations set forth in the indemnification and insurance provisions of the Merger Agreement.
Boston Scientific agreed to cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under the indemnification and insurance provisions of the Merger Agreement.
The indemnification and insurance provisions of the Merger Agreement will survive the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom will be third party beneficiaries of the indemnification and insurance provisions of the Merger Agreement) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable law, the indemnification and insurance provisions of the Merger Agreement may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.
Employee Benefits Matters
The Merger Agreement provides that, for a period of one year immediately following the Effective Time (or, with respect to incentive opportunities, through December 31, 2027), Boston Scientific will cause the Surviving Corporation and its subsidiaries to provide each Continuing Employee, to the extent such Continuing Employee remains employed by Boston Scientific or its subsidiaries, with (i) a base salary or wage rate that are each no less favorable than the base salary or wage rate provided by Penumbra and the Penumbra Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time and (ii) incentive opportunities no less favorable in the aggregate than the incentive opportunities provided by Boston Scientific or its subsidiaries to similarly situated employees of Boston Scientific or its subsidiaries and (iii) employee benefits (including severance by excluding any employee share purchase plan) that are substantially comparable in the aggregate to the employee benefits provided either (A) by Penumbra and the Penumbra Subsidiaries to such Continuing Employees immediately prior to the Effective Time or (B) by Boston Scientific or its subsidiaries to similarly situated employees of Boston Scientific or its subsidiaries.

Boston Scientific will use reasonable best efforts to, or will cause the Surviving Corporation and its subsidiaries to use reasonable best efforts to, cause Continuing Employees to receive service credit for purposes of eligibility to participate, vesting and benefit accrual (but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement, in each case, established or maintained by Boston Scientific, the Surviving Corporation or any of their respective subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by Penumbra or any of the Penumbra Subsidiaries under comparable Penumbra employee benefit plans immediately prior to the Effective Time; provided, that such crediting of service will not operate to duplicate any benefit or funding of any such benefit. Such plan, program or arrangement will credit each Continuing Employee for service accrued or deemed accrued on or prior to the Effective Time with Penumbra, any Penumbra Subsidiary and all affiliates where service with the affiliate was credited under a comparable Penumbra employee benefit plan prior to the Effective Time. In addition, Boston Scientific will use reasonable best efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions or waiting periods to the extent such conditions are covered or waiting periods are waived immediately prior to the Effective Time under the applicable Penumbra employee benefit plans and use reasonable best efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.
If requested by Boston Scientific as of at least 10 days prior to the Closing Date (but conditioned upon the occurrence of the Closing), Penumbra will take all necessary actions to use reasonable best efforts to terminate or cause to be terminated any and all of the Penumbra employee benefit plans sponsored or maintained by Penumbra or any of the Penumbra Subsidiaries. Penumbra will, or will cause its applicable affiliate to, provide Boston Scientific with evidence that any requested terminated Penumbra employee benefit plan has been terminated, with the termination of the applicable Penumbra employee benefit plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of Penumbra or its applicable affiliate (the form and substance of which will be subject to review and comment by Boston Scientific, and the incorporation of such comments will not be unreasonably withheld or conditioned) no later than the day immediately preceding the Effective Time.
Regulatory Filings
As promptly as practicable after the execution and delivery of the Merger Agreement, each of Boston Scientific and Penumbra will cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including (i) within 20 business days after the date of the Merger Agreement (unless a different date is agreed to by the parties), making or causing to be made all filings and submissions required to be made by Boston Scientific, Penumbra or any of their affiliates under the HSR Act, and (ii) no later than 50 calendar days (except as otherwise agreed between Penumbra and Boston Scientific) following the date of the Merger Agreement (and in any event prior to the expiration of any applicable legal deadline), initiate the required regulatory process with a view to making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made (including with respect to all required regulatory approvals, or otherwise reasonably deemed advisable by Boston Scientific to be made, by any party or any of its affiliates under any other applicable antitrust law or any foreign investment law, including in furtherance of or for the purpose of referral jurisdiction under such law, as applicable, or other laws for the consummation of the Transactions). The parties will cooperate in good faith with the applicable governmental authorities in connection with such regulatory filings and submissions and will, as promptly as practicable, comply with any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions by any governmental authorities. Boston Scientific will pay, or cause its affiliates to pay, all filing fees required under any antitrust law or any foreign investment law for any of the Transactions.
Each of Boston Scientific and Penumbra will use their reasonable best efforts to assist and cooperate with each other in preparing and filing all documents required or reasonably deemed advisable by Boston Scientific to be submitted by any of them or their affiliates to any governmental authorities in connection with the Transactions and in obtaining any governmental authority waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals in connection with the Transactions (which assistance and cooperation will include timely furnishing to the requesting party all information that such party or its counsel reasonably determines is required to be included in such documents or would be helpful in obtaining such required waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals). Subject to the other provisions, Boston Scientific shall have the sole right to (i) determine, direct and implement the strategy of the parties for obtaining approvals or expiration or, if applicable, terminations of waiting periods, under the HSR Act, or any other antitrust law, foreign investment law, or other laws applicable to any party or its affiliates and, in each case, required for the consummation of the Transactions (including the right to direct and unilaterally determine any decision to pull and refile any filing under the HSR Act; provided that any decision to pull and refile any such filing more than once shall require the prior written consent of the Penumbra), and (ii) control the defense and settlement of any action relating to the Transactions that is brought by or before any governmental authority in connection with regulatory filings; provided that Boston Scientific shall consult in good faith with Penumbra, and consider in good faith any suggestions of Penumbra, with respect to the foregoing matters.
Each of the parties will promptly inform the other parties of any oral communication with, and provide copies of written communications with any governmental authority regarding any Regulatory Filing or any such transaction and will have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or other material communications submitted to, any governmental authority in connection with the Transactions. Subject to the applicable provisions relating to regulatory filings in the Merger Agreement and applicable laws relating to the exchange of information, each party will, to the extent practicable, give the other parties reasonable advance notice of all material communications with any governmental authority and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and each party will make reasonable efforts to afford to the other parties the opportunity to attend or participate in material conferences, meetings and telephone or other communications between the other parties and governmental authorities concerning the Transactions, unless prohibited by such governmental authority. Materials required to be provided pursuant to the foregoing provisions relating to the regulatory filings may be redacted (i) to remove references concerning the valuation of Penumbra, (ii) as necessary to comply with contractual arrangements in existence as of the date of the Merger Agreement, (iii) as necessary to address attorney-client or other privilege concerns and (iv) to remove material that is unrelated to the Transactions. Each party, as each reasonably deems advisable, will be entitled to designate any competitively sensitive material provided to the other parties under the applicable provisions relating to regulatory filings in the Merger Agreement “Antitrust/FDI Counsel Only Material.” Such materials and the information contained therein will be given only to the outside antitrust and foreign direct investment counsel of the recipient and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.
If any objections are asserted with respect to the Transactions under the HSR Act, any other applicable antitrust law, foreign investment law or in connection with any required regulatory approval, or if any action is instituted or threatened by any governmental authority or third party challenging the Transactions, each of Boston Scientific and Penumbra will use its reasonable best efforts to take, or cause to be taken (including by causing their affiliates to take), all actions necessary to resolve such objections as promptly as practicable. Without limiting the generality of the foregoing, and notwithstanding anything in the Merger Agreement to the contrary, in connection with any such objection or action, Boston Scientific will, and will cause its subsidiaries and affiliates to, (i) hold separate, sell, license, divest or otherwise dispose of businesses or properties or assets of Boston Scientific or any of its affiliates, (ii) terminate, amend or assign any investments, joint ventures or other similar arrangements of Boston Scientific or any of its affiliates, and (iii) grant any right to, or enter into any contractual or other commercial relationship with, any third party with respect to any assets of Boston Scientific or any of its affiliates; provided that any such actions will be conditioned upon consummation of the Transactions. Notwithstanding the foregoing, nothing in the Merger Agreement will require, or be construed to require, Boston Scientific or any of its affiliates to (and Penumbra will not, without the prior written consent of Boston Scientific, agree to) take any of the foregoing actions, except only to the extent that, in the aggregate, such affected businesses or properties or assets generated no more than $300 million in revenue for the year ended December 31, 2025. Boston Scientific and Penumbra (including their affiliates) will oppose, fully and vigorously, (A) any administrative or judicial action that is initiated or threatened to be initiated challenging the Merger Agreement or the consummation of the Transactions (including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed) and (B) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the Transactions, including in the case of either clause (A) or (B), by defending through litigation any action brought by any person in any court or before any governmental authority until a final, non-appealable judgment has been entered, and vigorously pursuing all available avenues of administrative and judicial appeal. At the request of Boston Scientific, Penumbra will agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the businesses, services or assets of Penumbra or any of its subsidiaries; provided that any such action will be conditioned upon the consummation of the Merger and the Transaction.
Notwithstanding anything in the Merger Agreement, Boston Scientific will proffer to the applicable governmental authority or governmental authorities divestitures and other remedies contemplated by, and subject to, the applicable provisions relating to regulatory filings in the Merger Agreement and the disclosure schedule of Boston Scientific, no later than 10 months from the later of the date of Boston Scientific’s and Penumbra’s initial filings under the HSR Act, unless otherwise mutually agreed to by the parties.
During the Pre-Closing Period, neither Boston Scientific nor any of its controlled affiliates will acquire or agree to acquire any rights, business, person or division thereof (by way of merger, consolidation, share exchange or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case (i) involving thrombectomy or embolization products in the neurovascular or peripheral vascular spaces or access products in the neurovascular space and (ii) if the entry by Boston Scientific or any of its controlled affiliates into an agreement relating to, or the consummation by Boston Scientific or any of its controlled affiliates of, any such transaction or arrangement would reasonably be expected to (1) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, non-disapproval, declaration or order of a governmental authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable antitrust laws (including those set forth in the Boston Scientific disclosure schedule of the Merger Agreement), (2) materially increase the risk of a governmental authority enacting, issuing, promulgating, enforcing or entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order or law that would delay, restrain, prevent, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (3) otherwise materially delay or impede the consummation of the Transactions.
During the Pre-Closing Period, none of the Penumbra Group will acquire or agree to acquire any rights, business, person or division thereof (by way of merger, consolidation, share exchange or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case, if the entry by Penumbra or any other member of the Penumbra Group into an agreement relating to, or the consummation by Penumbra or any other member of the Penumbra Group of, any such transaction or arrangement would reasonably be expected to (1) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, non-disapproval, declaration or order of a governmental authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable antitrust laws (including those set forth in the Boston Scientific disclosure schedule of the Merger Agreement), (2) materially increase the risk of a governmental authority enacting, issuing, promulgating, enforcing or entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order or law that would delay, restrain, prevent, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (3) otherwise materially delay or impede the consummation of the Transactions.

Other Covenants
Stockholders Meeting
Unless there has been an Adverse Recommendation Change, Penumbra will use its reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement and a non-binding, advisory vote to approve certain compensation that may become payable to Penumbra’s named executive officers in connection with the consummation of the Merger, and to take all other actions necessary or advisable to secure the Penumbra Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the originally scheduled date of the Special Meeting, a quorum has not been established or Penumbra has not received proxies representing a sufficient number of Penumbra Shares for the Penumbra Stockholder Approval, then the Penumbra will, at the request of Boston Scientific (to the extent permitted by law), adjourn the Special Meeting to a date specified by Boston Scientific; provided, however, that Penumbra will not be required to adjourn the Special Meeting more than two times or for more than 20 business days in the aggregate from the originally scheduled date of the Special Meeting. Without the prior written consent of Boston Scientific, the adoption of the Merger Agreement, the matters related to the Merger Agreement and the Transactions will be the only matters that Penumbra will propose to be acted on by Penumbra Stockholders at the Special Meeting. Penumbra agrees that, unless the Merger Agreement will have been validly terminated in accordance with its terms, Penumbra’s obligations to hold the Special Meeting will not be affected by the commencement, public proposal, public disclosure or communication to Penumbra of any Acquisition Proposal or by any Adverse Recommendation Change.
Stockholder Litigation
Penumbra will give Boston Scientific reasonable opportunity to participate in the defense (at Boston Scientific’s sole cost and subject to a joint defense agreement) of any Transaction Litigation. Penumbra will provide Boston Scientific with a reasonable opportunity to review and comment on all material filings or responses to be made by Penumbra in connection with any such Transaction Litigation, and the right to consult on the settlement with respect to such action, and Penumbra will consider in good faith any comments reasonably proposed by Boston Scientific with respect to such matters, and no such settlement will be agreed to by Penumbra without Boston Scientific’s prior written consent (which will not be unreasonably withheld, conditioned or delayed). Penumbra will promptly notify Boston Scientific of any such Transaction Litigation and will keep Boston Scientific reasonably and promptly informed with respect to the status thereof.
Conditions to the Closing of the Merger
The respective obligations of Boston Scientific, Merger Sub and Penumbra to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable law) of the following conditions:
•
the Penumbra Stockholder Approval must have been obtained;

•
the No Governmental Order Closing Condition must have been satisfied or waived;

•
the Regulatory Approvals Closing Condition must have been satisfied or waived;

•
the Form S-4 must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order; and

•
the Boston Scientific Shares to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

Additionally, the obligations of Boston Scientific and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
each of the representations and warranties of Penumbra related to (A) the organization and qualification of Penumbra, (B) the certificate(s) of incorporation, bylaws or equivalent organizational documents of each member of the Penumbra Group, (C)(1) capitalization of each member of the

Penumbra Group and (2) Penumbra having provided to Boston Scientific a complete list, and the organization and qualification, of each of Penumbra’s subsidiaries, (D) the authority of Penumbra relative to the Merger Agreement, (E) Penumbra Board approvals in relation to, and the required vote of Penumbra Stockholders to approve, the Merger Agreement, (F) takeover laws, and (G) brokers fees must, if qualified by materiality or “Penumbra Material Adverse Effect;” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for (1) certain representations and warranties of Penumbra related to other capitalization matters, including Penumbra’s issued and outstanding securities, which must be true and correct in all respects, except for de minimis deviations), in each case, as of the date of the Merger Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date); (2) the representation and warranty of Penumbra related to a Penumbra Material Adverse Effect will be true and correct in all respects as of the date of the Merger Agreement and the Closing Date with the same force and effect as if made on and as of such date and (3) each of the other representations and warranties of Penumbra contained in Article III of the Merger Agreement (disregarding all qualifications set forth therein relating to “materiality”, “Penumbra Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) must be true and correct as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have a Penumbra Material Adverse Effect;
•
Penumbra must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•
since the date of the Merger Agreement, there must not have occurred a Penumbra Material Adverse Effect; and

•
Penumbra will have delivered to Boston Scientific a certificate, dated the Closing Date and signed by a duly authorized officer of Penumbra, certifying as to the satisfaction of the conditions specified in the three immediately preceding bullets above.

The obligations of Penumbra to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
each of the representations and warranties of Boston Scientific related to (A) the organization and qualification of Boston Scientific and Merger Sub, (B) the Boston Scientific Charter and Boston Scientific By-Laws, (C) the capitalization of Boston Scientific, (D) the authority of Boston Scientific and Merger Sub relative to the Merger Agreement, (E) Boston Scientific Board approvals in relation to, and the required vote of Penumbra Stockholders to approve, the Merger Agreement, and (F) brokers fees must, if qualified by materiality or “Boston Scientific Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for (1) certain representations related to the representations and warranties of Boston Scientific related to Boston Scientific’s authorized share capital, which must be true and correct in all respects, and (2) certain representations and warranties of Boston Scientific related to other capitalization matters, including Boston Scientific’s issued and outstanding securities which must be true and correct in all respects, except for de minimis deviations), in each case, as of the date of the Merger Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties will be so true and correct as of such specified date); (i) the representation and warranty of the Boston Scientific relating to a Boston Scientific Material Adverse Effect must be true and correct in all respects as of the date of the Merger Agreement and the Closing Date with the same force and effect as if made on and as of such date and (ii) each of the other representations and warranties (disregarding all qualifications set forth therein relating to “materiality”, “Boston Scientific Material Adverse Effect” or other qualifications based on the word

“material” or similar phrases) will be true and correct as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties will be so true and correct as of such specified date), except where the failure of such representations and warranties in this subclause (ii) to be true and correct would not have a Boston Scientific Material Adverse Effect;
•
each of Boston Scientific and Merger Sub will have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement and covenants thereunder to be performed or complied with by it on or prior to the Effective Time;

•
since the date of the Merger Agreement, there will not have occurred a Boston Scientific Material Adverse Effect; and

•
Boston Scientific will have delivered to Penumbra a certificate, dated the Closing Date and signed by a duly authorized officer of Boston Scientific, certifying as to the satisfaction of the conditions specified in the three immediately preceding bullets above.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Penumbra Board or the Boston Scientific Board (as applicable) of the terminating party or parties, notwithstanding any prior adoption of the Merger Agreement by the Penumbra Stockholders, as follows (the date of any such termination, the “Termination Date”):
•
by mutual written consent of Boston Scientific and Penumbra;

•
by either Boston Scientific or Penumbra:

•
if the Effective Time has not occurred on or before the Initial Outside Date; provided, that if on the Initial Outside Date (or, if the Initial Outside Date has been extended in accordance with the terms of the Merger Agreement, if on the then-scheduled Outside Date, as applicable) any of the conditions pertaining to the No Governmental Order Closing Condition (to the extent relating to matters in connection with the Regulatory Approvals Closing Condition or any antitrust law) or the Regulatory Approvals Closing Condition have not been satisfied but all other conditions to the Merger have been satisfied or waived (or will then be capable of being satisfied if the Closing were to take place on such date), then either Boston Scientific or Penumbra may, by written notice to the other party, extend the Initial Outside Date in successive three-month increments until no later than January 14, 2028; provided, that the right to terminate the Merger Agreement in accordance with the foregoing will not be available to any party whose failure to fulfill any agreements and covenants under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

•
if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order has become final and nonappealable, or if there has been adopted following January 14, 2026 any law that makes consummation of the Merger illegal or otherwise prohibited; provided, that the party seeking to terminate the Merger Agreement pursuant to the foregoing has fulfilled its obligations under the regulatory filings covenant of the Merger Agreement; and

•
if the Merger Agreement fails to receive the Penumbra Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof at which a vote is taken on the Merger);

•
by Boston Scientific:

•
if, prior to Penumbra’s receipt of the Penumbra Stockholder Approval, the Penumbra Board will have effected, and not withdrawn at least five business days prior to the Special Meeting, an Adverse Recommendation Change; and

•
if Penumbra has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Penumbra’s representations and warranties or Penumbra’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) 30 calendar days after written notice thereof is given by Boston Scientific to Penumbra and (B) the Outside Date; provided, however, that Boston Scientific will not have the right to terminate the Merger Agreement pursuant to the foregoing if Boston Scientific is then in breach of any of its representations or warranties or Boston Scientific or Merger Sub is then in breach of its covenants or agreements under the Merger Agreement such that either of conditions to the Merger related to the accuracy of Boston Scientific’s representations and warranties, or Boston Scientific’s or Merger Sub’s performance of covenants and agreements, is not satisfied or capable of being satisfied by the Outside Date; or

•
by Penumbra:

•
at any time prior to receipt of the Penumbra Stockholder Approval, if the Penumbra Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the terms and conditions of the Merger Agreement; provided that (i) Penumbra will not have breached (other than a de minimis breach) its no solicitation obligations set forth in the Merger Agreement and (ii) prior to or substantially concurrently with, and as a condition to the effectiveness of, such termination Penumbra pays to Boston Scientific the Penumbra Termination Fee; and

•
if Boston Scientific has breached any of its representations or warranties, or Boston Scientific or Merger Sub has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Boston Scientific’s or Merger Sub’s representations and warranties, or Boston Scientific’s or Merger Sub’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) 30 calendar days after written notice thereof is given by Penumbra to Boston Scientific and (B) the Outside Date; provided, however, that Penumbra will not have the right to terminate the Merger Agreement pursuant to the foregoing if Penumbra is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that either of the conditions to the Merger related to the accuracy of Penumbra’s representations and warranties, or Penumbra’s performance of covenants and agreements, is not satisfied or capable of being satisfied by the Outside Date.

Termination Fees and Expenses
The Merger Agreement provides for certain remedies in the event of a termination of the Merger Agreement.
Penumbra Termination Fee
Upon the occurrence of any of the following events, Penumbra must pay to Boston Scientific the amount of $525 million, which payment must be made by wire transfer of immediately available funds within the time periods set forth below:
•
if the Merger Agreement is validly terminated by (A) Boston Scientific or Penumbra because (1) the Effective Time has not occurred on or before the Outside Date (subject to certain exceptions), or (2) the Penumbra Stockholder Approval is not obtained at the Special Meeting, or (B) Boston Scientific on account of an uncured or uncurable breach by Penumbra of any of its representations or warranties, or failure to perform any of its covenants or agreements, in the Merger Agreement, and if (1) at or prior to the Termination Date, an Acquisition Proposal has been publicly announced, disclosed or otherwise made public that remains outstanding and is not publicly withdrawn, in the case of the foregoing clause (A), as of five business days prior to the Special Meeting and, in the case of foregoing clause (B), the Termination Date, and (2) within 12 months of the Termination Date,

Penumbra or any Penumbra Subsidiary enters into, or submits to Penumbra Stockholders for adoption, a definitive agreement with respect to an Acquisition Proposal or consummates any transaction that is the subject of an Acquisition Proposal, within two business days after the earliest to occur of the entry by Penumbra into the agreement with respect to an Acquisition Proposal, the submission of an agreement with respect to an Acquisition Proposal to Penumbra Stockholders for adoption or the consummation of any transaction that is the subject of an Acquisition Proposal;
•
if the Merger Agreement is validly terminated by Boston Scientific because, prior to receipt of the Penumbra Stockholder Approval, the Penumbra Board has effected, and not withdrawn at least five business days prior to the Special Meeting, an Adverse Recommendation Change, within two business days after the Termination Date; or

•
if the Merger Agreement is validly terminated by Penumbra, at any time prior to receipt of the Penumbra Stockholder Approval, because the Penumbra Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, substantially concurrently with, and as a condition to the effectiveness of, by the Termination Date.

Boston Scientific Termination Fee
Boston Scientific must pay to Penumbra the amount of $900 million, which payment must be made by wire transfer of immediately available funds within two business days after the Termination Date, if the Merger Agreement is validly terminated by Boston Scientific or Penumbra because (A) (subject to certain exceptions) the Effective Time has not occurred on or before the Outside Date, or (B) a governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order has become final and nonappealable, or if there will be adopted following the date of execution of the Merger Agreement any law that makes consummation of the Merger illegal or otherwise prohibited (solely to the extent the law or order giving rise to such termination right relates to a required regulatory approval or otherwise in connection with an antitrust law) and, in each case, at the time of such termination:
•
either (i) the No Governmental Order Closing Condition (solely to the extent the law or order giving rise to such termination right relates to a required regulatory approval or otherwise in connection with an antitrust law) has not been satisfied or waived or (ii) the Regulatory Approvals Closing Condition has not been satisfied or waived;

•
the Penumbra Stockholder Approval has been obtained; and

•
all of the other conditions to Boston Scientific’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that those conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date).

The payment of the Penumbra Termination Fee or the Boston Scientific Termination Fee pursuant to the terms of the Merger Agreement constitutes the sole and exclusive remedy of the other party for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform under the Merger Agreement or otherwise; provided that nothing in the Merger Agreement will release Penumbra or Boston Scientific from liability for any willful breach.
Fees and Expenses; Expense Reimbursement
Subject to certain exceptions contained in the Merger Agreement, all expenses incurred in connection with the Merger Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Closing will be paid by the party incurring such costs and expenses, whether or not the Merger or any other Transaction is consummated.
Specific Performance
Each of the parties to the Merger Agreement acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party to the Merger Agreement agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by the Merger Agreement) to (a) seek an order of specific performance to enforce the observance and performance of such covenant or obligation and (b) seek an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Amendment
The Merger Agreement may be amended by the parties to the Merger Agreement by action taken by or on behalf of the Penumbra Board or the Boston Scientific Board, as applicable, at any time prior to the Effective Time; provided, however, that after receipt of the Penumbra Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Penumbra Share will be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders under applicable law. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties to the Merger Agreement.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of any jurisdiction other than the State of Delaware to otherwise govern the Merger Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
General
The following summary discusses the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined in the section of this proxy statement/prospectus captioned “Summary — Material U.S. Federal Income Tax Consequences of the Merger,” and collectively referred to as the “Holders”). This summary is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, published rulings by the Internal Revenue Service (referred to as the “IRS”), and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The U.S. federal income tax laws are complex and subject to different interpretations. No ruling has been received from the IRS, and no opinion of counsel has been rendered, as to the U.S. federal income tax consequences of the Merger. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.
This summary addresses only the consequences of the exchange of Penumbra Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be important to a shareholder in light of that Holder’s particular circumstances, or to a Holder subject to special rules, such as:
(i)
a financial institution, mutual fund or insurance company;

(ii)
a regulated investment company or a real estate investment trust;

(iii)
a pass-through entity or an investor in a pass-through entity;

(iv)
a tax-exempt organization;

(v)
a retirement or other tax-deferred account;

(vi)
a dealer, trader or broker in securities;

(vii)
a controlled foreign corporation, foreign controlled foreign corporation or passive foreign investment company;

(viii)
a U.S. expatriate;

(ix)
a U.S. Holder whose functional currency is not the U.S. dollar;

(x)
a Holder who holds Penumbra Shares as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

(xi)
a Holder who acquired Penumbra Shares pursuant to the exercise of compensatory options or stock purchase plans or otherwise as compensation;

(xii)
a Holder that does not vote in favor of the Merger and properly demands appraisal of its Penumbra Shares under applicable law; or

(xiii)
a Holder subject to special tax accounting rules under Section 451(b) of the Code.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Penumbra Shares, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A partnership holding Penumbra shares or a partner in a partnership holding Penumbra Shares should consult its tax advisors regarding the tax consequences of the Merger.
This summary of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, this discussion does not address any alternative minimum tax, non-income tax or state, local or non-U.S. tax consequences of the

Merger, nor does it address any tax consequences arising under Sections 1471 – 1474 of the Code (commonly referred to as Foreign Account Tax Compliance Act or “FATCA”) (including the Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto).
Each Holder should consult its own tax advisor to determine the particular tax consequences of the Merger to such stockholder in light of such stockholder’s particular circumstances.
U.S. Holders
A U.S. Holder’s receipt of cash and Boston Scientific Shares in exchange for Penumbra Shares in the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of the amount of cash (including any cash received in lieu of any fractional Boston Scientific Shares) and the fair market value, at the Effective Time, of the Boston Scientific Shares received by such U.S. Holder in the Merger and (2) such U.S. Holder’s adjusted tax basis in the Penumbra Shares exchanged in the Merger.
Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Penumbra Shares immediately prior to the Merger is more than one year. In the case of a U.S. Holder who holds Penumbra Shares with differing tax bases and/or holding periods, gain or loss must be determined separately for each identifiable block of Penumbra Shares (generally, shares purchased at the same price in the same transaction). For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations. Each U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Merger.
In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of any gain or loss realized by such U.S. Holder.
A U.S. Holder will have a tax basis in the Boston Scientific Shares received in the Merger equal to the fair market value of such shares at the Effective Time. The holding period for Boston Scientific Shares received in exchange for Penumbra Shares in the Merger will begin on the date immediately following the Closing Date.
Section 304 of the Code applies in instances in which one or more persons are in control of two corporations, and such persons receive property (which includes cash) from one corporation such person(s) control in exchange for their stock in the other corporation. For this purpose, “control” means 50% of the voting power or 50% of the value of the stock of a corporation. For this purpose, certain attribution rules apply to constructively increase a shareholder’s ownership based on certain relationships.
To the knowledge of Boston Scientific and Penumbra, one or more persons do not control both Boston Scientific and Penumbra within the meaning of Section 304 of the Code. However, because of the complex constructive ownership rules, Boston Scientific and Penumbra do not have sufficient information to determine definitively that Section 304 of the Code does not apply to the Transactions. If Section 304 of the Code were to apply, U.S. Holders may be required to recognize the amount of cash paid for their shares as dividend income unless such U.S. Holder satisfies the requirements set forth in Section 302(b) of the Code, as modified under Section 304(b)(1) of the Code. The possibility of dividend treatment depends on each U.S. Holder’s circumstances, including the application of constructive ownership rules. U.S. Holders that also actually or constructively own Boston Scientific Shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Non-U.S. Holders
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by such Non-U.S. Holder in the U.S.), in which case such gain generally will be subject to U.S. federal income tax in substantially the same manner as if it were realized by a U.S. person, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);
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such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year in which the Merger occurs, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; or

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Penumbra is or has been a “United States real property holding corporation” (as such term is defined in Section 897(c) of the Code, a “USRPHC”) at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable Penumbra Shares (referred to as the “relevant period”), and, if Penumbra Shares are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the outstanding Penumbra Common Stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at the rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Penumbra believes that it is not a USRPHC and will not have been a USRPHC at any time during the five-year period preceding the Merger.

As discussed above under “— U.S. Holders,” if Section 304 of the Code applies to the Merger, the Cash Consideration received in the merger may be treated as having been received in a deemed redemption of Penumbra Shares, which generally would be treated as having the effect of a distribution of a dividend, unless such Non-U.S. Holder satisfies the requirements set forth in Section 302(b) of the Code, as modified under Section 304(b)(1) of the Code. This would be the case if the receipt of the Cash Consideration by a holder is not “substantially disproportionate” with respect to such holder, is “essentially equivalent to a dividend” or is not in termination of such holder’s interest, in each case under the tests set forth in Section 302 of the Code.
Any amount treated under these rules as a dividend paid to a Non-U.S. Holder generally would be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) unless such dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the U.S.).
Because it may not be certain at the time of closing whether Section 304 of the Code applies to the Merger, and because the application of Section 304 and Section 302(b) of the Code depends on a Non-U.S. Holder’s particular circumstances, withholding agents may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, withholding agents may withhold tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on the gross amount of any Cash Consideration payable to a Non-U.S. Holder unless (i) the withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302(b) tests described above). There can be no assurance that any withholding agent will establish such special certification procedures. If a withholding agent withholds excess amounts from the Cash Consideration payable to a Non-U.S. Holder, such Non-U.S. Holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.
Backup Withholding and Information Reporting
A U.S. Holder generally will be subject to information reporting with respect to the proceeds received by such U.S. Holder in the Merger. In addition, a U.S. Holder may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) on the proceeds to which such U.S. Holder is entitled in connection with the Merger, unless such U.S. Holder provides the appropriate documentation (generally, a properly completed IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption from backup withholding.
The information reporting and backup withholding rules that apply to payments to a U.S. Holder generally will not apply to payments to a Non-U.S. Holder in connection with the Merger if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing a properly completed IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8) and satisfies certain other requirements or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors regarding these matters.
Backup withholding is not an additional tax. Any amounts withheld from a Holder under the backup withholding rules will generally be allowable as a refund or credit against such Holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS and other applicable requirements are satisfied.
The preceding summary is provided for general informational purposes only and is neither tax advice nor a complete analysis or discussion of all potential tax consequences of the Merger relevant to stockholders. Each Holder should consult its own tax advisor to determine the particular tax consequences of the Merger to such stockholder in light of such Holder’s particular circumstances.

DESCRIPTION OF BOSTON SCIENTIFIC’S CAPITAL STOCK
The following summary is a description of the material terms of the Boston Scientific Shares. You should also refer to the Boston Scientific Charter, the Boston Scientific By-Laws, and the applicable provisions of the DGCL. This summary should be read in conjunction with “Comparison of Stockholder Rights” beginning on page 120 of this proxy statement/prospectus.
Overview
Pursuant to the Boston Scientific Charter, the Boston Scientific Shares consist of:
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50,000,000 designated as preferred stock, par value $0.01 per share; and

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2,000,000,000 designated as common stock, par value $0.01 per share.

As of January 30, 2026, there were 1,483,885,456 Boston Scientific Shares outstanding. All outstanding Boston Scientific Shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Boston Scientific Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock, whether currently outstanding or designated and issued in the future.
Dividends and Distributions
Subject to the preferences of holders of preferred stock, if any, holders of Boston Scientific Common Stock are entitled to dividends and other distributions when, as and if declared by the Boston Scientific Board out of funds legally available therefore and shall share equally on a per share basis in all such dividends and other distributions. Dividends, if any, may be declared by the Boston Scientific Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Boston Scientific Charter. Before payment of any dividend, there may be set aside out of any funds of Boston Scientific available for dividends such sum or sums as the Boston Scientific Board, from time to time, in their absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Boston Scientific, or for such other purpose as Boston Scientific shall think in the best interest, and the Boston Scientific Board may modify or abolish any such reserve in the manner in which it was created.
Voting
Except as otherwise provided by law or by the Boston Scientific Charter, each stockholder shall be entitled at every meeting to one vote for each share of stock having voting power standing in the name of such stockholder on the books of Boston Scientific on the record date for the meeting and such votes may be cast either in person or by proxy. When a quorum is present at any meeting, the vote of the holders of a majority in voting power of the stock present in person or represented by proxy and which has actually voted shall decide any question properly brought before such meeting, unless a different or minimum vote is required by the Boston Scientific By-Laws, the Boston Scientific Charter, applicable law, or the rules or regulations of any stock exchange applicable to Boston Scientific. With respect to any election or questions required to be decided by any class of stock voting as a class, the vote of the holders of a majority in voting power of such class of stock present in person or by proxy and which actually voted shall decide, unless a different or minimum vote applies.
Liquidation, Dissolution or Winding-Up
Except as otherwise provided by the certificate of designation and limitations and relative rights of any series of preferred stock, in the event of any liquidation, dissolution, or winding up, whether voluntary or involuntary, after payment of all liabilities and obligations and after payment has been made to holders of each series of preferred stock of the full amount to which they are entitled, holders of Boston Scientific Common Stock will be entitled to share, ratably according to the number of Boston Scientific Shares held by them, in all remaining assets available for distribution.
Redemption, Conversion or Preemptive Rights
Holders of Boston Scientific Common Stock have no preemptive, subscription, redemption or conversion rights and the Boston Scientific Shares are not subject to redemption.

Business Combinations with Interested Stockholders
Boston Scientific is subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, consolidations, assets sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates, owns, or within three years did own, 15% or more of the corporation’s voting stock.
Under Section 203, a business combination between Boston Scientific and an interested stockholder is prohibited during the three-year restrictive period unless it satisfies one of the following conditions:
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Prior to the time the stockholder became an interested stockholder, the Boston Scientific Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Boston Scientific voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the voting stock outstanding, shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

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At or subsequent to such time, the business combination is approved by the Boston Scientific Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of Boston Scientific’s outstanding voting stock that is not owned by the interested stockholder.

Liability of Directors and Officers
As permitted by the DGCL, the Boston Scientific Charter provides that its directors will not be personally liable to Boston Scientific or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty, acts or omissions which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derives an improper personal benefit. Boston Scientific’s directors are also subject to liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.
Indemnification of Directors and Officers
Under the Boston Scientific Charter and Boston Scientific By-Laws (and in accordance with Section 145 of the DGCL), Boston Scientific will indemnify to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative, investigative or other proceedings by reason of the fact that the person is or was one of the directors, officers or employees, or is or was serving in that capacity or as an agent at Boston Scientific’s request for another entity. Boston Scientific’s indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to Boston Scientific’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. Boston Scientific will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to Boston Scientific in performance of his or her duty. Boston Scientific agents may be similarly indemnified at the discretion of the Boston Scientific Board. In addition, Boston Scientific has entered into indemnification agreements with each of its directors and executive officers. These agreements provide rights of indemnification substantially similar to and, in certain respects, broader than those provided by the Boston Scientific Charter and Boston Scientific By-Laws.
Election of Directors; Removal; Vacancies
The Boston Scientific Charter and Boston Scientific By-Laws provide that the directors shall be elected at each annual meeting or at any special meeting, the notice of which specified the election of directors as an item of business for such meeting. The Boston Scientific By-Laws provide that each nominee for director shall be elected to the Boston Scientific Board by the affirmative vote of the majority of votes cast, in person or by proxy, by the holders of shares entitled to vote at a meeting at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected at any such meeting, the directors shall be elected by a plurality of the votes cast, in person or by proxy. The Boston Scientific Charter provides that vacancies on the Boston Scientific Board may only be filled by a majority of directors then in office and further provides that directors may only be removed by the affirmative vote of holders of at least 80% of the voting power of all the then outstanding Boston Scientific Shares entitled to vote generally in the election of directors. The provisions of the Boston Scientific Charter and Boston Scientific By-Laws that govern the number, election, and terms of the Boston Scientific Board may not be amended without the affirmative vote of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors.
Meetings of Stockholders
The Boston Scientific Charter provides that stockholder action can only be taken at an annual or special meeting of stockholders and that the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman or President or at the request of a majority of the members of the Boston Scientific Board. The Boston Scientific Charter and Boston Scientific By-Laws provide that special meetings of stockholders can be called only by the Chairman, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or pursuant to a resolution approved by a majority of the total number of directors which would occur if there were no vacancies on the Boston Scientific Board. Stockholders are not permitted to call a special meeting or to require that the Boston Scientific Board call a special meeting of stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominees
The Boston Scientific By-Laws provide that stockholders seeking to make nominations of candidates for election as directors, or to bring other business before an annual or special meeting of the stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to and received at Boston Scientific’s principal executive offices not earlier than 120 calendar days and not later than the close of business 90 calendar days before the first anniversary date of the previous year’s annual meeting of stockholders. However, if Boston Scientific did not hold an annual meeting the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days before or more than 70 days after the first anniversary date of the prior year’s annual meeting, notice by the stockholder must be so delivered not earlier than the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made. The Boston Scientific By-Laws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may restrict the ability of stockholders to bring business before the annual meeting of stockholders or to make nominations for directors at the annual meeting or any special meeting of stockholders.
Proxy Access
The Boston Scientific By-Laws permit an eligible stockholder or group of stockholders to include up to a specified number of director nominees in proxy materials for an annual meeting of stockholders. To qualify, the stockholders (or group of up to 20 stockholders) must have continuously owned for at least three years 3% or more of Boston Scientific Common Stock. The maximum number of stockholder nominees permitted under the proxy access provisions of the Boston Scientific By-Laws is the greater of (i) two or

(ii) 20% of the total number of directors in office as of the last day on which notice of a nomination may be delivered. Notice of a nomination under Boston Scientific’s proxy access provisions must generally be submitted to its principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date that Boston Scientific first mailed its proxy statement to stockholders for the immediately preceding annual meeting of stockholders. The notice must contain certain information specified in the Boston Scientific By-Laws.
Stock Repurchases; Change of Control
The Boston Scientific Charter prohibits Boston Scientific, with certain exceptions, from purchasing any shares of its stock from any person, entity or group that beneficially owns 5% or more of the voting stock at an above-market price, unless a majority of disinterested stockholders approve the transaction. In addition, the Boston Scientific Charter empowers the Boston Scientific Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders and to consider constituencies other than stockholders.
Amendment of the Charter and Bylaws
The DGCL provides generally that the vote of a majority of shares entitled to vote is required to act on most matters and to amend a corporation’s certificate of incorporation. The Boston Scientific Charter and Boston Scientific By-Laws contain provisions requiring the affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, to amend certain provisions. Such a supermajority vote would be in addition to any separate class vote that might in the future be required with respect to shares of preferred stock then outstanding.

COMPARISON OF STOCKHOLDER RIGHTS
Both Boston Scientific and Penumbra are incorporated under the laws of the State of Delaware, and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Boston Scientific will continue to be a Delaware corporation following completion of the Merger and will be governed by the DGCL.
Upon completion of the Merger, the Penumbra Stockholders immediately prior to the completion of the Merger who will be receiving Stock Consideration will become Boston Scientific stockholders. The rights of such former Penumbra Stockholders and Boston Scientific Stockholders will thereafter be governed by the DGCL, the Boston Scientific Charter and the Boston Scientific By-Laws.
The following description summarizes the material differences between the rights of Boston Scientific Stockholders and Penumbra Stockholders based on their respective current certificates of incorporation and bylaws and the DGCL, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the current Boston Scientific Charter and Boston Scientific By-Laws and the current Penumbra Charter and Penumbra Bylaws. Boston Scientific and Penumbra have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies to you without charge, upon your request. See “Where You Can Find More Information” beginning on page 223 of this proxy statement/prospectus.
	Rights of Boston Scientific Stockholders	Rights of Penumbra Stockholders
Authorized Capital Stock	The authorized capital stock of Boston Scientific consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.	The authorized capital stock of Penumbra consists of 300,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.
Preferred Stock	The Boston Scientific Charter provides that Boston Scientific is authorized to issue one or more series of preferred stock and to fix the powers, designations, preferences, and relative rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences, and the number of shares constituting any series, without any further vote or action by stockholders.	The Penumbra Charter provides that the Penumbra Board is authorized to issue one or more classes or series of preferred stock and to fix the designations, powers, preferences, and relative, participating, optional, or other rights and qualifications, limitations, or restrictions thereof, and the number of shares constituting each such class or series, without any action or vote by stockholders.
Dividends	Dividends upon the capital stock may be declared by the Boston Scientific Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Boston Scientific Charter. Before payment of any dividend, the Boston Scientific Board may set aside reserves for contingencies, equalizing dividends, maintaining property, or other purposes, and may modify or abolish any such reserve.	Holders of Penumbra Common Stock are entitled to receive dividends whenever funds are legally available and when declared by the Penumbra Board, subject to the prior rights of holders of all classes of stock outstanding. Subject to limitations contained in the DGCL and the Penumbra Charter, the Penumbra Board may declare and pay dividends upon the shares of capital stock, which may be paid in cash, in property, or in shares of capital stock.
Annual Meetings of Stockholders	An annual meeting of the stockholders shall be held for the purpose of electing directors and conducting such other business as may properly come before the	An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

	Rights of Boston Scientific Stockholders	Rights of Penumbra Stockholders
	meeting. The date, time and place, if any, within or outside the State of Delaware, of the annual meeting shall be determined by resolution of the Boston Scientific Board.	Nominations of persons for election to the Penumbra Board or other business may be made: (A) pursuant to Penumbra’s notice of meeting, (B) by or at the direction of the Penumbra Board, (C) as may be provided in the certificate of designations for preferred stock, or (D) by any stockholder of record who is entitled to vote and complies with the procedures set forth in the Penumbra Bylaws.
Special Meetings of Stockholders	Special meetings of stockholders may be called only by the Chairman of the Boston Scientific Board, the Chief Executive Officer (or the President if there is no Chief Executive Officer), or pursuant to a resolution approved by a majority of the total number of directors. Stockholders are not permitted to call a special meeting or to require the Boston Scientific Board to call one. Business transacted at any special meeting is limited to the purposes stated in the notice.	Special meetings of stockholders may be called only by the Penumbra Board acting pursuant to a resolution adopted by a majority of the Penumbra Board. If election of directors is included as business, nominations may be made by stockholders who comply with the notice and procedural requirements in the Penumbra Bylaws.
Special Meetings of the Board	Special meetings of the Boston Scientific Board may be called by the Chairman of the Boston Scientific Board, the Chief Executive Officer (or the President if there is no Chief Executive Officer) on one day’s written notice given by mail, telephone, telegram, telex, facsimile, electronic transmission, or similar medium, and shall be called on the written request of any three Directors.	Special meetings of the Penumbra Board may be called by the Chairman, the Chief Executive Officer or the President, and shall be called on the written request of three directors. Notice of special meetings shall be given to each director at least 48 hours before the meeting in such manner as is determined by the Penumbra Board.
Voting	Each stockholder is entitled to one vote for each share of voting stock. When a quorum is present, the vote of the holders of a majority in voting power of the stock present and actually voted shall decide any question, unless a different or minimum vote is required. A proxy may be revoked by attending the meeting and voting in person or by delivering a revocation or a new proxy bearing a later date. No proxy shall be voted after three years from its date unless said proxy provides for a longer period.	Each stockholder is entitled to one vote for each outstanding share of capital stock. Any share of capital stock held by Penumbra shall have no voting rights. Except as otherwise required by law, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Directors shall be elected by a plurality of the votes of shares present or represented by proxy and entitled to vote.

	Rights of Boston Scientific Stockholders	Rights of Penumbra Stockholders
Stockholder Action by Written Consent	Under the DGCL, a corporation may eliminate the right to act by written consent through its certificate of incorporation.
	Boston Scientific does not expressly allow stockholder action by written consent. The Boston Scientific By-Laws provide that stockholder business must be conducted at properly called stockholder meetings (annual or special meetings), with notice and procedural requirements specified for bringing matters before such meetings.	Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at a duly noticed and called meeting, and may not be taken by written consent without a meeting.
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	Stockholders seeking to make nominations of candidates for election as directors or to bring other business before an annual or special meeting must provide timely written notice to Boston Scientific’s principal executive offices not earlier than 120 calendar days and not later than the close of business 90 calendar days before the first anniversary date of the preceding year’s annual meeting.	Stockholders seeking to make nominations of candidates for election as directors or to bring other business before an annual meeting must provide timely written notice to Penumbra’s principal executive offices not fewer than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting.
Proxy Access	The Boston Scientific By-Laws permit proxy access for eligible stockholders (or groups of up to 20 stockholders) who have continuously owned for at least three years 3% or more of outstanding Boston Scientific Shares. The maximum number of stockholder nominees is the greater of two or 20% of the total number of directors in office.	The Penumbra Bylaws permit proxy access for eligible stockholders (or groups of up to 20 eligible stockholders) who satisfy applicable conditions and comply with applicable procedures. The Penumbra Bylaws require inclusion of stockholder nominees in proxy materials, along with required disclosures and any supporting statement not exceeding 500 words.
Number of Directors	The number of directors shall be fixed from time to time by resolution of the Boston Scientific Board, but shall not be less than three nor more than twenty persons.
The number of directors shall be fixed exclusively by resolution adopted by the affirmative vote of a majority of the Penumbra Board, but shall not be less than five nor more than nine persons.
As set forth in the Penumbra Charter, prior to the 2026 annual meeting of stockholders, the directors shall be divided into three classes as nearly equal in number as possible.

Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Directors are elected at each annual meeting or at any special meeting, the notice of which specified the election of directors as an item of business for such meeting. Each nominee for director shall be elected to the Boston Scientific Board by the affirmative vote of the majority of votes cast, in person or by proxy, by the
There shall be no cumulative voting in the election of directors.
Prior to the 2026 annual meeting of stockholders, the directors shall be divided into three classes serving staggered three-year terms, nearly equal in number as possible. The Penumbra Board is in the process of declassification and directors

	Rights of Boston Scientific Stockholders	Rights of Penumbra Stockholders
	holders of shares entitled to vote at a meeting at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected at any such meeting, the directors shall be elected by a plurality of the votes cast, in person or by proxy.	elected at and after the 2026 annual meeting will serve one-year terms, and the Penumbra Board will be fully declassified by the 2028 annual meeting.
Removal of Directors	The DGCL provides that the directors of a non-classified board may be removed from office by stockholders, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote generally in the election of directors.

Directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares entitled to vote generally in the election of directors.
Any director may resign at any time by giving written notice to the Chairperson or the Secretary, to be effective upon its acceptance by the Boston Scientific Board or at the time specified in such notice.

Directors may be removed only for cause by the affirmative vote of not less than a majority of the total voting power of all outstanding securities entitled to vote in the election of directors, voting together as a single class.
Any director may resign at any time by giving notice, either written or by electronic transmission, to the Penumbra Board or to the Secretary, to be effective upon receipt of notice thereof or at the time specified in such notice.

Vacancies of Directors	Vacancies and newly created directorships shall be filled solely by the affirmative vote of a majority of directors then in office, though less than a quorum, or by a sole remaining director. Any director so chosen shall hold office until the next annual meeting and until such director’s successor is elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Vacancies and newly created directorships shall be filled solely by a majority of directors then in office, though less than a quorum, or by a sole remaining director.
Prior to the 2026 annual meeting of stockholders, any director elected to fill a vacancy created by a newly created directorship shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Commencing with the 2026 annual meeting of stockholders, any director elected to fill a vacancy created by a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

Limitation on Liability of Directors	The DGCL permits corporations to include provisions in their certificate of incorporation eliminating or limiting personal liability for directors (and, since 2022, certain officers) for monetary damages regarding breaches of the fiduciary duty of care. This exculpation is limited to breaches of care and does not apply to breaches of the duty of loyalty, acts/omissions not in good faith, intentional misconduct, knowing violations of law, unlawful dividends, or improper personal benefits.
	A director of Boston Scientific shall not be personally liable to Boston Scientific or its stockholders for monetary damages for breach of fiduciary duty as a director,	A director of Penumbra shall not be liable to Penumbra or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent

	Rights of Boston Scientific Stockholders	Rights of Penumbra Stockholders
	except in certain circumstances involving wrongful acts or omissions which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derives an improper personal benefit. Boston Scientific’s directors are also subject to liability under the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.	permitted by the DGCL.
Indemnification of Directors and Officers	The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.
	Boston Scientific will indemnify to the fullest extent permitted by the DGCL any person who was or is a party or threatened to be made a party to any action, suit, or proceeding (civil, criminal, administrative, investigative, or other) by reason of the fact that the person is or was a Director, officer, or employee, or is or was serving in that capacity for another entity. Indemnification covers expenses, judgments, fines, and amounts paid in settlement if the person acted in good faith and in a manner reasonably believed to be in Boston Scientific’s best interest. Boston Scientific has also entered into indemnification agreements with each of its directors and executive officers.	Each person who was or is a party or is threatened to be made a party to any action, suit, or proceeding (civil, criminal, administrative, or investigative) by reason of the fact that such person is or was a director or officer shall be indemnified and held harmless by Penumbra to the fullest extent permitted by the DGCL. The right to indemnification includes the right to advancement of expenses. Penumbra may also indemnify employees and agents as the Penumbra Board determines appropriate.
Amendments to Charter	Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the stock outstanding of each class entitled to vote thereon as a class, if any.

Notwithstanding anything contained in the Boston Scientific Charter to the contrary, the affirmative vote of at least 80% of the voting stock, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with the Boston Scientific Charter.
The provisions of the Boston Scientific Charter and Boston Scientific By-Laws that govern the number, election, and terms of the Boston Scientific Board may not be
Penumbra reserves the right to amend the Penumbra Charter in any manner permitted by the DGCL. However, certain provisions require the approval of not less than a majority of the total voting power of all outstanding securities of Penumbra entitled to vote in the election of directors, voting together as a single class, specifically with respect to common stock voting rights, bylaws, board of directors, meetings of stockholders and amendments.

	Rights of Boston Scientific Stockholders	Rights of Penumbra Stockholders
amended without the affirmative vote of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors.
Amendments to Bylaws	The Boston Scientific By-Laws may be amended or repealed at any regular meeting of the stockholders or at any special meeting thereof duly called for that purpose by a majority vote provided that in the notice of such special meeting notice of such purpose shall be given. The Boston Scientific Directors may by majority vote of those present at any meeting at which a quorum is present amend or repeal the Boston Scientific By-Laws, or adopt such other bylaws as in their judgment may be advisable. The Boston Scientific Charter and Boston Scientific By-Laws require the affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, to amend certain provisions of the Boston Scientific By-Laws.	The Penumbra Board shall have the power to adopt, amend, or repeal the Penumbra Bylaws. Stockholders may adopt, amend, or repeal the Penumbra Bylaws only with the affirmative vote of not less than a majority of the voting power of all outstanding securities entitled to vote in the election of directors, voting together as a single class.
Certain Business Combinations	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (a holder of more than 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.
	Boston Scientific is governed by Section 203 of the DGCL.	Penumbra is governed by Section 203 of the DGCL.
The Boston Scientific Board has approved, and proposed that Boston Scientific Stockholders approve at Boston Scientific’s annual meeting of stockholders scheduled to occur on April 30, 2026, certain amendments to the Boston Scientific Charter and the Boston Scientific By-Laws, including to eliminate the supermajority approval requirements contained therein, permit Boston Scientific Stockholders holding 25% of the outstanding Boston Scientific Shares to call a special meeting of Boston Scientific Stockholders and expand the limitation of liability provisions to include officers of Boston Scientific (to the extent permitted by Delaware law), which, if approved by Boston Scientific Stockholders, would become effective prior to the date of the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information known to Penumbra regarding beneficial ownership of Penumbra Shares as of December 31, 2025 by:
•
each person known by Penumbra to be the beneficial owner of more than 5% of any class of Penumbra’s voting securities;

•
each of Penumbra’s named executive officers;

•
each of Penumbra’s directors; and

•
all current named executive officers and directors of Penumbra as a group.

Beneficial ownership is determined in accordance with SEC rules, and generally includes voting power and/or investment power with respect to the securities held. Penumbra Shares subject to Penumbra Options currently exercisable or exercisable within 60 days of December 31, 2025 are deemed outstanding and beneficially owned by the person holding such Penumbra Options for purposes of computing the number of Penumbra Shares and percentage beneficially owned by such person or any group including such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to the tables below and subject to applicable community property laws, to Penumbra’s knowledge the persons or entities named in the tables below have sole voting and investment power with respect to all Penumbra Shares shown as beneficially owned by them. The tables below are based upon information furnished to Penumbra by its executive officers, directors and principal stockholders and Schedules 13G (or amendments thereto) filed with the SEC.
Unless otherwise indicated, the mailing address of each of the Penumbra Stockholders below is c/o Penumbra, Inc., One Penumbra Place, Alameda, California 94502.
Principal Stockholders
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Penumbra Common Stock(1)
5% stockholders
FMR LLC(2)	5,100,142	13.0%
BlackRock, Inc.(3)	4,000,277	10.2%
The Vanguard Group(4)	3,658,102	9.3%

(1)
Based on 39,229,670 Penumbra Shares outstanding on December 31, 2025.

(2)
Beneficial ownership is as of December 31, 2025 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 5, 2026 by FMR LLC and Abigail P. Johnson (as Director, Chairman, and Chief Executive Officer of FMR LLC). FMR LLC, in its capacity as a parent holding company for various subsidiaries, may be deemed to beneficially own the indicated Penumbra Shares and has sole dispositive power over 5,100,142 Penumbra Shares and sole voting power over 5,086,654 Penumbra Shares. FMR LLC reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: FIAM LLC, Fidelity Diversifying Solutions LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, Fidelity Management Trust Company, FMR Investment Management (UK) Limited and Strategic Advisers LLC.

Fidelity Management & Research Company LLC is the beneficial owner of 5% or greater of outstanding Penumbra Common Stock.
The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)
Beneficial ownership is as of December 31, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc. (BlackRock). BlackRock, in its capacity as a parent holding company or control person for various subsidiaries, may be deemed to beneficially own the indicated Penumbra Shares and has sole dispositive power over 4,000,277

Penumbra Shares and sole voting power over 3,904,686 Penumbra Shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, and BlackRock Fund Managers Ltd.
BlackRock Fund Advisors, a wholly-owned subsidiary of BlackRock, is the beneficial owner of 5% or greater of outstanding Penumbra Common Stock.
The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(4)
Beneficial ownership is as of December 29, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (Vanguard). Vanguard, a registered investment adviser, has shared voting power with respect to 15,930 Penumbra Shares, shared dispositive power with respect to 55,506 Penumbra Shares, and sole dispositive power with respect to 3,602,596 Penumbra Shares.

The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
Directors and Executive Officers
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Directors and Named Executive Officers
Adam Elsesser(2)	760,042	1.9%
Arani Bose, M.D.(3)	259,020	*
Harpreet Grewal	8,416	*
Janet Leeds	6,050	*
Bridget O’Rourke	5,373	*
Surbhi Sarna	3,704	*
Thomas Wilder(4)	4,692	*
Shruthi Narayan(5)	8,433	*
Johanna Roberts(6)	50,878	*
Lambert Shiu(7)	27,231	*
Maggie Yuen(8)	11,956	*
All named executive officers and directors as a group (11 persons)	1,145,795	2.9%

*
Represents less than 1% of outstanding Penumbra Common Stock.

(1)
Based on 39,229,670 Penumbra Shares outstanding on December 31, 2025. Penumbra Shares subject to issuance upon vesting of Penumbra RSUs that will vest within 60 days of December 31, 2025 are deemed outstanding and beneficially owned by the person holding such Penumbra RSUs for the purpose of computing the percentage ownership of such person or any group including such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Mr. Elsesser has (i) sole voting and dispositive power with respect to 13,332 Penumbra Shares held by Mr. Elsesser and (ii) shared voting and dispositive power with respect to 746,710 Penumbra Shares held by the Siegel/Elsesser Revocable Trust, for which Mr. Elsesser acts as Co-Trustee with his wife.

(3)
Dr. Bose has (i) sole voting and dispositive power with respect to 558 Penumbra Shares held by Dr. Bose and (ii) shared voting and dispositive power with respect to 258,462 Penumbra Shares held by Bose Family Holdings II, LLC.

(4)
Mr. Wilder has (i) sole voting and dispositive power with respect to 186 Penumbra Shares held by Mr. Wilder and (ii) shared voting and dispositive power with respect to 4,506 Penumbra Shares held by the Thomas and Catharine Wilder Family Trust dated March 31, 2006, for which Mr. Wilder acts as Co-Trustee with his wife.

(5)
Ms. Narayan has sole voting and dispositive power with respect to (i) 7,283 Penumbra Shares held by Ms. Narayan and (ii) 1,150 Penumbra Shares that are subject to Penumbra RSUs held by Ms. Narayan that will vest within 60 days of December 31, 2025.

(6)
Ms. Roberts has sole voting and dispositive power with respect to (i) 50,223 Penumbra Shares held by Ms. Roberts and (ii) 655 Penumbra Shares that are subject to Penumbra RSUs held by Ms. Roberts that will vest within 60 days of December 31, 2025.

(7)
Mr. Shiu has (i) sole voting and dispositive power with respect to (A) 26,394 Penumbra Shares held by Mr. Shiu and (B) 537 Penumbra Shares that are subject to Penumbra RSUs held by Mr. Shiu that will vest within 60 days of December 31, 2025, and (ii) shared voting and dispositive power with respect to 300 Penumbra Shares held by Mr. Shiu’s spouse in an individual retirement account.

(8)
Ms. Yuen has sole voting and dispositive power with respect to (i) 5,925 Penumbra Shares held by Ms. Yuen, (ii) 655 Penumbra Shares that are subject to Penumbra RSUs held by Ms. Yuen that will vest within 60 days of December 31, 2025 and (iii) 5,376 Penumbra Shares issuable upon the exercise of Penumbra Options held by Ms. Yuen that are exercisable within 60 days of December 31, 2025.

APPRAISAL RIGHTS
Under Delaware law, Penumbra Stockholders are entitled to dissenters’ rights of appraisal in connection with the Merger, provided that such holders meet all of the conditions set forth in Section 262 and certain conditions described herein are met. Pursuant to Section 262, Penumbra Stockholders who do not vote in favor of the Merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Court of Chancery if the Merger is completed. However, immediately before the Merger, Penumbra Shares will be listed on a national exchange. Therefore, pursuant to subsection (g) of Section 262, after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all holders of Penumbra Shares who asserted appraisal rights unless (a) the total number of Penumbra Shares entitled to appraisal exceeds 1% of the outstanding Penumbra Shares as measured in accordance with subsection (g) of Section 262 or (b) the value of the Merger Consideration in respect of such Penumbra Shares exceeds $1 million. Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each Penumbra Stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the Penumbra Shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment before such entry of judgment. In addition, it is possible that the fair value as determined by the Court of Chancery may be more or less than, or the same as, the Merger Consideration. Penumbra Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Merger, are not opinions as to, and do not in any manner address, fair value under the DGCL. Penumbra Stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any Penumbra Stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.
The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Penumbra Stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement/prospectus.
Under Section 262, Penumbra is required to notify Penumbra Stockholders not less than 20 days before the Special Meeting to vote on the Merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. The Special Meeting will be held on May 6, 2026.
This proxy statement/prospectus constitutes Penumbra’s notice to Penumbra Stockholders of the availability of appraisal rights in connection with the Merger under Section 262.
If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex C to this document and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your Penumbra Shares, you must:
•
NOT vote your Penumbra Shares in favor of the Merger Agreement;

•
deliver to Penumbra a written demand for appraisal of your Penumbra Shares before the date of the Special Meeting, as described further below under “— Written Demand and Notice”;

•
continuously hold your Penumbra Shares through the date the Merger is consummated;

•
file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time (the Surviving Corporation is under no obligation to file any petition and has no intention of doing so); and

•
otherwise comply with the procedures set forth in Section 262.

If you sign and return a proxy card, or submit a proxy through the internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such Penumbra Shares represented by the proxy, unless the proxy is revoked, will be voted for the adoption of the Merger Agreement. Therefore, a Penumbra Stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement.
Only a holder of record of Penumbra Shares, or a person duly authorized and explicitly purporting to act on that Penumbra Stockholder’s behalf, is entitled to assert appraisal rights for the Penumbra Shares registered in that Penumbra Stockholder’s name. To be effective, a demand for appraisal must be executed by or on behalf of the Penumbra Stockholder of record, fully and correctly, as such Penumbra Stockholder’s name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her Penumbra Shares in connection with the Merger. Beneficial owners who do not also hold the Penumbra Shares of record may not directly make appraisal demands to Penumbra. The beneficial owner must, in such cases, have the registered Penumbra Stockholder submit the required demand in respect of those Penumbra Shares.
If the Penumbra Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the Penumbra Shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.
PENUMBRA STOCKHOLDERS WHO HOLD THEIR PENUMBRA SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE PENUMBRA SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN PENUMBRA SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Penumbra Stockholders who vote in favor of the adoption and approval of the Merger Agreement will not have a right to have the fair value of their Penumbra Shares determined. However, failure to vote in favor of the Merger Agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to Penumbra a written demand for payment of the fair value of the Penumbra Shares held by you.
Written Demand and Notice
If a Penumbra Stockholder wishes to exercise appraisal rights, a written demand for appraisal should be filed with Penumbra before the Special Meeting. The demand notice shall be sufficient if it reasonably informs Penumbra of your identity and that you wish to seek appraisal with respect to your Penumbra Shares. All demands should be delivered to: Penumbra, Inc. Attention: General Counsel, One Penumbra Place, Alameda, California 94502.
The Surviving Corporation, within ten days after the Effective Time, will notify each Penumbra Stockholder who has complied with Section 262 and who has not voted in favor of the Merger of the Effective Time.
Judicial Appraisal
Within 120 days after the Effective Time, the Surviving Corporation or any Penumbra Stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the

Court of Chancery demanding a determination of the value of the Penumbra Shares held by all such Penumbra Stockholders. The Surviving Corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of Penumbra Shares. Accordingly, it is the obligation of the Penumbra Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. If a petition for appraisal is duly filed by a Penumbra Stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the register in the Court of Chancery (the “Register in Chancery”) in which the petition was filed a duly verified list containing the names and addresses of all Penumbra Stockholders who have demanded payment for their Penumbra Shares and with whom agreements as to the value of their Penumbra Shares have not been reached by the Surviving Corporation. After notice to the Surviving Corporation and dissenting Penumbra Stockholders who demanded payment of their Penumbra Shares, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those Penumbra Stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the Penumbra Stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation.
The Court of Chancery may require the Penumbra Stockholders who have demanded appraisal for their Penumbra Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Penumbra Stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that Penumbra Stockholder.
After the Court of Chancery determines the Penumbra Stockholders entitled to appraisal and that such Penumbra Stockholders satisfy at least one of the ownership thresholds described above, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Court of Chancery shall determine the fair value of the Penumbra Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Court of Chancery’s entry of judgment in the proceedings, the Surviving Corporation may pay to each Penumbra Stockholder entitled to appraisal an amount in cash, which is referred to as a voluntary cash payment, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the fair value of the Penumbra Shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.
In determining the fair value of the Penumbra Shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated

that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Penumbra Stockholders who consider seeking appraisal should consider that the fair value of their Penumbra Shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Merger Agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court of Chancery deems equitable. Upon application of a dissenting Penumbra Stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Penumbra Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all Penumbra Shares entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.
Any Penumbra Stockholder who has demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Penumbra Shares, except for dividends or distributions, if any, payable to stockholders of record at a date before the Merger.
Request for Appraisal Data
If you submit a written demand for appraisal of your Penumbra Shares and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the Surviving Corporation within 120 days after the Effective Time, receive a statement identifying (1) the aggregate number of Penumbra Shares which were not voted in favor of the adoption and approval of the Merger Agreement and with respect to which Penumbra has received written demands for appraisal; and (2) the aggregate number of holders of such Penumbra Shares. This statement will be given to you within ten days after receiving your written request, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of Penumbra Shares may, in such person’s own name, file a petition for appraisal or request the statement of Penumbra Shares not voted in favor of the Merger Agreement described in this paragraph. If no petition is filed by either the Surviving Corporation or any dissenting Penumbra Stockholder within the 120-day period after the Effective Time, the rights of all dissenting Penumbra Stockholders to appraisal will cease. Penumbra Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file a petition with respect to the appraisal of the fair value of their Penumbra Shares or that Surviving Corporation will initiate any negotiations with respect to the fair value of those Penumbra Shares. The Surviving Corporation will be under no obligation to take any action in this regard, and Boston Scientific and Penumbra have no present intention to do so. Accordingly, it is the obligation of Penumbra Stockholders who wish to seek appraisal of their Penumbra Shares to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the Penumbra Stockholder’s right to an appraisal to cease.
Withdrawal
Even if you submit a written demand for appraisal of your Penumbra Shares and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the Effective Time, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval and such approval may be conditioned upon such terms as the court deems just. The foregoing, however, will not affect the right of any Penumbra Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Penumbra Stockholder’s demand for appraisal and to accept the terms offered under the Merger Agreement within 60 days after the Effective Time. If you withdraw your demand, you will be deemed to have accepted the terms of the Merger Agreement, which are summarized in this document and which is attached in its entirety as Annex A.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex C to this document. Penumbra urges any Penumbra Stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

EXPERTS
Boston Scientific
The consolidated financial statements and schedule of Boston Scientific Corporation appearing in Boston Scientific’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Boston Scientific’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Penumbra
The financial statements of Penumbra, Inc. and its subsidiaries as of December 31, 2025 and 2024 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2025 incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Penumbra, Inc and its subsidiaries for the year ended December 31, 2023, incorporated by reference in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
LEGAL OPINIONS
The validity of the Boston Scientific Shares to be issued in connection with the Merger has been passed upon for Boston Scientific by Allen Overy Shearman Sterling US LLP.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement/prospectus or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.
As permitted by the Exchange Act, a number of brokers with account holders who are Penumbra Stockholders will be “householding” this proxy statement/prospectus. A proxy statement/prospectus will be delivered in one single envelope to multiple Penumbra Stockholders sharing an address unless contrary instructions have been received from one or more of the affected Penumbra Stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus or annual report, as applicable, please notify your broker or contact Broadridge Financial Solutions, Inc. in writing: Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717; or by telephone: 1-866-540-7095. Penumbra Stockholders who receive multiple copies of this proxy statement/prospectus at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this proxy statement/prospectus to a Penumbra Stockholder at a shared address to which a single copy of the documents was delivered.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS
Penumbra Stockholders wishing to present proposals for inclusion in Penumbra’s proxy statement for its 2026 annual meeting of Penumbra Stockholders (the “2026 Annual Meeting”), pursuant to Rule 14a-8 of the Exchange Act, must have submitted their proposals so that they were received by Penumbra at its principal executive offices no later than December 17, 2025, unless the date of the 2026 Annual Meeting is more than 30 days before or more than 30 days after May 28, 2026, in which case the proposals must be submitted so that they are received by Penumbra a reasonable time before Penumbra begins to print and send its proxy materials for the 2026 Annual Meeting. Proposals should be sent to Penumbra’s Secretary at One Penumbra Place, Alameda, CA 94502.
In addition, Penumbra’s Bylaws contain “proxy access” provisions (the “Proxy Access Bylaw”) that permit a Penumbra Stockholders or group of Penumbra Stockholders to include director candidates that they intend to nominate in Penumbra’s annual meeting proxy statement and on Penumbra’s proxy card, provided that the stockholder ownership, notice and other requirements set forth in the Penumbra Bylaws are satisfied. To be timely for the 2026 Annual Meeting, the required notice under the Proxy Access Bylaw must have been received by Penumbra at its principal executive offices not earlier than November 17, 2025 and not later than December 17, 2025, unless the date of the 2026 Annual Meeting is more than 30 days before or more than 30 days after May 28, 2026, in which case notice under the Proxy Access Bylaw must be received no later than the later of 180 days prior to the date of the 2026 Annual Meeting or the 10th day following the date on which the date of the 2026 Annual Meeting is first publicly announced or disclosed. Notices under the Proxy Access Bylaw should be sent to Penumbra’s Secretary at One Penumbra Place, Alameda, CA 94502.
Following completion of the Merger, Penumbra would no longer have public stockholders, and there would be no public participation in future Penumbra Stockholder meetings. Accordingly, Penumbra expects to hold the 2026 Annual Meeting only if, by the time Penumbra would normally hold its annual meeting of Penumbra Stockholders in 2026, the Merger has not already been completed and Penumbra remains a public company.

BOSTON SCIENTIFIC EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted ‘‘we”, “us”, “our” and the “Company” refer to Boston Scientific Corporation.
Our Executive Officers
Below we provide biographical information for each of our Executive Officers other than Mr. Mahoney, whose biographical information is presented in Directors on page 207.
Jonathan R. Monson Executive Vice President and Chief Financial Officer
Mr. Monson, age 52, is our Executive Vice President and Chief Financial Officer, a position he has held since June 30, 2025. In this role, he leads several Company functions, including Global Controllership, Global Internal Audit, Corporate Finance, Treasury, Corporate Tax, Investor Relations, and Corporate Business Development. Since joining the Company in 1999, he has held roles of increasing responsibility, including Senior Vice President Investor Relations (March 2024 to June 2025), leading the Company’s Investor Relations function, including engaging with investors and analysts, Global Controller and Chief Accounting Officer (July 2019 to March 2024), where he was responsible for the Company’s Global Controllership organization, including among other things the Company’s accounting and financial planning processes, Vice President and Controller of the Company’s Urology business (2016 to 2019), and Vice President, Corporate Accounting (2008 – 2016). Prior to joining the Company, he was a senior auditor at Arthur Anderson L.L.P. Mr. Monson received a BA degree in economics and accounting from College of the Holy Cross and is also a certified public accountant.

Vance R. Brown Executive Vice President, General Counsel, Corporate Secretary
Mr. Brown, age 56, is our Executive Vice President, General Counsel and Corporate Secretary, a position he has held since June 2021. In this role, he provides global legal leadership across all of our businesses, regions and functions and oversees the Company’s global compliance function. Since joining the Company in 2001, Mr. Brown has served in a variety of legal and compliance roles of increasing responsibility, including VP, Chief Corporate Counsel and Assistant Secretary from 2010 to 2021, leading and overseeing our international legal teams and various corporate legal functions, including mergers and acquisitions, venture capital, corporate governance and securities. Mr. Brown is a member of our Global Council for Inclusion. Before joining the Company, he was an attorney with Skadden, Arps, Slate, Meagher and Flom. He received a JD from Harvard Law School and a BA from University of Western Ontario.

Arthur C. Butcher Executive Vice President and Group President, MedSurg and Asia Pacific
Mr. Butcher, age 55, is our Executive Vice President and Group President, MedSurg and Asia Pacific, a position he has held since May 2022. In this role, he oversees Asia Pacific, as well as our Urology, Endoscopy and Neuromodulation businesses. Since joining the Company in 1997, Mr. Butcher has held management roles of increasing responsibility and has deep experience across the Company’s divisions, including Executive Vice President and President, Asia Pacific (2020 to 2022), responsible for commercialization of our full product portfolio across all divisions in the Asia Pacific region; Senior Vice President and President, Endoscopy (2016 to 2020), responsible for developing and bringing to market less invasive devices for treating gastrointestinal and pulmonary conditions; VP & General Manager, Japan Endoscopy (2014 to 2016); VP of Global Marketing, Endoscopy Division (2011 to 2014); and VP of Marketing and New Business Development, Urology & Women’s Health (2008 to 2009) and VP of Business Development and Strategic Planning, Urology & Women’s Health (2006 to 2008), responsible for leading marketing, strategic planning, and management initiatives within the Endoscopy and Urology businesses. Mr. Butcher is a member of the board of directors of STAAR

Surgical Company (since 2024), a public medical device company specializing in implantable lenses, Acotec Scientific Holdings Limited (since 2022), a publicly traded Chinese medical device company, and a member of our Global Council for Inclusion. He received an MBA from Columbia University and a BA in international relations from the University of Pennsylvania.
Joseph M. Fitzgerald Executive Vice President and Group President, Cardiovascular
Mr. Fitzgerald, age 62, is our Executive Vice President and Group President, Cardiovascular, a position he has held since May 2022. In this role, he oversees development and commercialization of advanced heart therapies for health care professionals and patients globally. He also provides strategic oversight for our Peripheral Interventions business. Since joining the Company in 1990 as a sales representative, Mr. Fitzgerald has held a variety of management positions in our Cardiovascular business. He previously served as Executive Vice President and President, Cardiology (January 2022 to April 2022), Executive Vice President and President, Interventional Cardiology (July 2020 to January 2022), Executive Vice President and President, Rhythm Management (2014 to 2020), Senior Vice President and President, Cardiac Rhythm Management (2011 to 2014), and Senior Vice President and President, Endovascular (2010 to 2011). Mr. Fitzgerald is a member of our Global Council for Inclusion and is executive sponsor of our Women’s Network employee resource group. He received an MBA from Southern Illinois University with a concentration in marketing and finance and a BS in business from Indiana University.

Miriam O’Sullivan Senior Vice President, Chief Human Resources Officer
Ms. O’Sullivan, age 45, is our Senior Vice President, Chief Human Resources Officer, a position she has held since January 2025. In this role, she oversees the Company’s human resources activities globally, including Human Resources Operations and Services, Total Rewards, Talent Management, and Global Inclusion and Engagement. Since joining the Company in 2012 as director of Human Resources for our manufacturing site in Cork, Ireland, she has held a variety of human resource roles of increasing responsibility, including Group Vice President of Human Resources, Cardiology (2021 to 2025), leading our Cardiology businesses, which included Interventional Cardiology Therapies, Cardiac Rhythm Management and Diagnostics, WATCHMAN, and Electrophysiology, and VP of Human Resources, Interventional Cardiology (2019 to 2021), and after moving to Massachusetts to support our Global Supply Chain organization, VP of Human Resources, Global Operations (2017 to 2018). Ms. O’Sullivan serves as co-chair of our Global Council for Inclusion. She received a bachelor of business studies (BBS) with French from the University of Limerick, Ireland, and a Diploma in Employment Law from the National College of Ireland.

Padraig A. O’Connor Executive Vice President, Global Operations
Mr. O’Connor, age 58, is our Executive Vice President, Global Operations, a position he has held since December 2025. In this role, he oversees Global Supply Chain, Quality and Regulatory Affairs, Global Business Services, Global Enterprise Excellence, Information Technology, Security, Global Research and Development, and Global Operations Services. Since joining the Company in 1996, Mr. O’Connor has supported the Cardiac Rhythm Management, Neuromodulation, Interventional Cardiology, Peripheral Interventions and Structural Heart businesses in a variety of operations positions, and, most recently, served as Senior Vice President, Global Supply Chain (2014 to 2022), responsible for global manufacturing and distribution of our products. He is an active member of our PRIDE employee resource group. Mr. O’Connor received a BA in Mechanical Engineering from Trinity College in Dublin and a master’s degree in mechanical engineering from University College Dublin.

Compensation Discussion & Analysis
This Compensation Discussion & Analysis section describes material elements of our 2025 compensation program for our named executive officers (NEOs), who are our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated executive officers, as well as our former chief financial officer and one other former executive officer who each retired during fiscal 2025. NEOs for the year ended December 31, 2025 are as follows:
Michael F. Mahoney	Chairman of the Boston Scientific Board, President and Chief Executive Officer
Jonathan R. Monson(1)	Executive Vice President and Chief Financial Officer
Vance R. Brown	Senior Vice President, General Counsel and Corporate Secretary
Arthur C. Butcher	Executive Vice President and Group President, MedSurg and Asia Pacific
Joseph M. Fitzgerald	Executive Vice President and Group President, Cardiovascular
Daniel J. Brennan(2)	Former Executive Vice President and Chief Financial Officer
Jeffrey B. Mirviss(3)	Former Executive Vice President and President, Peripheral Interventions

(1)
Mr. Monson became Executive Vice President and CFO of the Company effective as of June 30, 2025.

(2)
Effective June 29, 2025, Mr. Brennan retired from his role as Executive Vice President and CFO and served as a Senior Advisor until his retirement from the Company effective October 3, 2025.

(3)
Mr. Mirviss retired from his role as Executive Vice President and President, Peripheral Interventions, effective December 1, 2025, and served as a Senior Advisor until his retirement from the Company effective February 27, 2026.

Executive Summary
Strategic Imperatives Linked to 2025 Executive Compensation
During 2025, our management team advanced our category leadership strategy, focusing on innovation and diversification, and enhancing our capabilities for the future. Consistent with our pay-for-performance strategy, the Compensation Committee established ambitious yet achievable targets aligned with our internal plan and external guidance, designed to motivate employees to drive long-term stockholder value. In 2025, we delivered strong financial performance, exceeding our financial goals for the year, while continuing to position the Company well for 2026 and beyond. We are proud of our global team, their continued focus on our core mission and values, and their dedication to supporting our customers and their patients.
In setting our compensation program goals for the year, the Compensation Committee continued to focus on empowering employees to execute on our strategic imperatives, drive innovation, enhance the quality of healthcare of patients globally, deliver profitable revenue growth, and increase stockholder value in 2025. These strategic imperatives are to:
•
execute on our category leadership strategy;

•
expand into high growth adjacencies that complement our core businesses;

•
drive global expansion;

•
fund the journey to fuel growth through optimization and cost reduction initiatives and a reallocation of spending to support growth initiatives; and

•
develop and expand key capabilities, including attracting and retaining key talent, and accelerating digital capabilities.

We believe that continued execution against these strategic imperatives positions the Company to deliver value for patients and customers and supports strong performance across key financial metrics, including those incorporated into our short- and long-term incentive compensation programs, as described in further detail below.

Pay for Performance
Our short- and long-term incentive plans incorporate metrics designed to align with the objectives of driving profitable growth and rewarding Company and individual performance consistent with our strategic imperatives. Significant portions of executive compensation are tied to Company performance across a range of key metrics, and the value delivered under these programs is designed to, and continues to be, closely aligned with long-term stockholder value. These metrics reflect the results of the strategic imperatives that guide our business.
2025 Annual Bonus Plan:
Pursuant to our 2025 Annual Bonus Plan (ABP), a single Company-wide Applicable Distribution Percentage was determined based on the Company’s performance measured against Company financial metrics of Adjusted Net Sales(1), Adjusted Earnings Per Share (Adjusted EPS)(1) and Adjusted Operating Income Margin (Adjusted OIM)(1), each as calculated in accordance with the 2025 ABP, and was used to determine the final bonus payout for each participating employee, including our executive officers. The Applicable Distribution Percentage could be further modified based on the Company’s performance against environmental, social and governance (ESG) and quality objectives. Refer to Short-Term Incentives on page 150 for further information on our 2025 ABP.
Financial Metrics

Adjusted Net Sales(1) Adjusted EPS(1) Adjusted OIM(1)	Each links to the success of our category leadership strategy, expansion into high-growth adjacencies, and driving profitable growth.
ESG (Modifier)	Employee engagement and environmental goals promote responsible and sustainable value creation by reducing our environmental impact, supporting the communities in which we live and work, and fostering an inclusive, values-driven workforce that attracts, retains and inspires company culture.
Quality (Modifier)	Allows the Boston Scientific Board to reduce annual bonus funding for failure to meet quality objectives, reinforcing accountability across the Company, while our robust quality system supports our category leadership strategy.

(1)
Adjusted Net Sales, Adjusted EPS and Adjusted OIM, each as calculated in accordance with the 2025 ABP, are non-GAAP financial measures. Adjusted OIM was first added to the ABP in 2024. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP financial measures are considered by management, please see Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs on page 219 to this proxy statement/prospectus.

2025 Long-Term Incentives:
Fifty percent (50%) of our 2025 long-term incentive awards granted to our executive officers were in the form of performance-based RSUs pursuant to our 2025 Organic Net Sales Growth Performance Share Program (ONSG PSP) and 2025 relative Total Shareholder Return Performance Share Program (rTSR PSP). The structures of each of the 2025 ONSG PSP and rTSR PSP were unchanged from the 2024 programs, as further discussed below in Long-Term Incentives on page 157.

Performance Share Programs

2025 ONSG PSP	The ONSG PSP compares our organic net sales growth performance over a three-year period against our financial plan, providing incentives for the achievement of a key business performance objective critical to the Company’s success.
2025 rTSR PSP	The rTSR PSP is substantially similar to the 2024 rTSR PSP, and is a measure of the long-term success of our business and strategy relative to the S&P 500 Health Care Index and helps to further align executive compensation and stockholder value.
Results for 2025 ABP and Long-Term Incentive Plans
Below is a summary of our 2025 results for the financial metrics in the Company’s short- and long-term incentive plans.
ABP Financial Metrics
2025 Reported Results	$20.074 billion GAAP Net Sales	$1.94 GAAP Net Income Per Share	18.0% GAAP Operating Income Margin
2025 Adjusted Results for ABP	$19.931 billion Adjusted Net Sales(1)(2)	$3.06 Adjusted Net Income Per Share (Adjusted EPS)(1)(2)	28.0% Adjusted Operating Income Margin(1)(2)

rTSR and ONSG PSP Financial Metrics
119.29% 3-year rTSR(4) For 2023 rTSR PSP		16.6% Average GAAP Net Sales Growth 2023 – 2025 14.8% Average Organic Net Sales Growth(1)(2) 2023 – 2025 For 2023 ONSG PSP(3)

(1)
Adjusted Net Sales, Adjusted EPS, Adjusted OIM and ONSG are non-GAAP financial measures. Adjusted OIM was first added to the ABP in 2024. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP financial measures are considered by management, please see Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs on page 219 to this proxy statement/prospectus.

(2)
As used in the 2025 ABP, (i) Adjusted Net Sales excludes foreign currency fluctuations and the impact of net sales from certain acquisitions completed after the establishment of the internal financial plan, as applicable, (ii) Adjusted EPS excludes the impact of certain charges (credits) which may include amortization expense, goodwill and other intangible asset impairment charges, acquisition/divestiture-related net charges (credits), investment portfolio net losses (gains) and impairments, restructuring and restructuring-related net charges (credits), and litigation-related net charges (credits), European Union (EU) Medical Device Regulation (MDR) implementation costs, debt extinguishment net charges, deferred tax expenses (benefits) and discrete tax items and (iii) Adjusted OIM reflects the Company’s adjusted operating income (GAAP revenue less cost of goods sold less operating expenses, adjusted for certain items consistent with those excluded to determine Adjusted EPS) as a percentage of net sales. ONSG excludes the impact of foreign currency fluctuations and certain acquisitions and divestitures for which there is less than a full period of comparable net sales.

(3)
2023 ONSG PSP had a three-year performance period, comparing actual ONSG performance against our financial plan for the period from January 1, 2023 to December 31, 2025.

(4)
Three-year rTSR for the period from January 1, 2023 to December 31, 2025. Please see 2025 relative Total Shareholder Return Performance Share Program on page 172 for how we calculate rTSR.

We maintain a disciplined approach to the management of our incentive compensation programs. Each year, we set ambitious yet achievable program targets, taking into consideration relevant, reasonably foreseeable company-specific and macroeconomic conditions, to appropriately motivate employees. In general, we strive to set targets that are aligned with our corporate goals, including our operating plan and external guidance, and that are structured to increase year-over-year.
Below is a historical view of our approach to setting targets and actual achieved results for the Adjusted Net Sales, Adjusted EPS and Adjusted OIM metrics under our ABP.
Adjusted Net Sales(1) — Actual vs. Targets	Adjusted EPS(1) — Actual vs. Targets	Adjusted OIM(1) — Actual vs. Targets

(1)
Adjusted Net Sales (actual and targets; amounts shown in millions), Adjusted EPS (actual and targets) and Adjusted OIM (actual and targets) are non-GAAP financial measures. Adjusted OIM was first added to the ABP in 2024. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP financial measures are considered by management, please see Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs on page 219 to this proxy statement/prospectus.

When performance is below target, we have not had a practice of resetting targets, funding schedules or vesting schedules to generate higher payouts. In addition, where below target performance results in a lower payout, we do not supplement executive compensation with off-cycle grants to offset the impact.
Over time, we have made targeted structural adjustments to our programs to reinforce our pay-for-performance strategy, including in 2023 replacing our Free Cash Flow PSP with the ONSG PSP, which has a three-year rather than a one-year performance period. In 2024, we added Adjusted OIM as a financial metric and changed the ESG scorecard to a modifier that can increase or decrease the Company-wide Applicable Distribution Percentage based on the Company’s performance towards employee engagement and environmental goals, while retaining the quality modifier. Together, these financial metrics and modifiers reflect our commitment to strong operational execution, sustainable performance, and quality outcomes aligned with our strategic initiatives.
CEO’s Total Direct Compensation Aligns with Company Performance
Our executive compensation strategy is to provide appropriate competitive compensation opportunities to our executives, with actual pay outcomes tied to achievement of Company performance targets and individual objectives in support of our business strategy and the creation of long-term stockholder value.
Each year, the Compensation Committee reviews our CEO’s actual compensation relative to the Company’s performance. The graph on the following page illustrates the relationship between our CEO’s total direct compensation (TDC) (as disclosed in the Summary Compensation Table of this proxy statement/prospectus), and our cumulative TSR performance over each of the last three years. For purposes of this graph, TDC consists of base salary and annual short- and long-term incentives. As shown, CEO compensation has generally been aligned with Company performance.
Summary Compensation Table CEO Total Direct Compensation versus 3-Year TSR(1)(2)

(1)
Amounts in the 2023, 2024 and 2025 columns were calculated as follows:

•
the values of the annual equity awards granted on February 14, 2023, February 12, 2024 and February 13, 2025 were determined in accordance with FASB ASC Topic 718, as described in the footnotes to the Summary Compensation Table beginning on page 166;

•
the actual ABP award for 2023, 2024 and 2025; and

•
the annual base salary earned in 2023, 2024 and 2025.

(2)
TSR represents cumulative TSR on a fixed investment of $100 in our common stock for the period beginning on the last trading day of 2022 through the end of the applicable year and is calculated assuming the reinvestment of dividends.

The following chart shows the value of the primary elements of TDC, consisting of base salary and annual short- and long- term incentives, for our CEO in 2025 (i) at “target” opportunity as considered by our Compensation Committee; (ii) as disclosed in our Summary Compensation Table on page 166; and (iii) as “realizable” at December 31, 2025. These values were calculated using the 2025 base salary, annual equity incentives and ABP award amounts for our CEO as set forth in the table following this chart.

2025 CEO Compensation Target vs. Summary Compensation Table vs. Realizable ($ in 000s)
Valuation of Compensation Component
	Base Salary	Annual Bonus Plan Award	Long-Term Incentives
Target	Annual base salary approved in February 2025	Target 2025 ABP Award	Annual equity awards granted on February 13, 2025, with (a) stock options valued in accordance with FASB ASC Topic 718 and (b) service-based restricted stock units (RSUs) and performance-based RSUs valued at target (the number of units and target units awarded multiplied by the closing price of our common stock on the date of grant).
Summary Compensation Table	Annual base salary earned in 2025	Actual 2025 ABP Award	Annual equity awards granted on February 13, 2025, with the value of each award determined in accordance with FASB ASC Topic 718.
Realizable	Annual base salary earned in 2025	Actual 2025 ABP Award
Annual equity awards granted on February 13, 2025, with:
(a)
stock options valued at their intrinsic value (number of options awarded multiplied by the closing price of our common stock on the last trading day of 2025 less the exercise price of such options);

(b)
service-based RSUs valued using the number of units awarded multiplied by the closing price of our common stock on the last trading day of 2025;

(c)
rTSR performance-based RSUs valued using 130% of the target rTSR performance-based RSUs due to the Company’s rTSR rank being 61st percentile (130% of the target number of units multiplied by the closing price of our common stock on the last trading day of 2025); and

Valuation of Compensation Component
Base Salary	Annual Bonus Plan Award	Long-Term Incentives

(d)
ONSG performance-based RSUs valued using 200% due to 2025 performance being between target and maximum (200% of the target number of units multiplied by the closing price of our common stock on the last trading day of 2025).

The difference in value of the long-term incentive compensation portion of our CEO’s TDC reflected in the “Realizable,” “Target,” and “Summary Compensation Table” columns is primarily due to three factors:
•
the decrease in our common stock’s closing price on the last trading day of fiscal 2025 ($95.35) compared to its closing price on February 13, 2025 ($106.14), the grant date for the 2025 annual equity awards;

•
the rTSR performance-based RSUs granted in 2025 tracking at 130% of target as of December 31, 2025 due to the Company’s 61st percentile rTSR rank; and

•
the ONSG performance-based RSUs granted in 2025 tracking at 200% of target as of December 31, 2025 due to 2025 performance being between target and maximum.

This demonstrates the relationship between CEO pay and the achievement of performance criteria, and, therefore, the linkage between our executive compensation program and the long-term interests of our stockholders. The long-term incentive portion of the CEO’s compensation remains “at-risk” and its value continues to vary until the completion of applicable vesting periods or, in the case of stock options, the exercise date for each of the equity awards.
The chart on the following page further illustrates the relationship between CEO pay and the Company’s performance and provides a longer-term view of our CEO’s realizable pay, which represents the value that might be earned by Mr. Mahoney based on performance as of a given date. Realizable pay is calculated in accordance with the methodology described in the Valuation of Compensation Component table above, for each year presented, except that equity awards are valued at December 31 of each respective year, rather than December 31, 2025. TSR is calculated in accordance with the methodology described in the 2025 Relative Total Shareholder Return Performance Share Program section of this proxy statement/prospectus and is based on $100 invested on December 31, 2021.

2021 – 2025 CEO Realizable Pay and 5-Year Indexed TSR(1)
CEO Pay and 5-Year Indexed TSR

(1)
TSR represents cumulative TSR on a fixed investment of $100 in our common stock for the period beginning on the last trading day of 2020 through the end of the applicable year, and is calculated assuming the reinvestment of dividends.

2025 Target Total Direct Compensation of NEOs
A significant portion of our executives’ target TDC is tied to at-risk, performance-based incentive opportunities. For 2025, approximately 92.3% of the target value of the primary elements of TDC for our CEO and approximately 83.6% of our other NEOs as a group, other than Mr. Monson who was not then an executive officer, consisted of at-risk, performance-based incentive compensation, including both short-term (ABP awards) and long-term incentives (performance- and service-based equity awards and stock options). The percentages shown were calculated using 2025 base salary, target equity values and target ABP award amounts for our NEOs as set forth in the Valuation of Compensation Component table on page 143.
CEO	All Other NEOs as a Group

We believe our continued emphasis on at-risk, performance-based incentive compensation aligns our executives’ financial interests with our business strategy and the short- and long-term interests of our stockholders. This approach helps ensure that a significant portion of executive pay is linked to the achievement of defined performance targets, reinforcing our pay-for-performance culture. For more details and a breakdown of the elements of TDC, please see Elements of 2025 Executive Compensation, Primary Elements of Total Direct Compensation on page 149.
Executive Compensation Program Best Practices
Our Compensation Committee believes that a strong foundation in our compensation program is essential to effectively implement our executive compensation strategy. The following best practices continue to serve as the foundation for our executive compensation program:
 What We Do

Use mix of short- and long-term incentive compensation with an emphasis on long-term incentives.

Use mix of fixed and variable compensation, with an emphasis on variable, at-risk performance-based compensation.

Employ a “double-trigger” (both a change in control and termination without cause or resignation for good reason) for cash payments and accelerated vesting of equity awards when the surviving or acquiring entity substitutes or assumes outstanding equity awards.

Maintain stock ownership guidelines for executives and directors.

Maintain discretionary and Dodd-Frank clawback policies for the recovery of all or a portion of certain incentive compensation awards under certain circumstances.

Calibrate internal pay equity and performance when formulating compensation decisions.

Compare compensation and benefits practices, levels and mix against peer group companies.

Engage an independent compensation consultant that reports directly to the Compensation Committee.

Assess the risks associated with our incentive compensation policies and programs.

 What We Don’t Do

Do not provide income tax gross-ups, except in limited circumstances related to relocation benefits.

Do not provide excise tax gross-ups on severance or other payments in connection with a change in control.

Do not permit pledging or hedging of the economic value of our common stock by executives or directors. Do not permit the repricing of underwater stock options without stockholder approval.
Say on Pay

At our 2025 Annual Meeting of Stockholders, we asked our stockholders to approve, on an advisory basis, the 2024 executive compensation of our NEOs as disclosed in our 2025 Proxy Statement, commonly referred to as a “say-on-pay” advisory vote. Our stockholders approved the compensation of our NEOs with almost 92% of votes cast in favor, reflecting strong support for our 2024 executive compensation program, which continues to align executive financial interests with our business strategy and the long-term interests of our stockholders.
Say on Pay Results

How We Determine Executive Compensation
Executive Compensation Strategy and Objectives
Our strategy is to provide appropriate, competitive compensation opportunities to our executives with actual pay outcomes significantly influenced by the achievement of Company, business and individual performance targets and objectives designed to support our business strategy and long-term stockholder value creation. The core objectives of our compensation program are to:
Participants in the Compensation Process
Our Compensation Committee bears principal responsibility for, among other things, structuring our executive compensation program and making individual executive compensation determinations. To help facilitate informed decision-making, our Compensation Committee engages an independent compensation consultant, Semler Brossy Consulting Group, LLC (Semler Brossy), which serves under its direction and supervision. Semler Brossy and certain members of management support our Compensation Committee with respect to the following, among other things:
Independent Advisor
Semler Brossy Advisor to the Compensation Committee
•
Expert advice, research analytics, including peer group composition, trends and comparative practices, encompassing an annual competitive assessment in executive compensation program design and non-employee director compensation.

•
Commentary and/or recommendations as to the foregoing.

•
Participation in Compensation Committee meetings.

Management
Senior Vice President, Chief Human Resources Officer and Total Rewards Management Team
•
Proposals for executive employment arrangements, including with respect to compensation and benefits design and pay levels.

•
Reporting and advising on incentive risk assessments and Company culture, inclusion, and pay equity.

•
Expert advice, research analytics, commentary and/or recommendations as to the foregoing.

•
Participation in Compensation Committee meetings.

Chief Executive Officer and other Executives
•
Overview of individual performance of direct reports.

•
Recommendations as to compensation of direct reports.

•
With respect to the CEO and General Counsel, participation in Compensation Committee meetings, as needed, except for determinations of their own compensation.

Compensation Peer Group
The Compensation Committee uses competitive market analysis as a factor in its decision-making process and reviews peer group data to inform its judgments regarding executive compensation. The Compensation Committee primarily considers executive compensation comparative data for our peer group companies to better understand trends and comparative practices, program design in the markets in which we compete for top talent, and competitive levels and mix of target compensation opportunities provided to our executives. Our peer group consists of companies that (i) operate in comparable industries with respect to our customer base and/or product offerings, including healthcare equipment and services, pharmaceuticals, biotechnology and life sciences; and (ii) in the aggregate, are generally comparable in size to the Company, as measured by revenue and market capitalization.
Each year, with the support of its independent compensation consultant, our Compensation Committee reviews the composition and appropriateness of our peer group, taking into account the size, performance and business focus of these companies relative to ours. The peer companies used to determine 2025 compensation levels are listed on the following page.
2025 Peer Companies
Abbott Laboratories	Edwards Lifesciences Corporation	Quest Diagnostics Incorporated
Agilent Technologies, Inc.	GE HealthCare Technologies Inc.	Stryker Corporation
Baxter International Inc.	Hologic, Inc.	Thermo Fisher Scientific Inc.
Becton, Dickinson and Company	Intuitive Surgical, Inc.	Zimmer Biomet Holdings Inc.
Danaher Corporation	Medtronic plc
For the 2025 peer group, median revenue was approximately $15.93 billion for the trailing four quarters ended December 31, 2025 (or the latest reported trailing four quarters for peers with a non-year end fiscal year), and median market capitalization was approximately $52.4 billion as of December 31, 2025. The Company’s revenue was $20.07 billion for the year ended December 31, 2025, placing the Company at the 53rd percentile of the peer group. The Company’s market capitalization was approximately $141 billion as of December 31, 2025, placing the Company at the 71st percentile of the peer group.
In establishing 2025 pay levels for our NEOs, the Compensation Committee reviewed comparative pay information for the peer group through proxy research and survey data as reported in the Equilar, Radford and Willis Towers Watson surveys. Where peer group information was unavailable, the Compensation Committee reviewed industry-specific survey data which was calibrated to include companies comparable to our size and scope of each individual’s responsibilities. The Company considers market data without regard for any particular percentile positioning. This allows us to retain flexibility to make individual decisions that reflect both market and internal considerations, including those described below in Internal Pay Equity and Other Considerations.
Internal Pay Equity and Other Considerations
In addition to the competitive market analysis, the Compensation Committee considers a range of factors in formulating compensation decisions. These factors include:
•
individual performance and contributions;

•
the CEO’s recommendations for other executive officer compensation;

•
internal pay equity;

•
the primary elements of each executive officer’s TDC opportunity relative to other executive officers;

•
the economic and retentive value of prior equity awards; and

•
current and prior work experience, as well as future potential.

In considering internal pay equity, and the elements of an executive officer’s TDC opportunity compared to other executive officers, the Compensation Committee also considers CEO compensation relative to the other executive officers. The Compensation Committee strives to maintain an appropriate balance to motivate the Company’s executive team, retain key personnel in a highly competitive labor market and support a robust succession planning process. Differences between CEO and other NEO compensation reflect these considerations, as well as the Company’s organizational structure.
Performance Considerations
We utilize a continuous performance management (CPM) process to support individual development, facilitate performance discussions, and assess ongoing performance. Our CEO conducts regular CPM reviews for his direct reports, evaluates their performance results, and makes recommendations to our Compensation Committee for its consideration. Our Compensation Committee reviews and evaluates the CEO’s performance objectives and oversees the full Boston Scientific Board’s evaluation of his performance against those objectives. For 2025, the overall performance of our executives, including our NEOs, continued to support a culture of high performance, integrity and accountability with clear expectations. These performance evaluations, together with the other considerations described in this section, influence the Compensation Committee’s decisions regarding executives’ base salaries, the individual performance component of their ABP awards, and, as an indicator of future performance potential, long-term equity incentive awards.
Chief Executive Officer and Compensation Committee Judgment
We do not employ a purely formulaic approach to our executive compensation program. Target market guidelines and individual target TDC, financial and operational targets, individual performance objectives, and funding formulae are established in advance; however, other Company and individual performance factors and considerations may also be taken into account. As a result, the application of CEO and Compensation Committee judgment is an important factor in setting and determining executive compensation. For example, under the 2025 ABP, while the funding formula for the Applicable Distribution Percentage tied to Company-level financial metrics and the ESG modifier is established in advance, the Compensation Committee retains the ability to reduce the Applicable Distribution Percentage based on its assessment of the Company’s progress toward achieving quality objectives, which are critical to our commitment to delivering safe, effective, and high quality products to our customers and their patients.
Elements of 2025 Executive Compensation
Primary Elements of Total Direct Compensation
We compensate our executives primarily through TDC, namely in the form of base salary and short- and long-term incentives (the primary elements of TDC). The primary elements of TDC are heavily weighted towards variable, at-risk performance-based elements, which are reflected below and in the charts in the A Significant Portion of our NEOs’ 2025 Target TDC is At-Risk, Performance-Based Compensation section above.
The key features and objectives of the primary elements of our NEOs’ 2025 TDC are summarized in the table below.
TDC Elements	Key Features	Objectives
Base Salary	Fixed annual cash amount, paid at regular intervals	Attract and retain talented executives and provide stable source of income

TDC Elements	Key Features	Objectives
Short-Term Incentives – Annual Bonus Plan Awards
At risk, performance-based annual cash incentive opportunity
•
Funding of single company Applicable Distribution Percentage based on Company performance against three key financial metrics and ESG and Quality Modifiers

•
Actual payout based on individual performance

Align executive compensation with our business strategy, quality, and profitability objectives
Focus and reward based on the achievement of important financial, operational, environmental, engagement and individual performance objectives

Long-Term Incentives – Equity Awards
At risk, performance-based equity incentive opportunity
Mix of opportunity composed of:
•
25% target ONSG performance-based RSUs

•
25% target rTSR performance-based RSUs

•
25% stock options

•
25% service-based RSUs

Focus talent/organization on important financial measures and long-term stockholder value
Reward based on:
•
our ONSG measured against our financial plan performance for organic net sales

•
our TSR relative to that of other S&P 500 Health Care Index companies

•
our stock price and any subsequent increase

Base Salary
In determining the 2025 base salaries of our NEOs (other than our CEO), the Compensation Committee considered the recommendations of our CEO, together with the general factors discussed above, including each executive’s overall performance ratings for the prior year. Salary increases approved in 2025 reflected individual performance and market considerations, including compensation levels for similarly situated executives within the Company’s peer group.
The 2025 base salaries (rounded to the nearest thousand) for our NEOs, as well as the percentage change from their 2024 base salaries, are set forth below:
Name	2024 Base Salary	2025 Base Salary	% Increase
Michael F. Mahoney	$1,400,000	$1,450,000	3.57%
Jonathan R. Monson(1)	—	$700,000	—
Vance R. Brown(1)	—	$665,000	—
Arthur C. Butcher	$715,000	$750,000	4.90%
Joseph M. Fitzgerald	$850,000	$900,000	5.88%
Daniel J. Brennan	$850,000	$880,000	3.53%
Jeffrey B. Mirviss	$685,000	$705,000	2.92%

(1)
Messrs. Monson and Brown were not NEOs during 2024. As such, we are reporting data only for 2025, the fiscal year in which each was an NEO.

Short-Term Incentives
Our Compensation Committee annually reviews the design of our ABP and makes refinements, as appropriate, to help ensure continued alignment with our executive compensation strategy and core compensation program objectives. In finalizing the design for 2025, our Compensation Committee retained many of the provisions of our 2024 ABP, which was designed to reinforce our “pay-for-performance” strategy, align short-term incentives with key financial and operational measures and the long-term interests of our stockholders, and incentivize and reward individual performance.
In the 2025 ABP, we maintained Adjusted OIM as a financial metric to reinforce the Company’s continued focus on adjusted operating margin expansion and utilized an ESG modifier that can increase or decrease the company-wide Applicable Distribution Percentage, based on the Company’s progress towards ESG goals. The 2025 ABP also maintained a quality modifier, whereby the Compensation Committee retained discretion to reduce the Applicable Distribution Percentage based on its assessment of the Company’s performance against quality objectives.
In April 2025, upon the recommendation of the Compensation Committee, the Boston Scientific Board approved an amendment to our 2025 ABP to adjust the composition of the ESG modifier. As amended, the ESG modifier reflects environmental and employee engagement metrics, and is referred to as our Corporate Sustainability goals in the Company’s 2026 annual bonus plan to reflect the focus of these metrics.
Calculation of Awards Under the 2025 Annual Bonus Plan
The actual amount of an executive’s ABP award is ultimately determined as follows:
Applicable Distribution Percentage Based on Company Performance Against Financial Metrics and Modifiers
The 2025 ABP includes an Applicable Distribution Percentage that reflects a single Company-wide funding approach and represents the portion of each annual bonus award that is funded based on the Company’s performance against defined financial metrics. The Applicable Distribution Percentage funds the aggregate bonus pool by applying a range of 0% to 150% to the total target annual bonuses for all plan participants, depending on Company performance. In addition, the aggregate bonus pool includes a dynamic bonus pool of up to 10% of total target annual bonuses for all plan participants, which enables additional differentiation of individual performance through an Individual Performance Modifier. Consistent with prior years, the 2025 ABP maintains a maximum award opportunity of 225% of target for all participants.
The Applicable Distribution Percentage is determined by the Compensation Committee based on the Company’s performance measured against key financial metrics, thereby reinforcing the importance of the Company’s performance as a whole, which reflects the performance of each of our regions, businesses and functions. The Applicable Distribution Percentage may be further adjusted pursuant to ESG and quality modifiers, based on the Company’s performance towards ESG and quality goals. In the case of the ESG modifier, the distribution percentage may be increased or decreased based on performance towards employee engagement and environmental goals, and in the case of the quality modifier, the distribution percentage may be reduced based on the Compensation Committee’s assessment of the Company’s performance against quality objectives.
The Compensation Committee selected Adjusted Net Sales, Adjusted EPS and Adjusted OIM as the 2025 ABP financial metrics and set the performance targets as follows:
Company Financial Metrics
Adjusted Net Sales(1)	Adjusted EPS(1)	Adjusted OIM(1)
$19.027 billion	$2.80	27.6%

(1)
Adjusted Net Sales, Adjusted EPS and Adjusted OIM are non-GAAP financial measures. Adjusted

OIM was first added to the ABP in 2024. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP financial measures are considered by management, please see Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs on page 219 to this proxy statement/prospectus.
Our Compensation Committee approved the funding scale for each of our Adjusted EPS, Adjusted Net Sales and Adjusted OIM financial metrics set forth in the table below.
Financial Metrics: 100% Total Weight
Adjusted EPS / Adjusted Net Sales(1) (As a Percent of Target)	Adjusted OIM(1) (As a Percent of Target)	Applicable Distribution Percentage Funding Range (Unweighted)
104%+	103%+	135% to 155%
101% to <104%	101% to < 103%	115% to 135%
99% to <101%	100% to < 101%	85% to 115%
95% to <99%	99% to <100%	55% to 85%
90% to <95%	97% to < 99%	25% to 55%
<90%	< 97%	0%
Linear Interpolation between points.
Under our 2025 ABP, the financial metrics have the below weights in determining the Applicable Distribution Percentage. Our performance and the funding ranges based on performance against the target financial metrics, as well as the ESG and quality modifiers, were as follows:
Metric & Weighting	Target	Actual	Achievement	Funding Range (Unweighted)
Financial Metrics
Adjusted Net Sales(1) $(billions)	$19.027	$19.931 (105% of Plan)	Above Target	135% – 155%
Adjusted EPS(1)	$2.80	$3.06 (109% of Plan)	Above Target	135% – 155%
Adjusted OIM(1)	27.6%	28% (101% of Plan)	Above Target	115% – 135%
Applicable Distribution Percentage				150%
ESG and Quality Modifiers(2) – Based on 2025 performance against goals, no modifications were applied

(1)
Adjusted Net Sales (actual and target; amounts shown in billions), Adjusted EPS (actual and target) and Adjusted OIM (actual and target) are non-GAAP financial measures. Adjusted OIM was first added to the ABP in 2024. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP financial measures are considered by management, please see Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs on page 219 to this proxy statement/prospectus.

(2)
The ESG Modifier consists of employee engagement and environmental sustainability goals. Based on the average performance across all of the goals, an applicable modifier, either increasing or decreasing the total amount, is applied to the Applicable Distribution Percentage. The Quality Modifier consists of operational goals consistent with our quality system. Based on the Company’s performance against the quality objectives, the Compensation Committee has discretion to reduce the Applicable Distribution Percentage.

Based on Company performance against our financial and operational targets, the weighted range for 2025 ABP funding was 134.0% to 150.0%.

In accordance with the terms of the plan and after taking into consideration the Company’s overall performance, including the Company’s outstanding financial results in 2025, our CEO recommended, and our Compensation Committee approved, funding the 2025 Applicable Distribution Percentage at 150% and the dynamic bonus at 5%, which will be budgeted and allocated to bonus-eligible employees at all levels of the Company whose Individual Performance Modifier was above 100% due to their 2025 performance.
Individual Target Award Opportunity
Each executive’s target award opportunity under the ABP is expressed as a percentage of his or her annual base salary and is determined based on the scope of the executive’s responsibilities. The following table shows target award opportunities in 2025 and 2024 for our NEOs. The target award opportunities for Messrs. Brennan, Brown, Butcher, Fitzgerald, Monson and Mirviss were based on the recommendations of our CEO, internal pay equity relative to our other executives, their impact, achievement and experience in their roles and external market data.
	Individual Target Award Opportunity (As a % of Annual Base Salary)
Name	2024	2025
Michael F. Mahoney	155%	160%
Jonathan R. Monson	—	80%
Vance R. Brown	—	75%
Arthur C. Butcher	85%	90%
Joseph M. Fitzgerald	90%	90%
Daniel J. Brennan	110%	110%
Jeffrey B. Mirviss	75%	75%
After year end, individual performance is considered pursuant to the CPM process described in the Performance Considerations section above. Based on the performance assessment rating under our annual CPM process, an Individual Performance Modifier from 0% to 150% is applied to an executive’s funded ABP award to determine the actual amount to be paid. Final payout for each executive may therefore range from 0% to 225% of target, as the product of the funded award under the Company-wide Applicable Distribution Percentage, ranging from 0% to 150% of target, and the Individual Performance Modifier, ranging from 0% to 150%. Our NEOs had certain performance objectives intended to support our strategic imperatives, as applicable to their roles, including (i) with respect to our NEOs who support corporate functions, those aimed at driving Company-level financial performance and operational objectives; and (ii) with respect to Messrs. Butcher, Fitzgerald and Mirviss who each support or supported a business or businesses, those aimed at supporting business-level financial and operational performance objectives. The individual performance objectives set forth below and on the following page represent factors that are considered by the Compensation Committee and our CEO in determining each NEO’s individual performance percentage. Further, no single factor is determinative or required to be considered.

Named Executive Officer	Individual Performance
	Objectives	Assessment
Michael F. Mahoney
•
Executing differentiated regional, business, and functional performance

•
Strengthening category leadership, expanding into high-growth adjacencies, and advancing sales-enabling digital capabilities

•
Driving global expansion

•
Fueling growth through continued profitability improvement and disciplined capital deployment

•
Developing and strengthening our culture, people capabilities, and leadership pipeline

•
Advancing our ESG priorities

Notable accomplishments include: delivering strong and differentiated financial and operational performance in 2025; advancing innovation through key product launches, clinical milestones and continued investment in research and development; executing strategic business development and portfolio management activities to support the Company’s category leadership strategy; strengthening leadership depth, succession planning, and enterprise capabilities; and continuing to reinforce the Company’s values-based culture, advance digital and operational capabilities, and make progress towards ESG goals.
	Objectives	Assessment
Jonathan R. Monson
•
Leading strong functional performance across the global finance organization

•
Maintaining and further strengthening a best-in-class control environment

•
Driving financial performance and advancing cost-savings initiatives

•
Overseeing business development, capital deployment, and strategic transactions

•
Strengthening relationships with investors and analysts

•
Sustaining high employee engagement, continuing to advance an inclusive culture and developing key talent to support leadership continuity

Notable accomplishments include: achieving outstanding financial results that exceeded goals in 2025; successfully executing significant business development, capital market and venture capital transactions; delivering effective enterprise risk management strategy and maintaining the Company’s strong relationships with investors and analysts; and promoting strong employee engagement, talent development and culture within the global finance organization and the Company as a whole.
	Objectives	Assessment
Vance R. Brown
•
Leading strong functional performance across the legal and global compliance organization

•
Maintaining a strong global compliance and risk management framework

•
activities
Supporting strategic business development and transactional

Notable accomplishments include: delivering strong functional performance across the legal and global compliance organization; maintaining a robust global compliance and risk management framework while effectively managing legal, regulatory and policy matters to support the Company’s strategic and operational objectives; providing

Named Executive Officer	Individual Performance

•
Managing legal, regulatory and policy matters to support sustainable growth

•
Strengthening organizational capabilities and operational effectiveness, developing key talent, and reinforcing a values-based culture across the legal and global compliance organization effective support for strategic business development and transactional activities; strengthening organizational capabilities and operational effectiveness; and developing key legal and global compliance talent while reinforcing a values-based culture across the global legal and compliance organization.
	Objectives	Assessment
Arthur C. Butcher
•
Driving strong business performance across the MedSurg businesses and the Asia Pacific region

•
Advancing key product development and innovation milestones

•
Effectively executing priority product launches

•
Delivering increased value through Sales Enablement and Marketing centers of excellence

•
Strengthening organizational capabilities and developing key talent

Notable accomplishments include: delivering strong financial and operational results; advancing key product development and innovation milestones and executing priority product launches; supporting strategic business development and investment activities; providing effective leadership of the Company’s sales enablement, market access and corporate marketing organizations; and strengthening organizational capabilities, talent development and employee engagement within his leadership remit.
	Objectives	Assessment
Joseph M. Fitzgerald
•
Driving strong business performance across the Cardiovascular group

•
Advancing key product development and innovation milestones

•
Effectively executing priority product launches and commercialization activities

•
Strengthening organizational capabilities and developing key talent

Notable accomplishments include: achieving outstanding financial and operational results; advancing key regulatory, clinical and commercial milestones and effectively executing product launches, including continued momentum in the Farapulse franchise and expansion of concomitant procedure adoption; supporting global expansion across key regions; executing strategic business development and investment activities; and continuing to advance digital innovation, foster employee engagement and a strong Company culture, and strengthen leadership depth and succession capabilities.
	Objectives	Assessment
Daniel J. Brennan	• Driving strong functional performance • Maintaining a best-in-class control environment • executing cost-savings initiatives Delivering financial goals and	Notable accomplishments include: achieving outstanding financial results that exceeded goals in 2025; successfully executing significant business development, capital market and venture capital transactions;

Named Executive Officer	Individual Performance

•
Overseeing business development initiatives and supporting strategic transactions

•
Maintaining strong relationships with investors and analysts

•
Sustaining high employee engagement, continuing to advance an inclusive culture, and developing key talent in support of leadership continuity delivering effective enterprise risk management strategy and maintained the Company’s strong relationships with investors and analysts; and promoting strong employee engagement, talent development and culture within the global finance organization and the Company as a whole. Provided guidance and support to ensure successful transition to new CFO during 2025.
	Objectives	Assessment
Jeffrey B. Mirviss
•
Driving strong business performance across the Peripheral Interventions business

•
Advancing key product development and innovation milestones

•
Effectively executing priority product launches and commercialization activities

•
Leading Government Affairs and certain regional organizations

•
Strengthening organizational capabilities and developing key talent

Notable accomplishments include: delivering strong financial and operational performance; advancing key regulatory, clinical, and commercial milestones and effectively executing product launches; successfully integrating business development and portfolio activities within the Peripheral Interventions business; fostering strong employee engagement and an inclusive environment; strengthening leadership depth and succession within Peripheral Interventions; and providing continued effective oversight of the Company’s Latin America, Canada and Government Affairs teams.
2025 Annual Bonus Plan Awards Earned by Our NEOs
Name	Annual Base Salary (as of FY End)(1)	Target Annual Award As a % of Annual Base Salary	2025 Target Award(1)	Applicable Distribution Percentage	Individual Performance Modifier	2025 Actual ABP Award(1)	Actual Annual Award as % of Target
Michael F. Mahoney	$1,450,000	160%	$2,320,000	150%	115%	$4,002,000	173%
Jonathan R. Monson	$700,000	80%	$560,000	150%	100%	$840,000	150%
Vance R. Brown	$665,000	75%	$499,000	150%	120%	$898,000	180%
Arthur C. Butcher	$750,000	90%	$675,000	150%	100%	$1,013,000	150%
Joseph M. Fitzgerald	$900,000	90%	$810,000	150%	120%	$1,458,000	180%
Daniel J. Brennan	$880,000	110%	$968,000	150%	100%	$1,098,000(2)	113%
Jeffrey B. Mirviss	$705,000	75%	$529,000	150%	100%	$793,000	150%

(1)
The annual base salary and 2025 Target and ABP awards are rounded to the nearest thousand.

(2)
The amount reflects a prorated annual bonus, representing 75.62% of the full-year opportunity, based on service through Mr. Brennan’s retirement effective October 3, 2025.

Long-Term Incentives
Our Compensation Committee annually reviews the design of our Long-Term Incentive Program (LTI Program) to help ensure that it continues to support our executive compensation strategy and core compensation program objectives. In designing the 2025 LTI Program, the Compensation Committee retained the same mix of equity award opportunities as under the prior LTI Program, which are intended to reinforce “pay-for-performance” and align executive compensation with important Company financial measures and the long-term interests of our stockholders. The key features and objectives of our 2025 equity vehicles are summarized in the table below.
Performance-Based RSUs (50% of total mix)
50% ONSG; 50% rTSR
Performance-based RSUs are intended to complement the performance orientation of our other equity vehicles, which are linked to the appreciation of our share price, and to further align the interests of our executives and stockholders. This alignment is achieved by tying vesting opportunities to the attainment of performance goals that serve as leading indicators of our financial health and our ability to create long-term stockholder value. Both the ONSG PSP and rTSR PSP have a three-year performance period and are designed to reinforce pay-for-performance by incentivizing the achievement of key long-term business performance objectives critical to the Company’s success.
The Compensation Committee continues to view ONSG and rTSR as appropriate measures of long-term success, as they support innovation, strong capital discipline, sustainable value creation, alignment with stockholder interests, and a pay-for-performance orientation.
ONSG RSUs(1)
ONSG performance-based RSUs align our executive compensation program with the interests of our stockholders by linking payouts to the achievement of a key financial objective measured against our internal financial plan. Performance is measured over a three-year period, with earned shares ranging between 0% and 200% of target based on actual organic net sales growth relative to planned organic net sales growth. ONSG performance-based RSUs generally vest at the end of the three-year performance period subject to satisfaction of both performance and continued service requirements.
For 2025 ONSG RSUs, the performance schedule was as follows:
•
Threshold payout:   Participants earn 50% of target ONSG performance-based RSUs if actual organic net sales growth achieves 62% of plan.

•
Target threshold:   Participants earn 100% of target (target payout).

•
Below threshold/maximum payout:   No shares are earned for performance below 62% of plan, and 200% of target shares are earned for performance at or above 138% of plan.

•
Interpolation:   Payouts between threshold and maximum are determined by straight-line interpolation based on actual performance relative to plan.

Performance	Payout (% of Target)
>138% of plan	200%
100% of the plan	100%
62% of plan	50%
<62% of plan	0%
rTSR RSUs(1)
rTSR performance-based RSUs align our executive compensation program with the interests of our stockholders by measuring total shareholder return relative to the S&P 500 Health Care Index, which includes a majority of our peer companies. This design encourages executives to think like stockholders and make long-term, value-creating decisions. Performance is measured over a three-year period, with earned shares ranging from 0% and 200% of target based on actual rTSR performance. rTSR performance-based RSUs generally vest at the end of the three-year performance period, subject to the satisfaction of both performance and continued service requirements.
For 2025 rTSR RSUs, the performance schedule was as follows:
•
Threshold payout:   Participants earn 30% of target rTSR performance-based RSUs for performance at the 25th percentile of the S&P 500 Health Care Index (threshold payout).

•
Target payout:   Participants earn 100% of target rTSR performance-based RSUs for performance at the 55th percentile of the S&P 500 Health Care Index (target payout).

•
Below threshold/maximum payout:   No shares are earned for performance at or below the 25th percentile, and 200% of target shares are earned for performance at or above the 75th percentile.

•
Interpolation:   Payouts between threshold and maximum are determined by straight-line interpolation based on actual performance relative to plan.

Performance	Payout (% of Target)
>75th percentile	200%
55th percentile	100%
25th percentile	30%
<25th percentile	0%
Service-Vesting Equity Vehicles (50% of total mix)(1)
50% Service-Based RSUs; 50% Non-Qualified Stock Options
Service-Based RSUs
Service-based RSUs reinforce pay-for-performance by linking the ultimate value of the award to the Company’s stock-price performance, while the vesting period serves as a retention mechanism and encourages executives to maintain a long-term share ownership perspective.
•
Time-based vesting:   Vests in four equal annual installments, subject to continued service.

•
Stockholder alignment:   Provides executive ownership and directly aligns value with changes in our stock price.

Non-Qualified Stock Options
Non-qualified stock options provide executives with the right to purchase shares of our common stock at an exercise price equal to the stock price on the date of grant. As a result, executives realize value only to the extent our stock price appreciates following the grant date, directly aligning compensation outcomes with long-term stockholder value creation.

•
Time based vesting:   Vests in four equal annual installments, subject to continued service.

•
Pay-for-performance:   Provides value only if our stock price increases above the grant-date exercise price

•
Exercise Period:   Exercisable from the vest date through the tenth anniversary of the grant date

(1)
We do not pay dividends on stock options, unvested Company performance-based RSUs or unvested Company service-based RSUs.

For further discussion of the performance share programs for our Company performance-based RSUs and the equity awards granted pursuant to our long-term incentive plans, please see Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table on page 171 and Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs on page 219 to this proxy statement/prospectus.
2025 Long-Term Incentive Awards for Our NEOs
In February 2025, our Compensation Committee approved long-term equity incentive awards for our NEOs based on target values, as shown in the table below. In approving these awards, the Compensation Committee considered a range of external market data and internal factors, including equity performance, and future growth potential, and separately evaluated internal pay equity between the CEO and the other NEOs in light of competitive market data and the Company’s organizational structure.
Name	Target ONSG Performance- Based RSUs(1)	Target rTSR Performance- Based RSUs(1)	Stock Options(1)	Service-Based RSUs(1)	Total Long-Term Incentive Award Target Value(2)
Michael F. Mahoney	35,330	35,330	90,915	35,330	$15,000,000
Jonathan R. Monson(3)	—	—	—	—	—
Vance R. Brown	4,475	4,475	11,515	4,475	$1,900,000
Arthur C. Butcher	8,950	8,950	23,031	8,950	$3,800,000
Joseph M. Fitzgerald	11,188	11,188	28,789	11,188	$4,750,000
Daniel J. Brennan(4)	8,950	8,950	23,031	8,950	$3,800,000
Jeffrey B. Mirviss	5,181	5,181	13,334	5,181	$2,200,000

(1)
Our NEOs’ 2025 long-term incentive awards were granted on February 13, 2025. The stock options have an exercise price of $106.14 per share, the closing price of our common stock on the date of grant.

(2)
Total Long-Term Incentive Award Target Value is rounded to the nearest thousand.

(3)
Mr. Monson was not an executive officer at the time of the Company’s fiscal 2025 annual long-term incentive grant for executive officers and therefore did not participate in the LTI Program. Equity awards granted to Mr. Monson in 2025, including annual equity awards in the ordinary course for employees and awards granted in connection with his promotion to EVP and CFO, are described in the Grants of Plan-Based Awards Table beginning on page 170. Going forward, long-term incentive compensation grants for Mr. Monson will be evaluated annually in the normal course by the Compensation Committee, consistent with the Company’s LTI Program for its executive officers.

(4)
Mr. Brennan retired from the Company effective October 3, 2025. All equity awards granted to Mr. Brennan in fiscal year 2025 were forfeited in accordance with the applicable plan and award agreements, and no portion of such awards vested.

The number of ONSG and rTSR performance-based RSUs and service-based RSUs was calculated by dividing the target grant-date dollar value of each award by the closing price of our common stock on the date of grant. The number of stock options was determined by dividing the target grant-date dollar value of the award by the grant-date fair value of the option, as determined in accordance with FASB ASC Topic 718 Stock Compensation, as described in the footnotes to the Summary Compensation Table on page 166.

Company Performance-Based RSUs — Results for Performance Period ended December 31, 2025
In February 2026, the Compensation Committee certified performance and approved the resulting payouts under the Company’s 2023 rTSR PSP and 2023 ONSG PSP, as reflected in the table below. Consistent with the Company’s pay-for-performance philosophy, 200% of target shares were awarded under both the 2023 rTSR PSP and 2023 ONSG PSP, based on performance over the three-year period ended December 31, 2025.(1)
Grant Year	Performance Metric	Achievement	NEO	RSUs Earned based on Achievement of Performance (#)
2023	rTSR Percentile Performance Rank for the three-year period ended December 31, 2025	95th percentile rank relative to other companies in the S&P 500 Health Care Index 200% of target rTSR performance-based RSUs earned	Michael F. Mahoney	132,190
			Vance R. Brown	14,804
			Arthur C. Butcher	25,380
			Joseph M. Fitzgerald	34,898
			Daniel J. Brennan(2)	32,106
			Jeffrey B. Mirviss	22,208
2023	ONSG	14.8% Average ONSG 2023 – 2025, which exceeded target and maximum goals in internal financial plan 200% of target ONSG performance-based RSUs earned	Michael F. Mahoney	132,190
			Vance R. Brown	14,804
			Arthur C. Butcher	25,380
			Joseph M. Fitzgerald	34,898
			Daniel J. Brennan(2)	32,106
			Jeffrey B. Mirviss	22,208

(1)
Mr. Monson is not included in this table as he was not an executive officer in 2023.

(2)
Performance-based RSUs earned by Mr. Brennan were pro-rated due to his retirement effective October 3, 2025.

Primary Elements of Indirect Executive Compensation
We also provide our executives, including our NEOs, with indirect compensation, primarily in the form of benefits and limited perquisites. Generally, our benefits and perquisites are designed to be competitive relative to those offered by our peer group companies. The primary elements of, and objectives for, our NEOs’ 2025 indirect compensation are summarized below.
General Employee Benefits
We provide employee benefits to eligible employees, including our NEOs, to promote personal health and well-being and to provide certain financial security and protection upon retirement or in the event of death, disability or illness. We also offer an Employee Stock Purchase Plan to all eligible employees, including our NEOs, pursuant to which employees may purchase shares of our common stock at a 15% discount to the market price. As U.S.-based employees, our NEOs are eligible to participate in the Company’s U.S. employee benefits program, which includes the following key elements that are generally the same as those provided to our other U.S. salaried employees:
•
health and welfare benefits, with a choice between a preferred provider model or a high-deductible plan with a Health Savings Account (executives share costs within a range of approximately 18% to 32% depending upon the plan and coverage selected);

•
Company-paid term life insurance policies that provide a benefit equal to base salary, with a minimum benefit of $50,000 and a maximum benefit of up to $1.5 million, payable upon death; and

•
a qualified 401(k) retirement plan, which includes an option to invest in a Company Stock Fund, with a Company match of up to 6% of eligible salary up to $350,000 in 2025 resulting in a maximum possible match of $21,000.

Perquisites
In addition, our executive officers may participate in an annual executive level physical examination program designed to support the proactive management of executive health. In approving this program, the Compensation Committee considered the overall cost of the program (estimated to be less than $10,000 per participant) and the importance of good health to an executive’s ability to focus on the short and long-term needs and objectives of the Company.
We also provide a financial planning perquisite to our executive officers, including our NEOs. This program offers financial counseling and planning, investment and retirement management, insurance planning and income tax planning and preparation services through a single service provider for U.S.-based executive officers. Executive officers based outside of the U.S. will be eligible for reimbursement for financial planning. In approving this program, the Compensation Committee considered the overall cost of the benefit, its prevalence in the market and the benefit to the Company of reducing potential distraction associated with complex personal financial matters.
In 2025, the Company also implemented certain security-related benefits for our executive officers, including our NEOs, and other employees identified to be at elevated risk due to their roles. These benefits are limited in scope and designed to align with evolving security considerations. In approving these security-related benefits, the Compensation Committee considered the Company’s overall security risk profile and the importance of safeguarding personnel and protecting the Company’s assets, operations and reputation.
Company-paid financial planning fees, Company-paid term life insurance premium amounts (and related imputed income), Company matches of 401(k) Plan contributions for our NEOs, Company-paid executive level annual physical examination costs, and certain other reimbursements in 2025 are reported in the footnotes to the Summary Compensation Table on page 166.
Deferred Compensation Programs
We maintain a Deferred Bonus Plan for certain of our management, including our NEOs, in order to provide them with the opportunity to defer up to 75% of their annual award under our ABP until the earlier of termination of employment or an elected distribution date. For additional discussion of the Deferred Bonus Plan, please see the narrative in the Nonqualified Deferred Compensation section on page 182.
Relocation Program
We provide tiered relocation benefits under our relocation program to eligible employees, including our NEOs, whom we request to move in connection with their current position or a promotion, as well as to eligible new hires required to relocate in connection with accepting a position with the Company. The objectives of our relocation program are to support the attraction and redeployment of top talent. We provide income tax “gross-ups” only on applicable relocation benefits, which we believe are integral to the Company’s ability to attract and retain employees whose skill or experience support the Company’s competitive position. Participants are generally required to enter into a reimbursement agreement pursuant to which they must repay relocation expenses incurred by the Company if they voluntarily terminate their employment or are terminated for cause at a rate of 100% for termination within one year of the date on which payments were first made and 50% for termination after one year but within two years of that date. Relocation expenses and related tax gross-ups for any of our NEOs in 2025 are included in the footnotes to the Summary Compensation Table on page 166.
Personal Use of Corporate Aircraft
In 2025, after consideration of evolving security and travel considerations for senior executives, the Compensation Committee approved an increase in Mr. Mahoney’s annual personal use allocation for the Company’s corporate aircraft to $225,000 per year in aggregate incremental cost to the Company. In connection with this review, the Compensation Committee considered input from its independent compensation consultant, Semler Brossy, including an assessment of market practice. The Boston Scientific Board reviews this allocation regularly to determine whether it remains an appropriate amount for the CEO’s personal use of corporate aircraft. Our other executives are permitted limited personal use of our corporate aircraft with prior approval. These executives are personally taxed on their personal use of our corporate aircraft, and we do not provide them with income tax gross-up payments. The aggregate incremental cost to the Company (and disallowed tax deductions of the Company) for our NEOs’ personal use of our corporate aircraft in 2025 is included in the footnotes to the Summary Compensation Table on page 166.
Our Post-Employment and Change in Control Arrangements
None of our NEOs has an employment agreement with the Company. However, we provide post-employment and change in control payments and benefits to our executives under certain circumstances. We believe that offering our executives these payments and benefits facilitates the operation of our business, allows them to better focus their time, attention and capabilities on our business and assists the Company in recruiting and retaining key executives. The primary elements of and objectives for our NEOs’ 2025 post-employment and change in control agreements are summarized below.
Executive Retirement Plan
Our executives are eligible to participate in our defined benefit Executive Retirement Plan. For further discussion of our defined benefit Executive Retirement Plan, please see Defined Benefit Retirement Plan on page 181.
Severance Plans
We maintain severance plans for eligible employees, including our NEOs, under which participants are entitled to receive certain severance payments, subsidized COBRA health benefits and dental benefits for specified periods of time following certain qualifying terminations of employment. For further discussion of our severance plans applicable to our NEOs, please see Potential Payments Upon Termination or Change in Control — Severance Plans on page 186.
Change in Control Agreements
We have entered into change in control agreements with our executives, including our NEOs, and certain other key employees (Change in Control Agreements). The possibility of a change in control and the uncertainty it may create regarding continued employment following such an event may result in executive departure or distraction. The objective of our Change in Control Agreements is to promote retention and encourage the continued attention and dedication of our executives during a potentially critical period, even if they have concerns their position may be eliminated following or in connection with a change in control. Our Change in Control Agreements require both a change in control and a qualifying termination without cause or resignation for good reason within two years after the change in control event, commonly referred to as a “double-trigger,” for cash payments to be made and for vesting of equity awards to be accelerated where the surviving or acquiring entity substitutes or assumes outstanding equity awards.
For further discussion of our Change in Control Agreements, and other plans and arrangements under which a change in control and/or termination of employment triggers payments or benefits and potential payments to our NEOs under the foregoing, please see the narrative and tables in Potential Payments Upon Termination or Change in Control — Change in Control Agreements beginning on page 184.
Clawback Policies
Our Compensation Committee adopted, effective November 17, 2023, the Boston Scientific Dodd-Frank Clawback Policy (the “Dodd-Frank Clawback Policy”) to comply with final rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, and the applicable NYSE listing standards. The Dodd-Frank Clawback Policy provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of an accounting restatement. In such an event, the Company would seek to recover the amount of erroneously awarded incentive-based compensation paid to applicable executives that was in excess of the amount that would have been awarded based on the restated financial results, subject to and in accordance with the terms of the policy and applicable law.
Our Compensation Committee has also adopted policies, separate from and in addition to the Dodd-Frank Clawback Policy, regarding the recovery of short-and long-term incentive compensation awards paid or granted to an executive in the event of executive misconduct or gross dereliction of duty that resulted in a material violation of Company policy and caused significant harm to the Company. In such an event, and to the extent permitted by applicable law, the Company may seek reimbursement of all or a portion of cash incentive compensation awards paid within a certain time period and/or recovery of all or a portion of equity incentive awards granted to such executive over which the Company retains control, whether subject to time or performance-based vesting conditions, subject to and in accordance with the terms of the policy.
For a discussion of other recovery and forfeiture provisions relating to incentive compensation awards and other benefits provided to our executives, please see Relocation Program above, Narrative Disclosures to the Summary Compensation Table and Grants of Plan-Based Awards Table and Defined Benefit Retirement Plan on pages 161, 171 and 181. respectively.
Executive Stock Ownership Guidelines
Our executives are required to have a significant personal investment in the Company through their ownership of shares of our common stock. The Boston Scientific Board has set stock ownership guidelines for executives, including our NEOs, as a number of shares of Company stock equal in value to at least the following amounts:
•
CEO: six times annual base salary; and

•
All other executives: three times annual base salary.

Executives are required to comply with the guidelines at all times. However, if at any time an executive’s ownership does not meet or exceed the applicable guideline, the executive is expected to retain ownership of at least 50% of net shares received upon each vesting of an equity award or exercise of a stock option until the guideline is met or exceeded. For purposes of determining compliance with the guidelines, shares owned outright and shares held in company benefit plans are included in the aggregate number of shares held by an executive. Unvested equity award shares (including service-based RSUs and performance-based RSUs), unvested stock options and the intrinsic value of vested “in the money” stock options are not included. The Nominating and Governance Committee monitors compliance with these guidelines on an annual basis. As of the date of this proxy statement/prospectus, our CEO and all other NEOs were in compliance with these guidelines.
Tax Considerations
The Company does not provide tax gross-ups for our executives, except for relocation benefits because the benefit generally applies to all employees eligible to receive relocation benefits, including our executives, and the Compensation Committee believes it is integral to the Company’s ability to attract and redeploy employees whose skill or experience support the Company’s competitive position.
Accounting Considerations
The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Stock Compensation, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the Compensation Committee in determining to use a portfolio approach to equity grants, awarding both stock options and restricted stock awards.

Equity Award Grant Policy and Practices
Under our Equity Award Grant Policy, grants of equity awards to our executives are approved and effective as follows:
•
Annual equity awards (if any) for our employees, including our executives, are generally approved by our Compensation Committee at a regularly scheduled meeting, which occurs after the public release of year-end earnings. Such awards are effective on the date of approval or, for administrative reasons, shortly thereafter;

•
New hire, promotion, retention and other special or ad hoc awards for our executive officers are generally approved by our Compensation Committee. New hire or promotion awards for executive officers are effective on the first trading day of the month following both the date of hire or promotion and the date of approval. Retention and other special or ad hoc awards for our executive officers are effective on the first trading day of the month following approval;

•
Stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant; and

•
Prior to approving any equity awards, including stock options, our Compensation Committee may consider the possible impact of any material nonpublic information on the value of such equity awards; our Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information, and the Company does not time the release of material nonpublic information based on equity award grant dates.

Risk Assessment of Our Compensation Programs
With the assistance of the senior members of our Global Compensation and Benefits organization, certain senior executive officers, and the Compensation Committee’s independent compensation consultant, Semler Brossy, in February 2026 the Compensation Committee performed a risk assessment of our compensation programs and policies to evaluate whether their design or operation creates any undesired or unintentional risks of a material nature.
Our risk assessment included two work streams. The first focused on enterprise risk and evaluated the nature and magnitude of risks across the Company’s business areas to assess whether our compensation programs may mitigate or exacerbate those risks. The second focused on compensation design risk and, based on work conducted by management and reviewed by Semler Brossy, examined potential risks arising from the design of our performance-based incentive compensation arrangements. As part of the compensation design risk assessment, the Compensation Committee considered, among other factors, the mix of fixed and variable compensation; the balance of short- and long-term incentives; the mix of long-term equity vehicles; the selection and weighting of performance metrics; measurement periods and payout timing; the use of discretion and caps on short-term incentives; award size, vesting schedules and performance and other terms of long-term equity incentives; and other incentive opportunities and their features. The assessment also considered our incentive compensation recovery policies, including under our Dodd-Frank Clawback Policy and discretionary clawback policies, executive stock ownership guidelines, and prohibitions on hedging and pledging.
Finally, the Compensation Committee evaluated the results of the enterprise risk and compensation design risk assessments on a combined basis and on a business area-by-business area basis. Following this review and a discussion with management, the Compensation Committee concluded that it continues to believe that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation
Summary Compensation Table
The table below summarizes the total compensation for each of our NEOs for the years ended December 31, 2025, 2024 and 2023. For a narrative description of material factors helpful to understand the information disclosed in the table below for 2025, please see the Compensation Discussion & Analysis section of this proxy statement/prospectus and the narrative to this table.
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Michael F. Mahoney Chairman of the Boston Scientific Board, President and Chief Executive Officer	2025	1,442,603	13,608,056	3,749,980	4,002,001	441,611	287,799	23,532,050
	2024	1,400,000	12,229,998	3,562,493	3,743,250	291,666	193,394	21,420,801
	2023	1,400,000	10,472,753	3,124,984	3,244,150	291,667	190,181	18,723,735
Jonathan R. Monson Executive Vice President and Chief Financial Officer	2025	591,848	1,624,898	1,170,504	840,000	1,817,976	38,453	6,083,679
Vance R. Brown Senior Vice President, General Counsel and Corporate Secretary	2025	659,086	1,723,636	474,960	897,751	119,925	45,286	3,920,644
Arthur C. Butcher Executive Vice President and Group President, MedSurg and Asia Pacific	2025	744,822	3,447,272	949,962	1,012,501	160,495	219,667	6,534,719
	2024	708,884	2,402,895	699,995	957,206	205,431	39,036	5,013,447
	2023	672,077	2,010,731	599,998	756,872	171,680	44,806	4,256,164
Joseph M. Fitzgerald Executive Vice President and Group President, Cardiovascular	2025	892,604	4,309,282	1,187,463	1,458,001	149,990	45,657	8,042,997
	2024	842,360	3,089,627	899,991	1,319,632	149,877	34,317	6,335,804
	2023	793,560	2,764,794	825,000	1,016,657	165,136	27,372	5,592,519
Daniel J. Brennan(8) Former Executive Vice President and Chief Financial Officer	2025	660,990	3,447,272	949,962	1,098,004	89,930	36,738	6,282,896
	2024	843,146	3,261,199	949,983	1,472,667	134,862	25,148	6,687,005
	2023	801,528	2,764,794	825,000	1,323,938	90,210	23,677	5,829,147
Jeffrey B. Mirviss Executive Vice President and President, Peripheral Interventions	2025	702,042	1,995,566	549,989	793,126	59,998	59,238	4,159,959
	2024	680,411	1,887,957	549,993	770,627	89,996	48,092	4,027,076
	2023	652,646	1,759,429	524,992	734,422	60,008	51,498	3,782,995

(1)
The amounts in this column for 2025 reflect an amount calculated by prorating the 2024 base salary in February when the salaries changed. These figures differ from those in the Compensation Discussion & Analysis for the applicable year, which lists amounts approved by the Compensation Committee for 2025.

(2)
The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of all service-based and performance-based RSUs granted in 2023, 2024 and 2025 under our 2011 LTIP, as effective on the respective dates of grant. These values have been determined in accordance with FASB ASC Topic 718.

The attainment of the performance metric for performance-based RSUs awarded to our NEOs in 2025 is based on either (i) the TSR of our common stock relative to the TSR of the common stock of the other companies in the S&P 500 Health Care Index over a three-year performance and service period or (ii) our ONSG over a three-year performance and service period, comparing actual ONSG performance against the financial plan for the period beginning on January 1, 2025 and ending on December 31,

2027. For additional information with respect to these performance-based RSUs, including the vesting schedule thereof, please see 2025 Relative Total Shareholder Return Performance Share Program and 2025 Organic Net Sales Growth Performance Share Program on pages 172 and 173, respectively.
The grant date fair value of the 2025 rTSR performance-based RSUs was determined using a Monte Carlo simulation methodology, utilizing the following key assumptions:
Stock price on date of grant	$106.14
Risk-free rate	4.26%
Measurement period (in years)	2.88
The rTSR performance metric for the 2025 rTSR performance-based RSUs is a market condition as defined under FASB ASC Topic 718. Because these awards do not have performance conditions as defined under FASB ASC Topic 718, such awards have no maximum grant date fair values that differ from the fair values presented in this Summary Compensation Table.
The grant date fair value of the 2025 ONSG performance-based RSUs was determined based on management’s evaluation of the Company’s financial plan for ONSG, assuming target achievement of the ONSG performance criteria and utilizing the closing price of our common stock on the date of grant. The fair value of the 2025 target ONSG performance-based RSUs at the grant date assuming achievement of the highest level of performance (as required to be disclosed by the SEC), which assumes ONSG for the period January 1, 2025 through December 31, 2025 (instead of through the end of the 2025 ONSG PSP performance period of December 31, 2027) at or above 138% of the financial plan, are as follows: $7,499,852 for Mr. Mahoney, $949,953 for Mr. Brown, $1,899,906 for Mr. Butcher, $2,374,989 for Mr. Fitzgerald, and 1,099,823 for Mr. Mirviss. Mr. Monson did not receive ONSG performance-based RSUs in 2025, and all equity awards, including performance-based RSUs, granted to Mr. Brennan in fiscal year 2025 were forfeited on his retirement from the Company effective October 3, 2025.
We value service-based RSUs based on the closing price of shares of our common stock on the date of grant.
For more information regarding the stock awards we granted in 2025, please see Grants of Plan-Based Awards Table on page 170. For a more detailed description of the assumptions used in determining grant date fair values of RSUs granted in 2025, please see Note K — Stock Incentive and Purchase Plans to our 2025 consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)
The amounts included in the “Option Awards” column represent the aggregate grant date fair value of all stock options granted during each of 2023, 2024 and 2025 under our 2011 LTIP, on the date of grant. These values have been determined in accordance with FASB ASC Topic 718. For a more detailed description of the assumptions used in determining grant date fair values of stock options granted in 2025, please see Note K — Stock Incentive and Purchase Plans to our 2025 consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2025. For more information regarding the stock option awards we granted in 2025, please see Grants of Plan-Based Awards Table on page 170.

(4)
Amounts in the “Non-Equity Incentive Plan Compensation” column represent cash awards made under our Annual Bonus Plan to our NEOs paid in the following year. Such amounts may be deferred under the Deferred Bonus Plan.

For further information regarding the 2025 ABP Awards, please see Short-Term Incentives and Nonqualified Deferred Compensation on pages 150 and 182, respectively.
(5)
The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the change in the actuarial present value of the accumulated benefit under our Executive Retirement Plan for each retirement plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as compared to the prior retirement plan measurement date. Mr. Monson became eligible to participate in the Executive

Retirement Plan as of January 1, 2025. As such the amount disclosed for him in this column reflects the full present value of the accumulated benefit under the plan.
Please see the narrative and related footnotes to the Defined Benefit Retirement Plan table on page 181 for more information regarding the accrued benefits for each NEO under this plan. No amount is included with respect to nonqualified deferred compensation earnings because there were no above-market or preferential earnings on nonqualified deferred compensation.
(6)
The amounts shown for 2025 in the “All Other Compensation” column are composed of the following components:

Name	Match (401(k) Plan) ($)(a)	Aircraft ($)(b)	Term Life Insurance ($)(c)	Financial Planning ($)(d)	Cybersecurity and Digital Monitoring ($)(e)	Overseas & Relocation Expenses (including related Tax Gross-ups) ($)(f)	Other ($)(g)	Total All Other Compensation ($)
Michael F. Mahoney	21,000	225,000	7,524	14,055	17,000		3,220	287,799
Jonathan R. Monson	21,000	—	1,454	4,650	5,449		5,900	38,453
Vance R. Brown	21,000	—	2,996	14,055	7,056		179	45,286
Arthur C. Butcher	21,000	—	3,582	11,240	7,848	169,614	6,383	219,667
Joseph M. Fitzgerald	21,000	—	6,664	11,108	6,171		714	45,657
Jeffrey B. Mirviss	21,000	—	5,165	14,055	8,034		10,984	59,238
Daniel J. Brennan	21,000	—	5,124	—	7,499		3,115	36,738

(a)
Amounts in the “Match (401(k) Plan)” column represent matching contributions made by the Company for each NEO under our 401(k) Retirement Savings Plan. All individual and matching contributions to the 401(k) Retirement Savings Plan are fully vested upon contribution.

(b)
Mr. Mahoney is permitted reasonable personal use of our corporate aircraft up to $225,000 per year in aggregate incremental cost to us, but he is not entitled to reimbursement by us for any taxes resulting from imputed income attributable to his personal use of the corporate aircraft. Mr. Mahoney’s spouse and/or other guests may accompany Mr. Mahoney on some flights, and any incremental costs associated with such guests are in included in Mr. Mahoney’s aggregate personal use amount. From time to time, we may permit family members of Executive Officers to accompany such officers on business travel aboard our corporate aircraft. In 2025, Mr. Fitzgerald was accompanied by two family members on a single business flight, which resulted in no incremental cost to the Company.

The amount reflected in the “Aircraft” column represents the aggregate incremental costs to us for personal use by Mr. Mahoney of our corporate aircraft, as well as any incremental costs associated with persons accompanying such officer on business travel. We calculate the incremental cost to us by dividing the total annual variable operating costs for the corporate aircraft by the number of in-flight hours during the year. The resulting dollar per hour amount is then multiplied by the number of hours flown for personal use by the executive officer during the year, including the “dead head” costs of flying the aircraft to and from locations for personal use. Our corporate aircraft are used predominantly for business travel. We do not include the fixed operating costs, such as pilot salary, general taxes and insurance, in the incremental cost calculation. The incremental cost does not include amounts attributable to the NEO for increased income taxes we incurred in 2025 as a result of disallowed deductions related to personal use under Internal Revenue Service rules. For 2025, the reflected amounts exclude $1,255,281 of disallowed corporate income tax deductions attributable to the personal use of the corporate aircraft during the year by Mr. Mahoney, and $15,191 in disallowed corporate income tax deductions attributable to Mr. Fitzgerald’s family member use.
(c)
Amounts in the “Term Life Insurance” column consist of imputed income for Company-paid term life insurance attributable to our NEOs.

(d)
Amounts in the “Financial Planning” column reflect fees paid to a service provider for financial planning services which are available for our executive officers, including our NEOs. The program provides financial counseling and planning, investment and retirement management, insurance planning, and income tax planning and preparation services through a single service provider for U.S.-based executive officers. Executive officers located outside of the U.S. are eligible for reimbursement.
(e)
Amounts in the “Cybersecurity and Digital Monitoring” column consist of the aggregate incremental cost to the Company of fees paid to a third-party service provider for cybersecurity and digital monitoring services, which are available to our executive officers, including our NEOs, and other employees identified to be at elevated risk due to their roles. Amounts may differ among executive officers based on eligibility and the period during which such services were provided during fiscal 2025. In the case of Mr. Mahoney, these services also include limited monitoring coverage for certain family members.

(f)
Mr. Butcher has continued to receive benefits in connection with his prior overseas assignment in Singapore and relocation to the Company’s headquarters in Massachusetts in 2022. These benefits are valued on the basis of the aggregate incremental cost to the Company and reflect amounts accrued for payment or paid to the service provider or Mr. Butcher, as applicable. The amount in the “Overseas & Relocation Expenses (including related Tax Gross-ups)” column includes $87,606 in tax payments and tax-related services and $82,008 for tax gross-ups, each related to benefits received in 2025.

(g)
Amounts in the “Other” column consist of the costs of miscellaneous gifts/prizes and annual physical examinations, where applicable.

(7)
The sum of the components reported may not equal the total amount reported due to rounding.

(8)
Mr. Brennan retired from the Company effective October 3, 2025. His annual incentive compensation for fiscal year 2025 was prorated based on service through his retirement date. In accordance with the applicable plan and award agreements, all equity awards granted to Mr. Brennan in fiscal year 2025 were forfeited upon his retirement, and no portion of such awards vested.

Grants of Plan-Based Awards Table
The table below presents information regarding awards granted under the Company’s 2025 ABP and 2011 LTIP, including those pursuant to the Company’s 2025 Performance Share Programs, during the year ended December 31, 2025. For a description of material factors helpful for understanding the information in the table below, please see the Compensation Discussion & Analysis section of this proxy statement/prospectus and the narrative to this table.
			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date(3)	Date Approved	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael F. Mahoney			—	2,320,001	5,220,002
	2/13/2025(6)	2/11/2025				10,599	35,330	70,660				6,108,203
	2/13/2025(7)	2/11/2025				17,665	35,330	70,660				3,749,926
	2/13/2025(8)	2/11/2025							35,330			3,749,926
	2/13/2025(8)	2/11/2025								90,915	106.14	3,749,980
Jonathan R. Monson			—	560,000	1,260,000
	2/13/2025(8)	2/11/2025							7,066			749,985
	2/13/2025(8)	2/11/2025								7,165	106.14	295,535
	7/1/2025(9)	4/18/2025							8,350			874,913
	7/1/2025(9)	4/18/2025								22,173	104.78	874,969
Vance R. Brown			—	498,750	1,122,188
	2/13/2025(6)	2/11/2025				1,342	4,475	8,950				773,684
	2/13/2025(7)	2/11/2025				2,237	4,475	8,950				474,977
	2/13/2025(8)	2/11/2025							4,475			474,977
	2/13/2025(8)	2/11/2025								11,515	106.14	474,960
Arthur C. Butcher			—	675,000	1,518,750
	2/13/2025(6)	2/11/2025				2,685	8,950	17,900				1,547,365
	2/13/2025(7)	2/11/2025				4,475	8,950	17,900				949,953
	2/13/2025(8)	2/11/2025							8,950			949,953
	2/13/2025(8)	2/11/2025								23,031	106.14	949,962
Joseph M. Fitzgerald			—	810,001	1,822,502
	2/13/2025(6)	2/11/2025				3,356	11,188	22,376				1,934,293
	2/13/2025(7)	2/11/2025				5,594	11,188	22,376				1,187,494
	2/13/2025(8)	2/11/2025							11,188			1,187,494
	2/13/2025(8)	2/11/2025								28,789	106.14	1,187,463
Daniel J. Brennan(10)			—	968,001	2,178,002
	2/13/2025(6)	2/11/2025				2,685	8,950	17,900				1,547,365
	2/13/2025(7)	2/11/2025				4,475	8,950	17,900				949,953
	2/13/2025(8)	2/11/2025							8,950			949,953
	2/13/2025(8)	2/11/2025								23,031	106.14	949,962
Jeffrey B. Mirviss			—	528,751	1,189,689
	2/13/2025(6)	2/11/2025				1,554	5,181	10,362				895,743
	2/13/2025(7)	2/11/2025				2,590	5,181	10,362				549,911
	2/13/2025(8)	2/11/2025							5,181			549,911
	2/13/2025(8)	2/11/2025								13,334	106.14	549,989

(1)
The amounts in these columns reflect target and maximum payouts under the 2025 ABP. There is no threshold-level payout under the 2025 ABP. The maximum possible payout under the 2025 ABP is 225% of the target payout, representing the product of (i) a maximum of 150% of the target payout based on Company financial metrics and (ii) a maximum of 150% of the target payout based on individual performance objectives. The actual amount earned by each NEO under the 2025 ABP is reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 166. For additional information about our 2025 ABP and a discussion of how these amounts are determined, please see Short-Term Incentives and 2025 Annual Bonus Plan on pages 150 and 186, respectively.

(2)
The amounts in these columns reflect threshold, target and maximum share issuance under our 2025 rTSR PSP and 2025 ONSG PSP. The target performance-based RSUs awarded under these programs were granted to our NEOs in February 2025 as part of our annual review process and were awarded under our 2011 LTIP, as effective on the date of grant. For additional details regarding the awards to our NEOs pursuant to our 2025 rTSR PSP and 2025 ONSG PSP, please see footnotes 6 and 7 to this table below.

(3)
With the exception of the awards granted to Mr. Monson on July 1, 2025 in connection with his promotion to Executive Vice President and CFO, which grants were approved by the Compensation Committee on April 18, 2025, the Compensation Committee approved the awards in this table on February 11, 2025, with a grant date of February 13, 2025.

(4)
The amounts in these columns reflect the number of service-based RSUs and stock options granted to our NEOs under our 2011 LTIP, as in effect on the applicable grant date during fiscal year 2025.

(5)
The amounts in this column have been determined in accordance with FASB ASC Topic 718. See footnotes 2 and 3 to the Summary Compensation Table for a description of the assumptions used in determining the grant date fair value of these awards beginning on page 166.

(6)
These awards were granted pursuant to our 2025 rTSR PSP. The threshold award level represents the minimum share issuance for each award that a participant may receive based on performance, which is 30% of the target rTSR performance-based RSUs awarded under the program. The maximum share issuance for each award is 200% of the target rTSR performance-based RSUs awarded under the 2025 rTSR PSP. For additional information about our 2025 rTSR PSP and a discussion of how these amounts are determined, please see 2025 relative Total Shareholder Return Performance Share Program on page 172.

(7)
These awards were granted pursuant to our 2025 ONSG PSP. The threshold award level represents the minimum share issuance for each award that a participant may receive based on performance, which is 50% of the target ONSG performance-based RSUs awarded under the program. The maximum share issuance for each award is 200% of the target ONSG performance-based RSUs awarded under the 2025 ONSG PSP. For additional information about our 2025 ONSG PSP and a discussion of how these amounts are determined, please see 2025 Organic Net Sales Growth Performance Share Program on page 173.

(8)
These awards were granted as part of our annual review process and awarded under our 2011 LTIP, as effective on the respective date of grant. The awards granted to Mr. Monson were made prior to his mid-year promotion to Executive Vice President and CFO and were not part of the LTI Program for executive officers.

(9)
These awards were granted in connection with Mr. Monson’s mid-year promotion to Executive Vice President and CFO, effective July 1, 2025.

(10)
Mr. Brennan retired from the Company effective October 3, 2025. Accordingly, his fiscal year 2025 annual incentive compensation was prorated based on service through his retirement date. All equity awards granted to Mr. Brennan in fiscal year 2025 were forfeited in accordance with the applicable plan and award agreements, and no portion of such awards vested.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
The following provides information about the terms of our 2025 ABP, 2025 Performance Share Programs and our 2011 LTIP, pursuant to which our NEOs were awarded short- and long-term incentive compensation, as applicable and detailed in the tables above. For additional information regarding the awards granted pursuant to these plans and programs to our NEOs in 2025, please see the Compensation Discussion & Analysis section in this proxy statement/prospectus beginning on page 138.
2025 Annual Bonus Plan
The 2025 ABP is administered by our Compensation Committee. The plan year for the 2025 ABP ran from January 1, 2025 to December 31, 2025. Generally, all U.S. salaried employees not eligible for commissions under sales compensation plans and certain international employees selected for participation were eligible to participate in our 2025 ABP, provided they had completed at least two full months of service during the plan year. Participants generally must be employed with us on the date that payments are made in order to receive awards under the plan. However, in the event of death or retirement or certain involuntary terminations without cause, in each case, as described in the 2025 ABP, participants may receive their annual bonus for the year on a prorated basis based on the percentage of the year the participant was employed by us and eligible to participate. Participants who have at least two months of eligibility, but less than a full year, similarly may receive awards under the 2025 ABP on a prorated basis.
Target Award Opportunity
Eligible participants are provided with a target award opportunity under the 2025 ABP expressed as a percentage of his or her base salary. For a discussion of the 2025 target award opportunities for our NEOs, please see Individual Target Award Opportunity and 2025 Annual Bonus Plan Awards Earned By Our NEOs on pages 153 and 156, respectively.
Company Performance Determines Applicable Funding Percentage
Company Financial Metrics and Weighting.   Under the 2025 ABP, after year-end, a single Company-wide Applicable Distribution Percentage is determined by the Company’s performance against defined financial metrics. The Applicable Distribution Percentage represents the portion of each participant’s annual bonus award that is funded based on the Company’s performance against such metrics. For 2025, our Compensation Committee selected Adjusted Net Sales, Adjusted EPS and Adjusted OIM as our Company-level financial metrics, weighted at 50%, 40% and 10%, respectively. The 2025 ABP also included an ESG modifier (consisting of employee engagement and environmental sustainability goals), and a quality modifier (consisting of operational objectives), that depending on the Company’s performance against such goals, could increase or decrease the Applicable Distribution Percentage (in the case of the ESG modifier) or reduce the Applicable Distribution Percentage (in the case of the quality modifier).
Company Metrics Defined.   For purposes of our 2025 ABP: (i) Adjusted Net Sales is calculated on a constant currency basis that excludes the impact of foreign currency fluctuations, which are highly variable and difficult to predict, and net sales from acquisitions completed after the establishment of the internal financial plan, as applicable; (ii) Adjusted EPS equals adjusted net income (loss) divided by weighted average shares outstanding for the performance year (adjusted net income (loss) equals GAAP net income (loss) excluding certain charges (credits) from GAAP net income, including, but not limited to, amortization expense, goodwill and other intangible asset impairment charges, acquisition/divestiture-related net charges (credits), investment portfolio net losses (gains) and impairments, restructuring and restructuring-related net charges (credits), and certain litigation-related net charges (credits), European Union Medical Device Regulation (EU MDR) implementation costs, debt extinguishment net charges, deferred tax expenses (benefits) and discrete tax items); and (iii) Adjusted OIM reflects the Company’s adjusted operating income (GAAP revenue less cost of goods sold less operating expenses, adjusted for certain items consistent with those excluded to determine Adjusted EPS) as a percentage of net sales.
For a discussion of the Company level targets under the 2025 ABP, funding of the aggregate bonus pool and the individual performance component of the 2025 ABP, please see Short-Term Incentives on page 150.
2025 Relative Total Shareholder Return Performance Share Program
Our 2025 rTSR PSP is administered under our 2011 LTIP, as effective at the time of grant of performance-based RSUs under the program. The rTSR performance-based RSUs awarded under the

rTSR PSP vest upon the satisfaction of both the Company performance criteria and service criteria under the 2025 rTSR PSP, subject to acceleration in the event of certain qualifying terminations discussed below. Our executives, including our NEOs, were eligible to participate in the 2025 rTSR PSP, which is administered by our Compensation Committee. For a discussion of the rTSR performance-based RSUs awarded to our NEOs in 2025, please see 2025 Long-Term Incentive Awards for Our NEOs on page 159.
Company Performance Criteria
For a discussion of the Company performance criteria under the 2025 rTSR PSP, please see 2025 Long-Term Incentive Awards for Our NEOs on page 159.
Calculation of TSR and Percentile Performance.   The TSR for the Company and each other company in the S&P 500 Health Care Index for the three-year performance period is determined based on the following formula:
(Change in Stock Price + Dividends Paid) / Beginning Stock Price
The change in stock price is determined by subtracting the beginning stock price (the daily average closing price of one share of common stock for the two calendar months prior to the beginning of the performance period) from the ending stock price (the daily average closing price of one share of common stock for the last two calendar months of the performance period). The dividends paid are the total of all cash dividends paid on one share of common stock during the performance period.
Following the calculation of the TSR for the three-year performance period for our Company and each of the other companies in the S&P 500 Health Care Index, the companies will be ranked in order of maximum to minimum TSRs for the full three-year performance period. Our percentile performance will be determined by (i) dividing (a) our ranking versus that of the other companies in the S&P 500 Health Care Index minus one, by (b) the total number of companies in the S&P 500 Health Care Index minus one, and (ii) subtracting the result from one.
Service Criteria
Generally under the 2025 rTSR PSP, except with respect to termination of employment due to retirement, death or disability, or in connection with a change in control, in each case, as described in the 2025 rTSR PSP and the 2011 LTIP, a participant must be employed with us on December 31, 2027 to be eligible to receive shares of our common stock in respect of his or her rTSR performance-based RSUs as to which the performance criteria under the program have been satisfied.
For information regarding potential payments upon certain terminations of employment or in connection with a change in control, please see Potential Payments Upon Termination or Change in Control on page 183.
2025 Organic Net Sales Growth Performance Share Program
Our 2025 ONSG PSP is administered under our 2011 LTIP, as effective at the time of grant of performance-based RSUs under the program. The 2025 grants of ONSG performance-based RSUs vest upon the satisfaction of both the Company performance criteria and service criteria under the 2025 ONSG PSP, subject to acceleration in the event of certain qualifying terminations discussed in Potential Payments Under Termination or Change in Control on page 183. Our executives, including our NEOs, were eligible to participate under the 2025 ONSG PSP, which is administered by our Compensation Committee. For a discussion of the 2025 ONSG performance-based RSUs awarded to our NEOs in 2025, please see 2025 Long-Term Incentive Awards for Our NEOs on page 159.
Company Performance Criteria
For a discussion of the Company performance criteria under the 2025 ONSG PSP, please see Long-Term Incentives and 2025 Long-Term Incentive Awards for Our NEOs on pages 139 and 159, respectively.

Service Criteria
Generally under the 2025 ONSG PSP, except with respect to termination of employment due to retirement, death or disability, or in connection with a change in control, in each case, as described in the 2025 ONSG PSP and the 2011 LTIP, a participant must be employed with us on December 31, 2027 to be eligible to receive shares of our common stock in respect of his or her 2025 ONSG performance-based RSUs as to which the performance criteria under the program have been satisfied.
For information regarding potential payments upon certain terminations of employment or in connection with a change in control, please see Potential Payments Upon Termination or Change in Control on page 183.
Amended and Restated 2011 Long-Term Incentive Plan
Employees, directors and other individuals who provide services to us and our affiliates who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to our success or that of our affiliates are eligible for awards under our 2011 LTIP.
The purpose of the broad-based equity incentive award opportunities available for grant under our 2011 LTIP is to attract, retain, engage and focus key employees and other eligible participants on achieving long-term stockholder value by rewarding them for the increased performance of our common stock underlying such awards. Our 2011 LTIP is administered by our Compensation Committee and provides for the grant of restricted or unrestricted common stock, restricted stock units, options to acquire our common stock, and stock appreciation rights (SARs), including types of awards subject to attainment of performance conditions. Our 2011 LTIP prohibits repricing or replacement of options or SARs and the issuance of in-the-money options or SARs and includes limitations on the amounts of grants and payments to any individual within a given year as well as certain other customary limitations.
Generally, the RSUs granted to our executives, including our NEOs, vest in four equal annual installments from the first anniversary of the date of grant, subject to continued service on each applicable vesting date. Generally, stock options vest in four equal annual installments, subject to continued service on each applicable vesting date, and expire on the tenth anniversary of the date of grant.
Certain Separations From Service
Generally, except with respect to termination of employment due to retirement, death or disability, or in connection with a change in control, in each case, as described in the applicable award agreement, all equity awards terminate to the extent not vested immediately prior to the cessation of employment, and to the extent vested but not exercised at such time, remain exercisable for the lesser of one year or until the expiration of the stated term of the award. Further, in the event of a termination for “cause” (defined as conviction of, or a failure to contest prosecution for, a felony, or misconduct or dishonesty that is harmful to the Company’s business or reputation), or as a result of reasons that cast such discredit on the individual as to justify immediate termination of the award, in each case, as determined in the Compensation Committee’s sole discretion, all outstanding equity awards (including unexercised stock options, whether vested or unvested) terminate immediately upon notice of such termination.
For a discussion of our plans and arrangements under which a change in control and/or termination of employment triggers payments or benefits, including our 2011 LTIP, please see Potential Payments Upon Termination or Change in Control on page 183. Potential payments to our NEOs in 2025 under such plans or arrangements are included in the tables beginning on page 188.
2025 Equity Awards
With respect to our executives, including our NEOs, our Compensation Committee set the mix of equity award opportunities under our 2025 LTI Program at 25% target rTSR performance-based RSUs, 25% target ONSG performance-based RSUs, 25% stock options and 25% service-based RSUs. The stock options and the service-based RSUs granted in 2025 vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued service on each applicable vesting date and except as set forth in Certain Separations From Service above. rTSR and ONSG performance-based RSUs typically vest upon satisfaction of both performance and service criteria at the end of the three-year performance period. For a discussion of the 2025 equity awards made to our NEOs, please see Long-Term Incentives on page 157.
Outstanding Equity Awards at Fiscal Year End Table
The following table provides information with respect to outstanding unexercised non-qualified stock options and unvested restricted stock units for each NEO as of December 31, 2025.
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael F. Mahoney	2/28/2017	148,221	—	24.55	2/28/2027
	2/15/2018	278,086	—	27.09	2/15/2028
	2/21/2019	217,917	—	40.12	2/21/2029
	2/18/2020	243,362	—	42.16	2/18/2030
	2/17/2021	235,849	—	37.50	2/17/2031
	2/16/2022	139,521	46,508	44.19	2/16/2032
	2/14/2023	85,992	85,992	47.28	2/14/2033
	2/12/2024	36,129	108,387	64.99	2/12/2034
	2/13/2025	—	90,915	106.14	2/13/2035
	2/16/2022					16,265	1,550,868
	2/14/2023					33,048	3,151,127
	2/12/2024					41,112	3,920,029
	2/13/2025					35,330	3,368,716
	2/14/2023					132,190(4)	12,604,317
	2/14/2023					132,190(5)	12,604,317
	2/12/2024							109,632(6)	10,453,411
	2/13/2025							70,660(7)	6,737,431
	2/12/2024							109,632(8)	10,453,411
	2/13/2025							70,660(9)	6,737,431

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jonathan R. Monson	2/15/2018	12,004	—	27.09	2/15/2028
	2/21/2019	8,605	—	40.12	2/21/2029
	7/1/2019	10,692	—	42.90	7/1/2029
	2/18/2020	10,346	—	42.16	2/18/2030
	2/17/2021	14,299	—	37.50	2/17/2031
	8/2/2021	15,503	—	45.88	8/2/2031
	2/16/2022	9,885	3,295	44.19	2/16/2032
	2/14/2023	6,350	6,352	47.28	2/14/2033
	12/1/2023	—	10,543	56.14	12/1/2033
	2/12/2024	3,545	10,635	64.99	2/12/2034
	2/13/2025	—	7,165	106.14	2/13/2035
	7/1/2025	—	22,173(10)	104.78	7/1/2035
	2/16/2022					990	94,397
	2/14/2023					2,116	201,761
	12/1/2023					3,562	339,637
	2/12/2024					3,462	330,102
	7/1/2025					8,350(10)	796,173
	2/13/2025					7,066	673,743
Vance R. Brown	2/21/2019	10,757	—	40.12	2/21/2029
	2/18/2020	12,030	—	42.16	2/18/2030
	2/17/2021	14,299	—	37.50	2/17/2031
	2/16/2022	15,771	5,258	44.19	2/16/2032
	2/14/2023	9,630	9,632	47.28	2/14/2033
	2/12/2024	3,803	11,409	64.99	2/12/2034
	2/13/2025	—	11,515	106.14	2/13/2035
	2/16/2022					1,839	175,349
	2/14/2023					3,702	352,986
	2/12/2024					4,328	412,675
	2/13/2025					4,475	426,691
	2/14/2023					14,804(4)	1,411,561
	2/14/2023					14,804(5)	1,411,561
	2/12/2024							11,540(6)	1,100,339
	2/13/2025							8,950(7)	853,383
	2/12/2024							11,540(8)	1,100,339
	2/13/2025							8,950(9)	853,383

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Arthur C. Butcher	2/21/2019	22,195	—	40.12	2/21/2029
	2/18/2020	35,398	—	42.16	2/18/2030
	2/17/2021	36,449	—	37.50	2/17/2031
	2/16/2022	21,837	7,280	44.19	2/16/2032
	5/2/2022	16,700	5,567(11)	41.63	5/2/2032
	2/14/2023	16,510	16,511	47.28	2/14/2033
	2/12/2024	7,099	21,297	64.99	2/12/2034
	2/13/2025	—	23,031	106.14	2/13/2035
	2/16/2022					2,546	242,761
	5/2/2022					2,102(11)	200,426
	2/14/2023					6,346	605,091
	2/12/2024					8,078	770,237
	2/13/2025					8,950	853,383
	2/14/2023					25,380(4)	2,419,983
	2/14/2023					25,380(5)	2,419,983
	2/12/2024							21,540(6)	2,053,839
	2/13/2025							17,900(7)	1,706,765
	2/12/2024							21,540(8)	2,053,839
	2/13/2025							17,900(9)	1,706,765

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Joseph M. Fitzgerald	2/15/2018	69,521	—	27.09	2/15/2028
	2/21/2019	50,443	—	40.12	2/21/2029
	2/18/2020	55,309	—	42.16	2/18/2030
	7/1/2020	116,959(12)	—	35.28	7/1/2030
	2/17/2021	53,602	—	37.50	2/17/2031
	2/16/2022	33,970	11,324	44.19	2/16/2032
	2/14/2023	22,702	22,702	47.28	2/14/2033
	2/12/2024	9,127	27,382	64.99	2/12/2034
	2/13/2025	—	28,789	106.14	2/13/2035
	2/16/2022					3,960	377,586
	2/14/2023					8,725	831,929
	2/12/2024					10,386	990,305
	2/13/2025					11,188	1,066,776
	2/14/2023					32,106(4)	3,061,307
	2/14/2023					32,106(5)	3,061,307
	2/12/2024							27,696(6)	2,640,814
	2/13/2025							22,376(7)	2,133,552
	2/12/2024							27,696(8)	2,640,814
	2/13/2025							22,376(9)	2,133,552
Daniel J. Brennan(13)	2/15/2018	31,285	—	27.09	2/15/2028
	2/21/2019	37,934	—	40.12	2/21/2029
	2/18/2020	55,309	—	42.16	2/18/2030
	2/17/2021	58,962	—	37.50	2/17/2031
	2/16/2022	48,529	—	44.19	2/16/2032
	2/14/2023	45,404	—	47.28	2/14/2033
	2/12/2024	38,537	—	64.99	2/14/2034
	2/16/2022					4,243	404,570
	2/14/2023					8,725	831,929
	2/12/2024					10,963	1,045,322
	2/14/2023					32,106(4)	3,061,307
	2/14/2023					32,106(5)	3,061,307
	2/12/2024							16,954(6)	1,616,564
	2/12/2024							16,954(8)	1,616,564

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeffrey B. Mirviss	2/28/2017	32,938	—	24.55	2/28/2027
	2/15/2018	30,589	—	27.09	2/15/2028
	12/3/2018	29,114	—	38.51	12/03/2028
	2/21/2019	36,319	—	40.12	2/21/2029
	2/18/2020	42,035	—	42.16	2/18/2030
	2/17/2021	42,881	—	37.50	2/17/2031
	2/16/2022	25,477	8,493	44.19	2/16/2032
	2/14/2023	14,446	14,447	47.28	2/14/2033
	2/12/2024	5,577	16,734	64.99	2/12/2034
	2/13/2025	—	13,334	106.14	2/13/2035
	2/16/2022					2,970	283,190
	2/14/2023					5,552	529,383
	2/12/2024					6,347	605,186
	2/13/2025					5,181	494,008
	2/14/2023					22,208(4)	2,117,533
	2/14/2023					22,208(5)	2,117,533
	2/12/2024							16,924(6)	1,613,703
	2/13/2025							10,362(7)	988,017
	2/12/2024							16,924(8)	1,613,703
	2/13/2025							10,362(9)	988,017

(1)
All stock options are non-qualified stock options and vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued service on each applicable vesting date.

(2)
Unless otherwise noted, all service-based RSUs vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued service on each applicable vesting date.

(3)
Unless otherwise noted, the amounts reflected in this column are based on the closing price of our common stock on the last trading day of 2025, which was $95.35.

(4)
In February 2023, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded ONSG performance-based RSUs under our 2023 ONSG PSP. Our ONSG performance was 200% over the performance cycle comprising the three-year period that ended December 31, 2025. Accordingly, in February 2026, the Compensation Committee determined that pursuant to the terms of the 2023 ONSG PSP, 200% of the target number of ONSG performance-based RSUs had satisfied the performance criteria under the program. These awards were settled in February 2026. In accordance with the 2023 ONSG PSP, Mr. Brennan received a prorated number of performance-based RSUs based on his retirement date, which amount is reflected in the table.

(5)
In February 2023, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded rTSR performance-based RSUs under our 2023 rTSR PSP. Our rTSR performance was at the 95th percentile relative to all companies in the S&P 500 Health Care Index over the performance cycle comprising the three-year period that ended December 31,2025. Accordingly in February 2026, the Compensation Committee determined that pursuant to the terms of the 2023 rTSR PSP, 200% of the target number of rTSR performance-based RSUs had been earned based on the performance criteria under the program. These awards were settled in February 2026. In accordance with the 2023 rTSR PSP, Mr. Brennan received a prorated number of performance-based RSUs based on his retirement date, which amount is reflected in the table.
(6)
In February 2024, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded ONSG performance-based RSUs under our 2024 ONSG PSP. In accordance with the SEC rules, the number of performance-based RSUs shown represents the number of units that may be earned as of December 31, 2025 based on the maximum performance. The SEC rules require that the maximum number of units be disclosed because the number of units that would have been earned based on actual results under the performance conditions for the two-year period from January 1, 2024 through December 31, 2025 (instead of through the end of the performance period on December 31, 2026) was between the target and maximum level of performance under the program.

(7)
In February 2025, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded ONSG performance-based RSUs under our 2025 ONSG PSP. In accordance with the SEC rules, the number of performance-based RSUs shown represents the number of units that may be earned as of December 31, 2025 based on the maximum performance. The SEC rules require that the maximum number of units be disclosed because the number of units that would have been earned based on actual results under the performance conditions for the one-year period from January 1, 2025 through December 31, 2025 (instead of through the end of the performance period on December 31, 2027) was between the target and maximum level of performance under the program.

(8)
In February 2024, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded rTSR performance-based RSUs under our 2024 rTSR PSP. In accordance with SEC rules, the number of performance-based RSUs shown represents the number of units that may be earned as of December 31, 2025 based on the maximum performance. The SEC rules require that the maximum number of units be disclosed because the number of units that would have been earned based on actual results under the performance conditions for the two-year period from January 1, 2024 through December 31, 2025 (instead of through the end of the performance period on December 31, 2026) was between the target and maximum level of performance under the program.

(9)
In February 2025, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded rTSR performance-based RSUs under our 2025 rTSR PSP. In accordance with SEC rules, the number of performance-based RSUs shown represents the number of units that may be earned as of December 31, 2025 based on the maximum performance. The SEC rules require that the maximum number of units be disclosed because the number of units that would have been earned based on actual results under the performance conditions for the one-year period from January 1, 2025 through December 31, 2025 (instead of through the end of the performance period on December 31, 2027) was between the target and maximum level of performance under the program.

(10)
On July 1, 2025, Mr. Monson was granted stock awards in connection with his promotion to Executive Vice President and CFO. Each of the RSU and non-qualified stock option awards for Mr. Monson vest in four equal annual installments, beginning on the first anniversary of the grant date.

(11)
On May 2, 2022, Mr. Butcher was granted stock awards in connection with his promotion to Executive Vice President, Group President, MedSurg and Asia Pacific. The RSU and non-qualified stock option awards for Mr. Butcher each vest in four equal annual installments, beginning on the first anniversary of the date of each grant.

(12)
Mr. Fitzgerald was granted an equity incentive award in the form of a non-qualified stock option, which vested in one single installment on January 1, 2023, in connection with his offer of employment as the Executive Vice President and President, Interventional Cardiology.

(13)
Mr. Brennan retired from the Company effective October 3, 2025. Upon retirement, except for equity awards granted to Mr. Brennan in fiscal year 2025, all outstanding non-qualified stock options held by Mr. Brennan became fully exercisable, and all outstanding RSU awards became fully vested, with settlement deferred until six months and one day following retirement, in each case in accordance with the applicable award terms. Mr. Brennan also continues to hold outstanding performance-based equity awards granted in 2024 that remain subject to achievement of applicable performance conditions through the end of their respective performance periods, and which will be prorated based on his retirement date. All equity awards granted to Mr. Brennan in fiscal year 2025 were forfeited upon his retirement in accordance with the applicable plan and award agreements, and no portion of such awards vested.
Options Exercised and Stock Vested
The following table sets forth information regarding stock options that were exercised and RSUs that vested for our NEOs during the year ended December 31, 2025:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael F. Mahoney	316,856	25,786,816	252,066	25,766,087
Jonathan R. Monson	22,880	1,713,888	5,291	560,273
Vance R. Brown	—	—	31,331	3,208,366
Arthur C. Butcher	69,253	5,381,204	42,652	4,369,658
Joseph M. Fitzgerald	306,372	23,536,067	61,538	6,291,003
Daniel J. Brennan(3)	112,677	9,040,769	65,688	6,714,311
Jeffrey B. Mirviss	—	—	45,385	4,636,875

(1)
The amounts shown in this column represent the number of shares acquired on exercise multiplied by the difference between the option exercise price and the average sale price of the shares sold on the date of sale.

(2)
The amounts shown in this column represent the number of shares vested or earned multiplied by the closing price of our common stock on the vesting date.

(3)
Mr. Brennan retired from the Company effective October 3, 2025. Upon retirement, except for equity awards granted to Mr. Brennan in fiscal year 2025, all outstanding non-qualified stock options held by Mr. Brennan became fully exercisable, and all outstanding RSU awards became fully vested, with settlement deferred until six months and one day following retirement, in each case in accordance with the applicable award terms.

Defined Benefit Retirement Plan
All of our executive officers, including our NEOs, are eligible to participate in our defined benefit Executive Retirement Plan, as amended and restated, effective March 1, 2025 (Executive Retirement Plan). The Executive Retirement Plan is a defined benefit plan that is intended to provide a clear and consistent approach to managing retirement-eligible executive departures with a standard, mutually understood separation and post-employment relationship. The Executive Retirement Plan provides retiring executives with a lump sum benefit of 2.5 months of salary for each year of service, up to a maximum of 36 months’ pay. The lump sum payments are made in the first payroll period after the last day of the six-month period following retirement. Receipt of payment is conditioned upon the retiring employee entering into a separation agreement with us that includes a release of claims and customary non-disclosure, non-competition, non-solicitation and non-disparagement clauses in favor of the Company. The Executive Retirement Plan provides that in the event the executive breaches the non-competition or non-solicitation provision of his or her separation agreement, the executive must, in addition to any other court-ordered relief, repay to the Company all amounts paid under the Executive Retirement Plan.
To receive benefits under the Executive Retirement Plan, upon his or her retirement an executive’s age plus his or her years of service with us must exceed 65 years (provided that the executive is at least 55 years old and has been employed by us for at least five years). For purposes of the Executive Retirement Plan, “retirement” means any separation from service (as defined therein) other than a termination for “cause”

(defined as conviction of, or failure to contest prosecution for, a felony, or misconduct or dishonesty that is harmful to our business or reputation). In addition, if an executive dies and is otherwise eligible for benefits under the Executive Retirement Plan on the date of his or her death, benefits under the Executive Retirement Plan will be paid within 60 days of the executive’s death.
For retirement-eligible NEOs as of December 31, 2025 (Messrs. Mahoney, Brown, Butcher, Fitzgerald and Mirviss), the present value of accrued benefits is calculated as the value of their lump sum benefit under the Executive Retirement Plan based on the NEO’s base salary, age and number of years of credited service as of December 31, 2025. For our NEO who was not eligible for retirement as of December 31, 2025 (Mr. Monson, who will be retirement eligible in 2029), the present value of accrued benefits is calculated based on the respective NEO’s base salary, age and number of years of credited service as of December 31, 2025, discounted to December 31, 2025 from the earliest retirement eligibility date, using a discount rate of 4.73% per year. This valuation methodology is consistent with the methodology we use for financial statement accounting purposes, except that NEOs are assumed to remain employed by us until their earliest retirement age under the Executive Retirement Plan (or their age on December 31, if eligible for retirement on that date). For financial statement accounting purposes, the valuation considers the probability that the executives will achieve retirement age. For a more detailed description of the assumptions used in valuing accrued benefits under the Executive Retirement Plan, please see Note Q — Employee Retirement Plans to our 2025 consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2025.
The table below shows the present value of accumulated benefits payable to each of our NEOs, except for Mr. Brennan who retired effective October 3, 2025, including the numbers of years of service credited to each NEO, under our Executive Retirement Plan as of December 31, 2025.
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Michael F. Mahoney	BSC Executive Retirement Plan	14.21	4,291,611	—
Jonathan R. Monson	BSC Executive Retirement Plan	26.36	1,817,976	—
Vance R. Brown	BSC Executive Retirement Plan	24.82	1,995,001
Arthur C. Butcher	BSC Executive Retirement Plan	29.00	2,250,001	—
Joseph M. Fitzgerald	BSC Executive Retirement Plan	35.21	2,700,003	—
Jeffrey B. Mirviss	BSC Executive Retirement Plan	27.12	2,115,002	—

(1)
The numbers of years of credited service reflect the NEO’s actual years of service as of December 31, 2025. We do not credit additional years of service under the Executive Retirement Plan. Rather, the plan provides that the number of years of credited service is calculated through the NEO’s last day worked. Partially completed years of service are prorated based on calendar days and calculated to the second decimal point.

(2)
Amounts are computed as of December 31, 2025, the same retirement plan measurement date used for financial statement reporting purposes for our audited financial statements for the year ended December 31, 2025.

Nonqualified Deferred Compensation
The Company’s Deferred Bonus Plan provides certain of our management, including our NEOs, an opportunity to defer a portion of their annual award under our ABP. The Deferred Bonus Plan provides participants the opportunity to defer up to 75% of their annual award under our ABP until the earlier of (i) termination of employment or (ii) an elected distribution date, such election to be made by June 30th of each year. Investment choices under the Deferred Bonus Plan are generally the same as those under our 401(k) Retirement Savings Plan, except that, among other things, participants may not elect to invest in the BSC Stock Fund. Distributions under the Deferred Bonus Plan are in either lump sum payments or annual installments over a period of two to ten years, as specified by the participant. Mr. Butcher elected to defer 60% of his 2023 ABP award and 35% of his 2024 and 2025 ABP awards payable in 2024, 2025 and 2026, respectively. Messrs. Fitzgerald and Mahoney each elected to defer 75% of their 2023, 2024, and 2025 ABP awards payable in 2024, 2025 and 2026.
In September 2004, we committed to fund a special one-time contribution to our 401(k) Retirement Savings Plan for the benefit of our employees. In June 2005, we adopted an Excess Benefit Plan, a non-qualified deferred compensation plan designed to provide specific supplemental benefits to those employees who would have exceeded the 2004 Internal Revenue Code contribution limits if the special contribution had been made to their 401(k) Retirement Savings Plan accounts.
Accordingly, the historic Excess Benefit Plan was established to accept the “overflow” contributions resulting from the special one-time contribution on behalf of participating employees, including certain of our NEOs. Investment choices under the historic Excess Benefit Plan are generally the same as those under our 401(k) Retirement Savings Plan, except that, among other things, executive officers may not elect to invest in the BSC Stock Fund. The investment elections are made by each participant and may be changed daily. Generally, a lump sum cash payment of their respective account balances under the Excess Benefit Plan is made to participants determined to be “specified employees,” including certain of our NEOs, commencing no earlier than six months and one day following their “separation from service.”
The table below shows the aggregate earnings and balances for each of our NEOs under our historic Excess Benefit Plan and Deferred Bonus Plan as of December 31, 2025.
Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(1)
Michael F. Mahoney(2)	Excess Benefit Plan	—	—	—	—	—
	Deferred Bonus Plan	—	2,807,438	1,240,167	—	10,146,877
Jonathan R. Monson	Excess Benefit Plan	—	—	—	—	—
	Deferred Bonus Plan	—	—	—	—	—
Vance R. Brown	Excess Benefit Plan	—	—	—	—	—
	Deferred Bonus Plan	—	—	—	—	—
Arthur C. Butcher	Excess Benefit Plan	—	—	14,173	—	99,918
	Deferred Bonus Plan	—	335,022	476,158	—	3,475,263
Joseph M. Fitzgerald	Excess Benefit Plan	—	—	11,842	—	132,654
	Deferred Bonus Plan	—	989,724	1,247,521	—	9,358,832
Daniel J. Brennan	Excess Benefit Plan	—	—	19,398	—	127,500
	Deferred Bonus Plan	—	—	—	—	—
Jeffrey B. Mirviss	Excess Benefit Plan	—	—	3,481	—	28,875
	Deferred Bonus Plan	—	—	641,775	—	4,438,587

(1)
No portion of the amounts in this column is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2023, 2024 and 2025 in the Summary Compensation Table on page 166 as the earnings were neither above-market nor preferential.

(2)
Mr. Mahoney was not employed by the Company when the one-time 401(k) contribution was made to our historic Excess Benefit Plan.

Potential Payments Upon Termination or Change in Control
Executive Retirement Plan
All of our executives, including our NEOs, are eligible to participate in our Executive Retirement Plan. The Executive Retirement Plan is intended to provide a clear and consistent approach to managing executive departures with a standard mutually understood separation and post-employment relationship. The benefits payable to our executives upon “retirement” under the Executive Retirement Plan, as well as the present value of amounts accrued thereunder as of December 31, 2025, are reflected in the table and the related footnotes and narrative to Defined Benefit Retirement Plan on page 181. In addition, changes in the present value of the benefits under the Executive Retirement Plan from December 31, 2023 to December 31, 2025 are reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 166. For further discussion of our Executive Retirement Plan, please see the footnotes and narrative to the table in Defined Benefit Retirement Plan on page 181.
Change in Control Agreements
We have entered into Change in Control Agreements with our executives, including our NEOs, and other key employees. Our Change in Control Agreements for our executives are limited to a three-year term and provide that if both a change in control occurs during the term of the agreement and the executive’s employment is terminated either by us without “Cause” or by the executive for “Good Reason” (each as described below) during the two-year period following the change in control, then the executive would be entitled to certain compensation as set forth herein.
On the occurrence of the events set forth above, a non-CEO executive officer would be entitled to receive a lump sum payment of two times the sum of (i) the executive’s base salary and (ii) target incentive bonus (or prior year’s bonus, if higher). Our CEO would be entitled to receive a lump sum payment of three times this amount. Additionally, an executive would be entitled to receive a prorated target incentive bonus for the year in which his or her termination occurred, continuation of health, life insurance and other welfare benefits for up to two years (three years for CEO), and reimbursement for up to $100,000 in legal fees and expenses incurred by an executive in disputing termination or enforcing rights under his or her Change in Control Agreement. Our Change in Control Agreements further provide that all equity awards granted to executives require both a change in control and a termination without Cause or resignation by the executive for Good Reason within two years after the change in control in order to accelerate vesting; provided, however, that if the surviving or acquiring entity in a change in control transaction does not provide for the substitution or assumption of outstanding equity awards, such outstanding awards will immediately become fully vested. Our Compensation Committee, with the assistance of its independent compensation consultant, regularly reviews our form of Change in Control Agreements to evaluate their effectiveness and competitiveness.
The Change in Control Agreements include a “best net” provision that requires a reduction in the amount of the severance paid to an executive if the reduction would result in a greater after-tax amount. In exchange for the benefits afforded under our Change in Control Agreements, our executives agree to certain non-disclosure restrictions, a two-year non-solicitation obligation and to execute and not revoke a release in favor of the Company. Executives, including our NEOs, who receive payments under our Change in Control Agreements cannot also receive payments and benefits under our Executive Retirement Plan or Severance Plan For Exempt Employees (the Severance Plan).
For purposes of our Change in Control Agreements, “Cause” generally means willfully engaging in criminal or fraudulent acts or gross misconduct that is demonstrably and materially injurious to the Company. “Good Reason” generally means, among other things, assignment of duties inconsistent with the executive’s status as an executive or an adverse alteration of the executive’s duties; a reduction in annual base salary or bonus or failure to increase salary at a rate commensurate with that of other key executives; an adverse change in long-term incentive opportunities; failure by the Company to continue to provide comparable benefits or continue in effect, or continue the executive’s participation in, any compensation plan in which the executive participates; the relocation of the executive’s principal place of work more than 50 miles; or failure by the Company to obtain a satisfactory agreement from any successor entity to agree to perform the Change in Control Agreement.
Long-Term Incentive Plan
Equity awards granted to our executives under our 2011 LTIP, as previously in effect and as amended, require both a change in control and a subsequent termination without Cause or resignation for Good Reason pursuant to the terms of our Change in Control Agreements for accelerated vesting where the surviving or acquiring entity assumes outstanding awards.

All service-based RSUs and stock options granted to employees in 2025, including to our NEOs, provide that in the event that the employee’s employment terminates:
(i)
due to retirement (as defined in the 2011 LTIP), all unvested RSUs and stock options will be forfeited if the termination occurs prior to the first anniversary of the grant date; otherwise, will vest in full and stock options will become immediately exercisable;

(ii)
due to death or disability (in each case as defined in the 2011 LTIP), all unvested RSUs and stock options will vest in full and stock options will become immediately exercisable.

Our 2011 LTIP is more fully described on page 174 in the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Amended and Restated 2011 Long-Term Incentive Plan.
Relative Total Shareholder Return Performance Share Programs
Our rTSR PSPs cover our executives, including our NEOs, and are administered by the Compensation Committee. Under our 2023, 2024 and 2025 rTSR PSPs, if a participant’s employment terminates due to death or disability prior to the end of the three-year performance period, shares of our common stock will be issued in respect of the rTSR performance-based RSUs as to which the performance criteria under the program have been satisfied at the end of the three-year performance period as if the participant had been employed until the end of the three-year performance period. Under our 2023, 2024 and 2025 rTSR PSPs, if a participant’s employment terminates due to retirement after December 31 in the year of grant and prior to the end of the three-year performance period, shares of our common stock will be issued in respect of the rTSR performance-based RSUs as to which the performance criteria under the program have been satisfied at the end of the three-year performance period, on a prorated basis through the date of retirement; however, such awards will be forfeited in their entirety in the event that retirement occurs on or prior to December 31 in the year of grant.
Pursuant to the terms of our Change in Control Agreements, the rTSR performance-based RSUs awarded to our executives require both a change in control and a subsequent termination without Cause or resignation for Good Reason for accelerated vesting where the surviving or acquiring entity assumes outstanding awards. Under our rTSR PSPs and our Change in Control Agreements, if a change in control and a subsequent termination without Cause or resignation for Good Reason occurs after December 31 in the year of grant, but prior to the end of the three-year performance period, shares of our common stock will be issued in respect of the rTSR performance-based RSUs as to which the performance criteria under the program have been satisfied on the last day of the month preceding the date on which the change in control is consummated, on a prorated basis. Such awards will be forfeited in their entirety in the event of a change in control that occurs prior to the end of the first year of the three-year performance period.
Our 2025 rTSR PSP is more fully described in the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — 2025 Relative Total Shareholder Return Performance Share Program on page 172.
Organic Net Sales Growth Performance Share Program
Our ONSG PSP covers our executives, including our NEOs, and is administered by our Compensation Committee. Under our 2023, 2024 and 2025 ONSG PSPs, if a participant’s employment terminates due to death or disability prior to the end of the three-year performance period, shares of our common stock will be issued in respect of the ONSG performance-based RSUs as to which the performance criteria under the program have been satisfied at the end of the three-year performance period as if the participant had been employed until the end of the three-year performance period. Under our 2023, 2024 and 2025 ONSG PSPs, if a participant’s employment terminates due to retirement after December 31 in the year of grant and prior to the end of the three-year performance period, shares of our common stock will be issued in respect of the ONSG performance-based RSUs as to which the performance criteria under the program have been satisfied at the end of the three-year performance period, on a prorated basis through the date of retirement; however, such awards will be forfeited in their entirety in the event that retirement occurs on or prior to December 31 in the year of grant.

Pursuant to the terms of our Change in Control Agreements, the ONSG performance-based RSUs awarded to our executives require both a change in control and a subsequent termination without Cause or resignation for Good Reason for accelerated vesting where the surviving or acquiring entity assumes outstanding awards. Under our ONSG PSP and our Change in Control Agreements, if a change in control and a subsequent termination without Cause or resignation for Good Reason occurs after December 31 in the year of grant, but prior to the end of the three-year performance period, shares of our common stock will be issued in respect of the ONSG performance-based RSUs as to which the performance criteria under the program have been satisfied on the last day of the month preceding the date on which the change in control is consummated, on a prorated basis. Such awards will be forfeited in their entirety in the event of a change in control that occurs prior to the end of the first year of the three-year performance period.
Our 2025 ONSG PSP is more fully described in the narrative disclosure to the Narrative Disclosures to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 171.
2025 Annual Bonus Plan
Our 2025 ABP is generally available to all U.S. salaried personnel not eligible for commissions under sales compensation plans, including our NEOs, and certain international employees working in positions designated by the Company as eligible to participate in the 2025 ABP. To be eligible to receive their incentive award, participants generally must be employed by us on the date payments are made under the 2025 ABP. However, in the event of death, retirement or certain involuntary terminations without cause, in each case, as described in the 2025 ABP, participants may receive their performance incentive awards for the year on a prorated basis based on the percentage of the year the participant was employed by us and eligible to participate (subject to certain minimum months of service requirements). Grants of performance incentive awards to our NEOs under our 2025 ABP are reflected in the Summary Compensation Table on page 166 in the “Non-Equity Incentive Plan Compensation” column, and our 2025 ABP is more fully described in Short-Term Incentives and Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — 2025 Annual Bonus Plan on page 172.
Severance Plans
We maintain severance plans for eligible employees, including our NEOs, under which participants are entitled to receive certain payments and benefits for specified periods of time following a qualifying termination. Such benefits are only available in the event of involuntary terminations due to layoff, defined in the severance plan as termination of employment that the Company determines is either (i) due to an anticipated facility relocation or closing or a reduction of staffing levels where the employee has not refused a similar position (as such term is defined under the severance plan) with the Company, or (ii) resulting from an anticipated sale, merger or reorganization of our Company where the employee is not provided an opportunity to be employed in a similar position with the acquiring or resulting entity. Executives, including our NEOs, who are eligible to receive payments under our Executive Retirement Plan or who receive severance payments under a Change in Control Agreement are not also eligible to receive payments and benefits under our severance plans.
The Severance Plan provides that director level and above exempt employees, including certain of our NEOs, are eligible for:
(i)
two weeks of payments for each completed year of service to the Company, based on the weekly rate of the employee’s salary in effect on the date of his or her termination, with a minimum benefit of 26 weeks and a maximum benefit of 52 weeks;

(ii)
one month of subsidized health and dental coverage for each completed year of service to the Company with a minimum benefit of six months and a maximum benefit of 12 months; and

(iii)
outplacement services (currently capped at $2,000), in each case, in the event of certain involuntary terminations described above.

Additionally, the Severance Plan provides that, in the event of certain involuntary terminations, employees eligible to participate in our ABP may be entitled to a prorated bonus if such involuntary termination occurs on or after October 1 of a calendar year. The prorated bonus is calculated by multiplying the amount of the bonus an employee would have received for the calendar year, had he or she remained employed by the Company until the bonus payment date (or, if less, the target bonus) (Bonus), times a fraction, as follows:
Under the Severance Plan, the payment of severance benefits is subject to the Company’s receipt of a release of claims. In addition, the maximum severance payment available under the plan is limited to twice the Internal Revenue Code dollar limitation in effect for qualified plans for the calendar year immediately preceding the calendar year in which the termination occurs.
The following tables show potential payments to Messrs. Mahoney, Monson, Brown, Butcher, Fitzgerald, Brennan and Mirviss under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment, in each case assuming the termination was effective before the end of the day on December 31, 2025 and, where applicable, using the closing price of our common stock of $95.35 per share on the last trading day of 2025. In each case, amounts in these tables do not include amounts payable, if any, to our NEOs who were not retirement eligible on December 31, 2025 pursuant to our Executive Retirement Plan, which are described in the table and accompanying narrative and footnotes in Defined Benefit Retirement Plan on page 181.

Michael F. Mahoney
Payments Due Upon Termination:	Termination for Cause ($)(1)	Voluntary Termination ($)(2)	Involuntary Termination Without Cause ($)(3)	Change in Control ($)(4)	Termination Following Change in Control ($)(4)	Disability ($)	Death ($)	Retirement ($)
Cash Severance
Base Salary	—	—	—	—	4,350,002	—	—	—
Bonus	—	—	—	—	11,229,750	—	—	—
Pro rata Target Bonus(5)	—	2,320,001	2,320,001	—	2,320,001	2,320,001	2,320,001	2,320,001
Total Cash Severance	—	2,320,001	2,320,001	—	17,899,753	2,320,001	2,320,001	2,320,001
Benefits
Health and Welfare Benefits(6)	—	—	—	—	70,126	—	—	—
Post-Termination Life Insurance	—	—	—	—	2,016	—	—	—
Executive Retirement Plan(7)	—	4,291,611	4,291,611	—	—	4,291,611	4,291,611	4,291,611
Other Benefits(8)	—	—	—	—	—	—	—	—
Total Benefits	—	4,291,611	4,291,611	—	72,142	4,291,611	4,291,611	4,291,611
280G or Other Tax Adjustment	—	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(9)	—	9,803,614	9,803,614	—	9,803,614	9,803,614	9,803,614	9,803,614
Value of Accelerated Restricted Stock Units(10)	—	47,768,608	47,768,608	—	51,137,324	69,203,409	69,203,409	47,768,608
Total Value of Accelerated Equity Grants	—	57,572,222	57,572,222	—	60,940,938	79,007,023	79,007,023	57,572,222
Total Value of All Benefits	—	64,183,834	64,183,834	—	78,912,833	85,618,635	85,618,635	64,183,834

Jonathan R. Monson
Payments Due Upon Termination:	Termination for Cause ($)(1)	Voluntary Termination ($)(2)	Involuntary Termination Without Cause ($)(3)	Change in Control ($)(4)	Termination Following Change in Control ($)(4)	Disability ($)	Death ($)	Retirement ($)
Cash Severance
Base Salary	—	—	700,000	—	1,400,000	—	—	—
Bonus	—	—	—	—	1,120,000	—	—	—
Pro rata Target Bonus(5)	—	—	560,000	—	560,000	—	560,000	—
Total Cash Severance	—	—	1,260,000	—	3,080,000	—	560,000	—
Benefits
Health and Welfare Benefits(6)	—	—	24,726	—	82,886	—	—	—
Post-Termination Life Insurance	—	—	—	—	1,173	—	—	—
Executive Retirement Plan(7)	—	—	—	—	—	—	—	—
Other Benefits(8)	—	—	2,000	—	—	—	—	—
Total Benefits	—	—	26,726	—	84,059	—	—	—
280G or Other Tax Adjustment	—	—	—	—	(747,744)	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(9)	—	—	—	—	1,210,182	1,210,182	1,210,182	—
Value of Accelerated Restricted Stock Units(10)	—	—	—	—	2,435,811	2,435,811	2,435,811	—
Total Value of Accelerated Equity Grants	—	—	—	—	2,898,249	3,645,993	3,645,993	—
Total Value of All Benefits	—	—	1,286,726	—	6,062,308	3,645,993	4,205,993	—

Vance R. Brown
Payments Due Upon Termination:	Termination for Cause ($)(1)	Voluntary Termination ($)(2)	Involuntary Termination Without Cause ($)(3)	Change in Control ($)(4)	Termination Following Change in Control ($)(4)	Disability ($)	Death ($)	Retirement ($)
Cash Severance
Base Salary	—	—	—	—	1,330,001	—	—	—
Bonus	—	—	—	—	1,617,253	—	—	—
Pro rata Target Bonus(5)	—	498,750	498,750	—	498,750	498,750	498,750	498,750
Total Cash Severance	—	498,750	498,750	—	3,446,004	498,750	498,750	498,750
Benefits
Health and Welfare Benefits(6)	—	—	—	—	69,969	—	—	—
Post-Termination Life Insurance	—	—	—	—	1,284	—	—	—
Executive Retirement Plan(7)	—	1,995,001	1,995,001	—	—	1,995,001	1,995,001	1,995,001
Other Benefits(8)	—	—		—	—	—	—	—
Total Benefits	—	1,995,001	1,995,001	—	71,253	1,995,001	1,995,001	1,995,001
280G or Other Tax Adjustment	—	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(9)	—	1,078,387	1,078,387	—	1,078,387	1,078,387	1,078,387	1,078,387
Value of Accelerated Restricted Stock Units(10)	—	5,231,258	5,231,258	—	5,657,949	7,797,056	7,797,056	5,231,258
Total Value of Accelerated Equity Grants	—	6,309,645	6,309,645	—	6,736,336	8,875,443	8,875,443	6,309,645
Total Value of All Benefits	—	8,803,396	8,803,396	—	10,253,593	11,369,194	11,369,194	8,803,396

Arthur C. Butcher
Payments Due Upon Termination:	Termination for Cause ($)(1)	Voluntary Termination ($)(2)	Involuntary Termination Without Cause ($)(3)	Change in Control ($)(4)	Termination Following Change in Control ($)(4)	Disability ($)	Death ($)	Retirement ($)
Cash Severance
Base Salary	—	—	—	—	1,500,001	—	—	—
Bonus	—	—	—	—	1,914,412	—	—	—
Pro rata Target Bonus(5)	—	675,000	675,000	—	675,000	675,000	675,000	675,000
Total Cash Severance	—	675,000	675,000	—	4,089,413	675,000	675,000	675,000
Benefits
Health and Welfare Benefits(6)	—	—	—	—	82,956	—	—	—
Post-Termination Life Insurance	—	—	—	—	1,500	—	—	—
Executive Retirement Plan(7)	—	2,250,001	2,250,001	—	—	2,250,001	2,250,001	2,250,001
Other Benefits(8)	—	—	—	—	—	—	—	—
Total Benefits	—	2,250,001	2,250,001	—	84,456	2,250,001	2,250,001	2,250,001
280G or Other Tax Adjustment	—	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(9)	—	2,111,765	2,111,765	—	2,111,765	2,111,765	2,111,765	2,111,765
Value of Accelerated Restricted Stock Units(10)	—	9,396,947	9,396,947	—	10,250,329	14,430,746	14,430,746	9,396,947
Total Value of Accelerated Equity Grants	—	11,508,712	11,508,712	—	12,362,094	16,542,511	16,542,511	11,508,712
Total Value of All Benefits	—	14,433,713	14,433,713	—	16,535,963	19,467,512	19,467,512	14,433,713

Joseph M. Fitzgerald
Payments Due Upon Termination:	Termination for Cause ($)(1)	Voluntary Termination ($)(2)	Involuntary Termination Without Cause ($)(3)	Change in Control ($)(4)	Termination Following Change in Control ($)(4)	Disability ($)	Death ($)	Retirement ($)
Cash Severance
Base Salary	—	—	—	—	1,800,002	—	—	—
Bonus	—	—	—	—	2,639,264	—	—	—
Pro rata Target Bonus(5)	—	810,001	810,001	—	810,001	810,001	810,001	810,001
Total Cash Severance	—	810,001	810,001	—	5,249,267	810,001	810,001	810,001
Benefits
Health and Welfare Benefits(6)	—	—	—	—	70,084	—	—	—
Post-Termination Life Insurance	—	—	—	—	1,816	—	—	—
Executive Retirement Plan(7)	—	2,700,003	2,700,003	—	—	2,700,003	2,700,003	2,700,003
Other Benefits(8)	—	—	—	—	—	—	—	—
Total Benefits	—	2,700,003	2,700,003	—	71,900	2,700,003	2,700,003	2,700,003
280G or Other Tax Adjustment	—	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(9)	—	2,501,939	2,501,939	—	2,501,939	2,501,939	2,501,939	2,501,939
Value of Accelerated Restricted Stock Units(10)	—	12,375,971	12,375,971	—	13,442,747	18,717,396	18,717,396	12,375,971
Total Value of Accelerated Equity Grants	—	14,877,910	14,877,910	—	15,944,686	21,219,335	21,219,335	14,877,910
Total Value of All Benefits	—	18,387,914	18,387,914	—	21,265,853	24,729,339	24,729,339	18,387,914

Daniel J. Brennan(11)
Payments Due Upon Termination:	Termination for Cause ($)(1)	Voluntary Termination ($)(2)	Involuntary Termination Without Cause ($)(3)	Change in Control ($)(4)	Termination Following Change in Control ($)(4)	Disability ($)	Death ($)	Retirement ($)
Cash Severance
Base Salary	—	—	—	—	—	—	—	—
Bonus	—	—	—	—	—	—	—	—
Pro rata Target Bonus(5)	—	—	—	—	—	—	—	—
Total Cash Severance	—	—	—	—	—	—	—	—
Benefits
Health and Welfare Benefits(6)	—	—	—	—	—	—	—	—
Post-Termination Life Insurance	—	—	—	—	—	—	—	—
Executive Retirement Plan(7)	—	—	—	—	—	—	—	2,640,003
Other Benefits(8)	—	—	—	—	—	—	—	—
Total Benefits	—	—	—	—	—	—	—	2,640,003
280G or Other Tax Adjustment	—	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(9)	—	—	—	—	—	—	—	2,715,068
Value of Accelerated Restricted Stock Units(10)	—	—	—	—	—	—	—	11,637,563
Total Value of Accelerated Equity Grants	—	—	—	—	—	—	—	14,352,631
Total Value of All Benefits	—	—	—	—	—	—	—	16,992,634

Jeffrey B. Mirviss
Payments Due Upon Termination:	Termination for Cause ($)(1)	Voluntary Termination ($)(2)	Involuntary Termination Without Cause ($)(3)	Change in Control ($)(4)	Termination Following Change in Control ($)(4)	Disability ($)	Death ($)	Retirement ($)
Cash Severance
Base Salary	—	—	—	—	1,410,001	—	—	—
Bonus	—	—	—	—	1,541,254	—	—	—
Pro rata Target Bonus(5)	—	528,750	528,750	—	528,750	528,750	528,750	528,750
Total Cash Severance	—	528,750	528,750	—	3,480,005	528,750	528,750	528,750
Benefits
Health and Welfare Benefits(6)	—	—	—	—	69,998	—	—	—
Post-Termination Life Insurance	—	—	—	—	1,416	—	—	—
Executive Retirement Plan(7)	—	2,115,002	2,115,002	—	—	2,115,002	2,115,002	2,115,002
Other Benefits(8)	—	—	—	—	—	—	—	—
Total Benefits	—	2,115,002	2,115,002	—	71,414	2,115,002	2,115,002	2,115,002
280G or Other Tax Adjustment	—	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(9)	—	1,637,013	1,637,013	—	1,637,013	1,637,013	1,637,013	1,637,013
Value of Accelerated Restricted Stock Units(10)	—	7,804,440	7,804,440	—	8,298,448	11,001,483	11,001,483	7,804,440
Total Value of Accelerated Equity Grants	—	9,441,453	9,441,453	—	9,935,461	12,638,496	12,638,496	9,441,453
Total Value of All Benefits	—	12,085,205	12,085,205	—	13,486,880	15,282,248	15,282,248	12,085,205

(1)
Employees, including NEOs, are not entitled to any benefits upon termination for cause. All unvested equity awards, as well as all vested but unexercised stock options, are forfeited as of the date of termination for cause.

(2)
No benefits were payable upon voluntary termination by our NEOs as of December 31, 2025, unless the NEO was retirement eligible. Messrs. Mahoney, Brown, Butcher, Fitzgerald, and Mirviss were retirement eligible as of December 31, 2025.

(3)
Amounts in this column reflect benefits payable upon involuntary termination by the Company on December 31, 2025, excluding terminations for cause or in connection with a change in control. Amounts for Messrs. Mahoney, Brown, Butcher, Fitzgerald and Mirviss represent benefits payable under our

2025 ABP and Executive Retirement Plan, and such executives are therefore not eligible for severance benefits under our Severance Plan. Amounts for Mr. Monson represent benefits payable under our 2025 ABP and Severance Plan, subject to the terms of those plans, including the absence of comparable continued employment.

(4)
All equity awards granted to our executives require both a change in control and subsequent termination without Cause or by the executive for Good Reason in order to accelerate vesting. However, if the surviving or acquiring entity in a change in control transaction does not provide for the substitution or assumption of outstanding equity awards, such awards will become fully vested upon the change in control. Amounts in the “Change in Control” column assume that the executive is not terminated following the change in control and that the surviving or acquiring entity provides for the substitution or assumption of outstanding equity awards. The Change in Control Agreements of our NEOs other than the CEO incorporate the Company’s 2022 reduction of the severance multiplier from three to two. Mr. Mahoney’s severance multiplier in the event of a change in control is three times his base salary and bonus. Amounts in the “Termination Following Change in Control” column represent benefits payable under our Change in Control Agreements following termination without Cause or resignation by the executive for Good Reason on December 31, 2025 in connection with, and within two years of, a change in control of the Company. For a further description of our Change in Control Agreements, please see Change in Control Agreements on page 184.

(5)
Amounts in the “Pro rata Target Bonus” row reflect the assumed on-plan bonus under our 2025 ABP, which is equal to the incentive target amount under the plan, for each of our NEOs. For a further description of our 2025 ABP, please see Short-Term Incentives and Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — 2025 Annual Bonus Plan on pages 150 and 172, respectively.

(6)
In determining the value of health and welfare benefits, we used the assumptions used for financial reporting purposes under GAAP.

(7)
Amounts in the “Executive Retirement Plan” row reflect amounts earned under our Executive Retirement Plan, provided the NEO is eligible for benefits under the plan. In order to be eligible for benefits under the plan, the sum of an executive officer’s age and years of service must exceed 65, provided that the executive is at least 55 years old and has completed at least five years of service with us. Messrs. Mahoney, Brown, Butcher, Fitzgerald and Mirviss were eligible for benefits under the plan on December 31, 2025.

(8)
Amounts in the “Other Benefits” row reflect payment of outplacement services under the Severance Plan.

(9)
Amounts in the “Value of Accelerated Stock Options” row reflect the number of shares underlying in-the-money unvested stock options held by each NEO, multiplied by the difference between that option’s exercise price and $95.35 (the closing price of our common stock on the last trading day of 2025).

(10)
Amounts in the “Value of Accelerated Restricted Stock Units” row reflect the value of the number of each NEO’s performance and service-based RSUs, the vesting of which would have accelerated as of December 31, 2025, calculated by multiplying the number of accelerated RSUs by $95.35 (the closing price of our common stock on the last trading day of the 2025).

In February 2023, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded rTSR performance-based RSUs under our 2023 rTSR PSP, the attainment of which was based on the TSR of our common stock relative to the TSR of the common stock of the other companies in the S&P 500 Health Care Index over a three-year performance period. Our rTSR performance was ranked 95th percentile relative to that of the other companies in the S&P 500 Health Care Index over the performance cycle comprising the three-year period that ended December 31, 2025. Accordingly, in February 2026, the Compensation Committee determined that pursuant to the terms of the 2023 rTSR PSP, 200% of the target number of rTSR performance-based RSUs had been earned based on the performance criteria under the program. As a result, 261,586 shares of common stock were delivered or otherwise made available to our NEOs under the 2023 rTSR PSP.
In February 2023, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded ONSG performance-based RSUs under our 2023 ONSG PSP, the attainment of which was based on the performance of our ONSG against our financial plan over a three-year performance period that ended December 31, 2025. Accordingly, in February 2026, the Compensation Committee determined that pursuant to the terms of the 2023 ONSG PSP, 200% of the target number of rTSR performance-based RSUs had been earned based on the performance criteria under the program. As a result, 261,586 shares of common stock were delivered or otherwise made available to our NEOs under the 2023 ONSG PSP.
In February 2024 and 2025, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was awarded rTSR performance-based RSUs under our 2024 and 2025 rTSR PSPs, respectively, the attainment of which will be based on the TSR of our common stock relative to the TSR of the common stock of the other companies in the S&P 500 Health Care Index over a three-year performance and service period (Performance Period). For a further description of our rTSR performance-based RSUs under the rTSR PSPs, please see Long-Term Incentives and Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — 2025 Relative Total Shareholder Return Share Program on pages 172.
In February 2024 and 2025, each of our NEOs except for Mr. Monson, who was not an executive officer at such time, was also awarded ONSG performance-based RSUs under our 2024 and 2025 ONSG PSP, the attainment of which will be based on the performance of our ONSG against our financial plan over a three-year performance period. For a further description of our ONSG performance-based RSUs under the ONSG PSPs, please see Long-Term Incentives and Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — 2025 Organic Net Sales Growth Share Program on page 173.
As reflected within the amounts in the “Value of Accelerated Restricted Stock Units” row, if a NEO’s employment was terminated without Cause or if the NEO resigned for Good Reason following a change in control on December 31, 2025, (a) the awards under our 2024 rTSR PSP would accelerate, subject to proration, with the resulting amount calculated based on the Company’s rTSR performance during the period beginning January 1, 2024 to December 31, 2025 as compared to the applicable peer group for that period, and (b) the awards under our 2025 rTSR PSP would be forfeited because the change in control did not occur after December 31 in the year of grant. Because we have not yet reached the end of the Performance Period for the awards under the 2024 and 2025 rTSR PSPs, we are unable to ascertain with certainty the value of the TSR performance-based RSUs that the NEOs would be entitled to in the event of retirement, death or disability on December 31, 2025. In such event, assuming that the Company’s performance at the end of the performance period is the same as for the one- and two-year periods ended December 31, 2025, the awards under each of our 2024 and 2025 rTSR PSPs would accelerate, subject to proration, with the resulting amounts calculated based on the Company’s rTSR performance during the one- and two-year periods beginning January 1, 2024 and January 1, 2025 and ended December 31, 2025, as compared to the applicable peer group for such period, respectively, except in the case of retirement, in which case the 2025 rTSR PSPs would be forfeited because the retirement occurred in the year of grant.
As reflected within the amounts in the “Value of Accelerated Restricted Stock Units” row, if a NEO’s employment was terminated without Cause or if the NEO resigned for Good Reason following a change in control on December 31, 2025, (a) the awards under our 2024 ONSG PSP would accelerate, subject to proration, with the resulting amount calculated based on the Company’s ONSG performance during the period beginning January 1, 2024 to December 31, 2025 as compared to the internal financial plan, and (b) the awards under our 2025 ONSG PSP would be forfeited because the change in control did not occur after December 31 in the year of grant. Because we have not yet reached the end of the performance period for the awards under the 2024 and 2025 ONSG PSPs, we are unable to ascertain with certainty the value of the ONSG performance-based RSUs that the NEOs would be entitled to in the event of retirement, death or disability on December 31, 2025. In such event, assuming that the Company’s performance at the end of the performance period is the same as for the one- and two-year periods ended December 31, 2025, the awards under each of our 2024 and 2025 ONSG PSPs would accelerate, subject to proration, with the resulting amounts calculated based on the Company’s ONSG performance during the one- and two-year periods beginning January 1, 2024 and January 1, 2025 and ended December 31, 2025, as compared to the internal financial plan, respectively, except in the case of retirement, in which case the 2025 ONSG PSPs would be forfeited because the retirement occurred in the year of grant.

For a discussion of how performance of our 2024 and 2025 rTSR PSPs and ONSG PSPs is currently tracking, please see the footnotes to the Outstanding Equity Awards At Fiscal Year End Table beginning on page 175.
(11)
Mr. Brennan retired effective as of October 3, 2025. Accordingly, no additional equity vesting or severance benefits would be payable upon a change in control. Upon retirement, except for awards granted in fiscal year 2025, all outstanding stock options became fully vested and exercisable and time-based RSUs vested (subject to delayed settlement pursuant to Section 409A), the value of which is set forth above. Mr. Brennan also continues to hold outstanding performance-based equity awards granted in 2024 that remain subject to achievement of applicable performance conditions through the end of their respective performance periods. All awards granted in fiscal year 2025 were forfeited in accordance with the applicable plan and award agreements, and no portion of such awards vested. The amount shown reflects benefits paid under the Executive Retirement Plan.

Grants of Certain Equity Awards
Under our Equity Grant Policy, annual equity awards for our employees, including our executives, are generally approved by our Compensation Committee at a regularly scheduled meeting, which occurs after the public release of year-end earnings. Such awards are effective on the date of approval or, for administrative reasons, shortly thereafter. Prior to approving any equity awards, including stock options, our Compensation Committee may consider the possible impact of any material nonpublic information on the value of such equity awards; our Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information, and the Company does not time the release of material nonpublic information based on equity award grant dates.
The following table contains information required by Item 402(x)(2) of Regulation S-K about stock options granted to the Company’s NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K. The Company did not grant any stock options to NEOs of the Company in the last completed fiscal year during the period from four business days before to one business day after the filing of any of the Company’s Quarterly Reports on Form 10-Q, or the filing or furnishing of any Current Report on Form 8-K that discloses material nonpublic information.
Name	Grant Date	Number of Securities Underlying the Award (#)(1)	Exercise Price of Award ($/SH)	Grant Date Fair Value of the Award ($)(2)
Percentage Change in the Closing Market
Price of the Securities Underlying the
Award Between the Trading Day Ending
Immediately Prior to the Disclosure of
Material Nonpublic Information and the
Trading Day Beginning Immediately
Following the Disclosure of Material
Nonpublic Information(3)

Michael F. Mahoney	2/13/2025	90,915	106.14	3,749,980	(0.41)%
Jonathan R. Monson	2/13/2025	7,165	106.14	295,535	(0.41)%
Vance R. Brown	2/13/2025	11,515	106.14	474,960	(0.41)%
Arthur C. Butcher	2/13/2025	23,031	106.14	949,962	(0.41)%
Joseph M. Fitzgerald	2/13/2025	28,789	106.14	1,187,463	(0.41)%
Daniel J. Brennan	2/13/2025	23,031	106.14	949,962	(0.41)%
Jeffrey B. Mirviss	2/13/2025	13,334	106.14	549,989	(0.41)%

(1)
Our NEOs’ 2025 long-term incentive awards were granted on February 13, 2025. The stock options have an exercise price of $106.14 per share, the closing price of our common stock on the date of grant.

(2)
The amounts in this column have been determined in accordance with FASB ASC Topic 718. See footnotes 2 and 3 to the Summary Compensation Table for a description of the assumptions used in determining the grant date fair value of these awards beginning on page 166.

(3)
The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 on February 18, 2025.

CEO Pay Ratio
We strive to pay our employees competitively compared to similar positions in the applicable labor market. We follow that approach worldwide, whether for an executive position or an hourly job at a local facility. We take into account location, job level and pay grade, time with us and time in current role, experience and skill set, and adjust compensation annually to match the applicable market. By doing so, we believe we maintain a high-quality, stable workforce. We determined the compensation we paid to the median employee in accordance with this philosophy.
Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Michael F. Mahoney, our CEO. The following paragraphs describe our methodology and the resulting CEO Pay Ratio.
For 2025, our last completed fiscal year:
•
the annual total compensation of the employee identified at median of our Company (other than our CEO), was $67,539; and

•
the annual total compensation of our CEO was $23,532,050.

Based on this information, for 2025, the ratio of the annual total compensation of our CEO to the total annual compensation of our median employee is estimated to be approximately 348 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
To identify the median of the annual total compensation of all our employees and the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•
The median employee who was used for purposes of calculating the CEO Pay Ratio for 2025 is the same employee whom we identified for the CEO Pay Ratio disclosure for 2023 on December 25, 2023. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would materially affect our pay ratio disclosure. With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $67,539. We calculated the median employee’s actual salary for the 12-month period ended December 31, 2025. In addition, the median employee’s total compensation for 2025 includes a bonus that was paid in early 2026, Company matching contributions to the employee’s 401(k) plan, and premiums and the imputed income for Company-paid term life insurance; and

•
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2025 in the Summary Compensation Table on page 166 of this proxy statement/prospectus.

Pay Versus Performance
This section should be read in conjunction with the Compensation Discussion & Analysis section of this proxy statement/prospectus, which includes additional discussion of the objectives of our executive compensation program and how they are aligned with the Company’s financial and operational performance.
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) (CAP) and certain financial performance measures of the Company. For further information concerning our pay-for-performance strategy and how we align executive compensation with the Company’s performance, refer to the Compensation Discussion & Analysis section beginning on page 138 of this proxy statement/prospectus.
Pay Versus Performance Table
Year(1)	Summary Compensation Table Total for CEO/PEO ($)	Compensation Actually Paid to CEO/PEO ($)(2)	Average Summary Compensation Table for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(3)	Value of Initial Fixed $100 Investment Based On:
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)	Net Income ($ millions)	Adjusted Net Sales ($ millions)(5)
2025	23,532,050	32,971,714	5,837,482	5,907,746	265.23	148.36	2,892	19,931
2024	21,420,801	65,818,468	5,515,833	15,177,435	248.46	129.46	1,846	16,741
2023	18,723,735	38,596,387	4,865,206	9,121,400	160.81	126.21	1,592	14,257
2022	16,941,961	21,632,710	4,884,001	5,984,751	128.71	123.67	698	13,206
2021	16,064,039	20,440,299	3,905,481	4,972,710	118.16	126.13	1,041	11,646

(1)
The CEO/PEO and NEO/Non-PEO Named Executive Officers included in the above compensation columns reflect the following:

Year	CEO/PEO	Non-PEO NEOs
2025	Michael F. Mahoney	Jonathan R. Monson, Vance R. Brown, Arthur C. Butcher, Joseph M. Fitzgerald, Daniel J. Brennan and Jeffrey B. Mirviss
2024	Michael F. Mahoney	Daniel J. Brennan, Arthur C. Butcher, Joseph M. Fitzgerald, and Jeffrey B. Mirviss
2023	Michael F. Mahoney	Daniel J. Brennan, Arthur C. Butcher, Joseph M. Fitzgerald, and Jeffrey B. Mirviss
2022	Michael F. Mahoney	Daniel J. Brennan, Arthur C. Butcher, Joseph M. Fitzgerald, and Jeffrey B. Mirviss
2021	Michael F. Mahoney	Daniel J. Brennan, Joseph M. Fitzgerald, Jeffrey B. Mirviss and David A. Pierce

(2)
“Compensation Actually Paid” to the CEO/PEO reflect the following adjustments from the amount reported in the “Total” compensation column of the Summary Compensation Table on page 166 of this proxy statement/prospectus.

Adjustments to Determine Compensation “Actually Paid” for CEO/PEO	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Total Reported in Summary Compensation Table	23,532,050	21,420,801	18,723,735	16,941,961	16,064,039
Less Change in Actuarial Present Value reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT	441,611	291,666	291,667	376,667	360,000
Plus “Service Cost” for Pension Plans	—	—	—	—	—
Less Amounts Reported under the “Stock Awards” Column of the SCT	13,608,056	12,229,998	10,472,753	9,924,100	9,126,292
Less Amounts Reported under the “Option Awards” Column of the SCT	3,749,980	3,562,493	3,124,984	2,874,985	2,749,999
Plus the Fair Value of Awards Granted during covered year that Remain Unvested as of Year-end	17,194,877	30,707,960	22,483,365	13,748,034	14,273,008
Plus the Change in Fair Value from prior Year-end to current Year-end of Awards Granted prior to covered year that were Outstanding and Unvested as of Year-end	3,798,313	26,602,863	11,223,191	4,283,677	2,596,137
Plus the Change in Fair Value from prior Year-end to Vesting Date of Awards Granted prior to covered year that Vested during covered year	6,246,121	3,171,001	55,500	315,254	903,733
Less the Fair Value as of prior Year-End of Awards Granted prior to covered year that were Forfeited during covered year	—	—	—	480,464	1,160,327
Total Adjustments	9,439,664	44,397,667	19,872,652	4,690,749	4,376,260
Compensation Actually Paid	32,971,714	65,818,468	38,596,387	21,632,710	20,440,299
“Compensation Actually Paid” does not correlate to the total amount of cash or equity compensation realized during each fiscal year and is different from “realizable” or “realized” compensation as reported in the Compensation Discussion & Analysis section of this proxy statement/prospectus. Instead, it is a nuanced calculation that includes the increase or decrease in value of certain elements of compensation over each fiscal year, including compensation granted in a prior year, in accordance with Item 402(v) of Regulation S-K. The amount of compensation ultimately received may, in fact, be different from the amounts disclosed in these columns of the Pay Versus Performance Table.

(3)
The average “Compensation Actually Paid” to the Non-PEO NEOs reflect the following adjustments from the amount reported in the “Total” compensation column of the Summary Compensation Table on page 166.

Adjustments to Determine Average Compensation “Actually Paid” for Non-PEO NEOs	2025 Average ($)	2024 Average ($)	2023 Average ($)	2022 Average ($)	2021 Average ($)
Total Reported in Summary Compensation Table	5,837,482	5,515,833	4,865,206	4,884,001	3,905,481
Less Change in Actuarial Present Value reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT	399,721	145,042	121,759	122,326	59,942
Plus “Service Cost” for Pension Plans	6,153	16,633	15,308	16,435	—
Less Amounts Reported under the “Stock Awards” Column of the SCT	2,757,988	2,660,420	2,324,937	2,180,154	1,918,553
Less Amounts Reported under the “Option Awards” Column of the SCT	880,357	774,991	693,748	693,740	578,120
Plus the Fair Value of Awards Granted during covered year that Remain Unvested as of Year-end	2,814,717	6,680,034	4,991,284	3,103,987	3,000,519
Plus the Change in Fair Value from prior Year-end to current Year-end of Awards Granted prior to covered year that were Outstanding and Unvested as of Year-end	159,452	5,867,592	2,367,857	1,004,348	636,900
Plus the Change in Fair Value from prior Year-end to Vesting Date of Awards Granted prior to covered year that Vested during covered year	1,128,008	677,794	22,189	65,014	208,010
Less the Fair Value as of prior Year-End of Awards Granted prior to covered year that were Forfeited during covered year	—	—	—	92,814	221,585
Total Adjustments	70,264	9,661,602	4,256,194	1,100,750	1,067,229
Compensation Actually Paid	5,907,746	15,177,435	9,121,400	5,984,751	4,972,710
“Compensation Actually Paid” does not correlate to the total amount of cash or equity compensation realized during each fiscal year and is different from “realizable” or “realized” compensation as reported in the Compensation Discussion & Analysis section of this proxy statement/prospectus. Instead, it is a nuanced calculation that includes the increase or decrease in value of certain elements of compensation over each fiscal year, including compensation granted in a prior year, in accordance with Item 402(v) of Regulation S-K. The amount of compensation ultimately received may, in fact, be different from the amounts disclosed in these columns of the Pay Versus Performance Table.

(4)
We selected the Standard & Poor’s (S&P) 500 Health Care Index (referred to herein as the “Health Care Index”) as our peer group for purposes of this disclosure, which was comprised of 60-64 companies for the years 2021 through 2025 included in the S&P 500 that are classified as members of the GICS® Health Care sector primarily engaged in Health Care Equipment and Services, Pharmaceuticals, Biotechnology and Life Sciences, including the Company and other mid-cap and large-cap healthcare companies. The Health Care Index is the same performance peer group selected by the Compensation Committee for determining the achievement of targets of TSR performance-based RSUs granted to our NEOs, including our CEO, between 2021 and 2025. See Long Term Incentives on page 157 for additional information.

(5)
Adjusted Net Sales represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to our NEOs, including our CEO, for the most recently completed fiscal year to the Company’s performance. Adjusted Net Sales is a non-GAAP financial measure. For a reconciliation of Adjusted Net Sales to the most directly comparable GAAP financial measure and insight into how Adjusted Net Sales is considered by management, please see Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs on page 219 to this proxy statement/prospectus.

Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the Compensation Discussion & Analysis section of this proxy statement/prospectus, the Company’s executive compensation program reflects our commitment to pay-for-performance. We selected Adjusted Net Sales as our Company Selected Measure for purposes of evaluating Pay Versus Performance because it is a key performance metric within our 2025 ABP and underlying factor in achieving the performance targets for our long-term incentive compensation programs. While the Company utilizes several performance measures to align executive compensation with Company performance, not all such measures are presented in the Pay Versus Performance Table above. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic depictions of the relationships between information presented in the Pay Versus Performance Table.
CAP and TSR
The graph below shows the relationship between (i) the five-year total return to stockholders on our common stock and the return on the Health Care Index, in each case assuming $100 was invested in our common stock and in the Health Care Index on December 31, 2020 and that any dividends were reinvested, and (ii) the CAP for our CEO/PEO and the average CAP for our non-PEO NEOs for each of 2021 through 2025.
Relationship Between Compensation Actually Paid and Company/Peer Group Total Shareholder Return

CAP and Net Income
The graph below shows the relationship between our net income and the CAP for our CEO/PEO and the average CAP for our non-PEO NEOs for each of 2021 through 2025.
Relationship Between Compensation Actually Paid and Net Income
CAP and Adjusted Net Sales
The graph below shows the relationship between our Adjusted Net Sales and the CAP for our CEO/PEO and the average CAP for our non-PEO NEOs for each of 2021 through 2025.
Relationship Between Compensation Actually Paid and Adjusted Net Sales

Pay Versus Performance Tabular List of Most Important Financial Performance Measures for All NEOs for Fiscal Year 2025
As described in greater detail in the Compensation Discussion & Analysis section of this proxy statement/prospectus, the Company’s executive compensation program reflects a pay-for performance philosophy. We utilize metrics for our short- and long-term incentive compensation programs based on an objective of driving profitable growth and increasing shareholder value. Listed below are the financial and non-financial performance measures which in our assessment represent the most important performance measures we used to link CAP to our NEOs, including our CEO, for 2025, to Company performance.
Adjusted Net Sales*
Adjusted EPS*
Adjusted OIM*
Organic Net Sales Growth*
Relative Total Shareholder Return

*
Adjusted Net Sales, Adjusted EPS, Adjusted OIM and Organic Net Sales Growth are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP financial measures are considered by management, please see Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs on page 219 to this proxy statement/prospectus.

Directors
The biography of each of the directors of the Boston Scientific Board is listed below and contains information regarding the person’s service as a director, business experience, public company director positions currently held or held at any time during the last five years, information regarding involvement in certain legal or administrative proceedings (if applicable), and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Boston Scientific Board to determine that the person should serve as a director. Each of the directors listed below exemplifies how the Boston Scientific Board values professional experience in business, education, policy and governmental fields. The Boston Scientific Board believes these strong backgrounds and sets of skills provide the Boston Scientific Board, as a whole, with a strong foundation of technical expertise and a wealth of diverse experience in a wide variety of areas to address the current and anticipated needs of the Company as its opportunities and challenges evolve.
David C. Habiger Independent	Age: 57

Vice Chairman of the
Board and Former
President and Chief
Executive Officer,
J.D. Power
Director since:
July 2024
Boston Scientific Board Committees:
•
Audit (Financial Expert)

•
Executive Compensation and Human Resources

Experience Highlights:
Mr. Habiger is Vice Chairman of J.D. Power, a market research and data analytics company where he previously served as its President and Chief Executive Officer. Prior to joining J.D. Power as its Chief Executive Officer in March 2018, he founded and was partner of Silicon Media Partners beginning in January 2016, served as a senior advisor at Silver Lake Partners, a private equity firm, from October 2013 to October 2020, and was a venture partner at Pritzker Group, a venture capital firm, from January 2013 to October 2019. Mr. Habiger served as Chief Executive Officer of Textura Corporation through its sale to Oracle in June of 2016 and served as the Chief Executive Officer of NDS through its sale to Cisco in July 2012. Earlier in his career, he held positions of increasing responsibility at Sonic Solutions, including serving as its Chief Executive Officer through its sale to Rovi Corporation in early 2011. Mr. Habiger is a director on the Chicago Federal Reserve Board where he serves on the Governance, Human Resources and SABOR (Systems Activities, Bank Operations and Risk) Committees. He is also a director of several public and private boards, including EnerSys, a global industrial battery manufacturing company, Reddit, Inc., a social media and software company, and Xperi Inc., a consumer and entertainment licensing company, and a member of the board of trustees at Rush University Medical Center. Mr. Habiger received an MBA from the University of Chicago and a BA in business administration from St. Norbert College.
Select Skills and Qualifications:
Mr. Habiger’s qualifications to serve on the Boston Scientific Board include his Chief Executive Officer and executive leadership experience, experience in technology and innovation, along with deep expertise in corporate governance, financial accounting, risk management, and global business strategy and operations.

Edward J. Ludwig Independent	Age: 74

Former Chairman of the
Board and Chief Executive
Officer, Becton, Dickinson
and Company
Director since:
March 2014; Lead Independent Director
since May 2016
Boston Scientific Board Committees:
•
Audit (Financial Expert)

•
Nominating and Governance

Experience Highlights:
Mr. Ludwig is the former Chairman of the Board of Becton, Dickinson and Company (BDX), a global medical technology company, having served in that position from February 2002 through June 2012. He also served as BDX’s Chief Executive Officer from January 2000 to September 2011 and as its President from May 1999 to December 2008. Mr. Ludwig joined BDX as a senior financial analyst in 1979. Prior to joining BDX, Mr. Ludwig served as a senior auditor with Coopers and Lybrand (now PricewaterhouseCoopers), where he earned his CPA, and as a financial and strategic analyst at Kidde, Inc. Mr. Ludwig was a member of the board of directors of POCARED Diagnostics Ltd, a privately held company focused on infectious disease diagnostics from 2013 to 2022. He formerly served as a director of CVS Health Corporation, Aetna, Inc., Xylem, Inc. and as Vice Chair of the board of trustees of the Hackensack University Medical Center Network. He is currently the Chairman of the Board of GRIP Molecular, a startup primary care diagnostic company. Mr. Ludwig received an MBA from Columbia University and a BA in economics and accounting from The College of Holy Cross.
Select Skills and Qualifications:
Mr. Ludwig’s qualifications to serve on the Boston Scientific Board include his chief executive officer and executive leadership experience, specifically his service as a director and executive of a public medical technology company, along with his extensive expertise in the healthcare industry, global business and global business strategy and operations, finance, and technology and innovation.

Michael F. Mahoney CEO, Chairman of the Boston Scientific Board	Age: 61
President and Chief Executive Officer, Boston Scientific Corporation Director since: November 2012; Chairman since May 2016
Experience Highlights:
Mr. Mahoney joined the Company as our President in October 2011 and became our President, Chief Executive Officer and a Director in November 2012. Mr. Mahoney became our Chairman of the Boston Scientific Board in May 2016. Prior to joining the Company, he was Worldwide Chairman of the Medical Devices and Diagnostics division of Johnson & Johnson from January 2011 to September 2011, overseeing 50,000 employees and seven franchises. Prior to assuming this position, Mr. Mahoney served as Worldwide Group Chairman of Johnson & Johnson’s DePuy franchise, an orthopedics and neurosciences business, from April 2007 through January 2011. From January 2001 through March 2007, Mr. Mahoney served as President and Chief Executive Officer of Global Healthcare Exchange, a provider of supply chain solutions and services that brings together hospitals, manufacturers, distributors and group purchasing organizations. From 2015 to 2023, Mr. Mahoney served as a member of the board of directors of Baxter International Inc., a multinational health care company, and is currently a director of CVS Health Corporation. Mr. Mahoney began his career at General Electric Medical Systems, where he spent 12 years, culminating in the role of General Manager of the Healthcare Information Technology business. Mr. Mahoney also serves on the board of the Boys & Girls Club of Boston, is the Chair of the board of governors of Boston College CEO Club, and a member of the American Heart Association CEO roundtable. Mr. Mahoney received an MBA from Wake Forest University and a BA in finance from the University of Iowa.
Select Skills and Qualifications:
In addition to serving as our President and Chief Executive Officer, Mr. Mahoney’s qualifications to serve on the Boston Scientific Board, include his management experience leading complex global organizations in medical device and other healthcare-related businesses, expertise in building strong leadership teams, developing international markets, and a proven ability to execute successful business strategies and drive operational excellence.

Jessica L. Mega, M.D. Independent	Age: 51

Co-Founder and Former
Chief Medical and
Scientific Officer, Verily
Life Sciences, LLC
Director since:
June 2023
Boston Scientific Board Committees:
•
Executive Compensation and Human Resources

•
Risk, Science and Technology

Experience Highlights:
Dr. Mega is a leader at the intersection of technology, life sciences and healthcare. She co-founded Verily Life Sciences, LLC, a subsidiary of Alphabet Inc. focused on life sciences and healthcare, and served as Chief Medical and Scientific Officer from 2015 to January 2023. At Verily, Dr. Mega oversaw the company’s clinical and science efforts, focusing on translating technological innovations and scientific insights into partnerships and products that improve patient outcomes. Dr. Mega also served as the Chief Medical Officer of Google Life Sciences. Prior to Verily and Google, she was as a Cardiologist and Senior Investigator at Brigham and Women’s Hospital from 2008 to 2015. Dr. Mega was also a faculty member at Harvard Medical School and with the TIMI Study Group, where she led large-scale international clinical trials evaluating novel cardiovascular therapies and directed the genetics program. Dr. Mega served as a director of Danaher Corporation from November 2019 to February 2026, and is currently on the Board of Advisors at Stanford’s Center for Digital Health, the Duke-Margolis Institute for Health Policy, and Research!America. Dr. Mega received her MD from Yale University School of Medicine, an MPH from Harvard School of Public Health, and BA in Human Biology from Stanford University.
Select Skills and Qualifications:
Dr. Mega’s qualifications to serve on the Boston Scientific Board include her clinical background and executive experience in life sciences, technology, and global business strategy and operations, specifically her service as a director and executive and her background in academia, public policy, government, and regulatory affairs.

Susan E. Morano Independent	Age: 61

Former Vice President
Business Development
and Strategic Operations,
Johnson & Johnson
Medtech
Director since:
June 2023
Boston Scientific Board Committees:
•
Audit (Financial Expert)

•
Nominating and Governance (Chair)

Experience Highlights:
Ms. Morano is the former Vice President Business Development and Strategic Operations, Johnson & Johnson Medtech, having served in that position from 2020 through February 2023. Prior to this role, she served as Vice President Business Development, Johnson & Johnson Medical Devices, beginning in 2012, with responsibility for licensing, acquisitions and divestitures for its Medical Devices Group. In addition, during her time at Johnson & Johnson, Ms. Morano held a number of positions with increasing responsibility through six operating companies, primarily within Finance and Business Development, and is a former member of its MedTech Leadership Team. Ms. Morano currently serves on the board of ExploraMed, a private, medical device incubator focused on patient-driven solutions to persistent medical problems. Ms. Morano received an MBA from Columbia University and a BA from Villanova University.
Select Skills and Qualifications:
Ms. Morano’s qualifications to serve on the Boston Scientific Board include her executive leadership experience in the medtech industry, specifically extensive experience in global business strategy and operations, healthcare, human capital, corporate governance and sustainability, as well as financial expertise.

Cheryl Pegus, M.D. Independent	Age: 62
Chair and Chief Executive Officer, FlyteHealth Director since: May 2024 Boston Scientific Board Committees: • Executive Compensation and Human Resources • Risk, Science and Technology (Chair)
Experience Highlights:
Dr. Pegus is the Board Chair and Chief Executive Officer of FlyteHealth, a leader in cardiometabolic care. Prior to FlyteHealth, she served as a partner at Morgan Health, where, from November 2022 to May 2024, Dr. Pegus supported the organization’s strategic investments and broader efforts to improve the quality and affordability of employer-sponsored health care. Dr. Pegus is President of Caluent, LLC, a healthcare analytics and advisory company she has owned since 2012. Dr. Pegus previously served as Executive Vice President of Health & Wellness for Walmart from December 2020 through March 2023, where she led the company’s health care businesses and served as a senior advisor. Prior to that, Dr. Pegus served as Chief Medical Officer and President of Consumer Health Solutions for Cambia Health Solutions from September 2018 to December 2020. Dr. Pegus also served as the first Chief Medical Officer of Walgreens from 2010 to 2013, and from 2007 to 2010, as general manager and Chief Medical Officer of SymCare Personalized Health Solutions, Inc., a diabetes-focused division of Johnson & Johnson. Prior to that, Dr. Pegus served as a medical director at Aetna and Pfizer. She began her career in private practice as a cardiologist. Dr. Pegus is currently a member of the board of directors of Concentra Group Holdings Parent, Inc. (known as “Concentra”), a provider of occupational health services. Dr. Pegus is co-founder of A New Beat, an organization focused on advancing cardiovascular health and supporting the career growth of emerging leaders in the field of cardiology, and currently serves on the boards of private organizations, including the American Heart Association. Dr. Pegus previously served as a director of several public companies, including Phreesia, Inc., Tactile Systems Technology, Inc. and Cogentix Medical, Inc. Dr. Pegus received an MD from Weill Cornell Medical College, an MPH from Columbia University Mailman School of Public Health, and a BA from Brandeis University.
Select Skills and Qualifications:
Dr. Pegus’s qualifications to serve on the Boston Scientific Board include her chief executive officer and executive leadership experience in healthcare, extensive expertise in public health policy, clinical care and business strategy, and deep experience in regulatory matters, human capital management, executive compensation, and technology and innovation, along with a proven track record of advancing healthcare quality and affordability across diverse organizations.

Cathy R. Smith Independent	Age: 62
Executive Vice President & Chief Financial Officer, Starbucks Corporation Director since: February 2026 Boston Scientific Board Committees: • Audit (Financial Expert) • Nominating and Governance
Experience Highlights:
Ms. Smith is Executive Vice President and Chief Financial Officer of Starbucks Corporation responsible for the company’s global financial organization. Ms. Smith joined Starbucks in March of 2025 and brings more than two decades of financial leadership experience in global consumer-facing and retail organizations. Prior to joining Starbucks, she served as Chief Financial Officer of Nordstrom, Inc. from 2023 to 2025, Chief Financial Officer and Chief Administrative Officer of Bright Health from 2019 to 2023, and Executive Vice President and Chief Financial Officer of Target from 2015 to 2019. Ms. Smith has served as a director of PPG Industries since 2019 and served as a director of Baxter International Inc. from 2017 to February 2026. Ms. Smith holds an MBA from the University of Southern California and a BA in Business Economics from the University of California, Santa Barbara.
Select Skills and Qualifications:
Ms. Smith’s qualifications to serve on the Boston Scientific Board include her executive leadership experience and financial expertise as a chief financial officer and audit committee financial expert. She brings significant public company governance and board experience, as well as insight into corporate transactions, human capital management and compensation, cybersecurity and IT oversight, sustainability, and technology and innovation. Her global business experience and healthcare industry background further support the Boston Scientific Board’s oversight of strategy, risk and long-term value creation.

Christophe P. Weber Independent	Age: 59

Chief Executive Officer,
Takeda Pharmaceutical
Company, Limited
Director since:
February 2026
Boston Scientific Board Committees:
•
Executive Compensation
and Human Resources

•
Risk, Science and Technology

Experience Highlights:
Mr. Weber is President, Chief Executive Officer and representative director of Takeda Pharmaceutical Company Ltd. He joined Takeda in April 2014 as Chief Operating Officer, was named President and Representative Director in June 2014, and was subsequently appointed CEO in April 2015. Prior to joining Takeda, he worked for GlaxoSmithKline for over 20 years in a variety of leadership roles in Europe, Asia and the United States. Mr. Weber is a member of The U.S. Business Council, the World Economic Forum’s International Business Council, the New York Stock Exchange’s NYSE Board Advisory Council, the Massachusetts Competitive Partnership’s Board of Directors, the MIT CEO Advisory Board and Singapore’s Human Health & Potential International Advisory Committee. He also serves on the Board of Trustees of Northeastern University. Mr. Weber holds a doctorate in pharmacy from the Université de Lyon, France and has an advanced degree in accounting and finance.
Select Skills and Qualifications:
Mr. Weber’s qualifications to serve on the Boston Scientific Board include his extensive executive leadership and chief executive officer experience, as well as his background in business development and corporate transactions and global business strategy and operations. He brings significant public company governance and board experience, along with expertise in legal, regulatory and risk management matters, public policy and government affairs, and human capital management and executive compensation. Mr. Weber also contributes valuable perspectives in healthcare industry dynamics, sustainability, and technology and innovation, informed by his leadership roles across global markets.

David S. Wichmann Independent	Age: 63
Former Chief Executive Officer, UnitedHealth Group Incorporated Director since: June 2021 Boston Scientific Board Committees: • Audit (Chair, Financial Expert) • Risk, Science and Technology
Experience Highlights:
Mr. Wichmann is the Co-Founder of Jory Capital and former Chief Executive Officer of UnitedHealth Group Incorporated, having served in that position from September 2017 through March 2021. Prior to this role, he served as President, UnitedHealth Group, beginning in November 2014, with oversight responsibility for all of UnitedHealthcare’s domestic and international businesses, and for overall UnitedHealth Group performance, and as Chief Financial Officer of the UnitedHealth Group from 2011 until 2016. In addition, during his time at UnitedHealth Group, he held positions as President, UnitedHealthcare; President and Chief Executive Officer, Specialized Care Services (now OptumHealth); and Senior Vice President, Corporate Development. Prior to joining UnitedHealth Group, Mr. Wichmann was a partner at Arthur Andersen & Co. and Chief Financial Officer of Advance Machine Company. He is currently a director of Privia Health Group, Inc. and serves on the boards of certain privately held companies where Jory Capital currently maintains an investment. Mr. Wichmann previously served on the board of directors of UnitedHealth Group Incorporated and Tennant Company. Mr. Wichmann received a BS in accounting from Illinois State University.
Select Skills and Qualifications:
Mr. Wichmann’s qualifications to serve on the Boston Scientific Board include his executive leadership experience in the healthcare industry as the Chief Executive Officer of a large public health and well-being company and a current and former board member of other public companies, as well as his financial expertise and background in global business strategy and operations, public policy and government affairs, risk management, technology, and corporate governance and sustainability matters.

Ellen M. Zane Independent	Age: 74
CEO Emeritus, Tufts Medical Center Director since: April 2016 Boston Scientific Board Committees: • Executive Compensation and Human Resources (Chair) • Nominating and Governance
Experience Highlights:
Ms. Zane is CEO Emeritus at Tufts Medical Center and Founding Chair at Tufts Medicine. Ms. Zane previously served as President and Chief Executive Officer of Tufts Medical Center from 2004 to 2011 when she retired from this role. Prior to this, Ms. Zane served as Network President for Mass General Brigham (formerly Partners Healthcare System), a physician/hospital network sponsored by the Harvard-affiliated Massachusetts General Hospital and Brigham and Women’s Hospital. Ms. Zane also previously served as Chief Executive Officer of Quincy Hospital in Quincy, Massachusetts. Ms. Zane currently is a director of several privately-held companies, including Perspectum Solutions Oncology, a health solutions company, Savista, a healthcare revenue cycle management company; Fiduciary Trust Company, a wealth management company; and AgNovos Healthcare, LLC, a medical device company, focused on bone health. Ms. Zane is currently a director of Haemonetics Corporation and Synchrony Financial and previously served as a director of Azenta, Inc., Century Capital Management, Parexel International Corporation, Lincare Holdings Inc. and Press Ganey Holdings. Ms. Zane has received Honorary Degrees from Curry College, Stonehill College, Bentley University and University of Massachusetts-Dartmouth. Ms. Zane received an MA in audiology and speech-language pathology from Catholic University of America and a BA from George Washington University.
Select Skills and Qualifications:
Ms. Zane’s qualifications to serve on the Boston Scientific Board include her executive experience in the healthcare industry, including as Chief Executive Officer of a large urban academic teaching and research medical center, as well as her experience in business development and corporate transactions, corporate governance and sustainability, finance, human capital management, and public policy and government affairs, and her service as a director at several other public companies.

Director Independence
Under the NYSE Corporate Governance Standards, a majority of the Boston Scientific Board must qualify as independent directors. Our Corporate Governance Guidelines require a significant majority of the Boston Scientific Board to qualify as independent. The NYSE standards identify certain relationships that disqualify a director from being considered independent and further require the Boston Scientific Board to make an affirmative determination that each independent director has no material relationship with our Company, either directly or indirectly, including as a partner, stockholder or officer of an organization that has a relationship with our Company.
In making independence determinations, the Boston Scientific Board applies the NYSE standards and considers all relevant facts and circumstances known to it. For directors who will serve on the Executive Compensation and Human Resources Committee (Compensation Committee), the Boston Scientific Board also considers all factors relevant to determining whether a director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with Compensation Committee service. These factors include, among others: (i) the source of the director’s compensation, including any consulting, advisory or other compensatory fee paid by the Company; and (ii) whether the director is affiliated with the Company, any of its subsidiaries, or any affiliate of a subsidiary, as required under the NYSE independence standards applicable to Compensation Committee members.
The Boston Scientific Board has determined that, other than Mr. Mahoney, our President and Chief Executive Officer, all of our directors qualify as independent under the NYSE Corporate Governance Standards.
The Boston Scientific Board monitors compliance with the NYSE director independence requirements on an ongoing basis, including through an annual review of director questionnaires and consideration of transactions, relationships, or arrangements between each director (or any member of the director’s immediate family) and the Company, as well as other relevant facts and circumstances. The Boston Scientific Board and the Nominating and Governance Committee evaluate whether any such relationship is material, based on the facts and circumstances, the amounts involved, the director’s interest in the relationship, if any, and any other factors the Boston Scientific Board deems appropriate in the exercise of its judgment.
Related Party Transactions
The Boston Scientific Board has adopted a written related party transaction policy to monitor transactions, arrangements or relationships in which the Company and any of the following have an interest: (i) any person who is or was (since the beginning of 2025, even if they do not presently serve in that role) an executive officer, director or director nominee; (ii) any person or entity who holds more than a 5% beneficial ownership of our common stock; (iii) any immediate family member of any of the foregoing; or (iv) any entity in which any of the foregoing persons is employed or is a general partner or principal or acts in any similar position in which such person or persons collectively have a 10% or greater beneficial ownership interest. The policy covers any related party transaction that meets the minimum threshold for disclosure under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Related party transaction oversight is the responsibility of our Nominating and Governance Committee. Our General Counsel is responsible for identifying any potential related party transactions and, if they determine that an existing or proposed transaction constitutes a related party transaction under the policy, they will provide relevant details and an analysis of the related party transaction to the Nominating and Governance Committee. The General Counsel provides an annual summary to the Nominating and Governance Committee of all transactions or relationships that have been considered under this policy, including those that were determined not to constitute a reportable related party transaction. If the General Counsel has an interest in a potential related party transaction, they will provide all relevant information to the Chair of the Nominating and Governance Committee, who will provide the information to the other members of the Nominating and Governance Committee. The Nominating and Governance Committee reviews relevant information concerning any existing or proposed transaction contemplated by the Company with an entity that is the subject of a disclosed relationship, and approves or rejects the transaction, with or without conditions or additional protections for the Company. The Company’s related party transactions policy can be found within its Corporate Governance Guidelines available on the Company’s website at https://investors.bostonscientific.com/environmental-social-governance/governance-overview.
In 2025, the Company’s Nominating and Governance Committee reviewed and pre-approved related party transactions involving Joseph Barrett Fitzgerald and Robert Blaise Fitzgerald, the sons of Joseph Fitzgerald, our Executive Vice President and Group President, Cardiovascular. Joseph Barrett Fitzgerald is employed as an AF Solutions Regional Manager within our Electrophysiology business and earned total compensation, including base salary and commissions, of approximately $1,036,021 in 2025. The majority of his compensation was comprised of commissions earned under the Company’s sales compensation plans. His base salary and commission payments were commensurate with those of other employees in similar positions with comparable sales results and targets. Robert Blaise Fitzgerald is employed as a Senior Upstream Product Manager within our Electrophysiology business and earned total compensation, including base salary, bonus and equity awards, of approximately $462,965 in 2025. His compensation was commensurate with that of other employees in similar positions with the Company.

Director Compensation
Elements and Level of Director Compensation
The Compensation Committee evaluates the level and form of compensation for non-employee directors at least annually and recommends changes to the Boston Scientific Board, when appropriate. Non-employee directors receive a combination of cash and equity compensation for their service on the Boston Scientific Board. In determining the level of director compensation in 2025, the Compensation Committee considered input from its independent compensation consultant, Semler Brossy, as well as publicly available data regarding director compensation at the peer group and other comparable companies, to establish an appropriate and competitive level of compensation. The Compensation Committee generally seeks to provide director compensation that is competitive with the median of the Company’s peer group. In addition, the Compensation Committee considered the significant time commitment and responsibilities associated with service on the Boston Scientific Board and its committees. The Company’s non-employee director compensation is set forth below.
Non-Employee Directors
2025 Compensation
For their service for the annual term beginning on the date of the 2025 Annual Meeting of Stockholders, the non-employee director compensation program is described below and in the following sections:
•
an annual cash retainer of $125,000;

•
an annual grant of equity with a value of $215,000;

•
an annual cash fee of $20,000 for the Chair of each of the Boston Scientific Board Committees, other than the Chair of our Audit Committee;

•
an annual cash fee of $25,000 for the Chair of our Audit Committee; and

•
an annual cash fee of $40,000 to our Lead Independent Director.

Annual equity grants to non-employee directors are made on the date of each annual meeting of stockholders. If a non-employee director is appointed to the Boston Scientific Board on a date other than the annual meeting of stockholders, the director receives an equity grant equal to the then-current non-employee director annual award, prorated for the period from the effective date of appointment through the next annual meeting of stockholders. Such equity grants are made on the first trading day of the month following the month in which the new director is appointed to the Boston Scientific Board. Equity awards granted to newly appointed non-employee directors vest upon the expiration of the director’s current term of office at the annual meeting of stockholders immediately following the date of grant, subject to the director’s continued service through such term. In addition, if a non-employee director is appointed to the Boston Scientific Board on a date other than the annual meeting of stockholders, the director’s annual cash retainer is prorated for the period from the effective date of appointment through the next annual meeting of stockholders.
Cash Compensation
Each non-employee director receives the annual cash retainer and any applicable fees on a quarterly basis. For 2025, each non-employee director could elect to receive all or a portion of his or her cash compensation in the form of equity through one or both of the following alternatives, each of which vests on the date of the annual meeting of stockholders immediately following the date of grant, subject to the director’s continued service through such date: (i) restricted stock valued based on the closing price of our common stock on the date of grant; and (ii) deferral of restricted stock units, valued based on the closing price of our common stock on the date of grant (with shares of our common stock to be issued only after a director’s separation from Boston Scientific Board service in accordance with the Non-Employee Director Deferred Compensation Plan of the Company, effective January 1, 2014, as amended and restated effective January 1, 2023 (Non-Employee Director Deferred Compensation Plan)). Each non-employee director may also choose to defer receipt of all or a portion of their annual cash compensation under the Non-Employee Director Deferred Compensation Plan, as described further below.
Equity Compensation
The annual equity grants are made on the date of each annual meeting of stockholders and are subject to the terms and conditions of our Amended and Restated 2011 Long-Term Incentive Plan (2011 LTIP). In 2025, each non-employee director could elect to receive his or her annual equity award as one or both of the following two equity compensation alternatives, each to vest on the date of the annual meeting of stockholders immediately following the date of grant, subject to the director’s continuation of service during such term: (i) restricted stock valued based on the closing price of our common stock on the date of grant; and (ii) deferral of restricted stock units valued based on the closing price of our common stock on the date of grant (with shares of our common stock to be issued only after a director’s separation from Boston Scientific Board service in accordance with the Non-Employee Director Deferred Compensation Plan). Under the 2011 LTIP, non-employee directors may not receive more than $600,000 in cash and equity compensation in the aggregate during a calendar year.
Employee Directors
Directors who are also employees of the Company receive no compensation for serving on the Boston Scientific Board or Boston Scientific Board committees. Accordingly, Mr. Mahoney did not receive any compensation related to his services as a director in 2025. For a description of compensation paid to Mr. Mahoney in 2025 in his role as President and Chief Executive Officer, please see the Compensation Discussion & Analysis and the Executive Compensation sections in this proxy statement/prospectus.
Other Payments and Benefits
We pay for, or reimburse our directors for, transportation, hotel, meals and other incidental expenses incurred in connection with their performance of services for us, including attending Boston Scientific Board and committee meetings and participating in director education programs. Our corporate aircraft is made available to our directors for certain travel to and from Boston Scientific Board meetings, as well as for certain other Company business travel. We also extend directors’ and officers’ indemnity insurance coverage to each of our directors.
Non-Employee Director Deferred Compensation Plan
Each non-employee director may, by written election, defer receipt of all or a portion of the annual cash retainer, annual cash committee chair fees and equity compensation under our Non-Employee Director Deferred Compensation Plan. Eligible directors may elect to defer payment of all or a portion of their cash and equity compensation, in increments of 25%, as deferred restricted stock units, to be released upon a director’s separation from Boston Scientific Board service.
Director Stock Ownership Guidelines
We believe the stock ownership requirements for our non-employee directors align the interests of our directors with the long-term interests of our stockholders. Our director stock ownership guidelines provide that each non-employee director should own shares with a value equal to at least five times the current annual cash retainer amount within five years of joining the Boston Scientific Board. For purposes of satisfying this obligation, restricted stock units (whether or not vested), common stock, or restricted stock units deferred under our Company’s Non-Employee Director Deferred Compensation Plan may be included in the aggregate number of shares held by a director. All of our non-employee directors either currently meet our director stock ownership guidelines or we expect that they will meet the guidelines within five years of becoming a director. The Nominating and Governance Committee monitors compliance with these guidelines on an annual basis. For information regarding the stock ownership guidelines applicable to our Chairman and Chief Executive Officer, please see Executive Stock Ownership Guidelines beginning on page 163.

Director Compensation Table
The table below summarizes the compensation paid or earned by our non-employee directors for the year ended December 31, 2025.
Name(1)	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(2)(4)	Total ($)
Charles J. Dockendorff(5)	41,667	—	41,667
Yoshiaki Fujimori	145,000	215,000	360,000
David C. Habiger	124,429	215,000	339,429
Edward J. Ludwig	165,000	215,000	380,000
Jessica L. Mega	125,000	215,000	340,000
Susan E. Morano	125,000	215,000	340,000
Cheryl Pegus	124,429	215,000	339,429
John E. Sununu	145,000	215,000	360,000
David S. Wichmann	150,000	215,000	365,000
Ellen M. Zane	145,000	215,000	360,000

(1)
Mr. Mahoney, the Chairman of the Boston Scientific Board, President and Chief Executive Officer, is not included in this table because Mr. Mahoney did not receive any compensation for his services as a director in 2025. His compensation as an executive of the Company is discussed in the Compensation Discussion & Analysis and Executive Compensation sections of this proxy statement/prospectus.

(2)
The “Stock Awards” column and, to the extent a director received equity in lieu of cash compensation, the “Fees Earned or Paid in Cash” column, present the grant date fair value of each director’s equity award computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. For a description of the assumptions used for purposes of determining grant date fair value, please see Note K — Stock Incentive and Purchase Plans to our consolidated financial statements included in Item 8 — Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the year ended December 31, 2025. The grant date fair value of the Stock Awards referred to herein and the equity received in lieu of cash compensation set forth in footnote (3) below, are each rounded to the nearest thousand.

(3)
For the term beginning after the 2025 Annual Meeting of Stockholders, Ms. Morano and Dr. Pegus each elected to receive 50% of their cash compensation in equity in lieu of cash, in the form of restricted stock and deferred restricted stock units, respectively. Each award vests on the day of the Annual Meeting; however, the deferred restricted stock units are not settled in shares until the director’s separation from service on the Boston Scientific Board. Information about the equity grants described in this footnote is included in the following table.

Name	Equity Award Type	Grant Date	Number of Units (#)	Grant Date Fair Value ($)	Vesting Date
Susan E. Morano	Restricted Stock	May 8, 2025	605	62,000	April 30, 2026
Cheryl Pegus	Deferred Restricted Stock Unit	May 8, 2025	605	62,000	April 30, 2026

(4)
Each non-employee director elected at our 2025 Annual Meeting of Stockholders was granted an equity award with a value of $215,000. For each director who elected to receive a restricted stock award, the restricted stock award vests on the date of the annual meeting of stockholders immediately following the date of grant, subject to the director’s continued service during such term. For each director who elected to receive deferred restricted stock units, the deferred restricted stock units vest on the date of the annual meeting of stockholders immediately following the date of grant, subject to continued service during such term, and vested shares of stock will be issued to the director upon his or her separation from Boston Scientific Board service in accordance with the Non-Employee Director

Deferred Compensation Plan. The following table reports annual equity awards granted to our non-employee directors during 2025:
Name	Equity Award-Type	Grant Date	Number of Shares/Units (#)	Grant Date Fair Value ($)	Vesting Date
Yoshiaki Fujimori	Restricted Stock	May 8, 2025	2,081	215,000	April 30, 2026
David C. Habiger	Restricted Stock	May 8, 2025	2,081	215,000	April 30, 2026
Edward J. Ludwig	Restricted Stock	May 8, 2025	2,081	215,000	April 30, 2026
Jessica L. Mega	Restricted Stock	May 8, 2025	2,081	215,000	April 30, 2026
Susan E. Morano	Restricted Stock	May 8, 2025	2,081	215,000	April 30, 2026
Cheryl Pegus	Deferred Restricted Stock Unit	May 8, 2025	2,081	215,000	April 30, 2026
John E. Sununu	Restricted Stock	May 8, 2025	2,081	215,000	April 30, 2026
David S. Wichmann	Restricted Stock	May 8, 2025	2,081	215,000	April 30, 2026
Ellen M. Zane	Restricted Stock	May 8, 2025	2,081	215,000	April 30, 2026
The following table reports the outstanding Restricted Stock and Deferred Restricted Stock Units held by our non-employee directors on December 31, 2025:
Name	Outstanding Restricted Stock	Outstanding Deferred Restricted Stock Units
Yoshiaki Fujimori	2,081	36,697
David C. Habiger	2,081	—
Edward J. Ludwig	2,081	44,366
Jessica L. Mega	2,081	—
Susan E. Morano	2,686	3,953
Cheryl Pegus	—	5,893
John E. Sununu	2,081	81,757
David S. Wichmann	2,081	6,389
Ellen M. Zane	2,081	—

(5)
Mr. Dockendorff did not stand for reelection to the Boston Scientific Board at our May 1, 2025 Annual Meeting of Stockholders when his term ended.

Reconciliations of Non-GAAP Financial Measures Used in Incentive Compensation Plans and Programs(1)
The following is a reconciliation of net sales growth prepared in accordance with generally accepted accounting principles in the United States (GAAP) to Organic Net Sales Growth as used in our Organic Net Sales Growth Performance Share Program.
	2025	2024	2023	Three-Year Average
As reported net sales growth vs. prior year period	19.9%	17.6%	12.3%	16.6%
Impact of foreign currency fluctuations	(0.7)%	0.9%	0.8%	—
Impact of recent acquisitions/divestitures	(3.4)%	(2.1)%	(0.8)%	—
Organic Net Sales Growth vs. prior year period	15.8%	16.4%	12.3%	14.8%
The following is a reconciliation of net sales prepared in accordance with GAAP to Adjusted Net Sales as used in our 2025, 2024, 2023, 2022 and 2021 Annual Bonus Plans:
(in millions)	2025	2024	2023	2022	2021
As reported net sales	$20,074	$16,747	$14,240	$12,682	$11,888
Non-GAAP adjustments:
Impact of foreign currency fluctuations	(114)	127	104	524	(54)
Other adjustments not included in performance target	(29)	(134)	(88)	—	(188)
Adjusted Net Sales	$19,931	$16,741	$14,257	$13,206	$11,646
The following is a reconciliation of Earnings Per Share (EPS) prepared in accordance with GAAP to Adjusted EPS as used in our 2025, 2024, 2023 and 2022 Annual Bonus Plans:
	Year Ended December 31, 2025
(in millions, except per share data)	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Income (Loss)	Preferred Stock Dividends	Net Income (Loss) Attributable to Noncontrolling Interests	Net Income (Loss) Attributable to Boston Scientific Common Stockholders	Impact Per Share
Reported	$3,385	$493	$2,892	$—	$(6)	$2,898	$1.94
Non-GAAP adjustments:
Amortization expense	897	127	770	—	9	761	0.51
Goodwill and other intangible asset impairment charges	46	8	37	—	—	37	0.02
Acquisition/divestiture-related net charges (credits)	245	59	186	—	—	186	0.12
Restructuring and restructuring-related net charges (credits)	343	46	298	—	—	298	0.20
Litigation-related net charges (credits)	194	45	149	—	—	149	0.10
Investment portfolio net losses (gains) and impairments		26(0)	26	—	—	26	0.02
European Union (EU) Medical device regulation (MDR) implementation costs	46	6	39	—	—	39	0.03
Deferred tax expenses (benefits)	—	(206)	206	—	—	206	0.14
Discrete tax items	—	27	(27)	—	—	(27)	(0.02)
Adjusted Earnings Per Share	$5,182	$605	$4,577	$—	$3	$4,574	$3.06

	Year Ended December 31, 2024
(in millions, except per share data)	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Income (Loss)	Preferred Stock Dividends	Net Income (Loss) Attributable to Noncontrolling Interests	Net Income (Loss) Attributable to Boston Scientific Common Stockholders	Impact Per Share
Reported	$2,282	$436	$1,846	$—	$(8)	$1,853	$1.25
Non-GAAP adjustments:
Amortization expense	856	113	743	—	9	734	0.49
Goodwill and other intangible asset impairment charges	386	48	339	—	—	339	0.23
Acquisition/divestiture-related net charges (credits)	403	28	375	—	—	375	0.25
Restructuring and restructuring-related net charges (credits)	229	30	199	—	—	199	0.13
Litigation-related net charges (credits)	—	0	(0)	—	—	(0)	(0.00)
Investment portfolio net losses (gains) and impairments	20	1	19	—	—	19	0.01
European Union (EU) Medical device regulation (MDR) implementation costs	52	7	45	—	—	45	0.03
Deferred tax expenses (benefits)	—	(165)	165	—	—	165	0.11
Discrete tax items	—	4	(4)	—	—	(4)	(0.00)
Adjusted Earnings Per Share	$4,229	$502	$3,726	$—	$1	$3,725	$2.51
	Year Ended December 31, 2023
(in millions, except per share data)	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Income (Loss)	Preferred Stock Dividends	Net Income (Loss) Attributable to Noncontrolling Interests	Net Income (Loss) Attributable to Boston Scientific Common Stockholders	Impact Per Share(2)
Reported	$1,985	$393	$1,592	$(23)	$(1)	$1,570	$1.07
Non-GAAP adjustments:
Amortization expense	828	115	713	—	4	709	0.48
Goodwill and other intangible asset impairment charges	58	4	54	—	—	54	0.04
Acquisition/divestiture-related net charges (credits)	373	21	352	—	—	352	0.24
Restructuring and restructuring-related net charges (credits)	185	29	156	—	—	156	0.11
Litigation-related net charges (credits)	(111)	(23)	(88)	—	—	(88)	(0.06)
Investment portfolio net losses (gains) and impairments	21	(3)	24	—	—	24	0.02
EU MDR implementation costs	69	10	59	—	—	59	0.04
Deferred tax expenses (benefits)	—	(155)	155	—	—	155	0.11
Discrete tax items	—	(8)	8	—	—	8	0.01
Adjusted Earnings Per Share	$3,407	$382	$3,025	$(23)	$4	$2,999	$2.05

	Year Ended December 31, 2022
(in millions, except per share data)	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Income (Loss)	Preferred Stock Dividends	Net Income (Loss) Attributable to Noncontrolling Interests	Net Income (Loss) Attributable to Boston Scientific Common Stockholders	Impact Per Share(2)
Reported	$1,141	$443	$698	$(55)	$—	$642	$0.45
Non-GAAP adjustments:
Amortization expense	803	109	694	—	—	694	0.48
Goodwill and other intangible asset impairment charges	132	29	102	—	—	102	0.07
Acquisition/divestiture-related net charges (credits)	285	(53)	338	—	—	338	0.24
Restructuring and restructuring-related net charges (credits)	110	14	96	—	—	96	0.07
Litigation-related net charges (credits)	173	40	133	—	—	133	0.09
Investment portfolio net losses (gains) and impairments	(30)	(2)	(28)	—	—	(28)	(0.02)
EU MDR implementation costs	71	10	62	—	—	62	0.04
Debt extinguishment charges	194	45	149			149	0.10
Deferred tax expenses (benefits)	—	(140)	140	—	—	140	0.10
Discrete tax items	—	(129)	129	—	—	129	0.09
Adjusted Earnings Per Share	$2,880	$366	$2,514	$(55)	$—	$2,459	$1.71

(1)
Amounts reported in millions are computed based on the amounts in thousands. As a result, the sum of the components reported in millions may not equal the total amount reported in millions due to rounding. Certain columns and rows within tables may not add due to the use of rounded numbers.

(2)
For 2023 and 2022, the effect of assuming the conversion of our prior 5.50% Mandatory Convertible Preferred Stock, Series A (MCPS) into shares of common stock was anti-dilutive, and therefore excluded from the calculation of Net income (loss) per common share — diluted. Accordingly, GAAP net income (loss) and adjusted net income were reduced by cumulative preferred stock dividends for purposes of calculating GAAP net income (loss) attributable to the Company’s common stockholders. On June 1, 2023, all outstanding shares of our MCPS automatically converted into shares of common stock.

The following is a reconciliation of operating income margin (OIM) prepared in accordance with GAAP to Adjusted OIM as used in our Annual Bonus Plan:
Adjusted Operating Income Margin	2025	2024
Operating Income Margin, as reported	18.0%	15.5%
Non-GAAP adjustments	10.0%	11.5%
Operating Income Margin, adjusted	28.0%	27.0%
Use of Non-GAAP Financial Measures
To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures. To describe the relationship between pay and performance, we disclose certain non-GAAP financial measures used as financial metrics under certain of our short- and long-term incentive compensation plans and programs, including Adjusted Net Sales, Adjusted EPS, Adjusted OIM and ONSG. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be considered in isolation from or as a replacement for the most directly comparable GAAP financial measures.
Management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, management uses these non-GAAP financial measures to further its understanding of the performance of our operating segments.
Adjusted EPS excludes certain charges (credits) included in EPS on a GAAP basis. Adjusted OIM reflects the Company’s adjusted operating income (GAAP revenue less cost of goods sold less operating expenses, adjusted for certain items consistent with those excluded to determine Adjusted EPS) as a percentage of net sales. Please refer to Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K filed with the SEC, or any Quarterly Report on Form 10-Q that we file thereafter, for an explanation of each of these adjustments and the reasons for excluding each item. These amounts are excluded by management in assessing our performance, as well as from our operating segments’ measures of profit and loss used to make operating decisions and assess their performance. Accordingly, management excluded these items in calculating these non-GAAP financial measures under our 2025 ABP to facilitate an evaluation of our performance relative to our internal financial plan in accordance with the 2025 ABP. The GAAP financial measure most directly comparable to Adjusted EPS is EPS on a GAAP basis. The GAAP financial measure most directly comparable to Adjusted OIM is operating income margin on a GAAP basis.
Organic Net Sales as used in our 2025 ONSG PSP is a non-GAAP financial measure that excludes the impact of foreign currency fluctuations and the impact of certain acquisitions and divestitures for which there are less than a full period of comparable net sales. The GAAP financial measure most directly comparable to Organic Net Sales is net sales on a GAAP basis.
Adjusted Net Sales as used in our 2025 ABP excludes the impact of foreign currency fluctuations and net sales from certain acquisitions completed after the establishment of the internal financial plan, as applicable, to align with measures that are considered by management to evaluate performance relative to our operating plan. Management excluded the impact of foreign currency fluctuations, which are highly variable and difficult to predict, by converting actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. The GAAP financial measure most directly comparable to Adjusted Net Sales is net sales on a GAAP basis.
We believe presenting the non-GAAP financial measures that are used as financial metrics under certain of our short- and long-term incentive compensation plans and programs, in addition to the corresponding GAAP financial measures, provides investors greater transparency to information relevant to the relationship between pay and performance and allows investors to see our results “through the eyes” of management.

WHERE YOU CAN FIND MORE INFORMATION
Penumbra and Boston Scientific file annual, quarterly and current reports, proxy statements and other information with the SEC. You can obtain any of these documents from the SEC, without charge, through the SEC’s website at www.sec.gov. The SEC maintains an internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including both Penumbra and Boston Scientific, at the above website. In addition, you may obtain free copies of the documents Penumbra files with the SEC by going to Penumbra’s website at https://www.penumbrainc.com/investors/sec-filings/or by contacting Penumbra’s Secretary at One Penumbra Place, Alameda, CA 94502, Email: investors@penumbrainc.com, Telephone: (510) 748-3200. You may obtain free copies of the documents Boston Scientific files with the SEC, including the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to Boston Scientific’s website at https://investors.bostonscientific.com/financials-and-filings/sec-filings or by contacting Boston Scientific Corporation, 300 Boston Scientific Way, Mailstop M405, Marlborough, MA 01752, Attn: Investor Relations, Email: BSXInvestorRelations@bsci.com, Telephone: (508) 683-4000. The internet website addresses of Penumbra and Boston Scientific are provided as inactive textual references only. The information provided on the internet websites of Penumbra and Boston Scientific, other than copies of the documents listed below that have been filed with the SEC and specifically incorporated by reference herein, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.
Boston Scientific has filed a Registration Statement on Form S-4 under the Securities Act with the SEC with respect to Boston Scientific’s securities to be issued in the Merger. This proxy statement/prospectus constitutes the prospectus of Boston Scientific filed as part of the Registration Statement. This proxy statement/prospectus does not contain all of the information set forth in the Registration Statement because certain parts of the Registration Statement are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and its exhibits are available for inspection as set forth above.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Penumbra and Boston Scientific to “incorporate by reference” into this proxy statement/prospectus documents that Penumbra and Boston Scientific file with the SEC, including certain information required to be included in the Registration Statement on Form S-4 filed by Boston Scientific to register the Boston Scientific Shares to be issued in the Merger, of which this proxy statement/prospectus forms a part. This means that Penumbra and Boston Scientific can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Penumbra and Boston Scientific file with the SEC will update and supersede that information. Penumbra and Boston Scientific incorporate by reference the documents listed below and any documents subsequently filed by them pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and until the date that the offering of the Boston Scientific Shares to be issued in the Merger is terminated.
Penumbra:
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 25, 2026, including the description of Penumbra’s securities set forth in Exhibit 4.2 thereto;

•
Current Report on Form 8-K (other than the portions thereof not deemed to be filed pursuant to the rules promulgated under the Exchange Act) filed on January 15, 2026; and

•
Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 28, 2025, filed on April 16, 2025 (solely to the extent incorporated by reference into Part III of Penumbra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024).

Boston Scientific:

•
Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 17, 2026, including the description of Boston Scientific’s securities set forth in Exhibit 4.2 thereto;

•
Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act) filed on January 15, 2026 (SEC Accession No. 0000947871-26-000037), February 5, 2026, February 23, 2026, February 26, 2026, and March 30, 2026; and

•
Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on April 30, 2026, filed on March 18, 2026 (solely to the extent incorporated by reference into Part III of Boston Scientific’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025).

Notwithstanding the foregoing, information furnished by Penumbra or Boston Scientific on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.
THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR PENUMBRA SHARES AT THE SPECIAL MEETING. NEITHER PENUMBRA NOR BOSTON SCIENTIFIC HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS DOCUMENT BY REFERENCE OR IN PENUMBRA’S OR BOSTON SCIENTIFIC’S AFFAIRS SINCE THE DATE OF THIS DOCUMENT.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
BOSTON SCIENTIFIC CORPORATION,
PINEHURST MERGER SUB, INC.
and
PENUMBRA, INC.
Dated as of January 14, 2026

A-i

A-ii

EXHIBITS
Exhibit A — Second Amended and Restated Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2026 (this “Agreement”), by and among Boston Scientific Corporation, a Delaware corporation (“Parent”), Pinehurst Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Penumbra, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 9.03 or as otherwise defined elsewhere in this Agreement.
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Merger and the other Transactions (as defined below) to be consummated by the Company are advisable to, fair to, and in the best interests of, the Company and its stockholders, (b) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by the Company, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement, the Merger and the other Transactions to be consummated by Merger Sub are advisable to, fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) duly authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions to be consummated by it, including the Merger, and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;
WHEREAS, the board of directors of Parent (the “Parent Board”) has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions to be consummated by it; and
WHEREAS, upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, will be canceled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
SECTION 1.01   The Merger.   Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly owned Subsidiary of Parent.
SECTION 1.02   Closing.   Unless this Agreement shall have been validly terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place by electronic exchange of the required closing deliverables at 8:00 a.m., New York time, on the fifth (5th) Business Day after the satisfaction or written waiver (where permissible under applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver, where permissible)), unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 1.03   Effective Time.   On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.
SECTION 1.04   Effects of the Merger   As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
SECTION 1.05   Certificate of Incorporation and By-Laws of the Surviving Corporation.   At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement (the “Company Charter”) shall be amended and restated in its entirety to read the same as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. Parent and the Company shall take such actions reasonably necessary to cause the Third Amended and Restated Bylaws of the Company as in effect as of the date of this Agreement (the “Company Bylaws”) to be amended and restated in their entirety pursuant to the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Penumbra, Inc.”), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
SECTION 1.06   Directors and Officers of the Surviving Corporation.   Unless otherwise designated by Parent prior to the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (b) the officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
SECTION 1.07   Subsequent Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE II
EFFECTS ON SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.01   Effects on Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)   Conversion of Shares.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Canceled Shares or Dissenting Shares (collectively, the “Excluded Shares”), shall, subject to Section 2.02, be canceled and shall be converted automatically into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in this Article II, the following consideration (collectively with, if applicable, cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h), the “Merger Consideration”), in each case, without interest:
(i)   for each Share with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or changed pursuant to Section 2.03 (collectively, the “Stock Election Shares”), 3.8721 (the “Exchange Ratio”) validly issued, fully paid and non-assessable Parent Shares (the “Stock Consideration”);
(ii)   for each Share with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or changed pursuant to Section 2.03 (collectively, the “Cash Election Shares”), $374.00 in cash, without interest (the “Cash Consideration”); and
(iii)   for each Share other than Shares as to which a Stock Election or a Cash Election has been effectively made and not revoked or changed pursuant to Section 2.03 (collectively, the “Non-Election Shares”), the right to receive such Merger Consideration as is determined in accordance with this Article II.
(b)   No Further Rights.   Each Share to be converted into the right to receive the Merger Consideration as provided in this Article II shall, at the Effective Time, no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of Certificates or Book-Entry Shares, which immediately prior to the Effective Time represented such Shares, shall, from and after the Effective Time, cease to have any rights with respect to such Shares other than the right to receive, upon surrender or transfer of such Certificates or Book-Entry Shares in accordance with Section 2.04, the Merger Consideration.
(c)   Cancellation of Treasury Shares and Parent-Owned Shares.   Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto (collectively, “Cancelled Shares”).
(d)   Shares of Merger Sub.   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
SECTION 2.02   Proration.
(a)   Notwithstanding anything in this Agreement to the contrary, the total number of Shares that shall be entitled to receive the Cash Consideration pursuant to Section 2.01(a) shall be equal to 73.26% of the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) (the “Maximum Cash Share Number”), and the total number of Shares that shall be entitled to receive the Stock Consideration pursuant to Section 2.01(a) shall be equal to 26.74% of the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), in each case, rounded to the nearest whole number.
(b)   Promptly after (and in any event no later than five (5) Business Days after) the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:
(i)   if the aggregate number of Shares with respect to which Cash Elections shall have been made (which for this purpose shall, subject to Section 2.08, be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) equals or exceeds the Maximum Cash Share Number, then (A) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) all Cash Election Shares of each holder of record of Shares (each, a “Holder”) to be converted into the right to receive the Merger Consideration will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such Holder by (2) a fraction, the numerator of which is the Maximum Cash Share Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.01(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and
(ii)   if the Cash Election Number is less than the Maximum Cash Share Number (the amount by which the Maximum Cash Share Number exceeds the Cash Election Number, the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:
(A)   if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (1) the number of Non-Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.01(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares, if any, being converted into the right to receive the Stock Consideration; or
(B)   if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.01(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.
SECTION 2.03   Election Procedures.
(a)   An election form (the “Election Form”), including a letter of transmittal and related instructions, which Election Form and such other documents shall be in the form as Parent and the Company shall reasonably agree upon, shall be initially mailed not less than twenty (20) Business Days prior to the anticipated Election Deadline or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each Holder as of the close of business on the fifth (5th) Business Day prior to the Mailing Date or on such other date as Parent and the Company shall mutually agree (the “Election Form Record Date”).
(b)   Parent shall make available one or more Election Forms (and other related documents) as may reasonably be requested from time to time by all persons who become record Holders between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(c)   Each Election Form shall permit the Holder to specify: (i) the number such Holder’s Shares with respect to which such holder makes a Cash Election; and (ii) the number of such Holder’s Shares with respect to which such Holder makes a Stock Election.
(d)   Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the date that is five (5) Business Days prior to Parent’s good faith estimate of the Closing Date (or such other time and date as Parent and the

Company shall agree) (the “Election Deadline”) (other than Excluded Shares) shall be deemed to be Non-Election Shares. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(e)   Any election shall have been effective only if the Exchange Agent shall have actually received a properly completed Election Form (including any required letter of transmittal, any Certificates and any other documents required by the Election Form) or any required letter of transmittal and the related instructions, by the Election Deadline. If any Election is not properly made with respect to any Shares, such Election shall be deemed to be not in effect, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made. Any Election Form may be revoked or changed by the authorized person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Company Common Shares represented by such Election Form shall become Non-Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Shares prior to the Election Deadline. All elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof. If an election is revoked, any Certificates and other documents received by the Exchange Agent shall be promptly returned to the stockholder submitting the same to the Exchange Agent.
(f)   Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
(g)   As promptly as practicable following the Effective Time, and in no event later than the third (3rd) Business Day thereafter, the Exchange Agent shall make all computations contemplated by Section 2.01(a).
(h)   Without limitation of Section 6.01, the Company and Parent shall solicit Cash Elections, Stock Elections and Mixed Elections under this Agreement in compliance with, and shall make any and all filings that are necessary or advisable under, all applicable rules and regulations of the SEC.
SECTION 2.04   Exchange Procedures and Exchange Fund.
(a)   Exchange Agent.   Prior to the Effective Time, Parent shall appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Exchange Agent”), and enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company (the “Exchange Agent Agreement”), with such Exchange Agent for the purpose of exchanging (i) certificates that represented Shares (the “Certificates”) and (ii) Shares represented by book-entry (“Book-Entry Shares”) for the Merger Consideration in accordance with this Article II. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the Holders (other than holders of Excluded Shares), (x) evidence of shares in book-entry form representing the Parent Shares required to be issued pursuant to Section 2.01(a) in exchange for outstanding Shares (other than Excluded Shares) and (y) cash in an amount sufficient to pay the aggregate Cash Consideration required to be paid pursuant to Section 2.01(a) (such evidence of shares in book-entry form and cash so deposited being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Any cash included in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, and that such investments shall only be invested in the manner provided in the Exchange Agent Agreement. In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.01(a)(ii) and the payment of any cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) or any dividends or other distributions payable pursuant to Section 2.04(h), Parent shall promptly deposit, or cause to be deposited, with the Exchange Agent such additional funds to ensure that the Exchange Fund, at all relevant times, is maintained at a level sufficient to make such payments. Any net profit resulting from, or interest or income produced by, such investments shall be the property of, and payable to, Parent.
(b)   Exchange Procedures.   As promptly as practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate, the underlying Shares of which were converted into the right to receive the Merger Consideration (and cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e)) at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in customary form and have such other provisions as Parent or the Exchange Agent may reasonably specify; and (ii) instructions for effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration (and cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) for each Share formerly represented by such Certificates. Any Certificates so surrendered shall forthwith be canceled. The Merger Consideration (and cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) paid upon the surrender for exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) is to be made to a person other than the person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) to a person other than the registered holder of the Certificate so surrendered or shall have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not payable. Any holder of Book-Entry Shares shall not be required to deliver a Certificate to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), the Merger Consideration (and cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) payable for each such Book-Entry Share. Payment of the Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e) and any dividends or other distributions payable pursuant to Section 2.04(h)) as contemplated by this Agreement. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.
(c)   No Further Rights.   From and after the Effective Time, holders of Shares shall cease to have any rights with respect to such Shares and as stockholders of the Company, except as provided herein or by Law.
(d)   Exchange Fund.   Parent shall cause the Exchange Agent to hold any portion of the Exchange Fund that remains undistributed to the holders of Shares (other than Excluded Shares) for not less than twelve (12) months after the Effective Time, after which time such portion of the Exchange Fund shall be maintained or distributed by the Exchange Agent pursuant to the terms of the Exchange Agent Agreement. Neither Parent nor the Surviving Corporation shall be liable to any person in respect of any Merger

Consideration (or cash in lieu of any fractional Parent Shares as contemplated by Section 2.04(e)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)   No Fractional Shares.   No certificates or scrip representing fractional shares or book-entry credit of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares or Company Equity Awards, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each Holder or a holder of Company Equity Awards who otherwise would have been entitled to a fraction of a Parent Share or Parent Shares shall receive in lieu thereof cash (rounded to the nearest cent) (x) equal to the product obtained by multiplying (i) the fractional share interest to which such person (after taking into account (A) all Shares formerly represented by all Certificates surrendered by such holder and all Book-Entry Shares or (B) in the case of holders of Company Equity Awards, all Shares that were subject to Company Equity Awards that were formerly held by such holder and were converted into the right to receive the Stock Consideration) would otherwise be entitled by (ii) the Parent Stock Price or (y) pursuant to other customary procedures and methodologies used by the Exchange Agent. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.
(f)   Withholding Rights.   Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company RSUs (including through participation in the Company ESPP) such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax Laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction or withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.
(g)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Exchange Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).
(h)   Dividends.   Subject to applicable Law, there shall be paid to the holder of the Parent Shares issued in exchange for Certificates or Book-Entry Shares pursuant to Section 2.04(b), without interest, (i) at the time of delivery of such Parent Share by the Exchange Agent pursuant to Section 2.04(b), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such delivery of such Parent Share by the Exchange Agent pursuant to Section 2.04(b), and a payment date subsequent to such delivery of such Parent Share by the Exchange Agent pursuant to Section 2.04(b), payable with respect to such Parent Shares.
SECTION 2.05   Share Transfer Books.   At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.06   Company Options; Company RSUs; Company ESPP.
(a)   At the Effective Time, each outstanding and unexercised option to purchase Shares granted prior thereto under any Company Stock Plan (other than any option granted under the Company ESPP) (each, a “Company Option”), whether vested or unvested, with an exercise price per Share that is less than the Equity Award Consideration Value, shall, by virtue of the Merger and without further action on the part of the holder thereof, be canceled and converted into the right to receive, subject to reduction of the Option Cost, for each Share underlying such Company Option, (i) an amount in cash equal to the Equity Award Cash Consideration (the “Option Cash Consideration”) plus (ii) the Equity Award Stock Consideration. The per Share exercise price of such Company Option and any deduction and withholding under applicable Tax Laws (the amount of such exercise price per Company Option, together with any deductions and withholdings, the “Option Cost”) shall first reduce the Option Cash Consideration payable with respect to such Company Option until such Option Cash Consideration is zero, and next, if the Option Cost is greater than the Option Cash Consideration payable with respect to such Company Option (such excess, if any, the “Excess Option Cost”), the Equity Award Stock Consideration issuable with respect to such Company Option shall be reduced by a number of Parent Shares equal to (x) such Excess Option Cost divided by (y) the Parent Stock Price, rounded up to the nearest whole share. Parent shall issue the Equity Award Stock Consideration issuable with respect to such Company Option and shall cause the Surviving Corporation to pay the Option Cash Consideration payable in respect of such Company Option, in each case, as it will be reduced pursuant to, and as contemplated by, this Section 2.06(a), as promptly as practicable following (and in no event later than thirty (30) calendar days following) the Effective Time. The Surviving Corporation shall remit any Option Cost associated with deductions and withholdings to the appropriate Governmental Authority in cash, and such remitted amount shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option in cash.
(b)   At the Effective Time, each Company Option, whether vested or unvested, that has an exercise price per Share that is equal to or greater than the Equity Award Consideration Value, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be canceled without the payment of consideration.
(c)   At the Effective Time, each restricted stock unit award granted under any Company Stock Plan (each, a “Company RSU”) which is outstanding as of immediately prior to the Effective Time and that (i) was granted prior to January 1, 2026, (ii) was granted in respect of a performance period ending prior to January 1, 2026 (other than the SIP Awards), (iii) is vested but not yet settled as of immediately prior to the Effective Time, (iv) by its terms becomes vested in all respects as a result of the occurrence of the Closing or (v) is held by a non-employee member of the Company Board or an officer of the Company listed on Section 2.06(c) of the Company Disclosure Schedule (collectively, the “Accelerated RSUs”), shall, by virtue of the Merger and without further action on the part of the holder thereof, to the extent not vested, vest and be canceled and converted into the right to receive, subject to any reduction of the RSU Cost, the Equity Award Consideration for each Share underlying such Accelerated RSU. To the extent the Equity Award Consideration payable and issuable in respect of an Accelerated RSU is subject to deduction and withholding under applicable Tax Laws (the aggregate amount of such deductions and withholdings, the “RSU Cost”), such RSU Cost shall first reduce the Equity Award Cash Consideration payable with respect to such Accelerated RSU until such Equity Award Cash Consideration is zero, and next, if the RSU Cost is greater than the Equity Award Cash Consideration payable with respect to such Accelerated RSU (such excess, if any, the “Excess RSU Cost”), the Equity Award Stock Consideration issuable with respect to such Accelerated RSU shall be reduced by a number of Parent Shares equal to (x) such Excess RSU Cost divided by (y) the Parent Stock Price, rounded up to the nearest whole share. Parent shall issue the Equity Award Stock Consideration issuable with respect to such Accelerated RSU and shall cause the Surviving Corporation to pay the Equity Award Cash Consideration payable with respect to such Accelerated RSU, in each case, as it may be reduced pursuant to, and as contemplated by, this Section 2.06(c), as promptly as practicable following (and in no event later than thirty (30) calendar days following) the Effective Time; provided, that no Equity Award Consideration shall be delivered to the extent it would result in the incurrence of a penalty Tax under Section 409A of the Code, and instead, any delivery shall be made on the earliest date possible without incurring any such penalty Tax. The Surviving Corporation shall remit any RSU Cost to the appropriate Governmental Authority in cash, and such remitted amount shall be treated for all purposes of this Agreement as having been paid to the holder of such Accelerated RSU in cash.

(d)   At the Effective Time, each outstanding Company RSU (including any Company RSU not yet formally granted that relates to an outstanding award pursuant to a contractual commitment to deliver Company RSUs under a sales incentive plan (the “SIP Awards”)) and any Performance Contingent RSUs) that is not an Accelerated RSU (each, a “Converted RSU”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be deemed outstanding immediately prior to the Effective Time and any applicable performance condition for any incomplete performance periods shall be reasonably assessed based on actual performance through the Effective Time, and assumed by Parent and converted into a restricted stock unit award denominated in Parent Shares. Each Converted RSU shall continue to have and be subject to the vesting terms set forth in Section 5.01(b)(x) of the Company Disclosure Schedule and such other terms and conditions as were applicable to such Company RSU pursuant to the award agreement evidencing such Company RSU award before the Effective Time, except that: (i) each Converted RSU shall be in respect of that number of Parent Shares equal to the sum of (A) the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock underlying such Company RSU and (2) the Equity Award Stock Consideration, plus (B) the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock underlying such Company RSU and (2) the Conversion Ratio; and (ii) each Converted RSU shall be subject to such terms and conditions that become operative and applicable pursuant to its terms in connection with the Closing.
(e)   The Company shall take all actions necessary to ensure that after the date hereof: (i) no new offering or purchase periods commence under the Company ESPP; (ii) no new participants are permitted into the Company ESPP; and (iii) no existing participant in the Company ESPP as of the date hereof increases such participant’s election with respect to any purchase period in effect as of the date hereof. To the extent that any purchase period in effect on the date hereof is scheduled to remain in effect as of the Effective Time (the “Final Purchase Period”), the Company shall provide at least ten (10) Business Days’ prior written notice of the Closing Date to each participant in the Final Purchase Period and, following the receipt of such notice, such participants shall have the right to terminate their outstanding purchase rights under the Company ESPP effective as of the day immediately prior to the Closing Date. The Company shall take all actions necessary to, contingent upon the occurrence of the Closing, terminate the Company ESPP as of immediately prior to the Effective Time, and effective as of such termination, all outstanding purchase rights under the Company ESPP shall be terminated without being exercised. All payroll deductions and contributions accumulated by each participant as of such termination (and not previously used to purchase Shares) shall be returned to such participant as promptly as practicable in accordance with the terms of the Company ESPP, without interest and subject to applicable withholding in accordance with Section 2.04. No Shares shall be issued in respect of any purchase period that is outstanding as of such termination, and no further rights shall accrue under the Company ESPP after such termination. If requested by Parent in writing not less than ten (10) Business Days prior to the Closing Date, the Company shall take such actions as are reasonably requested to permit Continuing Employees to participate in the Parent ESPP following the Effective Time, subject to the terms of the Parent ESPP and applicable Law; provided that nothing herein shall obligate Parent to offer participation in the Parent ESPP. Any Shares reserved for issuance under the Company ESPP that are not issued prior to the Effective Time shall cease to be reserved for issuance thereunder. The actions contemplated by this Section 2.06(e) shall be effected in a manner intended to comply with Section 423 of the Code, as applicable.
(f)   Prior to the Effective Time, the Company Board (or the compensation committee (or equivalent committee) of the Company Board) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.06. As of the Effective Time, each holder of a Company Equity Award shall cease to have any rights with respect to Shares, except as otherwise described in this Section 2.06. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of any Company Equity Award.
SECTION 2.07   Certain Adjustments.   Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares or Parent Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
SECTION 2.08   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder or beneficial holder that or who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and that or who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder or beneficial holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder or beneficial holder to receive such payment in respect of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Cash Consideration and shall no longer be Dissenting Shares. The Company shall give Parent prompt notice and copies of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, approve any withdrawal of any such demands or agree to do any of the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) or (b) other than with respect to Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.09(a), Section 3.24, Section 3.25 and Section 3.27, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as disclosed in any Company SEC Reports filed after December 31, 2024 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with the U.S. Securities and Exchange Commission (the “SEC”) on or after the date of this Agreement and (ii) excluding (A) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (B) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:
SECTION 3.01   Organization and Qualification.   The Company is a corporation, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing would not have a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.
SECTION 3.02   Certificate of Incorporation and By-Laws.
(a)   The Company has made available to Parent a true and complete copy of the Company Charter and the Company Bylaws, and the Company is not in violation of any provisions of the Company Charter or the Company Bylaws.
(b)   The Company has made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and by-laws (or equivalent organizational documents) is in full force and effect. None of the Company Subsidiaries is in material violation of any of the provisions of its certificate of incorporation or by-laws (or equivalent organizational documents).

SECTION 3.03   Capitalization.
(a)   The authorized share capital of the Company consists of (i) 300,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).
(b)   As of January 12, 2026 (the “Capitalization Date”): (i) 39,229,670 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive (or similar) rights; (ii) no Shares were held in the treasury of the Company; (iii) no Shares were held by the Company Subsidiaries; (iv) no shares of Company Preferred Stock were issued and outstanding; (v) 6,067,836 Shares (including (A) 5,376 Shares subject to outstanding Company Options and (B) 548,931 Shares subject to outstanding Company RSUs were reserved for future issuance in connection with the Company Stock Plans (other than the Company ESPP) (including 104,660 Company RSUs the issuance of which is subject to performance conditions (the “Performance Contingent RSUs”) (based on the Company’s estimate, as of January 12, 2026, regarding the satisfaction of any market or performance conditions for such Performance Contingent RSUs); and (vi) 591,124 Shares were reserved for future issuance in connection with the Company ESPP. No Company Options are subject to satisfaction of any market or performance conditions. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.
(c)   The Company has previously provided a true, correct and complete list, as of the Capitalization Date, of (i) the number of Shares subject to each outstanding Company Option (assuming satisfaction of any market or performance conditions at maximum levels), the name of the holder, the exercise price, the grant date, the exercise period and vesting schedule of each such Company Option and the Company Stock Plan pursuant to which the Company Option was granted and (ii) the number of Shares subject to each outstanding Company RSU (including Performance Contingent RSUs (assuming the satisfaction of any market or performance conditions at maximum levels for Performance Contingent RSUs that have not yet been achieved and assuming satisfaction of any market or performance conditions at actual levels for Performance Contingent RSUs for which performance has been achieved)), the name of the holder, the grant date, the vesting schedule and settlement date, and the Company Stock Plan pursuant to which such Company RSU was granted. Since the Capitalization Date through the date hereof, the Company has not issued any Shares, Company Options, Company RSUs or other Equity Interests other than pursuant to Company Options and Company RSUs that were outstanding as of the Capitalization Date. There are no Company Options with early exercise features outstanding or restricted stock awards granted under any Company Stock Plan that were issued in connection with the early exercise of a Company Option.
(d)   There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of any member of the Company Group issued and outstanding or reserved for issuance. There are no outstanding obligations under Contract or otherwise of any member of the Company Group to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Company Group or any other person, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests of any member of the Company Group or any other person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Company Group or any other person. None of the Company nor any other member of the Company Group is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests.
(e)   Section 3.03(e) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary and for each such Company Subsidiary (i) its state, country or other jurisdiction of formation or organization, (ii) its directors and officers, and (iii) the percentage of the outstanding capital stock or equivalent equity interests owned by the Company and each other Company Subsidiary. Each such Company Subsidiary is a corporation or other entity validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization. Each Company Subsidiary is duly qualified, licensed or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires such qualification, license or authorization, except where the failure to be so qualified, licensed or authorized or in good standing would not have a Company Material Adverse Effect. Each Company Subsidiary has all requisite corporate power and authority and all permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such permits would not have a Company Material Adverse Effect. Except as set forth on Section 3.03(e) of the Company Disclosure Schedule, the Company does not directly or indirectly own any Equity Interest in any corporation, partnership, joint venture or other business association or entity.
(f)   Each outstanding Equity Interest that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such Equity Interest is owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens).
(g)   Except as set forth in this Section 3.03, there are no outstanding Company Equity Awards or Equity Interests of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, sell or grant any Company Equity Awards or Equity Interests of the Company or any Company Subsidiary.
SECTION 3.04   Authority Relative to this Agreement.   The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions to be consummated by it (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions to be consummated by it (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).
SECTION 3.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it will not, (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate the Company Charter, the Company Bylaws or the certificate of incorporation and by-laws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken and the Company Stockholder Approval has been obtained, conflict with or violate any federal, state, local or non-U.S. law, common law, statute, ordinance or law, or any executive order, rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company Group or by which any property or asset of the Company Group is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by any member of the Company Group under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company Group pursuant to, any Contract to which a member of the Company Group is a party or by which a member of the Company Group or any property or asset of a member of the Company Group is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, tribunal, or judicial or arbitral body, commission, agency or official, including any political subdivision thereof, or the NYSE or any self-regulatory organization (a “Governmental Authority”), except for (i) compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and any other applicable securities laws, (ii) compliance with the rules and regulations of the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws or Foreign Investment Laws set forth on Section 3.05(b) of the Company Disclosure Schedule and (v) any other actions or filings (A) required solely by reason of the participation of Parent or Merger Sub (as opposed to any third party) in the transactions contemplated hereby or (B) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 3.06   Permits.   Except as would not have a Company Material Adverse Effect, each member of the Company Group is in possession of all licenses, permits, approvals, accreditations, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, clearances, billing or provider numbers, waivers, orders, operating certificates of any Governmental Authority applicable to it and necessary for each such entity to own, lease, license, sublease, use, occupy and operate its assets and properties or to carry on its business as it is now being conducted (the “Company Permits”), and each such Company Permit held by the Company or a Company Subsidiary is in full force and effect. Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely submitted all renewal applications, reports, forms, registrations and documents required to be filed and paid all fees and assessments in connection with the Company Permits and has not received any written notice from a Governmental Authority alleging that it has failed to hold any Company Permits. Except as would not have a Company Material Adverse Effect, no member of the Company Group is, or since January 1, 2024, has been, in conflict with, or in default, breach or violation of, any Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound. Except as would not have a Company Material Adverse Effect: (i) each member of the Company Group is in compliance with the rules and regulations of the Governmental Authority issuing such Company Permits; (ii) there is not pending or, to the Knowledge of the Company, threatened in writing, before any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation against any member of the Company Group relating to any conflict with, or default, breach or violation of, any of the Company Permits or any actual or threatened revocation, cancellation, termination, suspension, restriction, adverse modification or non-renewal of any such Company Permit; and (iii) the actions of the applicable Governmental Authorities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened in writing, any application, petition, objection or other pleading with any other Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company Permit.
SECTION 3.07   Compliance.
Except as would not have a Company Material Adverse Effect:
(a)   the businesses of the Company and each Company Subsidiary are, and since January 1, 2024, have been conducted in compliance with, and neither the Company nor any of the Company Subsidiaries is, or since January 1, 2024, has been, in violation of, in each case, any Laws applicable to such entity or by which any property or asset of such entity is bound;
(b)   no investigation by any Governmental Authority with respect to any member of the Company Group is pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company Group an intention to conduct the same;

(c)   no member of the Company Group is or has been, and none of their respective employees, directors or officers is or has been, suspended or debarred from doing business by any Governmental Authority or declared ineligible for government contracting, and no such suspension or debarment action has been commenced;
(d)   no independent contractor that provides services to the Company Group is or has been, suspended or debarred from doing business by any Governmental Authority or declared non-responsible or ineligible for government contracting, and no such suspension or debarment action has been commenced; and
(e)   the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding alleged violations of applicable Law.
SECTION 3.08   Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.
(a)   The Company has timely filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2024 (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were prepared (and any Company SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end adjustments).
(c)   The Company maintains a system of internal controls over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company Group’s assets that could have a material effect on the Company’s consolidated financial statements. The Company (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)   No member of the Company Group is a party to, or has any commitment to become a party to, any securitization transaction, joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements included in the Company SEC Reports.
(e)   Neither the Company nor any Company Subsidiary has any liability or obligation of any nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company as at December 31, 2024 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Latest Balance Sheet”), (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2024 and that would not have a Company Material Adverse Effect.
(f)   Since January 1, 2024, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NYSE (including the requirement to adopt a compensation recovery policy in accordance with the NYSE Listed Company Manual Section 303A.14, as required by Rule 10D-1 of the Exchange Act).
(g)   As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports and none of the Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal investigations by the Company Board, the SEC or any other Governmental Authority that are pending, or, to the Knowledge of the Company, any inquiries or investigations by the SEC or any other Governmental Authority that are threatened in writing, in each case regarding any accounting practices of the Company or any Company Subsidiary.
SECTION 3.09   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, through the date of this Agreement, there has not been a Company Material Adverse Effect.
(b)   Since December 31, 2024, through the date of this Agreement, (i) except in connection with the Transactions, the members of the Company Group have conducted their businesses in the ordinary course of business and (ii) no member of the Company Group has taken action that, if taken after the date hereof, would constitute a violation of Section 5.01(b)(i), (iii)-(vii), (xii)-(xviii) and, with respect to the foregoing, (xix).
SECTION 3.10   Absence of Litigation.   As of the date of this Agreement, except as would not have a Company Material Adverse Effect (a) there is no litigation, suit, claim, action, arbitration, mediation, proceeding or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company Group, or any property or asset of the Company Group (or, to the Knowledge of the Company, any director or officer of the Company Group in such capacity as director or officer), and (b) no member of the Company Group nor any property or asset of the Company Group is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or any Order of any Governmental Authority.
SECTION 3.11   Employee Benefit Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Plans. With respect to each material Plan, the Company has made available to Parent true, correct and complete copies of such Plan (or a description, if such Plan is not written) and all material amendments thereto, together with a copy of (if applicable): (i) each summary plan description and summary of material modifications; (ii) the most recently filed Internal Revenue Service (the “IRS”) Form 5500; (iii) the most recent IRS determination letter, (iv) all material non-routine documents and correspondence relating thereto received from or provided to the Department of Labor, the IRS or any other Governmental Authority since January 1, 2024; and (v) the current employee handbooks.
(b)   Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or been obligated to contribute to, or has (or could reasonably be expected to have) any liability with respect to, any plan, program, fund, or arrangement that constitutes a (i) defined benefit pension plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) multiemployer plan within the meaning of Section 3(37) of ERISA, or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither the Company nor any of the Company Subsidiaries has any liability in respect of, and no Plan provides or promises, any post-employment health or life insurance or similar benefits to any Employee or Non-Employee Service Provider except as required under Section 4980B of the Code or any other Law.
(c)   With respect to each Plan, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of the Company Subsidiaries could be subject to any liability under the terms of such Plan or under applicable Law, except as would not reasonably be expected to have a Company Material Adverse Effect.
(d)   Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Plan.
(e)   Each Plan has been established, maintained and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws and regulatory guidance issued by any Governmental Authority, except as would not reasonably be expected to have a Company Material Adverse Effect.
(f)   With respect to any Plan, as of the date of this Agreement and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course), including any filed in any court or with the Equal Employment Opportunity Commission or any similar Governmental Authority, are pending or are threatened in writing and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened in writing.
(g)   Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Employee or Non-Employee Service Provider following, or in connection with, the Transactions) (i) entitle any Employee or Non-Employee Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any Employee or Non-Employee Service Provider; or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing (or any other Contract) would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the Transactions) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person, including under Section 409A or Section 4999 of the Code.
(h)   Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Employee or Non-Employee Service Provider following, or in connection with, the Transactions) (i) entitle any Employee or Non-Employee Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any Employee or Non-Employee Service Provider; or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing (or any other Contract) would reasonably be expected to result separately or in the aggregate, as a result of or in connection with this Agreement or the Transactions, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person, including under Section 409A or Section 4999 of the Code.
(i)   With respect to each Plan that is maintained outside of the United States or that provides benefits to Non-Employee Service Providers outside of the United States, (i) from and after the Closing, Parent and its Subsidiaries shall receive the full benefit of any such funds, accruals or reserves under such Plan; and (ii) each such Plan required to be registered with applicable Governmental Authority has been registered and has been maintained in good standing, except as would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 3.12   Labor and Employment Matters.
(a)   Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, works council arrangement or other labor union contract applicable to Employees (each, a “Labor Agreement”), nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union or works council to organize any such Employees. As of the date of this Agreement, there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Employees. As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions. Neither the Company nor any Company Subsidiary has effectuated a “plant closing” or “mass layoff” as defined in the WARN Act during the one (1) year period preceding the date hereof.
(b)   The Company and each Company Subsidiary are and have been in compliance with all Laws relating to the employment of labor, including those related to wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment, collective bargaining and the payment and withholding of Taxes, except as would not reasonably be expected to have a Company Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened in writing against the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person, except as would not reasonably be expected to have a Company Material Adverse Effect.
(c)   Since January 1, 2024, there have not been any filed civil or criminal complaints or charges alleging sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company or any Company Subsidiary relating to the foregoing, in each case involving any Employee or Non-Employee Service Provider while serving in such capacity. Neither the Company nor any Company Subsidiaries have entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any of the matters described in this Section 3.12(c).
SECTION 3.13   Real Property; Title to Assets.
(a)   Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company or any of the Company Subsidiaries (collectively, the “Owned Real Property”).

(b)   Except as would not have a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each parcel of Owned Real Property, in each case free and clear of all Liens and defects in title, except for Permitted Liens.
(c)   Except as would not have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries (i) has valid, legally binding, enforceable and subsisting leasehold or other interests under all the existing leases, subleases, sub-subleases, licenses or other Contracts granting occupancy for the Leased Real Property (collectively, the “Company Leases”), free and clear of all Liens, except Permitted Liens, and (ii) has the right to exclusive possession of each Leased Real Property. There are no options, rights of first refusal, rights of first offer or other similar rights which give any party a right to purchase or acquire any interest in any Leased Real Property or any part thereof.
(d)   Each Company Lease is in full force and effect and is valid, binding and enforceable against the Company or the applicable Company Subsidiary and, to the Company’s Knowledge, each other party thereto in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have a Company Material Adverse Effect, there is no default under any Company Lease either by any member of the Company Group or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by any member of the Company Group thereunder. True and complete copies of each Company Lease and all amendments, modifications and supplements thereto have been made available to Parent.
(e)   Except as would not have a Company Material Adverse Effect, the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the Latest Balance Sheet as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens.
SECTION 3.14   Taxes.
(a)   Each member of the Company Group (i) has timely filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid all material Taxes required to be paid by them (whether or not shown as due on any Tax Return) except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material Taxes required to have been withheld by any member of the Company Group with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority. Since December 31, 2024, through the date of this Agreement, no member of the Company Group has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would result in a material Tax liability of any member of the Company Group.
(b)   There are no pending audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings by a Governmental Authority in respect of any material Taxes or Tax Returns of any member of the Company Group, and, to the Knowledge of the Company, no such audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings have been proposed in writing. No deficiency for any material Taxes has been asserted or assessed by any Governmental Authority in writing against any member of the Company Group, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which such member of the Company Group has set aside adequate reserves in accordance with GAAP. There are no Liens for material Taxes on any of the assets of any member of the Company Group, other than Permitted Liens.
(c)   No member of the Company Group has any liability for (i) Taxes of another person (A) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company or any of the Company Subsidiaries) or (B) by reason of being party to any

Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries) or (ii) material Taxes of another person as a transferee or successor of any other persons (other than members of the Company Group) by operation of applicable Law.
(d)   No member of the Company Group has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. No member of the Company Group has currently in effect any waiver of any statute of limitations in respect of material Taxes or any agreement to any extension of time with respect to an assessment or deficiency for material Taxes.
(e)   No member of the Company Group was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past five (5) years.
(f)   No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any similar provision of state, local or non-U.S. Law.
(g)   No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it or any other relevant party on or prior to the Closing Date, (ii) closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Law entered into on or prior to the Closing Date, (iii) an installment sale or open transaction arising on or prior to the Closing Date, (iv) a prepaid amount received, or paid, on or prior to the Closing Date or (v) deferred gains arising from a transaction on or prior to the Closing Date.
(h)   No member of the Company Group is or will be required to include any income under Section 965 of the Code.
SECTION 3.15   Material Contracts.
(a)   Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each of the following types of Contracts (other than any Plans), including all amendments, supplements and modifications, to which a member of the Company Group is a party as of the date of this Agreement (such Contracts required to be set forth in such list, the “Material Contracts”):
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is currently in effect with respect to the Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, or any Company SEC Reports filed after the date of filing of such Form 10-K until the date hereof;
(ii)   any Contract for the purchase of materials, supplies, goods, services, equipment or other assets where annual payments made by a member of the Company Group, in any twelve (12)-month period commencing with the twelve (12)-month period ended December 31, 2025, exceeded or are expected to exceed $5,000,000 and such Contract is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice, other than ordinary-course price quotes, purchase orders, invoices or Contracts ancillary to any main agreement governing the relationship between, and that do not materially alter the rights or obligations of, the applicable supplier, vendor or service provider and the applicable member of the Company Group;
(iii)   any Contract involving a distributor, partner or reseller of Company Products pursuant to which a member of the Company Group received payments or expects to receive payments, in any twelve (12)-month period commencing with the twelve (12)-month period ended December 31, 2025, in excess of $5,000,000 in the aggregate, other than ordinary-course price quotes, purchase orders, invoices or Contracts ancillary to any main agreement governing the relationship between, and that do not materially alter the rights or obligations of, the applicable customer and the applicable member of the Company Group;
(iv)   all customer Contracts with actual or expected annual revenues, in any twelve (12)-month period commencing with the twelve (12)-month period ended December 31, 2025, in excess of $5,000,000;
(v)   all Company IP Agreements (A) pursuant to which the Company or any of its Subsidiaries grants a third party a license, covenant not to sue or other permission to use any material Company Intellectual Property (other than non-exclusive licenses granted to customers or service providers in the ordinary course of business), (B) pursuant to which a third party grants the Company or any of its Subsidiaries a license, covenant not to sue or other permission to use any material Company Intellectual Property or (C) that are material to any of the Company Products (in each case, other than non-exclusive license agreements granted to the Company or any Company Subsidiary for standard, generally unmodified and commercially available shrink-wrap or off-the-shelf Software);
(vi)   any Contract containing any non-compete, right of first offer or negotiation, or right of first refusal provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area that limits the business of the Company or any Affiliate of the Company;
(vii)   any Contract (A) obligating the Company or any Affiliate of the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, or granting any person “most favored nation” or similar status with respect to the Company Products or (B) under which any person has been granted the right to manufacture, sell, market or distribute any Company Product on an exclusive basis to any person or group of persons or in any geographical area;
(viii)   (A) all joint venture and partnership Contracts and (B) all Contracts that provide for, relate to or involve any sharing of revenues, profits or losses with one or more persons;
(ix)   any Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of a material amount of assets or Equity Interests (A) after the date of this Agreement, other than the consignment or sale of inventory in the ordinary course of business, or (B) prior to the date of this Agreement, that contains any material ongoing obligations (including indemnification, “earn-outs,” milestone payments or other similar contingent payments by or to the Company or any Company Subsidiary for the deferred purchase price of property or services where such contingent payments remain to be paid);
(x)   any Contract containing any “take or pay”, minimum commitments or similar provisions which, in each case, is expected to involve payments (including penalty or deficiency payments) by a member of the Company Group, in an twelve (12)-month period commencing with the twelve (12)-month period ended December 31, 2025, in excess of $5,000,000 in the aggregate and is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice;
(xi)   each settlement agreement entered into since January 1, 2024, (A) with a Governmental Authority that imposes material ongoing obligations or restrictions on a member of the Company Group, (B) that requires a member of the Company Group to pay more than $5,000,000 in excess of insurance coverage after the date of this Agreement or (C) that imposes any material restrictions on the business of a member of the Company Group after the date of this Agreement;
(xii)   all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (except for any intercompany indebtedness among the Company and any wholly owned Company Subsidiaries);
(xiii)   any Contract to which the Company or any of the Company Subsidiaries is a party and under which any Governmental Authority has any rights, other than Contracts entered into in the ordinary course of business with Governmental Authorities in their capacity as a customer of the Company or any of its Subsidiaries; and
(xiv)   any Labor Agreement.
(b)   True, correct and complete copies of each Material Contract have been made available to Parent. Except as would not have a Company Material Adverse Effect, each Material Contract is valid, binding and in full force and effect with respect to the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, no member of the Company Group (x) has received any written claim of breach or default under or cancellation of any Material Contract which remains unresolved as of the date of this Agreement and (y) is in breach or violation of, or default under, any Material Contract, in each case of the foregoing (x) and (y), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (i) as of the date of this Agreement, no other party is in breach or violation of, or default under, any Material Contract, (ii) as of the date of this Agreement, no disagreements or disputes exist under any Material Contract and (iii) no member of the Company Group has received, in the twelve (12) month period prior to the date of this Agreement, any written notice from any person that such person intends to terminate or not renew any Material Contract.
SECTION 3.16   Insurance.   Except as would not have a Company Material Adverse Effect, (a) each member of the Company Group maintains insurance policies (including cybersecurity insurance policies, clinical trial policies and product liability policies) with reputable insurance carriers or maintains self-insurance practices against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums due and payable thereon have been paid, (c) no member of the Company Group is in breach or default under any such policy, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such party, and (d) since January 1, 2024, (i) no member of the Company Group has received any written notice regarding any invalidation or cancellation of any such insurance policy that has not been renewed in the ordinary course without any lapse in coverage, (ii) there have been no claims pending under any of the Company’s insurance policies and no event has occurred that is reasonably expected to give rise to an insurance claim, and (iii) there was no claim under any of the Company’s insurance policies as to which coverage was questioned, denied or disputed by the underwriters of such policies.
SECTION 3.17   Environmental Matters.   Except as would not have a Company Material Adverse Effect:
(a)   the Company and each Company Subsidiary is, and since January 1, 2024, has been, in compliance with all applicable Environmental Laws;
(b)   the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law or Company Permit relating to pollution or the protection of the environment or, as such relates to exposure to Hazardous Materials, to health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar U.S. federal, non-U.S., state or local Law or, as such relates to exposure to Hazardous Materials, to health and safety (collectively, “Environmental Laws”) that are required to conduct the business of the Company Group, and is, and has been since January 1, 2024, in compliance with all such permits and approvals;
(c)   no releases of (i) any chemicals, contaminants, wastes, petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous” or “toxic” substance, material, or waste, or as a “pollutant” or “contaminant”, or analogous terminology under any applicable Environmental Law (“Hazardous Materials”), including ethylene oxide or per- or polyfluoroalkyl substances, have occurred at, on, from or under any real property owned, leased or operated by any member of the Company Group or any third-party sites to which any member of the Company Group has sent any materials or wastes for disposal, treatment, storage, processing, recycling or other handling; and
(d)   no member of the Company Group has received any written claim or notice, Action or Order from any Governmental Authority or person alleging that a member of the Company Group is or may be in violation of, or has any liability under, any Environmental Law.
SECTION 3.18   Intellectual Property.
(a)   Section 3.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all Registered Owned Intellectual Property, indicating for each such item, as applicable, the application and registration or grant or issue number, date, relevant jurisdiction, status (such as pending, granted, abandoned or withdrawn), expiry date and the identity of the current applicant or registered owner.
(b)   Except as would not have a Company Material Adverse Effect (i) the operation of the business of the Company and each Company Subsidiary, the use of the Company Intellectual Property and the development, manufacture, use, marketing, licensing, distribution, sale, offer for sale, import, export and other exploitation of any Company Product in connection therewith, does not conflict with, infringe, misappropriate, dilute or otherwise violate, and has not in the past six (6) years, conflicted with, infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any third party, (ii) no Actions are pending or threatened in writing against the Company or a Company Subsidiary alleging any of the foregoing, (iii) no person has, in the past six (6) years, engaged in or is engaging in any activity that conflicts with, infringes, misappropriates, dilutes or otherwise violates any Company Intellectual Property and (iv) neither the Company nor any Company Subsidiary has brought or threatened any Action in connection with the foregoing.
(c)   Except as would not have a Company Material Adverse Effect, the Company Intellectual Property includes all the Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any Company Subsidiary or the development, use, manufacture, marketing, distribution, import, export, sale or other exploitation of any Company Products by or on behalf of the Company or any Company Subsidiary, and there is no Intellectual Property other than the Company Intellectual Property that is used or held for use in or necessary to the operation of the business of the Company or any Company Subsidiary or the development, use, manufacture, marketing, distribution, import, export, sale or other exploitation of any Company Products by or on behalf of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect (i) the Company or a Company Subsidiary is the exclusive, and with respect to the Registered Owned Intellectual Property, properly executed and duly recorded, owner of the entire right, title and interest in and to each item of the Owned Intellectual Property, and (ii) each member of the Company Group has a valid license to use the Licensed Intellectual Property used in connection with its business as currently conducted and as currently contemplated to be conducted, subject only to the terms of the applicable Company IP Agreement(s).
(d)   Except as would not have a Company Material Adverse Effect, (i) each item of Owned Intellectual Property is exclusively owned by the Company or a Company Subsidiary and is free and clear of all Liens (other than Permitted Liens) and (ii) neither the execution of this Agreement nor the consummation of the Transactions will result in (A) the loss or impairment of the Company’s or any Company Subsidiary’s right to own, license, sell, use or otherwise exploit any Company Intellectual Property or Systems, (B) the payment of any additional consideration (including increased royalty payment terms) for the Company’s or any Company Subsidiary’s right to own, license, sell, use or otherwise exploit any Company Intellectual Property or Systems, (C) a breach of any Company IP Agreement, or (D) the release, disclosure or delivery of any Company Intellectual Property by any escrow agent or to any other person. Except as would not have a Company Material Adverse Effect, (x) no inequitable conduct, on-sale bar or public use or improper disclosure activity or violation has been engaged in or committed with respect to any Owned Intellectual Property or, to the Knowledge of the Company, any Licensed Intellectual Property, or in the prosecution of any patent applications or patents in any Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property and (y) no information was withheld from any entity requiring disclosure of such information during prosecution of any patent applications or patents in any Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property.
(e)   The Owned Intellectual Property is (i) subsisting and, to the Knowledge of the Company, valid and enforceable, (ii) currently in compliance in all respects with any and all formal applicable legal requirements necessary to maintain the scope, validity and enforceability thereof and, with respect to the Registered Owned Intellectual Property, record and perfect the Company’s or a Company Subsidiary’s interest therein and the chain of title thereof, and all filings, payments and other actions required to be made or taken to maintain or, in the case of accidental abandonment, revive, each item of Registered Owned Intellectual Property in full force and effect have been made or taken by the applicable deadline and (iii) not subject to any outstanding Order or Contract that would impair the scope, validity or enforceability thereof, in each case of the foregoing clauses (i) through (iii), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, there is no basis or argument in fact or in Law from which one might reasonably infer that any of the Owned Intellectual Property is invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors). Except as would not have a Company Material Adverse Effect (A) no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or a Company Subsidiary, based upon or challenging or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Company Intellectual Property, or the ownership, registrability, validity, patentability, scope or enforceability of any Company Intellectual Property, and (B) no Actions have been brought or threatened by the Company or a Company Subsidiary, based upon or challenging the ownership, registrability, validity, patentability, scope or enforceability of any Intellectual Property of any other person.
(f)   Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise, or whether ongoing, outstanding or contingent), or account to any former or current employee or third party, with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor thereto, in any Owned Intellectual Property.
(g)   Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise, or whether ongoing, outstanding or contingent), or account to any former or current employee or third party, with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor thereto, in any Owned Intellectual Property. Except as would not have a Company Material Adverse Effect (i) the Company and each Company Subsidiary has complied with all applicable notice and marking requirements for, and none of the labels or other packaging or marketing materials with respect to any Company Product contains any false, inaccurate or incorrect marking for, Registered Owned Intellectual Property and Registered Licensed Intellectual Property; (ii) no Governmental Authority or academic, medical or other educational institution, consortium or research center has provided any funding, facilities, resources or personnel for the development or creation of, or has any claim of right to, ownership of or other Lien on, any Owned Intellectual Property or Licensed Intellectual Property; (iii) there is no prohibition or restriction by any Governmental Authority (including no assignment, grant back, license, “march-in” or other rights) on the use of any Owned Intellectual Property or Licensed Intellectual Property or on the conduct of the business by the Company or any Company Subsidiary or on the use of the Company Products, in any jurisdiction, or on the export or import of any of the Owned Intellectual Property or Licensed Intellectual Property from or to any jurisdiction; and (iv) neither the Company nor any Company Subsidiary has participated in any standards-setting activities or joined any standards setting, Intellectual Property sharing, or similar organization that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of the Company or any Company Subsidiary to enforce, license or exclude others from using any Company Intellectual Property.
(h)   Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary have taken all commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential information used or held for use in connection with its business. To the Knowledge of the Company, there has been no unauthorized use or disclosure or misappropriation of any trade secrets or other confidential information used or held for use in connection with the business of the Company or any Company Subsidiary by any person, and neither the

Company nor any Company Subsidiary has disclosed any trade secrets or other confidential information to any person other than pursuant to appropriate written agreements that require such trade secrets or other confidential information to be kept confidential and contain appropriate safeguards against the unauthorized use or disclosure thereof, in each case, except as would not have a Company Material Adverse Effect.
(i)   No current or former employee, consultant, independent contractor or agent of the Company or a Company Subsidiary (i) has misappropriated any trade secrets or other confidential information of any other person in the course of performance as an employee, consultant, independent contractor or agent of the Company or such Company Subsidiary or (ii) is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, in the case of each of sub-clauses (i) and (ii), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all persons (including current and former employees, contractors and consultants) who participated in conceiving, developing, modifying, improving or creating any Intellectual Property for the Company or any Company Subsidiary, or, with respect to employees, relating to the business of the Company or any Company Subsidiary, have executed valid and enforceable written Contracts (A) providing for the non-disclosure by such person of any confidential information or trade secrets and (B) providing for the assignment (by way of a present grant of assignment) by such person to the Company or the applicable Company Subsidiary of any Intellectual Property arising out of such person’s employment or engagement with the Company or the applicable Company Subsidiary. Except as would not have a Company Material Adverse Effect, no current or former employee, contractor or consultant has any rights to, and neither the Company nor any Company Subsidiary has any obligation to account for, inventor reward or remuneration amounts paid, unpaid or payable, for contributions to any Owned Intellectual Property.
(j)   Except as would not have a Company Material Adverse Effect, (i) no source code constituting any Software owned by the Company or any Company Subsidiary has been placed in escrow (and neither the Company nor any Company Subsidiary has agreed to, or is otherwise required to, do the foregoing under any circumstance), (ii) neither the Company nor any Company Subsidiary has used any Publicly Available Software in a manner (including in any System) that has a “copyleft” effect or similar adverse effect on, or obligate any member of the Company Group to disclose, contribute, distribute, license or otherwise make available to any third party (including the Publicly Available Software community), any Software owned by any member of the Company Group or any other Company Intellectual Property and (iii) with respect to any Publicly Available Software that the Company or any Company Subsidiary uses, each member of the Company Group has complied with all applicable licenses with respect thereto.
(k)   Except as would not have a Company Material Adverse Effect, with respect to self-improving or machine learning Software, models, algorithms, hardware or other artificial intelligence tools or aids of any kind, including generative artificial intelligence tools and applications, or any outputs of any of the foregoing (“Generative AI Technology”) the Company and each Company Subsidiary (i) use, and have used, Generative AI Technology in compliance with applicable licenses, terms, consents, agreements and Law, and (ii) do not use, and have not used, Generative AI Technology (A) to create or develop any Company Products or Systems or (B) in a manner that affects the ownership, validity, enforceability, registrability or patentability of any Owned Intellectual Property or any other content or other output created by such Generative AI Technology, and (iii) does not submit or input, and has not submitted or inputted, any trade secrets, Personally Identifiable Information or other confidential Company Intellectual Property into any Generative AI Technology in a manner that would result in loss of confidentiality, ownership or other rights with respect to such trade secrets or other confidential Company Intellectual Property.
SECTION 3.19   Data Privacy.
(a)   Except as would not have a Company Material Adverse Effect, each member of the Company Group is, and at all times since January 1, 2024 has been, in compliance with all privacy and information security obligations to which it is subject, including with respect to the Company Group’s collection, maintenance, transmission, use, processing, disclosure and disposal of Personally Identifiable Information (including credit card information), under applicable Privacy Laws, Contract, industry standard, including the Payment Card Industry Data Security Standard, privacy policy or online terms of use (collectively, “Data Security Requirements”). Except as would not have a Company Material Adverse Effect, neither the

Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, threatened notices or complaints from any person or Governmental Authority alleging, or been subject to any audits or investigations concerning, any failure to comply with any Data Security Requirements. Except as would not have a Company Material Adverse Effect, there has been no unauthorized use, access, or disclosure, of any Personally Identifiable Information collected, maintained, processed or stored, in connection with the business of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, no circumstances have arisen that would require the Company or any Company Subsidiary to notify a Governmental Authority or any other person of a data security breach, security incident or violation of any data security policy or Data Security Requirement pertaining to the business of the Company or any Company Subsidiary.
(b)   Except as would not have a Company Material Adverse Effect, the Systems are reasonably maintained and in sufficiently good working condition and performance for the conduct of the business of the Company and each Company Subsidiary as currently conducted and as currently contemplated to be conducted. Except as would not have a Company Material Adverse Effect, there has been no unremediated failure, malfunction, breakdown, performance reduction or other adverse event affecting any Systems, and there has been no actual or alleged unauthorized access, use, intrusion, or breach of security affecting any Systems, or any other loss, unauthorized access, use or disclosure or theft of any sensitive or confidential information, including Personally Identifiable Information, in the possession or control of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and acts in compliance with all of the Company Group’s policies related to the foregoing. Except as would not have a Company Material Adverse Effect, the Systems are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that could permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.
(c)   Except as would not have a Company Material Adverse Effect, (i) no member of the Company Group is a “Covered Entity” or a “Business Associate,” as such terms are defined under HIPAA and (ii) to the extent any member of the Company Group processes any “Protected Health Information” as defined under HIPAA, each such member of the Company Group does so in compliance with all applicable Data Security Requirements.
SECTION 3.20   Anti-Corruption Compliance; Sanctions.
(a)   Since January 1, 2024, no member of the Company Group, or, to the Knowledge of the Company, any former or current director, officer, agent, employee, partner or Affiliate acting on behalf of a member of the Company Group, has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of any applicable Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of any applicable Anti-Corruption Laws; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in non-compliance with, any export restrictions, anti-boycott regulations or embargo regulations.
(b)   Since January 1, 2024, each member of the Company Group has conducted its businesses in compliance in all material respects with (i) the FCPA and any other applicable Anti-Corruption Laws and has retained, and continues to retain, accurate books and records and has instituted and continues to maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all applicable Laws relating to United States export controls and (B) applicable anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.
(c)   Without limiting the generality of the foregoing, since January 1, 2024, each member of the Company Group, and, to the Knowledge of the Company, each of their respective officers and employees and directors, acting in their capacity as such, is in compliance in all material respects with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority.
(d)   Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor any agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries is currently, or has been since January 1, 2024: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws or U.S. anti-boycott applicable Laws (collectively, “Trade Control Laws”).
(e)   Since January 1, 2024, neither the Company nor any of the Company Subsidiaries has: (i) received from any Governmental Authority or any Person any written notice, inquiry or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case of the preceding clauses (i) through (iii), concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.
SECTION 3.21   Regulatory Matters.
(a)   Except as would not have a Company Material Adverse Effect (i) the Company Products are in material compliance in all respects with all current applicable Laws, including all applicable Device Regulatory Laws administered, issued or enforced by the FDA or any other Governmental Authority having regulatory authority or jurisdiction over the Company Products or members of the Company Group, (ii) each member of the Company Group is in compliance in all respects with all applicable Laws, including Laws administered, issued or enforced by the FDA or any other Governmental Authority, relating to the sourcing and procurement or the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution and export of the Company Products and (iii) since January 1, 2024, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled and distributed by the Company Group in compliance in all respects with all applicable Laws, including Laws administered, issued or enforced by the FDA or any other Governmental Authority. Without limiting the generality of the foregoing, except as would not have a Company Material Adverse Effect (i) each member of the Company Group is, and since January 1, 2024, has been, in compliance with all applicable Device Regulatory Laws, including Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the Company Products, complaint handling, adverse event reporting or the submission of medical device reports regarding the Company Products, and (ii) is, and since January 1, 2024, has been, in compliance with all applicable Laws administered or issued by any other Governmental Authority in relation to the Company Products.
(b)   Except as would not have a Company Material Adverse Effect (i) all preclinical and clinical investigations sponsored by or on behalf of a member of the Company Group with respect to any Company Product are being, and since January 1, 2024, have been, conducted in compliance with applicable Laws, including Good Clinical Practices requirements, and federal and state Laws restricting the use and disclosure of individually identifiable health information, and (ii) none of the members of the Company Group has received any written notices or other correspondence from the FDA or any other applicable Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.
(c)   Except as would not have a Company Material Adverse Effect, no action has been taken by any Governmental Authority or is in the process of being taken that would slow, halt or enjoin the manufacturing of the Company Products or the operation of the business of the Company Group or subject the manufacturing of the Company Products or a member of the Company to regulatory enforcement action.
(d)   Except as would not have a Company Material Adverse Effect (i) since January 1, 2024, the members of the Company Group have maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in material compliance with all applicable Laws, specifically all applicable Device Regulatory Laws, (ii) each member of the Company Group and each of their respective contractors and agents have submitted to FDA, Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all required supplemental applications, 510(k) premarket notifications, notices, filings and annual or other reports and information, including adverse event reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products, (iii) each member of the Company Group has made all required filings with, or notifications to, the FDA, all Notified Bodies and all other applicable regulatory authorities pursuant to applicable requirements of all Laws applicable to the Company Group, (iv) since January 1, 2024, the Company Products, where required, are being marketed under and consistent with valid 510(k) clearances exclusively owned by a member of the Company Group, and (v) in each case since January 1, 2024, in circumstances where the Company has determined that 510(k) clearance is not required with respect to any Company Product, the Company has documented that no 510(k) clearance is required, has marketed such Company Product in compliance with all applicable Laws, and has not taken any action that would require a 510(k) clearance.
(e)   Except as would not have a Company Material Adverse Effect (i) since January 1, 2024, all manufacturing operations for the Company Products conducted by or on behalf of a member of the Company Group have been and are being conducted in compliance with the QSR and any similar requirements of the FDA, Notified Bodies and any other Company Product regulatory authority, and the Company Products are not adulterated within the meaning of 21 U.S.C. § 351 or misbranded within the meaning of 21 U.S.C. § 352, (ii) no member of the Company Group or officers, employees, contractors or agents of a member of the Company Group have received from the FDA or any other Governmental Authority, institutional review board or accreditation body in respect to the ownership, development, testing, manufacturing, operation, storage, distribution, warehousing, packaging, labeling, handling, sale, promotion or marketing of the Company Products any written notice of any material violation of any Law concerning any Company Product, adverse inspection findings, finding of deficiency or non-compliance, penalty for corrective or remedial action, FDA warning letter or untitled letters, FDA Form 483 notice, OAI establishment inspection report, regulatory letters, safety alert, stop sale/importation letters, notices of violations, import refusals, Section 305 criminal proceeding notices under the FDCA, prosecution notices or other similar communication from the FDA or any other Governmental Authority, or other similar compliance or enforcement action, (iii) there have been no seizures conducted or threatened by the FDA or any other Governmental Authority, and no voluntary or mandatory recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts pending or threatened by the FDA or any other Governmental Authority, relating to the Company Products, and (iv) there is no act, omission, event or circumstance relating to the activities of a member of the Company Group, or any officers or employees of a member of the Company Group, or their conduct that would reasonably be expected to (A) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Company Products, (B) require a change in the manufacturing, marketing classification, labeling or intended use of any such Company Products, (C) require the termination or suspension of marketing or sale of any such Company Products or (D) give rise to or lead to any Action, complaint, inspection, notice, demand letter, warning or untitled letter, request for information or any associated liability with regard to the Company Products.
(f)   Except as would not have a Company Material Adverse Effect (i) no member of the Company Group or any officer, employee, contractor or agent of a member of the Company Group is the subject of any pending Action or any ongoing investigation or inquiry or have received any notice of any actual investigation, inquiry, for cause inspection or audit or other Action by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy, or concerning allegations of a violation by a member of the Company Group or any officers, employees, contractors or agents of a member of the Company Group of any Device Regulatory Laws, nor has a member of the Company Group or any officer, employee, contractor or agent of a member of the Company Group committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Authority to invoke a similar policy, and (ii) no member of the Company Group or any officer, employee, contractor or agent of a member of the Company Group has knowingly made any false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to a Governmental Authority relating to any Company Product or has voluntarily disclosed any violations of Laws related to any Company Product.
(g)   Except as would not have a Company Material Adverse Effect, no member of the Company Group has been or is currently engaged in any conduct that would reasonably be expected to lead to being suspended, disqualified, debarred, convicted or excluded from participating in, or bidding on contracts with, any Governmental Authority or private third party health care program, pursuant to the Department of Health and Human Services Office of Inspector General’s exclusion authority under 42 U.S.C. § 1320a-7(a), as implemented at 42 C.F.R. §§ 1001.101, 1001.201 or FDA’s suspension and debarment authority under 21 U.S.C. § 335a, and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.
(h)   Except as would not have a Company Material Adverse Effect, since January 1, 2024, no member of the Company Group has promoted, marketed or sold Company Products for any uses other than the uses cleared or approved by the FDA or other Governmental Authority.
(i)   Except as would not have a Company Material Adverse Effect, the members of the Company Group are in compliance and at all times since January 1, 2024, have been in compliance with all Healthcare Laws applicable to the operation of the businesses of the Company Group.
SECTION 3.22   Products Liability.   Except as would not have a Company Material Adverse Effect (i) since January 1, 2024, all Company Products and all services or merchandise related thereto have been manufactured, marketed, promoted, sold and delivered in conformity with all applicable Laws and express and implied warranties and (ii) there are no existing or threatened claims against a member of the Company Group related to a Company Product or any services or merchandise related thereto which are defective or fail to meet any requirements of applicable Laws or express and implied warranties.
SECTION 3.23   Affiliate Transactions.   As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between (i) the Company or the Company Subsidiaries, on the one hand, and (ii) any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each an “Affiliate Transaction”).
SECTION 3.24   Board Approvals; Vote Required.
(a)   The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other Transactions to be consummated by the Company are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by the Company, including the Merger, and (iii) resolved, subject to Section 6.03(e), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders.
(b)   Assuming the accuracy of the representations and warranties in Section 4.06, the affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the capital stock or other securities of the Company necessary to approve this Agreement and consummate the Merger.
SECTION 3.25   Takeover Laws.   Assuming the accuracy of the representations and warranties in Section 4.06, as of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

SECTION 3.26   Opinion of Company Financial Advisor.   The Company Board has received an opinion (the “Opinion”) from Perella Weinberg Partners LP (the “Company Financial Advisor”) to the effect that, as of the date of the Opinion and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, the Opinion has not been withdrawn, revoked or modified. Promptly following the execution of this Agreement, the Company shall deliver or make available to Parent a copy of the Opinion for informational purposes; provided that it is agreed and understood that the Opinion is for the benefit of the Company Board and may not be relied upon by Parent, any Affiliate of Parent or any other person.
SECTION 3.27   Brokers.   No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Parent an unredacted copy of the engagement letter or other agreement, in each case, as amended or modified, between the Company and the Company Financial Advisor.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except (a) as set forth in the disclosure schedule prepared by Parent and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) or (b) other than with respect to Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.06, Section 4.08(a) and Section 4.13, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as disclosed in any Parent SEC Reports filed after December 31, 2024 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (ii) excluding (A) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (B) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are forward-looking in nature), Parent hereby represents and warrants to the Company that:
SECTION 4.01   Organization and Qualification.   Each member of the Parent Group is a corporation, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing would not have a Parent Material Adverse Effect. Each member of the Parent Group is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Parent Material Adverse Effect.
SECTION 4.02   Certificate of Incorporation and By-Laws.   Parent has made available to the Company a true and complete copy of (a) the Third Restated Certificate of Incorporation of Parent (the “Parent Charter”) and (b) the Amended and Restated By-laws of Parent (the “Parent By-laws”). Each of the Parent Charter or the Parent By-laws is in full force and effect. Parent is not in violation of any provisions of the Parent Charter or the Parent By-laws.
SECTION 4.03   Capitalization.
(a)   The authorized share capital of Parent consists of (i) 2,000,000,000 shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock,” and each share thereof, a “Parent Share” and collectively, the “Parent Shares”) and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”).
(b)   As of January 12, 2026: (i) 1,483,019,808 Parent Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights; (ii) 263,290,352 Parent Shares were held in the treasury of Parent; (iii) no Parent Shares were held by the Parent Subsidiaries; (iv) no shares of Parent Preferred Stock were issued and outstanding; (v) 43,730,692 Parent Shares were reserved for future issuance in connection with the Parent Stock Plans other than the Parent ESPP; and (vi) 2,990,538 Parent Shares were reserved in connection with the Parent ESPP. All Parent Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.
(c)   There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of any member of the Parent Group issued and outstanding or reserved for issuance. There are no outstanding obligations under Contract or otherwise of any member of the Parent Group to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Parent Group (“Parent Equity Interests”), or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Equity Interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Parent Group. None of the Parent nor any other member of the Parent Group is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Parent Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Parent Equity Interests.
SECTION 4.04   Authority Relative to this Agreement.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions to be consummated by them have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions to be consummated by them (subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
SECTION 4.05   No Conflict; Required Filings and Consents; Agreements.
(a)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions to be consummated by it will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.
(b)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable securities laws, (ii) compliance with the rules and regulations of the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the HSR Act, and such other Antitrust Laws or Foreign Investment Laws set forth on

Section 3.05(b) of the Parent Disclosure Schedule and (v) any other actions or filings (A) required solely by reason of the participation of the Company (as opposed to any third party) in the transactions contemplated hereby or (B) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.06   Ownership of Company Common Stock.   Neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or has been at any time during the last three (3) years, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) is the beneficial owner (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) of any shares of Company Common Stock or other securities of the Company, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any shares of Company Common Stock or other securities of the Company.
SECTION 4.07   Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.
(a)   Parent has timely filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act since January 1, 2024 (such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Reports (i) were prepared (and any Parent SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end adjustments).
(c)   Parent maintains a system of internal controls over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent are being made only in accordance with authorizations of management and the directors of Parent and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent Group’s assets that could have a material effect on Parent’s consolidated financial statements. Parent (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to Parent’s auditors and the audit committee of the Parent Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
(d)   No member of the Parent Group is a party to, or has any commitment to become a party to, any securitization transaction, joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Parent Group in Parent’s published financial statements included in the Parent SEC Reports.
(e)   Neither Parent nor any Parent Subsidiary has any liability or obligation of any nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of Parent as at December 31, 2024 (including the notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2024 and would not have a Parent Material Adverse Effect.
(f)   Since January 1, 2024, subject to any applicable grace periods, Parent has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NYSE (including the requirement to adopt a compensation recovery policy in accordance with the NYSE Listed Company Manual Section 303A.14, as required by Rule 10D-1 of the Exchange Act).
(g)   As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports and none of the Parent SEC Reports is, to the knowledge of Parent, the subject of ongoing SEC review. There are no formal investigations by the Parent Board, the SEC or any other Governmental Authority that are pending, or, to the knowledge Parent, any inquiries or investigations by the SEC or any other Governmental Authority that are threatened in writing, in each case regarding any accounting practices of Parent or any Parent Subsidiary.
SECTION 4.08   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, through the date of this Agreement, there has not been a Parent Material Adverse Effect.
(b)   Since December 31, 2024, through the date of this Agreement, (i) except in connection with the Transactions, the members of the Parent Group have conducted their businesses in the ordinary course of business and (ii) no member of the Parent Group has taken action that, if taken after the date hereof, would constitute a violation of Section 5.02.
SECTION 4.09   Absence of Litigation.   As of the date of this Agreement, except as would not have a Parent Material Adverse Effect (a) there is no Action pending or, to the knowledge of Parent, threatened in writing against the Parent Group, or any property or asset of the Parent Group (or, to the knowledge of Parent, any director or officer of the Parent Group in such capacity as director or officer), and (b) no member of the Parent Group nor any property or asset of the Parent Group is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or any Order of any Governmental Authority.
SECTION 4.10   Operations of Merger Sub.   Merger Sub is a wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities prior to the date of this Agreement and has conducted its operations only as contemplated by this Agreement.
SECTION 4.11   Sufficient Funds.   Parent and Merger Sub will have available to them at the Effective Time sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger and the Transactions to be consummated by them, including the payment of the aggregate Cash Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations under this Agreement, including their obligations to consummate the Merger, are not subject to any conditions regarding Parent’s or Merger Sub’s ability to obtain financing for the consummation of the Merger or the other Transactions to be consummated by Parent or Merger Sub.
SECTION 4.12   Board Approvals.   The Parent Board, by resolutions duly adopted at a meeting duly called and held, unanimously authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions to be consummated by it, including the Merger and the issuance of Parent Shares in the Merger pursuant to this Agreement (the “Parent Share Issuance”).
SECTION 4.13   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.01   Conduct of Business by the Company Pending the Merger.
(a)   The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated by any other provision of this Agreement or (iii) as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries, to, use reasonable best efforts to conduct the businesses of the Company Group only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to: (A) preserve substantially intact the business organization, material assets and material properties and business relations of the Company Group, (B) keep available the services of its executive officers and key employees on commercially reasonable terms, (C) maintain in effect all material licenses, permits, consents, franchises and approvals and authorizations, and (D) maintain satisfactory relationships of the Company Group with any persons with which the Company Group has material business relations and with Governmental Authorities that have jurisdiction over its business and operations.
(b)   Without limiting Section 5.01(a), and as an extension thereof, except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
(i)   amend or otherwise change its certificate of incorporation, by-laws or other similar organizational documents (including the Company Charter and the Company Bylaws);
(ii)   issue, grant, sell, dispose of, encumber or authorize such issuance, sale, disposition or encumbrance of, any Equity Interests of the Company or any Company Subsidiary other than the issuance of (A) any Company RSUs (including Performance Contingent RSUs and SIP Awards) in the ordinary course pursuant to the Company Stock Plans subject to the agreed upon budget set forth in Section 5.01(b)(ii) of the Company Disclosure Schedule, (B) any shares of Company Common Stock upon the exercise or settlement of Company Options or Company RSUs (including Performance Contingent RSUs and SIP Awards) in accordance with the terms of those Company Options or Company RSUs (including Performance Contingent RSUs conditions and SIP Awards), as applicable, outstanding on the date hereof or issued (or modified) after the date hereof in accordance with this Section 5.01, (C) pursuant to any offering period that is open as of the date of this Agreement under the Company ESPP and (D) any Equity Interests of any Subsidiary of the Company to the Company or any other Subsidiary of the Company;
(iii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of Equity Interests of the Company or any Company

Subsidiary, except for dividends or other distributions by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary;
(iv)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests of the Company or any Company Subsidiary, except in connection with any net exercise, net settlement or “sell to cover” transaction with respect to any Company Options or Company RSUs (including Performance Contingent RSUs and SIP Awards), in each case, in accordance with their terms;
(v)   sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any Lien on (other than a Permitted Lien) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties, assets, licenses, operations, rights, businesses or interests therein (but not including Intellectual Property, which is the subject of Section 5.01(b)(xvii)) except (A) as required by Contracts or Company Leases in force on the date of this Agreement, (B) such dispositions of assets no longer used in the ordinary course of business of the Company’s or the applicable Company Subsidiary’s business as conducted as of the date of this Agreement or (C) such dispositions among the Company and the Company Subsidiaries;
(vi)   acquire (including by amalgamation, merger, consolidation or acquisition of Equity Interests or assets or any other business combination) (A) any company, corporation, partnership, other business organization (or any division thereof) or (B) any real property other than such acquisitions that do not exceed $20,000,000 individually or $50,000,000 in the aggregate;
(vii)   (A) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than a Company Subsidiary) or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries and guarantees by the Company on behalf of any Company Subsidiary);
(viii)   enter into, amend, waive (including any right thereunder), renew or voluntarily terminate (other than as a result of the expiration or non-renewal of any Contract in accordance with its terms, as such terms are in effect on the date of this Agreement) any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into or amended prior to the date of this Agreement) or any Company Lease (or any other Contract that would be deemed a Company Lease if it had been entered into or amended prior to the date of this Agreement), other than in the ordinary course of business; provided that, for purposes of this Section 5.01(b)(viii), the phrase “other than in the ordinary course of business” shall not be construed to permit (A) the entry into, amendment, waiver, renewal or termination of any Material Contract of the type described in Section 3.15(a)(vi) or Section 3.15(a)(vii) or (B) the taking of any action prohibited by any other subsection of this Section 5.01(b);
(ix)   authorize, or make any commitment with respect to, capital expenditures, (A) for the twelve (12)-month period ended December 31, 2026, that in the aggregate exceed $65,000,000, and (B) for the twelve (12)-month period ended December 31, 2027, that in the aggregate exceed $45,000,000;
(x)   except as otherwise required under any Plan in effect as of the date hereof, (A) increase the cash compensation payable or to become payable to Employee or Non-Employee Service Providers (other than in the ordinary course of business, consistent with past practice, provided that the aggregate cost is less than or equal to five percent (5%) of such cash compensation in the aggregate on a calendar year basis), (B) grant or amend any retention, severance or termination pay to, or enter into any employment, bonus, incentive, equity, change of control or severance agreement with, any Employee (or any individual who would be an Employee if employed on the date hereof) or Non-Employee Service Provider, other than any standard offer letters entered into in the ordinary course of business with any newly-hired Employee below the level of vice president (provided that such hiring is permitted by this Section 5.01) and that provide for no more than six (6) months’ severance, (C) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Plan, (D) establish, adopt, enter into, terminate or materially amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, for the benefit of any Employee or Non-Employee Service Provider, provided that the foregoing, either individually or in the aggregate, shall not result in a material increase in costs to the Company or any Company Subsidiary, (E) loan or advance any money or other property to any Employee or Non-Employee Service Provider or (F) establish, adopt, enter into or amend any Labor Agreement;
(xi)   other than in the ordinary course of business below the level of vice president for any Employee, hire or terminate (other than for cause) the employment of any Employee (or any individual who would be an Employee if employed on the date hereof);
(xii)   exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction, achievement of performance or vesting of any equity or equity-based awards as a result of the Merger, except as expressly provided in this Agreement;
(xiii)   (A) initiate, settle or propose to settle any Action, other than (1) settlements for monetary damages (net of insurance proceeds) involving not more than $5,000,000 in the aggregate and that do not (x) require any material actions or impose any material restrictions or ongoing royalty or other future payment obligations on the business or operations of the Company Group, or after the Effective Time, Parent or its Subsidiaries or (y) include the admission of wrongdoing by any member of the Company Group and (2) Transaction Litigation, which is the subject of, and shall be governed by Section 6.11 or (B) settle (or propose to settle) any investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement;
(xiv)   (A) change the Company’s financial accounting policies or procedures in effect as of December 31, 2024, other than as required by Law or GAAP or (B) write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business or (2) as may be required by Law or GAAP, as approved by the Company’s independent public accountants;
(xv)   adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, any of the Company Subsidiaries;
(xvi)   (A) change or adopt (or file a request to change or adopt) any material method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) file any material Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with past practices, as applicable, (D) settle or compromise any claim, investigation, audit or controversy relating to material Taxes, (E) surrender any right to claim a material Tax refund, (F) file any material amended Tax Return, (G) enter into any closing agreement with respect to any material Tax or (H) waive or extend the statute of limitations with respect to any material Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;
(xvii)   (A) abandon, disclaim, fail to prosecute, maintain or enforce, dedicate to the public, allow to lapse, sell, assign, transfer, encumber or incur any Lien (other than Permitted Liens) on, any Owned Intellectual Property or material Licensed Intellectual Property except (1) as required by Contracts in force on the date of this Agreement or (2) such assignments, transfers or other dispositions among the Company and the Company Subsidiaries; (B) license or sublicense any Intellectual Property to any third party, other than non-exclusive licenses or non-exclusive sublicenses granted to customers or service providers in the ordinary course of business; or (C) disclose any trade secrets or confidential information to any person, other than Representatives of the Company or a Company Subsidiary that are subject to appropriate confidentiality and non-disclosure obligations, in each case in the ordinary course of business, or other than to Parent or any of its Affiliates in connection with the Transactions;
(xviii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xix)   agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
SECTION 5.02   Conduct of Business by Parent Pending the Merger.   Parent agrees that, during the Pre-Closing Period, except (a) as required by applicable Law or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) or (b) as expressly contemplated by any other provision of this Agreement or (c) as set forth in Section 5.02 of the Parent Disclosure Schedule, Parent shall not do any of the following:
(i)   amend or otherwise change the Parent Charter or the Parent By-laws or the equivalent organizational documents of Merger Sub in a manner that would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of the Transactions;
(ii)   adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or Merger Sub;
(iii)   declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its Subsidiaries to Parent or another wholly-owned Subsidiary of Parent; or
(iv)   agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
SECTION 5.03   Control of Operations.   Without limiting Section 5.01 or Section 5.02, nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the operations of the Company or Parent, as applicable, prior to the Closing. Prior to the Closing, each party shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01 (in the case of the Company) and or Section 5.02 (in the case of Parent and Merger Sub), control and supervision over such matters.
ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01   Form S-4 and Proxy Statement/Prospectus; Company Stockholders’ Meeting.
(a)   As promptly as reasonably practicable following the date of this Agreement (and in any event no later than thirty (30) Business Days thereafter), (i) Parent and the Company shall jointly prepare a proxy statement (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued pursuant to the Parent Share Issuance. Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Share Issuance. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, and each hereby agrees that none of the information supplied or to be supplied by it for inclusion or incorporation in the Form S-4 or the Proxy Statement/Prospectus will, on the date the Form S-4 becomes effective, on the date the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and Parent shall, as applicable, cause the Proxy Statement/Prospectus and the Form S-4 to comply, as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, as applicable. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement/Prospectus or the Form S-4. Within ten (10) Business Days after the date hereof (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall commence a broker search in accordance with Section 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is twenty (20) Business Days after the date of such “broker search.” Within three (3) Business Days after the Form S-4 shall have become effective, the Company shall establish a record date for the Company Stockholders’ Meeting, which record date shall be selected after reasonable consultation with Parent. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03(e), the Proxy Statement/Prospectus shall include the Company Board Recommendation. Parent shall promptly notify the Company of the time when the Form S-4 has become effective and of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and each of the parties shall promptly notify the other party of the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall promptly provide the other party with a copy of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with regard to the Proxy Statement/Prospectus, the Form S-4 or the Merger. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will made by the Company, in each case, without providing the other party a reasonable opportunity to review and comment thereon and each party shall in good faith consider all reasonable changes suggested by the other party thereto. If, at any time prior to the Company Stockholders’ Meeting (in the case of the Proxy Statement/Prospectus) or the Effective Time (in the case of the Form S-4), any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Form S-4, so that the Proxy Statement/Prospectus or the Form S-4, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(b)   Unless this Agreement is validly terminated pursuant to Section 8.01, the Company shall, as promptly as reasonably practicable following the effectiveness of the Form S-4, duly call, give notice of, convene and hold the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting shall not be initially scheduled to occur later than thirty-five (35) days following the effectiveness of the Form S-4. The Company shall not, without the prior written consent of Parent, adjourn or postpone, cancel, recess or reschedule, the Company Stockholders’ Meeting; provided, that the Company may postpone or adjourn the Company Stockholders’ Meeting: (i) if a quorum has not been established; (ii) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to Company Stockholders’ Meeting; (iii) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (iv) if required by Law; provided, further, that in the case of clauses (i) through (iv), the Company Stockholders’ Meeting shall not be postponed or adjourned (A) to a date later than the fifth (5th) Business Day preceding the Outside Date (as it may be extended pursuant to Section 8.01(b)) or (B) for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting, in each case, without the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(c)   Unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 6.03(d), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the originally scheduled date of the Company Stockholders’ Meeting, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholders’ Meeting to a date specified by Parent; provided that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholders’ Meeting more than two (2) times or for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting. Without the prior written consent of Parent, the adoption of this Agreement, the matters related to this Agreement and the Transactions shall be the only matters that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting. The Company agrees that, unless this Agreement shall have been validly terminated in accordance with Article VIII, the Company’s obligations to hold the Company Stockholders’ Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Adverse Recommendation Change.
SECTION 6.02   Access to Information; Confidentiality.
(a)   Except as otherwise prohibited by applicable Law or as would be reasonably expected to violate or result in the loss or waiver of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company Group: (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Company Products, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided that nothing herein shall require the Company to (or cause its Company Subsidiaries to) afford such access or furnish materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, related to or in connection with the Company Board’s consideration of the Merger or to that extent that the Company’s outside legal counsel advising it in writing that there is a material risk that doing so would result in the breach or violation of the provisions of any Contract to which the Company or any of the Company Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers of any such restrictions); provided, further, that if such access or disclosure (A) is prohibited by applicable Law, the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not violate Law or (B) would result in a loss or waiver of such privilege, the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not result in a loss or waiver of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss or waiver of privilege.
(b)   All information obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the Confidentiality Agreement; provided that nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement. The Company and Parent hereby agree, in accordance with Section 16 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 6.02(b). If the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.
(c)   Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers or distributors of the Company and any Company

Subsidiaries regarding the business of the Company or any Company Subsidiary, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided that nothing in this Section 6.02(c) shall prevent Parent, Merger Sub or their respective Affiliates from contacting or otherwise communicating in the ordinary course of business with such customers, suppliers or distributors so long as such communications do not address or otherwise relate to the Company, any Company Subsidiary or their respective businesses.
(d)   No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.
SECTION 6.03   No Solicitation.
(a)   Except as expressly permitted by this Section 6.03, the Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Representatives of the Company to, (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, expression of interest, proposal, discussion, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) within two (2) Business Days after the date hereof, shall request (and shall use its reasonable best efforts to cause) the prompt return or destruction of all confidential information of the Company previously furnished to any such person that executed a confidentiality agreement with the Company since the date that is twelve (12) months prior to the date of this Agreement in connection with its consideration of an Acquisition Proposal and (iii) immediately terminate all access to any physical and electronic data room containing confidential information of the Company granted to any such person, its Affiliates or Representatives in connection with its consideration of an Acquisition Proposal.
(b)   Except as expressly permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each Company Subsidiary and any of the officers, directors or employees of it or any Company Subsidiary not to, and shall instruct the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Section 6.03(b) and to clarify the terms of any such Acquisition Proposal, (iii) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal or (iv) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement existing as of the date of this Agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board (or any committee thereof) so long as (A) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) the Company promptly (and in any event within one (1) calendar day) following the determination of the Company Board as required by the foregoing subclause (A) of this Section 6.03(b) notifies Parent of any such waiver, amendment or release; provided, further, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 6.03 shall prevent the Company or the Company Board (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any person that has made a bona fide Acquisition Proposal, which Acquisition Proposal did not result from a breach (other than a de minimis breach) of this Section 6.03, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) of this Section 6.03(b) (except that the Company or its Representatives may notify any person of the existence of this Section 6.03(b) and may clarify the terms of any such Acquisition Proposal), (1) the Company Board (x) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (2) the Company provides written notice to Parent of the determination referenced in subclause (1) promptly (and in any event within one (1) calendar day of such determination), and (3) the Company receives or has received from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within one (1) calendar day) following its execution. The Company shall provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries provided by the Company or any Company Subsidiary to any person entering into an Acceptable Confidentiality Agreement pursuant to this Section 6.03(b) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such person.
(c)   The Company shall promptly (and in any event within one (1) calendar day after delivery to the Company) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any Representatives of the Company concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, offer, proposal or request). The Company will, promptly upon receipt or delivery thereof (and in any event within one (1) calendar day), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect the confidential information of the person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will, in person or by telephone, keep Parent reasonably informed on a reasonably prompt basis (and in any event within one (1) calendar day of any material development) of the status and details (including with respect to any change in price, any change in the amount or form of consideration, or any other material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within one (1) calendar day, following a determination by the Company Board (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.
(d)   Except as expressly set forth in Section 6.03(e), during the Pre-Closing Period, neither the Company nor the Company Board (or any committee thereof), as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub) the Company Board Recommendation; (ii) approve, recommend or otherwise declare advisable any Acquisition Proposal; (iii) enter into any Acquisition Agreement; (iv) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company; (v) if an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), refuse to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation within ten (10) Business Days after Parent’s written request therefor (provided that the Company shall not be required to make more than two (2) such reaffirmations with respect to any Acquisition Proposal) or (vi) refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or (vii) authorize, commit, resolve or agree to take any such actions (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”); provided that neither (A) the determination by the Company in accordance with Section 6.03(b) that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal pursuant to and in compliance with Section 6.03(b) nor (B) the delivery by the Company of the notice with respect to an Acquisition Proposal required by Section 6.03(c), shall constitute an Adverse Recommendation Change.
(e)   Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board (i) may effect an Adverse Recommendation Change and cause the Company to terminate this Agreement (by written notice to Parent of such termination in order to enter into, or cause a Company Subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal (subject to the payment of the Company Termination Fee in accordance with Section 8.03(b)(iii)), if the Company receives a written Acquisition Proposal that did not result from a breach (other than a de minimis breach) of this Section 6.03 that the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (ii) may effect an Adverse Recommendation Change if an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, in each case, that:
(i)   prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 8.01(f), (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change (which notice shall not constitute an Adverse Recommendation Change) or terminate this Agreement pursuant to Section 8.01(f), (B) the Company has provided Parent a summary of the material terms and conditions of such Acquisition Proposal, which shall include (at a minimum) all of the information that is specified in Section 6.03(c), (C) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such four (4) calendar day period, the Company Board (after consultation with its outside legal counsel and outside financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four (4) calendar day period” shall be deemed to be references to a “two (2) calendar day period”); and
(ii)   prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such four (4) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(f)   Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change may only be made in accordance with Section 6.03(e). A factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.
(g)   Except as set forth in Section 8.03(e) with respect to an Acquisition Proposal, for purposes of this Agreement:
(i)   “Acquisition Proposal” means any proposal or offer from any person or group (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of related transactions:

(A) any direct or indirect acquisition of (1) more than 20% of the assets (whether based on the fair market value, revenue generation or net income) of the Company Group, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries owning such assets, or (2) more than twenty percent (20%) of the outstanding Shares (or any Equity Interests convertible into, or exchangeable for, such Shares); (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group beneficially owning twenty percent (20%) or more of the outstanding Shares; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than twenty percent (20%) of the outstanding Shares or twenty percent (20%) of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.
(ii)   “Intervening Event” means any material event, circumstance, change, effect, development or condition that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.
(iii)   “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement that (A) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding Shares or all or substantially all of the assets of the Company Group, taken as a whole, (B) is on terms that the Company Board determines in good faith (after receiving the advice of its outside financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders from a financial point of view than the Merger and the Transactions (taking into account any bona fide proposed amendment or modification proposed by Parent pursuant to Section 6.03(e)(i)) and (C) the Company Board determines (after receiving the advice of its outside financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.
(h)   It is understood that for all purposes of this Agreement, in the event that any Representative of the Company Group takes any action which, if taken by the Company, would constitute a breach of this Section 6.03, such action shall be deemed to be a breach of this Section 6.03 by the Company.
SECTION 6.04   Directors’ and Officers’ Indemnification and Insurance.
(a)   From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under the Company Charter, the Company Bylaws, and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary and any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (and any person who becomes a director or officer of the Company or any such Company Subsidiary prior to the Effective Time) (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of the Company or any Company Subsidiary, occurring on or before the Effective Time, and to the fullest extent permitted by Law, the Surviving Corporation shall pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents and (iii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Corporation or any of their Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.
(c)   The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to three hundred percent (300%) of current annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.
(d)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.04.
(e)   Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.
(f)   The provisions of this Section 6.04 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom shall be third party beneficiaries of this Section 6.04) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable Law, this Section 6.04 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.
SECTION 6.05   Employee Benefits Matters.
(a)   Parent hereby agrees that for a period of one (1) year immediately following the Effective Time (or, with respect to clause (ii) below, if earlier, through December 31, 2027), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, a “Continuing Employee”) to the extent such Continuing Employee remains employed by Parent or its Subsidiaries with (i) a base salary or wage rate that are each no less favorable than the base salary or wage rate provided by the Company and the Company Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time, (ii) incentive opportunities no less favorable in the aggregate than the incentive opportunities provided by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries and (iii) employee benefits (including severance but excluding any employee share purchase plan) that are substantially comparable in the aggregate to the employee benefits provided either (A) by the Company and the Company Subsidiaries to such Continuing Employees immediately prior to the Effective Time or (B) by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries.
(b)   Parent shall use reasonable best efforts, or shall cause the Surviving Corporation and its Subsidiaries to use reasonable best efforts to, cause Continuing Employees to receive service credit for purposes of eligibility to participate, vesting and benefit accrual (but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement, in each case, established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each Continuing Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Plan of the Company prior to the Effective Time. In addition, Parent shall use reasonable best efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions or waiting periods to the extent such conditions are covered or waiting periods are waived immediately prior to the Effective Time under the applicable Plans and use reasonable best efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.
(c)   If requested by Parent as of at least ten (10) days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall take all necessary actions to use reasonable best efforts to terminate or cause to be terminated any or all of the Plans sponsored or maintained by the Company or any of its Subsidiaries. The Company shall, or shall cause its applicable Affiliate to, provide Parent with evidence that any such requested terminated Plan has been terminated, with the termination of the applicable Plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of the Company or its applicable Affiliate (the form and substance of which shall be subject to review and comment by Parent, and the incorporation of such comments shall not be unreasonably withheld or conditioned) no later than the day immediately preceding the Effective Time.
(d)   Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of Parent or any of its Affiliates, or to create any third-party beneficiary rights in any Employee or Non-Employee Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of Parent or the Surviving Corporation or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with Parent, the Surviving Corporation or any Company Subsidiary or any of their respective Affiliates or in any way limit the ability of Parent, the Surviving Corporation or any Company Subsidiary or any of

their respective Affiliates to terminate the employment or service of any Employee or Non-Employee Service Provider at any time and for any reason.
SECTION 6.06   Regulatory Filings.
(a)   As promptly as practicable after the execution and delivery of this Agreement, each of Parent and the Company shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including (i) within twenty (20) Business Days after the date of this Agreement (unless a different date is agreed to by the parties), making or causing to be made all filings and submissions required to be made by Parent, the Company or any of their Affiliates under the HSR Act, and (ii) except as set forth on Section 6.06(a) of the Parent Disclosure Schedule, no later than fifty (50) calendar days following the date of this Agreement (and in any event prior to the expiration of any applicable legal deadline), initiate the required regulatory processes with a view to making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made (including with respect to all Requisite Regulatory Approvals, or otherwise reasonably deemed advisable by Parent to be made, by any party or any of its Affiliates under any other applicable Antitrust Law or any Foreign Investment Law, including in furtherance of or for the purpose of referral of jurisdiction under such Law, as applicable, or other Laws for the consummation of the Transactions) (the “Regulatory Filings”). The parties shall cooperate in good faith with the applicable Governmental Authorities in connection with the Regulatory Filings and submissions and shall, as promptly as practicable, comply with any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions by any Governmental Authorities. Parent will pay, or cause its Affiliates to pay, all filing fees required under any Antitrust Law or any Foreign Investment Law for any of the Transactions.
(b)   Each of Parent and the Company shall use their reasonable best efforts to assist and cooperate with each other in preparing and filing all documents required or reasonably deemed advisable by Parent to be submitted by any of them or their Affiliates to any Governmental Authorities in connection with the Transactions and in obtaining any Governmental Authority waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals in connection with the Transactions (which assistance and cooperation shall include timely furnishing to the requesting party all information that such party or its counsel reasonably determines is required to be included in such documents or would be helpful in obtaining such required waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals). Subject to the other provisions of this Section 6.06, Parent shall have the sole right to (i) determine, direct and implement the strategy of the parties for obtaining approvals or expiration or, if applicable, terminations of waiting periods, under the HSR Act, or any other Antitrust Law, Foreign Investment Law, or other Laws applicable to any party or its Affiliates and, in each case, required for the consummation of the Transactions (including the right to direct and unilaterally determine any decision to pull and refile any filing under the HSR Act; provided that any decision to pull and refile any such filing more than once shall require the prior written consent of the Company), and (ii) control the defense and settlement of any Action relating to the Transactions that is brought by or before any Governmental Authority in connection with the Regulatory Filings; provided that Parent shall consult in good faith with the Company, and consider in good faith any suggestions of the Company, with respect to the foregoing matters.
(c)   Each of the parties shall promptly inform the other parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any Regulatory Filing or any such transaction and shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or other material communications submitted to, any Governmental Authority in connection with the Transactions. Subject to this Section 6.06 and applicable Laws relating to the exchange of information, each party shall, to the extent practicable, give the other parties reasonable advance notice of all material communications with any Governmental Authority and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and each party shall make reasonable efforts to afford the other parties the opportunity to attend or participate in material conferences, meetings and telephone or other communications between the other parties and Governmental

Authorities concerning the Transactions, unless prohibited by such Governmental Authority. Materials required to be provided pursuant to this Section 6.06(c) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements in existence as of the date of this Agreement, (iii) as necessary to address attorney-client or other privilege concerns and (iv) to remove material that is unrelated to the Transactions. Each party, as each reasonably deems advisable, shall be entitled to designate any competitively sensitive material provided to the other parties under this Section 6.06 as “Antitrust/FDI Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside antitrust and foreign direct investment counsel of the recipient and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.
(d)   If any objections are asserted with respect to the Transactions under the HSR Act, any other applicable Antitrust Law, Foreign Investment Law or in connection with any Requisite Regulatory Approval, or if any Action is instituted or threatened by any Governmental Authority or third party challenging any of the Transactions, Parent and the Company shall use their reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), all actions necessary to resolve such objections as promptly as practicable. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, in connection with any such objection or Action, Parent shall, and shall cause its Subsidiaries and Affiliates to, (i) hold separate, sell, license, divest or otherwise dispose of businesses or properties or assets of Parent or any of its Affiliates, (ii) terminate, amend or assign any investments, joint ventures or other similar arrangements of Parent or any of its Affiliates, and (iii) grant any right to, or enter into any contractual or other commercial relationship with, any third party with respect to any assets of Parent or any of its Affiliates; provided that any such actions shall be conditioned upon consummation of the Transactions. Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Parent or any Affiliate of Parent to (and the Company shall not, without the prior written consent of Parent, agree to) take any of the foregoing actions, except as set forth on Section 6.06(d) of the Parent Disclosure Schedule. Parent and the Company (including their Affiliates) shall oppose, fully and vigorously, (A) any administrative or judicial Action that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Transactions (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (B) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (A) or (B), by defending through litigation any Action brought by any Person in any court or before any Governmental Authority until a final, non-appealable judgment has been entered, and vigorously pursuing all available avenues of administrative and judicial appeal. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries; provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby.
(e)   Notwithstanding anything in this Agreement, Parent shall proffer to the applicable Governmental Authority or Governmental Authorities divestitures and other remedies contemplated by, and subject to, Section 6.06(d) of this Agreement and Section 6.06(d) of the Parent Disclosure Schedule, no later than ten (10) months from the later of the date of Parent’s and the Company’s initial filings under the HSR Act, unless otherwise mutually agreed to by the parties.
(f)   During the Pre-Closing Period, none of Parent or any of its controlled Affiliates shall acquire or agree to acquire any rights, business, person or division thereof (by way of merger, consolidation, share exchange or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case (i) involving thrombectomy or embolization products in the neurovascular or peripheral vascular spaces or access products in the neurovascular space and (ii) if the entry by Parent or any of its controlled Affiliates into an agreement relating to, or the consummation by Parent or any of its controlled Affiliates of, any such transaction or arrangement would reasonably be expected to (1) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, non-disapproval, declaration or order of a Governmental Authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable Antitrust Laws (including those set forth in Section 7.01(c) of the Parent Disclosure Schedule), (2) materially increase the risk of a Governmental Authority enacting, issuing, promulgating, enforcing or entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other Order or Law that would delay, restrain, prevent, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (3) otherwise materially delay or impede the consummation of the Transactions.
(g)   During the Pre-Closing Period, none of the Company Group shall acquire or agree to acquire any rights, business, person or division thereof (by way of merger, consolidation, share exchange or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case, if the entry by the Company or any other member of the Company Group into an agreement relating to, or the consummation by Company or any other member of the Company Group of, any such transaction or arrangement would reasonably be expected to (1) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, non-disapproval, declaration or order of a Governmental Authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable Antitrust Laws (including those set forth in Section 7.01(c) of the Parent Disclosure Schedule), (2) materially increase the risk of a Governmental Authority enacting, issuing, promulgating, enforcing or entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other Order or Law that would delay, restrain, prevent, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (3) otherwise materially delay or impede the consummation of the Transactions.
SECTION 6.07   Obligations of Parent and Merger Sub.   Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Promptly following the execution of this Agreement, Parent shall, or shall cause the sole stockholder of Merger Sub to, execute a consent adopting this Agreement in accordance with the DGCL.
SECTION 6.08   Public Announcements.   The parties agree that Parent and the Company shall each issue an initial press release relating to this Agreement in forms mutually agreed to by Parent and the Company. Thereafter until the Effective Time, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent (i) the press release or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 6.08 or (ii) public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except no party shall be required to consult with any other party with respect to the matters described in, and subject to the requirements of, Section 6.03, Section 8.01 and Section 8.03 or in connection with any dispute between the parties regarding this Agreement.
SECTION 6.09   Transfer Taxes.   The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.10   Stock Exchange De-Listing.   The Company shall cooperate with any reasonable requests of Parent and in response thereto, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. If the Company is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the date that the Company is expected to be delisted from the NYSE, the Company will use its reasonable best efforts to deliver to Parent at or prior to the Closing a substantially final draft of any such annual or quarterly report.
SECTION 6.11   Stockholder Litigation.   The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Action brought by the Company’s stockholders or other persons against the Company or any of its directors, officers or Representatives arising out of or relating to this Agreement or the Transactions (“Transaction Litigation”). Without limiting the preceding sentence, the Company shall provide Parent with a reasonable opportunity to review and comment on all material filings or responses to be made by the Company in connection with any such Transaction Litigation, and the right to consult on the settlement with respect to such Action, and the Company will consider in good faith any comments reasonably proposed by Parent with respect to such matters, and, no such settlement shall be agreed to by the Company without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.
SECTION 6.12   Takeover Laws.   If any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL) becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.
SECTION 6.13   Certain Other Consents.   The Company shall use its reasonable best efforts to obtain and deliver, at or prior to the Closing, all consents, approvals or waivers required to be obtained from third parties to any Contract set forth in Section 6.13 of the Company Disclosure Schedule in connection with the consummation of the Transactions, and Parent shall provide its reasonable assistance as is reasonably requested by the Company to secure any such consents, approvals and waivers; provided that nothing in this Agreement shall obligate or be construed to obligate any party or its Affiliates to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent, approval or waiver.
SECTION 6.14   Notification of Certain Matters.   Parent and the Company shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any written notice to the receiving party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the Transactions; (b) receipt of any notice or other communication from any Governmental Authority or the NYSE (or any other securities market) in connection with the Transactions; or (c) if the Company obtains knowledge or Parent obtains knowledge, as applicable, of the occurrence of an event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition set forth in Article VII to be satisfied. In no event shall (1) the delivery of any notice by a party pursuant to this Section 6.14 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (2) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not give rise to any right to terminate under Article VIII.

SECTION 6.15   280G Calculations.   As soon as practicable, but in no event later than thirty (30) Business Days after the date hereof, the Company shall make available to Parent true, correct and complete copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code and determined as of the date of this Agreement).
SECTION 6.16   Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 6.17   Stock Exchange Listing.   Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.
SECTION 6.18   Directors’ and Officers’ Resignations.   Prior to the Effective Time, unless otherwise agreed by Parent, the Company will use its reasonable best efforts to cause each director and officer of the Company and each director and officer of each Company Subsidiary to execute and deliver a letter, in form and substance reasonably satisfactory to Parent, effectuating such individual’s resignation, effective as of the Effective Time, as a director or officer of the Company or such Company Subsidiary, as applicable.
ARTICLE VII
CONDITIONS TO THE MERGER
SECTION 7.01   Conditions to the Obligations of Each Party.   The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) of the following conditions:
(a)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
(b)   No Order.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.
(c)   Regulatory Approvals.   (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a Governmental Authority not to consummate the Merger shall have expired or been terminated, and (ii) all required consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(c) of the Parent Disclosure Schedule shall have been obtained (all such consents, approvals, non-disapprovals, authorizations, and the lapse of waiting periods, including under the HSR Act, of such jurisdictions, the “Requisite Regulatory Approvals”).
(d)   Form S-4.   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(e)   Stock Exchange Listing.   The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
SECTION 7.02   Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of the Company in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.24, Section 3.25 and Section 3.27 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for the representations and warranties of the Company in (A) Section 3.03(a), which shall be true and correct in all respects, and (B) Section 3.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), (ii) the representation and warranty of the Company in Section 3.09(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date and (iii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties in this subclause (iii) to be so true and correct would not have a Company Material Adverse Effect.
(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)   No Company Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(d)   Officer Certificate.   The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).
SECTION 7.03   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.12 and Section 4.13 shall, if qualified by materiality or “Parent Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for the representations and warranties of Parent in (A) Section 4.03(a), which shall be true and correct in all respects, and (B) Section 4.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), (ii) the representation and warranty of Parent in Section 4.08(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date and (iii) each of the other representations and warranties of Parent contained in Article IV (disregarding all qualifications set forth therein relating to “materiality”, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall have been true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties this subclause (iii) to be true and correct would not have a Parent Material Adverse Effect.
(b)   Agreements and Covenants.   Each of Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)   No Parent Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.
(d)   Officer Certificate.   Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01   Termination.   This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Company Board or Parent Board (as applicable) of the terminating party or parties, notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”):
(a)   by mutual written consent of Parent and the Company;
(b)   by either Parent or the Company, if the Effective Time shall not have occurred on or before January 14, 2027 (the “Initial Outside Date”); provided, that if on the Initial Outside Date (or, if the Initial Outside Date shall have been extended pursuant to this Section 8.01(b), if on the then-scheduled Outside Date, as applicable) any of the conditions set forth in Section 7.01(b) (to the extent relating to the matters set forth in Section 7.01(c) or any Antitrust Law) or Section 7.01(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (or shall then be capable of being satisfied if the Closing were to take place on such date), then either Parent or the Company may, by written notice to the other party, extend the Initial Outside Date in successive three (3)-month increments until no later than January 14, 2028 (the Initial Outside Date, as it may be extended pursuant to this Section 8.01(b), the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any agreements and covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
(c)   by either Parent or the Company, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) has fulfilled its obligations under Section 6.06;
(d)   by either Parent or the Company, if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (or any adjournment or postponement thereof at which a vote is taken on the Merger);
(e)   by Parent, if, prior to the receipt of the Company Stockholder Approval, the Company Board shall have effected, and not withdrawn at least five (5) Business Days prior to the Company Stockholder Meeting, an Adverse Recommendation Change;
(f)   by the Company, at any time prior to the time at which the Company Stockholder Approval is obtained, if the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.03; provided that, (i) the Company shall not have breached (other than a de minimis breach) Section 6.03 with respect to such Superior Proposal and (ii) prior to or substantially concurrently with, and as a condition to the effectiveness of such termination, the Company pays to Parent the Company Termination Fee;
(g)   by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent is then in breach of any of its representations or warranties or Parent or Merger Sub is then in breach of any of its covenants or agreements hereunder, in either case, such that any condition in Section 7.03(a) or Section 7.03(b) is not satisfied or capable of being satisfied by the Outside Date; or
(h)   by the Company, if Parent shall have breached any of its representations or warranties, or Parent or Merger Sub shall have failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that any condition in Section 7.02(a) or Section 7.02(b) is not satisfied or capable of being satisfied by the Outside Date.
SECTION 8.02   Notice of Termination; Effect of Termination.
(a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any valid termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.
(b)   In the event of a valid termination of this Agreement by the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect and (ii) nothing herein shall relieve any party from liability for any Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
SECTION 8.03   Fees and Expenses.
(a)   Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.
(b)   If this Agreement is validly terminated:
(i)   by (A) Parent or the Company pursuant to Section 8.01(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by the second proviso in Section 8.01(b)) or Section 8.01(d) or (B) by Parent pursuant to Section 8.01(g), then, if (1) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public that remains outstanding and is not publicly withdrawn as of (x) in the case of clause (A), the date that is five (5) Business Days prior to the Company Stockholders’ Meeting and (y) in the case of clause (B), the Termination Date, and (2) within twelve (12) months of the Termination Date the Company or any Company Subsidiary enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to an Acquisition Proposal or consummates any transaction that is the subject of an Acquisition Proposal, then the Company shall pay Parent the amount of $525,000,000 (the “Company Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days after the earliest to occur of the entry by the Company into the agreement with respect to an Acquisition Proposal, the submission of an agreement with respect to an Acquisition Proposal to the stockholders of the Company for adoption or the consummation of any transaction that is the subject of an Acquisition Proposal, in each case, as referred to in subclause (2) of this Section 8.03(b)(i);
(ii)   by Parent pursuant to Section 8.01(e), then the Company shall pay to Parent the Company Termination Fee;
(iii)   by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee;
(iv)   by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(c) (but only if the Law or Order giving rise to such termination right relates to a Requisite Regulatory Approval or otherwise in connection with Antitrust Laws) and, in each case, at the time of such termination, (A) one or more of the conditions set forth in Section 7.01(b) (but only if the Law or Order giving rise to such termination right relates to a Requisite Regulatory Approval or otherwise in connection with Antitrust

Laws) or Section 7.01(c) shall not have been satisfied or waived, (B) the condition set forth in Section 7.01(a) shall have been satisfied and (C) all of the conditions set forth in Section 7.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided that those conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date), then Parent shall pay, or cause to be paid, to the Company the amount of $900,000,000 (the “Parent Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days after such Termination Date.
(c)   In the event this Agreement is terminated by the Company or Parent for any reason at a time when Parent or the Company, as applicable, would have had the right to terminate this Agreement under circumstances that would have entitled Parent to the Company Termination Fee or the Company to the Parent Termination Fee, as applicable, (i) the Company shall pay to Parent the Company Termination Fee that Parent would have been (or would have subsequently become) entitled to receive had Parent terminated this Agreement at such time and (ii) Parent shall pay to the Company the Parent Termination Fee that the Company would have been (or would have subsequently become) entitled to receive had the Company terminated this Agreement at such time.
(d)   The Company Termination Fee payable by the Company (i) under Section 8.03(b)(iii) shall be paid to Parent or its designee by the Company by wire transfer of immediately available funds prior to or concurrently with, and as a condition to the effectiveness of, termination of this Agreement by the Company pursuant to Section 8.01(f) and (ii) under Section 8.03(b)(ii) shall be paid to Parent or its designee by the Company by wire transfer of immediately available funds within two (2) Business Days after the termination of this Agreement by Parent pursuant to Section 8.01(e).
(e)   For purposes of Section 8.03(b)(i)(2), Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(g)(i), except that references to twenty percent (20%) in the definition thereof shall be deemed to be references to fifty percent (50%).
(f)   The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to pay when due any amount pursuant to this Section 8.03, then the Company or Parent, as applicable, shall also (i) reimburse the other party for all reasonable Expenses incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 8.03, and (ii) pay to the other party interest on such overdue amount from the date such payment was required to be paid until (but excluding) the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be paid (clauses (i) and (ii), collectively, whether in relation to the Company Termination Fee or the Parent Termination Fee, the “Termination Fee Collection Costs”). In no event shall (A) the Company be required to pay the Company Termination Fee or (B) Parent be required to pay the Parent Termination Fee, in each case, more than once in connection with the termination of this Agreement or the Transactions. In no event will any party be entitled to receive both (x) a grant of specific performance which results in the consummation of the Effective Time as contemplated in this Agreement, and (y) payment of the Company Termination Fee or the Parent Termination Fee, as applicable.
(g)   Each of the parties acknowledges that any amounts payable by the Company or Parent pursuant to this Section 8.03, including the Company Termination Fee or the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
(h)   (i) In circumstances where the Company Termination Fee is payable in accordance with Section 8.03(b), (A) payment of the Company Termination Fee (plus, if applicable, the Termination Fee Collection Costs) by or on behalf of the Company shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of any Parent Related Party against any Company Related Party for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and

(B) upon payment of the Company Termination Fee (plus, if applicable, the Termination Fee Collection Costs), no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the termination hereof or the Transactions; and (ii) in circumstances where the Parent Termination Fee is payable in accordance with Section 8.03(b), (1) payment of the Parent Termination Fee (plus, if applicable, the Termination Fee Collection Costs) by or on behalf of Parent shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of any Company Related Party against any Parent Related Party for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and (2) upon payment of the Parent Termination Fee (plus, if applicable, the Termination Fee Collection Costs), no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the termination hereof or the Transactions; provided that nothing in this Section 8.03(h) shall relieve any party from liability for any Willful Breach.
ARTICLE IX
GENERAL PROVISIONS
SECTION 9.01   Non-Survival of Representations, Warranties and Agreements.   The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
SECTION 9.02   Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email transmission (upon confirmation of receipt and provided that if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):
(a)
if to Parent or Merger Sub:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752
Attention: ****
Email: ****
with a copy (which shall not constitute notice) to:
Allen Overy Shearman Sterling US LLP
599 Lexington Avenue
New York, NY 10022
Attention:
Clare O’Brien
Derrick Lott

Email:
cobrien@aoshearman.com
derrick.lott@aoshearman.com

(b)
if to the Company:

Penumbra, Inc.
One Penumbra Place
Alameda, CA 94502
Attention: ****
Email: ****
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
900 Middlefield Road
Redwood City, California 94063
Attention:
Alan F. Denenberg
Michael Diz

E-mail:
alan.denenberg@davispolk.com
michael.diz@davispolk.com

SECTION 9.03   Certain Definitions.
(a)   For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 6.03 or any other provision of this Agreement and (b) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided that such agreement need not include any “standstill” or similar restriction.
“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal.
“Affiliate” of a specified person means a person that or who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering, including the FCPA, the UK Bribery Act of 2010, as amended, or any successor statute, rules or regulations thereto and the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions.
“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws (including the HSR Act) that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition.
“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Equity Awards” means, collectively, all Company Options and Company RSUs.
“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended from time to time.
“Company Group” means the Company and each Company Subsidiary.
“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
“Company IP Agreements” means (a) all Contracts concerning Intellectual Property to which the Company or a Company Subsidiary is a party or beneficiary or by which the Company or a Company

Subsidiary, or any of their properties or assets, may be bound presently, including all Contracts pursuant to which (i) the Company or a Company Subsidiary licenses, permits or agrees to license or permit any other person to use, enforce or register any Intellectual Property and (ii) any person licenses, permits or agrees to license or permit the Company or a Company Subsidiary to make, sell, offer for sale, import, use, enforce or register any Intellectual Property and (b) consents, settlements, waivers, releases, covenants, options, Orders, injunctions or rulings governing the use, validity or enforceability of any Company Intellectual Property.
“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole, or (b) a material adverse effect on, or prevents or materially delays, the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), a Company Material Adverse Effect shall not be deemed to include any event, circumstance, change, condition, occurrence or effect to the extent resulting from or arising out of any of the following: (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency, (B) changes generally affecting the industries (including seasonal fluctuations) in which the Company or any of the Company Subsidiaries operates in the United States or globally, (C) any change or proposed change in accounting requirements or principles required by GAAP or required by any change in applicable Laws or the interpretation or enforcement thereof after the date hereof, (D) any disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, weather conditions or other natural disasters or the worsening of any of the foregoing, (E) any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism (including cyberterrorism)), (F) the announcement of the execution of this Agreement or the pendency of the Transactions, or (G) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (including the Company operating in the ordinary course of business) or any action or omission requested or consented to in writing by Parent prior to the taking of such action; provided further that if the exceptions set forth in subclauses (A), (B), (C), (D) or (E) of this clause (i) have a disproportionate impact on the Company Group, taken as a whole, compared to other companies that operate in the industries in which the Company Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such disproportionate impact or (ii) Transaction Litigation, (iii) any change in the trading price or trading volume of the Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that, except as otherwise provided in this definition, the underlying cause of such change may be considered in determining whether there is a Company Material Adverse Effect), or (iv) any failure to meet internal, public or other projections or forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (provided that, except as otherwise provided in this definition, the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect).
“Company Product” means the products and services currently being sold, provided or distributed by, or under development by, a member of the Company Group.
“Company Related Party” means each of the Company, the Company Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees.
“Company Stock Plans” means, collectively, the Company’s 2005 Stock Plan, the Company’s 2011 Equity Incentive Plan, the Company’s Amended and Restated 2014 Equity Incentive Plan, and the Company ESPP, each as amended from time to time.
“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Subsidiary” means a Subsidiary of the Company.
“Confidentiality Agreement” means the confidentiality agreement, dated December 19, 2025, between Parent and the Company.
“Contract” means any legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.
“Conversion Ratio” means the quotient obtained by dividing (a) the amount of the Equity Award Cash Consideration by (b) an amount equal to the Parent Stock Price.
“Device Regulatory Laws” means Laws administered by the FDA relating to the regulation of the procurement, design, research, development, testing, studying, manufacturing, quality, licensing, production, processing, handling, packaging, labeling, storage, advertising, use, promotion, marketing, importation, exportation, sale and distribution of medical devices or components thereof, and any analogous applicable Laws of any applicable State or jurisdiction.
“Employee” means any current or former officer or employee of the Company or any Company Subsidiary.
“Equity Award Cash Consideration” means $274.00 in cash, without interest.
“Equity Award Consideration” means (i) the Equity Award Cash Consideration and (ii) a number of Parent Shares equal to the Equity Award Stock Consideration.
“Equity Award Consideration Value” means the sum of (i) the Equity Award Cash Consideration and (ii) the product of (a) the Equity Award Stock Consideration and (b) the Parent Stock Price.
“Equity Award Stock Consideration” means 1.0353 Parent Shares.
“Equity Interests” means any (a) shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (b) options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (c) securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or (d) any other rights or instruments that are linked in any way to the price of the shares of capital stock of any other person or the value of all or any part of another person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business under common control with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code.
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party and its Affiliates) incurred (whether or not billed) at any time (whether before or after the date of this Agreement) by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, at 21 U.S.C. §§ 301 et. seq. and its implementing regulations and guidance.
“Foreign Investment Law” means any Laws that are designed to prohibit, restrict or regulate foreign investment.
“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 812, and equivalent non-U.S. Laws to which any member of the Company Group is subject.
“Healthcare Laws” means all non-U.S., federal, state, and local Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including: (a) federal Laws relating to the Medicare and Medicaid programs and any other federal healthcare programs; (b) federal and state Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et. seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Requirements of Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and § 1320a-7b) and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et. seq.); (c) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the regulations implemented thereunder and similar state Laws; (d) state Laws relating to Medicaid or any other state healthcare or health insurance programs; (e) federal or state Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (f) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (g) state Laws relating to insurance and risk-sharing products, services and arrangements; (h) federal and state Laws relating to health information privacy, including HIPAA; and (i) the Public Health Service Act (42 U.S.C. § 201 et. seq.), including 42 U.S.C. §§ 290dd-3, 290ee-3, 42 C.F.R. Part 2; each of clauses (a) through (i) as amended from time to time; and all comparable non-U.S., federal, state and local Laws and the rules and regulations promulgated pursuant to all such Laws, each as amended from time to time.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended, including but not limited to 45 CFR Part 160, Part 162 and Part 164, Subparts A, C, D and E and all including all guidance, rules, interpretations and implementing regulations.
“Intellectual Property” means all intellectual property in any jurisdiction worldwide, including (a) trademarks, service marks, trade names, trade dress, slogans, logos, brand names, Internet domain names, social media accounts, geographical indications and corporate names, as well as any other identifiers indicating the business or source of goods or services (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, all registrations (and applications for registration) for the foregoing, and all goodwill connected with the use thereof and symbolized thereby; (b) patents and patent applications (including reissues, divisionals, continuations and continuations-in-part, extensions and counterparts thereof), utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures and industrial designs; (c) rights in confidential or proprietary information, including trade secrets and rights in know-how, methodologies, pricing information, confidential research, algorithms, models, processes, formulas, client lists and invention rights; (d) works of authorship, copyrights (including copyrights in Software), moral rights, design rights and database rights therein and thereto; (e) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (d); (f) all rights in Software and technology; (g) claims and rights to sue and recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing; and (h) any and all other proprietary rights.
“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified in Section 9.03(a) of the Company Disclosure Schedule, in each case, including the knowledge that any such individuals would reasonably be expected to discover or become aware of after reasonable inquiry of such individual’s direct reports with operational responsibility for the fact or matter in question.

“Leased Real Property” means any real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant, licensee, or other interest, respectively) by any member of the Company Group.
“Licensed Intellectual Property” means Intellectual Property that the Company or a Company Subsidiary is licensed or otherwise permitted to use (other than standard, generally unmodified and commercially available shrink-wrap or off-the-shelf Software that is licensed to the Company or any Company Subsidiary under a non-exclusive license agreement).
“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, licenses, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.
“Non-Employee Service Provider” means any current or former non-employee director, consultant, vendor or other independent contractor of the Company or any Company Subsidiary.
“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC concerning medical devices, as amended from time to time, and applicable harmonized standards.
“NYSE” means the New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.
“Owned Intellectual Property” means Intellectual Property owned by the Company or a Company Subsidiary.
“Parent ESPP” means Parent’s Employee Stock Purchase Plan, as amended from time to time.
“Parent Group” means Parent and each Parent Subsidiary.
“Parent Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Parent Group, taken as a whole, or (b) a material adverse effect on, or prevents or materially delays, the ability of Parent to consummate the Transactions; provided, however, that, in the case of clause (a), a Parent Material Adverse Effect shall not be deemed to include any event, circumstance, change, condition, occurrence or effect to the extent resulting from or arising out of any of the following: (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency, (B) changes generally affecting the industries (including seasonal fluctuations) in which Parent or any of the Parent Subsidiaries operates in the United States or globally, (D) any change or proposed change in accounting requirements or principles required by GAAP or required by any change in applicable Laws or the interpretation or enforcement thereof after the date hereof, (C) any disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, weather conditions or other natural disasters or the worsening of any of the foregoing, (E) any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism (including cyberterrorism)), (F) the announcement of the execution of this Agreement or the pendency of the Transactions, or (G) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (including Parent operating in the ordinary course of business) or any action or omission requested or consented to in writing by the Company prior to the taking of such action; provided further that if the exceptions set forth in subclauses (A), (B), (C) (D) or (E) of this clause (i) have a disproportionate impact on the Parent Group, taken as a whole, compared to other companies that operate in the industries in which the Parent Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Parent Material Adverse Effect has occurred solely to the extent of such disproportionate impact or (ii) any failure to meet internal or published projections or forecasts for any period or a decline in the price or trading volume of Parent Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Parent Material Adverse Effect).
“Parent Related Party” means each of Parent, Merger Sub and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees.
“Parent Stock Plans” means, collectively, any Parent equity plan that authorizes the grant of compensatory equity awards or pursuant to which compensatory equity awards are outstanding, including the Parent’s 2000, 2003 and 2011 Long Term Incentive Plans, and the Parent ESPP, each as amended from time to time.
“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the ten (10) consecutive trading days ending on the trading day that is two (2) trading days prior to the Closing Date.
“Parent Subsidiary” means a Subsidiary of Parent.
“Permitted Lien” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which would not constitute a default under any Company Lease, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property or Leased Real Property which are not violated in any material respect by the current occupancy, operation or use of any Leased Real Property by any member of the Company Group, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy, operation or use of any Leased Real Property by any member of the Company Group in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any non-exclusive licenses to Intellectual Property granted in the ordinary course of business and (h) any statutory Liens caused by state statutes or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures or leasehold improvements at the subject premises which are not materially adverse to the current occupancy, operation or use of any Leased Real Property by any member of the Company Group.
“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personally Identifiable Information” means any data or information relating to an identified or reasonably identifiable individual natural person or household, including any data or information that, alone or in combination with other data or information, can be used to identify, directly or indirectly, an individual natural person or household, including a person’s name, physical address, telephone number, email address, financial account number or credit card number, government-issued or online identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, biometric and genetic information, gender, age or date of birth, treatment dates or other dates related to the person, educational or employment information, marital or other status, behavioral information, IP address, or any other data or information that constitutes personal data, Protected Health Information (as defined by HIPAA), personally identifiable information, personal information or similar defined term under applicable Privacy Laws or any information that is governed, regulated or protected by one or more Privacy Laws concerning information relating to an identified or identifiable individual natural person or household.
“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether written or unwritten and whether or not subject to ERISA, all bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, incentive, deferred compensation, performance award, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance, change of control, retention or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company, any Company Subsidiary has any obligation or direct or indirect liability or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any Employee or Non-Employee Service Provider or any beneficiary of any Employee or Non-Employee Service Provider. Notwithstanding the foregoing, any employee benefit plan, program or arrangement that is sponsored or maintained by a Governmental Authority shall not constitute a Plan.
“Privacy Laws” means all applicable Laws that govern or relate to privacy, data security, marketing or the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personally Identifiable Information. Without limiting the generality of the foregoing, “Privacy Laws” includes: (a) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; (b) HIPAA; (c) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, 15 U.S.C. § 7701 et. seq.; (d) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq., as amended; (e) the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended; (f) the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108, as amended; (g) all State law equivalents of the foregoing clauses (a)-(f); (h) the California Consumer Privacy Act, Cal. Civ. Code § 1798.140, et. seq., as amended; (i) all Personally Identifiable Information breach notification laws; (j) all Laws of non-U.S. Governmental Authorities relating to Personally Identifiable Information, privacy, data processing, security and confidentiality, including (i) the General Data Protection Regulation (Regulation (EU) 2016/679) and any applicable national implementation(s) thereof, (ii) the Personal Information Protection and Electronic Documents Act (S.C. 2000, c. 5), (iii) the Personal Health Information Protection Act (SO 2004, c. 3, Sch. A), (iv) the Privacy Act 1988, (v) the My Health Records Act 2012 and (vi) the Personal Information Protection Law of the People’s Republic of China; (k) Payment Card Industry Data Security Standards, and (l) implementing regulations concerning such Laws.
“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software, or pursuant to similar licensing and distribution models and (b) any Software that requires as a condition of use, modification, hosting, or distribution of such Software, or of other Software used or developed with, incorporated into, derived from, or distributed with such Software, that such Software or other Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be redistributed, hosted or otherwise made available at no or minimal charge; or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or other Software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Software or other Software.
“Registered Licensed Intellectual Property” means the Licensed Intellectual Property granted by, registered or filed with, renewed by or the subject of a pending application before a Governmental Authority or Internet domain name registrar.
“Registered Owned Intellectual Property” means the Owned Intellectual Property granted by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such person or any of its Subsidiaries.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been since January 1, 2024 the subject or target of a comprehensive embargo under Sanctions Laws (including, as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any person that is the subject or target of sanctions under Sanctions Laws, including: (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a) of this definition; or (c) any national of a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, OFAC or the U.S. Department of State), the United Kingdom of Great Britain, the European Union or the United Nations Security Council.
“Software” means (a) computer programs, applications, software, systems and code, including software implementation of algorithms, models and methodologies, program interfaces, source-code and object-code; (b) databases and compilations (including data and collections of data), whether machine readable or otherwise, operating systems and specifications; (c) development and design tools, library functions and compilers; (d) utilities, graphical user interfaces, menus, images, icons, forms and methods of processing; (e) documentation, including programmer notes, user manuals, training materials and works of authorship relating to or embodying any of the foregoing or on which any of the foregoing is recorded; and (f) in each case of the foregoing clauses (a) through (e), all versions, updates, corrections, enhancements and modifications thereof.
“Subsidiary” or “Subsidiaries” of any person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other Subsidiaries of such person, (b) a partnership of which such person or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.
“Systems” means computer, information technology and data processing systems, facilities and services used or held for use by any member of the Company Group, including all Software, hardware, middleware, firmware, servers, algorithms, telemetry, charging, communication protocols, hosting, applications, networks (including cloud-based), data, communications facilities, platforms and related equipment, systems and services, and all content and related documentation associated with each of the foregoing.
“Tax” or “Taxes” means any federal, state, local and non-U.S. taxes of any kind whatsoever, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated and other similar taxes and any other assessment, fee, duty, levy or charge, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.
“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, claim for refund or information return or statement, as well as any schedule or attachment thereto and any amendment thereof.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.
“Willful Breach” means (a) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party and (b) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.
(b)   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
Acquisition Proposal	§ 6.03(g)(i)
Action	§ 3.10
Adverse Recommendation Change	§ 6.03(d)
Affiliate Transaction	§ 3.23
Agreement	Preamble
Book-Entry Shares	§ 2.04(a)
Cancelled Shares	§ 2.01(c)
Capitalization Date	§ 3.03(b)
Cash Consideration	§ 2.01(a)(ii)
Cash Election	§ 2.01(a)(ii)
Cash Election Number	§ 2.02(b)(i)
Cash Election Shares	§ 2.01(a)(ii)
Certificate of Merger	§ 1.03
Certificates	§ 2.04(a)
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.24(a)
Company Bylaws	§ 1.05
Company Charter	§ 1.05
Company Common Stock	§ 3.03(a)
Company Disclosure Schedule	Article III
Company Financial Advisor	§ 3.26
Company Leases	§ 3.13(c)
Company Option	§ 2.06(a)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03(a)
Company RSU	§ 2.06(c)
Company SEC Reports	§ 3.08(a)
Company Stockholder Approval	§ 3.24(b)
Company Termination Fee	§ 8.03(b)(i)
Continuing Employee	§ 6.05(a)
Data Security Requirements	§ 3.19(a)
DGCL	Recitals

Defined Term	Location of Definition
Disclosure Schedule	§ 9.15
Dissenting Shares	§ 2.08
Effective Time	§ 1.03
Election Deadline	§ 2.03(d)
Election Form	§ 2.03(a)
Election Form Record Date	§ 2.03(a)
Enforceability Exceptions	§ 3.04
Environmental Laws	§ 3.17(b)
Excess Option Cost	§ 2.06(a)
Excess RSU Cost	§ 2.06(c)
Exchange Act	§ 3.05(b)
Exchange Agent	§ 2.04(a)
Exchange Agent Agreement	§ 2.04(a)
Exchange Fund	§ 2.04(a)
Exchange Ratio	§ 2.01(a)(i)
Excluded Shares	§ 2.01(a)
FDA Application Integrity Policy	§ 3.21(f)
Final Purchase Period	§ 2.06(e)
Form S-4	§ 6.01(a)
GAAP	§ 3.08(b)
Generative AI Technology	§ 3.18(k)
Governmental Authority	§ 3.05(b)
Hazardous Materials	§ 3.17(c)
Holder	§ 2.02(b)(i)
HSR Act	§ 3.05(b)
Indemnified Parties	§ 6.04(a)
Initial Outside Date	§ 8.01(b)
Intervening Event	§ 6.03(g)(ii)
IRS	§ 3.11(a)
Labor Agreement	§ 3.12(a)
Latest Balance Sheet	§ 3.08(e)
Law	§ 3.05(a)
Mailing Date	§ 2.03(a)
Material Contracts	§ 3.15(a)
Maximum Cash Share Number	§ 2.02(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Non-Election Shares	§ 2.01(a)(iii)
Opinion	§ 3.26
Option Cash Consideration	§ 2.06(a)
Option Cost	§ 2.06(a)
Outside Date	§ 8.01(b)

Defined Term	Location of Definition
Owned Real Property	§ 3.13(a)
Parent	Preamble
Parent Board	Recitals
Parent By-laws	§ 4.02
Parent Charter	§ 4.02
Parent Common Stock	§ 4.03(a)
Parent Disclosure Schedule	Article IV
Parent Equity Interests	§ 4.03(c)
Parent Preferred Stock	§ 4.03(a)
Parent SEC Reports	§ 4.07(a)
Parent Share	§ 4.03(a)
Parent Share Issuance	§ 4.12
Parent Termination Fee	§ 8.03(b)(iv)
party	Preamble
Performance Contingent RSUs	§ 3.03(b)
Pre-Closing Period	§ 5.01(a)
Proxy Statement/Prospectus	§ 6.01(a)
PSU Cost	§ 2.06(d)
Requisite Regulatory Approvals	§ 7.01(c)
Sarbanes-Oxley Act	§ 3.08(a)
SEC	Article III
Securities Act	§ 3.05(b)
Share	§ 2.01(a)
Shortfall Number	§ 2.02(b)(ii)
Stock Consideration	§ 2.01(a)(i)
Stock Election	§ 2.01(a)(i)
Stock Election Shares	§ 2.01(a)(i)
Superior Proposal	§ 6.03(g)(iii)
Surviving Corporation	§ 1.01
Termination Date	§ 8.01
Termination Fee Collection Costs	§ 8.03(f)
Trade Control Laws	§ 3.20(d)
Transaction Litigation	§ 6.11
SECTION 9.04   Interpretation and Rules of Construction.   When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to (i) Parent if such documents, materials or information were available for review by Parent or its Representatives through the electronic data room hosted by Datasite LLC and (ii) the Company if such documents, materials or information were delivered electronically to the Company or its Representatives by Parent or its Representatives in connection with the Transactions or, in either case, disclosed in a Company SEC Report or a Parent SEC Report, as applicable, filed and publicly available at least three (3) Business Days prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.
SECTION 9.05   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 9.06   Disclaimer of Other Representations and Warranties.   Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including and as qualified by the Company Disclosure Schedule), with respect to the Company, and Article IV (including and as qualified by the Parent Disclosure Schedule), with respect to Parent, which representations and warranties by the Company and Parent constitute the sole and exclusive representations and warranties of the Company and Parent in connection with this Agreement or the Transactions, (a) no party makes, no party has made, and no party is relying on or has relied on, any representations or warranties relating to itself or its businesses or otherwise in connection with this Agreement or the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with this Agreement or the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives, whether received prior to or after the date of this Agreement, are not and shall not be deemed to be or to include representations or warranties (unless such material or information is the subject of any representation or warranty set forth in this Agreement) and none of Parent or Merger Sub will have any claim against any member of the Company Group, or any of their respective Affiliates, stockholders or Representatives, or any other person with respect thereto.
SECTION 9.07   Entire Agreement.   This Agreement, taken together with the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
SECTION 9.08   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 9.09   Parties in Interest.   Other than (a) the provisions of Section 6.04 (which is for the benefit of the persons covered thereby and may be enforced by such persons), (b) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration in accordance with Article II and (c) following a valid termination of this Agreement pursuant to Article VIII, subject to Section 8.02 and the last sentence of this Section 9.09, the right of the Company, on behalf of the stockholders of the Company (who are third party beneficiaries hereunder solely to the extent necessary for this clause (c) to be enforceable), to pursue damages, this Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (c) of this Section 9.09 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to and run with the Shares and be transferred therewith.
SECTION 9.10   Remedies; Specific Performance.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to (a) seek an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) seek an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
SECTION 9.11   Governing Law.
(a)   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another jurisdiction other than the State of Delaware to otherwise govern this Agreement.
(b)   The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.

SECTION 9.12   Waiver of Jury Trial.   EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
SECTION 9.13   Amendment.   This Agreement may be amended by the parties by action taken by or on behalf of the Company Board or Parent Board, as applicable, at any time prior to the Effective Time; provided, that, after receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties.
SECTION 9.14   Waiver.   At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
SECTION 9.15   Disclosure Schedules.   The parties agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule (each a “Disclosure Schedule”) shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in a Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect or Parent Material Adverse Effect and (b) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. All descriptions of any document included in a Disclosure Schedule do not purport to be a complete statement of the material terms of such document and are qualified in their entirety by reference to such document, including any and all exhibits, annexes, addendums and other documents attached thereto and any amendments, supplements and other modifications thereto, in each case, to the extent made available to the Company or Parent, as applicable. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
SECTION 9.16   Counterparts.   This Agreement may be executed and delivered (including by electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BOSTON SCIENTIFIC CORPORATION
By
/s/ Michael F. Mahoney

Name: Michael F. Mahoney
Title:   Chief Executive Officer
PINEHURST MERGER SUB, INC.
By
/s/ Michael F. Mahoney

Name: Michael F. Mahoney
Title:   President
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PENUMBRA, INC.
By
/s/ Adam Elsesser

Name: Adam Elsesser
Title:   CEO
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PENUMBRA, INC.
1.
The name of the corporation is: Penumbra, Inc. (the “Corporation”).

2.
The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, county of New Castle, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.
The nature of the business or purposes to be conducted or promoted is: management services and any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

4.
The total number of shares of all classes of stock which the Corporation shall have authority to issue is: One Hundred (100); all of such shares shall be shares of common stock, par value $0.01 per share.

5.
The Corporation is to have perpetual existence.

6.
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized:

a.
To make, alter or repeal the by-laws of the Corporation (the “By-Laws”).

b.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

c.
To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

d.
By a majority of the whole board of directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-Laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending this Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

A-A-1

e.
When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

7.
Elections of directors need not be by written ballot unless the By-Laws shall so provide.

a.
Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws.

b.
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

8.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.
Indemnification

a.
Limited Liability.   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

b.
Right to Indemnification.

i.
Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Section 9 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Section 9 shall be a contract right.

ii.
The Corporation may, by action of its board of directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the board of directors shall determine to be appropriate and authorized by the DGCL.

A-A-2

c.
Insurance.   The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

d.
Nonexclusivity of Rights.   The rights and authority conferred in this Section 9 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

e.
Preservation of Rights.   Neither the amendment nor repeal of this Section 9, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

A-A-3

Annex B — Opinion of Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP
767 Fifth Avenue
New York, New York 10153
January 14, 2026
The Board of Directors
Penumbra, Inc.
One Penumbra Place
Alameda, California 94502
Members of the Board:
We understand that Penumbra, Inc. (the “Company”), Boston Scientific Corporation (“Parent”), and Pinehurst Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge (the “Merger”) with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent, and each share of common stock, par value $0.001 per share (the “Shares”), of the Company issued and outstanding immediately prior to the effective time of the Merger, other than Canceled Shares or Dissenting Shares, each as defined in the Merger Agreement (collectively, the “Excluded Shares”), will be converted into the right to receive at the election of the holder thereof and subject to certain limitations and proration procedures set forth in the Merger Agreement (as to which we express no opinion), (i) $374.00 in cash (the “Cash Consideration”) or (ii) 3.8721 shares (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”) of common stock, par value $0.01 per share (the “Parent Common Stock”), of Parent, or a combination thereof; provided that the Cash Consideration and Stock Consideration elections will be subject to proration such that the aggregate Cash Consideration shall not exceed 73.26% of aggregate Merger Consideration and the aggregate Stock Consideration shall not exceed 26.74% of aggregate Merger Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding Shares (other than holders of Excluded Shares) of the Merger Consideration to be received by such holders in the proposed Merger pursuant to the Merger Agreement.
For purposes of the opinion set forth herein, we have, among other things:
1.
reviewed certain publicly available financial statements and other publicly available business and financial information with respect to the Company and Parent, including equity research analyst reports;

2.
reviewed certain internal financial statements, analyses and forecasts (the “Company Forecasts”) and other internal financial information and operating data relating to the business of the Company, in each case, prepared by or at the direction of management of the Company and approved for our use by management and the Board of Directors of the Company;

3.
discussed the past and current business, operations, financial condition and prospects of the Company and the combined company with senior management of the Company and the Board of Directors of the Company;

4.
discussed the past and current business, operations, financial condition and prospects of Parent and the combined company with senior executives of the Company and Parent and the Board of Directors of the Company;

5.
compared the financial performance of the Company and Parent with that of certain publicly-traded companies which we believe to be generally relevant;

6.
compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

7.
reviewed the historical trading prices for the Shares and the Parent Common Stock;

8.
participated in discussions among representatives of the Company and Parent and their respective advisors;

9.
reviewed a draft of the Merger Agreement dated January 14, 2026; and

10. conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.
For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by us (including information that was available from public sources) and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the reasonableness of the Company Forecasts or the assumptions on which they are based. As you are aware, we have not been provided with, and we did not have access to, financial forecasts relating to Parent prepared by management of Parent. In arriving at our opinion, we have not made or been provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company, Parent or any of their respective subsidiaries. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, Parent or any other party. In addition, we have not evaluated the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
We have assumed that the final Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us in any respect material to our analysis or this opinion. We have also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis and this opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis and this opinion, and (iii) the Merger will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to our analysis or this opinion. In addition, we have assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would be material to our analysis.
This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Shares (other than holders of Excluded Shares) of the Merger Consideration to be received by such holders in the proposed Merger pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. Nor do we express any opinion with respect to the allocation of the Cash Consideration and Stock Consideration among the holders of Shares. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. We express no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company. Nor do we express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. This opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals.

We have acted as financial advisor to the Company with respect to the Merger and this opinion and will receive a fee for our services, a portion of which becomes payable upon delivery of this opinion (or would have become payable if we had determined that we were unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Merger. We will also be entitled to receive a termination fee equal to a portion of any compensation that the Company may receive as a result of the termination of the Merger Agreement. In addition, the Company has agreed to reimburse us for certain expenses and indemnify us for certain liabilities that may arise out of our engagement.
Perella Weinberg Partners LP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We and our affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services. Except in connection with our engagement as financial advisor to the Company in connection with the Merger and in connection with our engagement as an advisor to the Company in connection with a share repurchase program in 2024, since January 14, 2024, no material relationship existed between Perella Weinberg Partners LP or its affiliates, on the one hand, and Parent or the Company pursuant to which we or our affiliates has received or anticipates receiving compensation. However, we and our affiliates in the future may provide investment banking and other financial services to Parent or its affiliates or equity holders and/or the Company and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Parent or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger. This issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.
This opinion and our advisory services are for the information and assistance of the Board of Directors of the Company in connection with, and for the purpose of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Shares as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We express no opinion as to what the value of the Parent Common Stock actually will be when issued or the prices at which the Company Common Stock or Parent Common Stock will trade at any time, including following announcement or completion of the Merger. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Shares (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

Annex C — Section 262 of the Delaware General Corporation Law (Appraisal Rights)
§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
[Repealed.]

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)
If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable;

provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e)
Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6) d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)
Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)
At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)
After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)
Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l)
The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The Boston Scientific Charter and the Boston Scientific By-Laws provide for indemnification by Boston Scientific of its directors, senior officers and employees to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Boston Scientific Charter provides for such limitation of liability.
Boston Scientific maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to Boston Scientific with respect to payments which may be made by it to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 21.   Exhibits
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 14, 2026, by and among Boston Scientific Corporation, Pinehurst Merger Sub, Inc. and Penumbra, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Boston Scientific Corporation on January 15, 2026).*
3.1	Third Restated Certificate of Incorporation of Boston Scientific Corporation (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed by Boston Scientific Corporation February 28, 2008).
3.2	Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Boston Scientific Corporation on May 10, 2024).
5.1	Opinion of Allen Overy Shearman Sterling US LLP regarding the validity of the securities being registered pursuant to this Registration Statement.***
21.1	List of Subsidiaries of Boston Scientific Corporation (incorporated herein by reference to Exhibit 21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed by Boston Scientific Corporation February 17, 2026).
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Boston Scientific Corporation.***

Exhibit No.	Description
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Penumbra, Inc.***
23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Penumbra, Inc.***
23.4	Consent of Allen Overy Shearman Sterling US LLP (included as part of the opinion filed as Exhibit 5.1 to this Registration Statement).***
24.1	Power of Attorney**
99.1	Consent of Perella Weinberg Partners LP.***
99.2	Form of Proxy Card of Penumbra, Inc.***
99.3	Form of Election Form.***
107	Calculation of Filing Fee Tables.**

*
Schedules to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. A copy of any omitted schedule will be furnished to the SEC upon request.

**
Previously filed.

***
Filed herewith.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table filed as an exhibit to the registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

8.
That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
10.
To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

11.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on March 30, 2026.
BOSTON SCIENTIFIC CORPORATION
By:
/s/ Jonathan Monson

Name:
Jonathan Monson

Title:
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* Michael F. Mahoney	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 30, 2026
/s/ Jonathan Monson Jonathan Monson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 30, 2026
* Emily Woodworth	Senior Vice President, Global Controller, and Chief Accounting Officer (Principal Accounting Officer)	March 30, 2026
* Yoshiaki Fujimori	Director	March 30, 2026
* David C. Habiger	Director	March 30, 2026
* Edward J. Ludwig	Director	March 30, 2026
* Jessica L. Mega	Director	March 30, 2026
* Susan E. Morano	Director	March 30, 2026
* Cheryl Pegus	Director	March 30, 2026
* Cathy R. Smith	Director	March 30, 2026
* John E. Sununu	Director	March 30, 2026
* Christophe P. Weber	Director	March 30, 2026

Signature	Title	Date
* David S. Wichmann	Director	March 30, 2026
* Ellen M. Zane	Director	March 30, 2026

*
Jonathan Monson, by signing his name hereto, does hereby sign this registration statement on behalf of the executive officers and directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such executive officers and directors and filed with the SEC.

By: /s/ Jonathan Monson Name: Jonathan Monson Title: Executive Vice President and Chief Financial Officer, as Attorney-in-Fact